                                                      Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-71819


               FIRST PROSPECTUS SUPPLEMENT DATED NOVEMBER 11, 1999
                     (to prospectus dated November 11, 1999)


                               Sunbeam Corporation

                                 $2,014,000,000
         Zero Coupon Convertible Senior Subordinated Debentures Due 2018
                                       and
        Shares of Common Stock Issuable Upon Conversion of the Debentures


                               RECENT DEVELOPMENTS

Third Quarter Results

     Net sales for the quarter ended September 30, 1999, rose 21% to $602 million from $496 million in the prior year quarter, reflecting strong retail activity in most of its outdoor businesses.

     For the third quarter, Sunbeam reported an operating profit of $4 million as compared with a loss of $161 million in the year earlier period, an improvement of $165 million. EBITDA, or earnings before interest, taxes, depreciation and amortization, was $39 million in the quarter compared to a negative $121 million the prior year, an improvement of $160 million.

     As a result of interest expense and amortization related to the 1998 acquisitions, income taxes related primarily to foreign taxable earnings, and minority interests related to Coleman arising from Sunbeam's less than 100% ownership, Sunbeam reported a net loss for the third quarter of $47 million, or $0.47 per share. This compares to a net loss of $189 million, or $1.88 per share a year earlier. Results for the 1998 period, which were depressed by lower shipments to allow trade inventories to return to appropriate levels, included $96 million of largely non-recurring charges related principally to the issuance of warrants, purchase accounting adjustments and write-downs of inventory and fixed assets.

Nine Months Results

     For the first nine months of 1999, Sunbeam reported an operating profit of $3 million as compared to a loss of $392 million in the first nine months of 1998, with prior year results reflecting only six months for the acquired entities. Revenues increased to $1.79 billion from $1.32 billion in the 1998 period. Year-to-date EBITDA of $102 million represents a $419 million improvement over the negative $317 million reported in the same period of 1998. The net loss of $155 million, or $1.54 per share, compares to a loss of $587 million, or $6.12 per share in the same period of 1998. Sunbeam noted that the results for the 1998 period were


                                      S1-1
negatively impacted by prior business practices and by numerous, largely non-recurring charges to income totaling $369 million. The charges related to write-downs of inventory and fixed assets, the issuance of warrants, purchase accounting adjustments, compensation of certain members of prior management and the early extinguishment of debt.

Divestiture of Non-Core Assets

     Sunbeam also announced a plan to divest Eastpak and certain non-essential assets. Sunbeam said net proceeds from these sales, estimated at $200 million, will be used primarily to pay down debt.


                                      S1-2

                      SUNBEAM CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Amounts in thousands, except per share amounts)



                                                 Three Months Ended                      Nine Months Ended
                                         -----------------------------------    -----------------------------------
                                           September 30,     September 30,       September 30,      September 30,
                                               1999               1998                1999              1998
                                         -----------------  ----------------    ----------------  -----------------
Net sales                                   $  601,554        $  496,039          $1,786,428         $1,322,129
Cost of goods sold                             442,764           428,629           1,334,177          1,273,424
Selling, general and administrative
   expense                                     154,480           228,441             449,263            440,381
Operating income (loss)                          4,310          (161,031)              2,988           (391,676)
Interest expense, net                           48,334            42,677             136,631             88,476
Other income, net                               (5,219)          (10,995)             (4,619)            (4,065)
Loss before income taxes, minority
   interest and extraordinary charge           (38,805)         (192,713)           (129,024)          (476,087)
Income tax provision:
   Current                                      (5,276)              396               1,370              3,995
   Deferred                                      8,928            (2,814)             11,291             (1,280)
                                                 3,652            (2,418)             12,661              2,715

Minority interest                                4,897            (1,384)             13,354             (3,447)
Loss before extraordinary charge               (47,354)         (188,911)           (155,039)          (475,355)
Extraordinary charge from early
     extinguishments of debt                        --                --                  --           (111,715)

Net loss                                    $  (47,354)       $ (188,911)         $ (155,039)        $ (587,070)

Basic and diluted loss per share:
Loss from continuing operations
     before extraordinary charge            $    (0.47)       $    (1.88)         $    (1.54)        $    (4.96)
   Extraordinary charge                             --                --                  --              (1.16)
   Net loss                                 $    (0.47)       $    (1.88)         $    (1.54)        $    (6.12)

Basic and diluted weighted average
   common shares outstanding                   100,746           100,722             100,743             95,919


                                      S1-3

                       ADDITIONAL SELLING SECURITYHOLDERS

     The following represents an addendum to the table of selling securityholders appearing in the November 11, 1999 prospectus on pages 131-32.



                                         Principal Amount at                       Common Stock         Common
                                       Maturity of Debentures  Percent of Total   Owned Prior to      Stock to be
                                       Beneficially Owned and    Outstanding    Original Debentures   Registered
       Selling Securityholders             Offered Hereby        Debentures          Offering           Hereby
-------------------------------------- ----------------------- ---------------  ------------------- ---------------
Friedman, Billings, Ramsey & Co., Inc     $      2,350,000            -                  -                 -
ING Baring (U.S.) Capital, LLC                  32,000,000           1.6                 -                 -
Longview Partners B, L.P.                        3,750,000            -                  -                 -
Longview Partners C, L.P.                        1,250,000            -                  -                 -
Prospect Street High Income Portfolio
Inc.                                             4,000,000            -                  -                 -

T. Rowe Price Recovery Fund II L.P.             59,000,000           3.0                 -                 -


                                      S1-4

PROSPECTUS

                              SUNBEAM CORPORATION

                                 $2,014,000,000
        ZERO COUPON CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2018
                                      AND
       SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

     The selling securityholders described in this prospectus may sell up to $2,014,000,000 aggregate principal amount at maturity of our Zero Coupon Convertible Senior Subordinated Debentures and up to 13,242,050 shares of our common stock issuable upon conversion of the debentures.

o Conversion. The holders may convert their debentures any time from now until maturity into our common stock at a rate of 6.575 shares per $1,000 principal amount at maturity of the debentures, subject to anti-dilution adjustments.

o Subordination. The debentures are unsecured and are subordinated to all of Sunbeam's existing and future senior indebtedness. The debentures are effectively subordinated to all indebtedness and other liabilities of Sunbeam's subsidiaries.

o Original Issue Discount. We issued the debentures at an original issue discount. Although there will be no periodic payments of interest on the debentures, accrued original issue discount will be included periodically in your gross income for U.S. federal income tax purposes while you hold the debentures.

o Redemption. We may not redeem the debentures at our option prior to March 25, 2003. We may redeem some or all of the debentures at any time on or after March 25, 2003. Our bank credit facility prohibits us from optionally redeeming the debentures.

o Fundamental Change. If a transaction occurs which results in all or substantially all of our common stock being exchanged for consideration other than all or substantially all of the common stock of a publicly traded company, holders may at their option require us to redeem their debentures for cash. We cannot assure you that we will have sufficient funds to redeem the debentures. In addition, our bank credit facility prohibits us from redeeming debentures for cash.

o Purchase at Holder's Option. Holders of the debentures can require us to repurchase the debentures on March 25, 2003, March 25, 2008 and March 25, 2013. We have the choice of paying in cash or in shares of our common stock. Our bank credit facility prohibits us from repurchasing debentures for cash.

                               ------------------

    THIS INVESTMENT IS VERY RISKY. SEE THE RISK FACTORS SECTION BEGINNING ON
                                    PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 11, 1999

                               TABLE OF CONTENTS

Prospectus Summary..........................................................................................     1
Risk Factors................................................................................................     8
Recent Developments.........................................................................................    17
Price Range of Common Stock and Dividend Policy.............................................................    26
Capitalization..............................................................................................    27
Ratio of Earnings to Fixed Charges..........................................................................    28
Use of Proceeds.............................................................................................    28
Unaudited Pro Forma Condensed Consolidated Financial Statements.............................................    29
Selected Historical Financial Information...................................................................    38
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................    40
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure........................    72
Business....................................................................................................    73
Management..................................................................................................    87
Security Ownership of Management............................................................................   103
Security Ownership of Certain Beneficial Owners.............................................................   105
Description of Debentures...................................................................................   106
Book-Entry; Delivery and Form...............................................................................   120
Registration Rights.........................................................................................   122
Description of Other Indebtedness...........................................................................   123
Description of Capital Stock................................................................................   127
Material United States Federal Income Tax Considerations....................................................   128
Selling Securityholders.....................................................................................   131
Plan of Distribution........................................................................................   133
Legal Matters...............................................................................................   134
Experts.....................................................................................................   134
Where to Find More Information..............................................................................   135
Index to Consolidated Financial Statements and Financial Statement Schedule.................................   F-1

                            ------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus and the documents we have referred you to.

                              SUNBEAM CORPORATION

     We are a leading designer, manufacturer and marketer of consumer products sold under the Sunbeam(Registered), Oster(Registered), Coleman(Registered), First Alert(Registered), Mr. Coffee(Registered) and other brand names. Our primary business is the manufacture, marketing and distribution of durable household and outdoor consumer products through mass merchandisers, home centers and other channels in the United States and internationally. We also sell our products to commercial end users such as hotels and other institutions. Our products enjoy a long-standing reputation for quality, and a majority of our sales are from products which hold the number one or two market share in their respective product categories.

     We own about 79% of the common stock of The Coleman Company, Inc. We acquired this stock from a subsidiary of MacAndrews & Forbes Holdings Inc. on March 30, 1998 for about $160 million in cash, about 14 million shares of our common stock and the assumption of about $1,016 million of debt. We have agreed to acquire the remaining Coleman common stock in a merger with Coleman for about $87 million in cash and 6.7 million shares of our common stock. We need to have the SEC declare effective our registration statement covering these shares in order to complete the merger. In August 1998 we settled threatened claims by MacAndrews & Forbes by issuing a warrant to purchase 23 million of our shares at $7 each, and we have agreed to settle claims by the remaining Coleman stockholders by issuing warrants to purchase up to approximately 4.98 million of our shares at $7 each when the merger with Coleman is completed. On July 12, 1999, we acquired 3,000,000 shares of a newly created class of Coleman voting preferred stock. These shares, together with the shares of Coleman common stock we own, enable us to exercise 80.01% of the total voting power of Coleman's outstanding capital stock.

     Our principal executive offices are located at 2381 Executive Center Drive, Boca Raton, Florida 33431. Our main phone number is (561) 912-4100.

                              RECENT DEVELOPMENTS

     We have experienced significant changes and events since the beginning of last year, including:

          o acquisition of control of Coleman and acquisitions of Signature Brands USA, Inc. and First Alert, Inc.;

          o substantial borrowings resulting in a large debt burden and high leverage;

          o major changes in our management and board of directors;

          o restatement of our 1996, 1997 and first quarter 1998 financial results;

          o large losses and negative cash flow in 1998 and the first half of 1999;

          o a change in our auditors;

          o amendments and waivers relating to our bank credit facility;

          o the filing of several lawsuits against us, including lawsuits brought under federal and state securities laws, and commencement of an SEC investigation of us; and

          o a review of our continued eligibility for listing on the New York Stock Exchange.

     We urge you to carefully read the "Recent Developments" section beginning on page 17.

                     DESCRIPTION OF THE OFFERED SECURITIES

Offered Securities........................  o Up to $2,014,000,000 aggregate principal amount at maturity of our
                                              Zero Coupon Convertible Senior Subordinated Debentures due 2018;

                                            o Up to 13,242,050 shares of our common stock that may be issued on conversion of the debentures; and

                                            o An indeterminate number of additional shares that may be issued on conversion of the debentures if the conversion price is adjusted in accordance with the indenture governing the debentures.

                                            The debentures are "zero coupon," meaning that we will not make any periodic interest payments on the debentures.

Conversion................................  The holders may convert their debentures any time from now until maturity into our common stock at a rate of 6.575 shares per $1,000 principal amount at maturity of the debentures, subject to anti-dilution adjustments.

Subordination.............................  The debentures are unsecured and are subordinated to all of Sunbeam's existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of Sunbeam's subsidiaries.
                                            The debentures rank equally with Sunbeam's liabilities owed to trade creditors.

                                            At June 30, 1999, Sunbeam had approximately $1.4 billion of indebtedness outstanding that ranked senior to the debentures, and
                                            Sunbeam's subsidiaries had approximately $995 million of liabilities that effectively ranked senior to the debentures. Except for liabilities owed to trade creditors, Sunbeam has no indebtedness that is junior to or ranks equally with the debentures and has no current arrangements to incur this kind of indebtedness.

Original Issue Discount...................  We issued the debentures at an original issue discount. Although there will be no periodic payments of interest on the debentures, accrued original issue discount will be included periodically in your gross income for U.S. federal income tax purposes while you hold the debentures.

Sinking Fund..............................  None.

Redemption................................  We may not redeem the debentures at our option prior to March 25,
                                            2003. On or after March 25, 2003, we may redeem some or all of the debentures for cash at any time at the price referred to on page 109 in the section "Description of Debentures" under the heading
                                            "Redemption of the Debentures at the Option of Sunbeam." However, our
                                            bank credit facility prohibits us from optionally redeeming the debentures.

Fundamental Change........................  If a transaction occurs which results in all or substantially all of our common stock being exchanged for consideration other than all or substantially all of the common stock of a publicly traded company (a
                                            "Fundamental Change" as defined on page 110), holders may at their option require us to redeem their debentures for cash at the price referred to on pages 109 and 110 in the section "Description of
                                            Debentures" under the heading "Redemption at Option of the Holder upon a Fundamental Change." We cannot assure you that we will have sufficient funds to redeem the debentures. In addition, our bank credit facility prohibits us from redeeming debentures for cash.

Purchase at the Option of the Holder......  Holders of the debentures can require us to repurchase the debentures on March 25, 2003, March 25, 2008 and March 25, 2013 at the price referred to on page 112 in the section "Description of Debentures"
                                            under the heading "Purchase of Debentures at the Option of the
                                            Holder." We have the choice of paying the purchase price in cash or in shares of our common stock. However, our bank credit facility prohibits us from repurchasing debentures for cash.

No Listing................................  We do not intend to apply for listing of the debentures on any exchange or for quotation of the debentures on any automated quotation system.

Use of Proceeds...........................  The selling securityholders will receive all of the net proceeds from the sale of the offered securities. We will not receive any of the proceeds.

                                  RISK FACTORS

     This investment is very risky. Among the risks you should consider are the following:

          o We are highly leveraged which impairs our ability to obtain financing and limits cash flow available for our operations and may limit our competitiveness in the market place;

          o Our bank credit facility contains covenants which we may not be able to satisfy and default provisions we may not be able to avoid, and if we cannot, the banks could demand immediate repayment of our bank debt; if we cannot meet the banks' demand for repayment, the banks could prevent any payments on the debentures from being made until the bank debt is repaid in full;

          o Our bank debt could become due on April 10, 2000, if we do not get another waiver from the banks or refinance our bank debt by then and there can be no assurance that we would be able to repay the bank debt on that date; if we cannot meet the banks' demand for repayment, the banks could prevent any payments on the debentures from being made until the bank debt is repaid in full;

          o We may not be able to service our large debt burden which may force us to restructure or refinance our debt, including the debentures;

          o Our outside auditors determined that our 1997 internal controls were inadequate and we cannot assure you that the corrective measures we have adopted or will adopt to address these inadequacies will be effective;

          o We had significant losses and our operations consumed significant amounts of cash in the first six months of 1999 and in fiscal year 1998 and we cannot assure you that we will be able to generate profits or positive cash flow from operations in the future;

          o Major lawsuits have been brought against us, including lawsuits under federal and state securities laws, and the SEC is conducting a formal investigation of us; we cannot predict the outcome of these lawsuits or the SEC investigation, but if we were to lose these lawsuits, the resulting judgments would likely have a negative effect on our financial position, results of operations and cash flow;

          o The debentures are subordinated to almost all our debt and effectively subordinated to all liabilities of our subsidiaries which could result in the prohibition of any payments on the debentures;

          o Our 1998 acquisitions have increased the size of the operations we have to manage and our failure to manage our operations effectively would likely cause us to have poor operating results;

          o Our international operations expose us to uncertainties and risks from abroad which could negatively affect our operations and sales;

          o The nature of our businesses requires us to successfully develop new and innovative products on a consistent basis in order to regain profitability and increase revenues and we may not be able to do so;

          o Our businesses are very sensitive to the strength of the U.S. retail market and any weakness in this market could adversely affect our financial results;

          o We operate in a highly competitive market and our inability to compete effectively could cause us to lose market share and adversely affect our financial results;

          o Our sales are highly dependent on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on our future financial performance; we have no long-term supply contracts with any of our customers;

          o Raw materials and components are critical inputs for our products and price hikes or problems with their supply could adversely affect us;

          o Our operations are dependent upon third party suppliers and service providers whose failure to perform adequately could disrupt our business operations;

          o We are subject to several production-related risks which could jeopardize our ability to realize anticipated sales and profits;

          o The effects of our prior management's outsourcing of critical operating tasks and sales policies may continue to cause us substantial difficulty;

          o Weather conditions can hurt sales of some of our products;

          o We remain vulnerable to Year 2000 compliance problems in our systems and those of our suppliers and customers which could potentially disrupt our operations and may require greater than anticipated remedial expenses;

          o We may not be able to meet our repurchase/redemption obligations under the debentures which could trigger defaults under our bank credit facility that would likely prevent us from making payments on the debentures;

          o The debentures do not provide you with any protection in the event of highly leveraged or other transactions that could adversely affect debenture holders;

          o We may not be able to deduct the original issue discount on the debentures for U.S. federal income tax purposes;

          o Our debt covenants currently do not allow us to pay cash dividends on our common stock;

          o There is no public market for the debentures; this and other factors may negatively impact you as a holder of debentures by adversely affecting the liquidity and market price of the debentures;

          o Negative developments since March 1998 have caused our common stock price to drop significantly, and the risks described in the risk factors section may cause further declines in our stock price.

     For more detail about these and other risks, please carefully read the risk factors section beginning on page 8.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     We derived the following summary historical financial information from our audited consolidated financial statements and unaudited condensed consolidated financial statements. We derived the following summary pro forma financial information from our unaudited pro forma condensed consolidated financial statements beginning on page 29. The summary unaudited pro forma financial information gives effect to the following "Pro Forma Transactions":

     o the corporate acquisitions we made in 1998, excluding the acquisition of First Alert, Inc., the effect of which is not significant;

     o the proposed acquisition of the Coleman common stock held by the Coleman public stockholders in a merger for cash, shares of our common stock and warrants, which is expected to close by the end of 1999;

     o the original borrowing of approximately $1,325 million under our bank credit facility;

     o the original offering of the debentures; and

     o the use of most of the net proceeds of the original bank borrowing and the original offering of the debentures to acquire Coleman and Signature Brands and to refinance indebtedness.

     The summary unaudited pro forma financial information is not necessarily indicative of what our results would have been if the Pro Forma Transactions actually had occurred as of the dates indicated below or of what our future operating results will be.

     This summary financial information should be read in conjunction with our audited consolidated financial statements beginning on page F-1, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 40 and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" section beginning on page 29.

     While reviewing the historical and pro forma financial information, please note the following:

     o We accounted for the March 30, 1998 acquisition of a controlling interest in Coleman and the April 6, 1998 acquisitions of First Alert and Signature Brands under the purchase method of accounting. Accordingly, our consolidated financial statements include the financial position and results of operations of each of the acquired companies from the respective dates of acquisition.

     o For the fiscal year ended December 31, 1998 we took an extraordinary charge of $122.4 million related to the early extinguishments of debt and took other charges of:

          o $70.0 million related to the issuance of warrants;

          o $62.5 million related to the write-off of goodwill;

          o $39.4 million related to fixed asset impairments;

          o $31 million related to compensation expense for the new employment agreements with our former Chairman and Chief Executive Officer and two other former senior officers; and

          o $95.8 million related to write-downs of inventory.

          See Notes 2, 3 and 11 to our audited consolidated financial statements.

     o For the fiscal year ended December 28, 1997, we reversed $28.0 million of pre-tax liabilities no longer required and $13.3 million of tax liabilities no longer required.

     o For the fiscal year ended December 29, 1996, we took restructuring, asset impairment and other charges of $239.2 million before taxes. See
       Notes 12 and 13 to our audited consolidated financial statements.

     o Our pro forma June 30, 1999 balance sheet gives pro forma effect to the proposed acquisition of the Coleman common stock held by public stockholders as if it had occurred on June 30, 1999. Our pro forma statements of operations data for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999 gives pro forma effect to the Pro Forma Transactions, as if they had occurred on

       December 29, 1997, the beginning of Sunbeam's 1998 fiscal year. Also, pro forma net losses are from continuing operations and do not include extraordinary items.

     o In computing the ratio of earnings to fixed charges:

          o earnings represent income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized); and

          o fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

       For the fiscal years ended December 29, 1996 and December 31, 1998 and the six months ended June 30, 1999 and 1998 historical earnings were insufficient to cover fixed charges by $262.2 million, $797.1 million, $90.9 million and $283.9 million, respectively. For the six months ended June 30, 1999 and the fiscal year ended December 31, 1998, on a pro forma basis, earnings were insufficient to cover fixed charges by $97.1 million and $835.1 million, respectively.

     o At June 30, 1999, we had goodwill and other intangible assets of $1,810.7 million.

                                                   FISCAL YEAR ENDED                         SIX MONTHS ENDED
                               ----------------------------------------------------------  ---------------------
                                                                                 DEC. 31,
                                                                                   1998
                               JAN. 1,   DEC. 31,  DEC. 29,  DEC. 28,  DEC. 31,    PRO     JUNE 30,    JUNE 30,
                                 1995      1995      1996      1997      1998     FORMA      1998        1999
                               --------  --------  --------  --------  --------  --------  ---------   ---------
                                     (IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA)
Statements of Operations Data:
  Net sales................... $1,044.3  $1,016.9  $  984.2  $1,073.1  $1,836.9  $2,098.7  $  826.1    $1,184.9
  Operating earnings (loss)...    151.0      70.3    (244.5)    104.1    (670.0)   (697.6)   (230.6)       (1.3)
  Net earnings (loss).........    107.0      50.5    (208.5)     38.3    (897.9)   (824.3)   (398.2)     (107.7)
  Earnings (loss) per share:
    Basic.....................     1.30      0.62     (2.51)     0.45     (9.25)    (7.68)    (4.26)      (1.07)
    Diluted...................     1.30      0.61     (2.51)     0.44     (9.25)    (7.68)    (4.26)      (1.07)
  Weighted average shares
    outstanding:
    Basic.....................     82.6      81.6      82.9      84.9      97.1     107.3      93.5       100.7
    Diluted...................     82.6      82.8      82.9      87.5      97.1     107.3      93.5       100.7
Other Data:
  Ratio of earnings to fixed
    charges...................    14.4x      4.7x        --      7.2x        --        --        --          --
Balance Sheet Data (at period
  end):
  Working capital............. $  294.8  $  411.7  $  359.9  $  369.1  $  488.5    N/A     $ (582.8)   $ (922.2)
  Total assets................  1,008.9   1,158.7   1,059.4   1,058.9   3,405.5    N/A      3,591.1     3,404.2
  Long-term debt..............    124.0     161.6     201.1     194.6   2,142.4    N/A        839.4       807.3
  Shareholders' equity........    454.7     601.0     415.0     472.1     260.4    N/A        616.8       142.1


                                 JUNE 30,
                                   1999
                                   PRO
                                  FORMA
                                 --------

Statements of Operations Data:
  Net sales...................   $1,184.9
  Operating earnings (loss)...       (3.7)
  Net earnings (loss).........     (105.4)
  Earnings (loss) per share:
    Basic.....................      (0.98)
    Diluted...................      (0.98)
  Weighted average shares
    outstanding:
    Basic.....................      107.4
    Diluted...................      107.4
Other Data:
  Ratio of earnings to fixed
    charges...................         --
Balance Sheet Data (at period
  end):
  Working capital.............   $ (917.9)
  Total assets................    3,530.9
  Long-term debt..............      894.3
  Shareholders' equity........      202.4

                                  RISK FACTORS

     This investment is very risky. You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the debentures or our common stock.

     o WE ARE HIGHLY LEVERAGED WHICH IMPAIRS OUR ABILITY TO OBTAIN FINANCING AND LIMITS CASH FLOW AVAILABLE FOR OUR OPERATIONS AND MAY LIMIT OUR COMPETITIVENESS IN THE MARKET PLACE

     We are highly leveraged, with indebtedness that is very large when compared to our shareholders' equity. Much of our indebtedness was incurred to finance three corporate acquisitions in 1998. At June 30, 1999, our consolidated indebtedness was approximately $2,336.1 million and our shareholders' equity was approximately $142.1 million, including approximately $1,810.7 million of goodwill and other intangible assets. If required, we may incur additional indebtedness under our bank credit facility or, subject to restrictions in our bank credit facility, through other borrowings. The indenture governing the debentures does not limit our ability to incur additional indebtedness. You should carefully read our audited consolidated financial statements beginning on page F-1.

     Our high leverage has important consequences. For example:

     o our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes is and may continue to be impaired;

     o all or a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness; therefore cash available for our operations and other purposes will be limited;

     o we may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage;

     o we may be less able to adjust rapidly to changing market conditions; and

     o our results of operations could be adversely affected, particularly in the event of a downturn in general economic conditions or our business.

     o OUR BANK CREDIT FACILITY CONTAINS COVENANTS WHICH WE MAY NOT BE ABLE TO SATISFY AND DEFAULT PROVISIONS WE MAY NOT BE ABLE TO AVOID, AND IF WE CANNOT, THE BANKS COULD DEMAND IMMEDIATE REPAYMENT OF OUR BANK DEBT; IF WE CANNOT MEET THE BANKS' DEMAND FOR REPAYMENT, THE BANKS COULD PREVENT ANY PAYMENTS ON THE DEBENTURES FROM BEING MADE UNTIL THE BANK DEBT IS REPAID IN FULL

     As of June 30, 1999, we had incurred about $1.4 billion in borrowings and had availability to borrow an additional $0.2 billion under our bank credit facility. The remaining $0.1 billion of the $1.7 billion credit facility was committed for outstanding letters of credit. Our bank credit facility contains covenants which require us to meet financial tests and ratios relating to our future performance which we may not be able to satisfy. If we cannot satisfy these tests and ratios we would be in default. The bank credit facility also provides that the occurrence of any of the following events, which we may not be able to avoid, would be an event of default:

     o if we fail to have the SEC declare effective by October 30, 1999 our registration statement for the shares of our common stock to be issued to complete our acquisition of Coleman (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30, 1999);

     o if we fail to complete our acquisition of Coleman within 25 business days after the related registration statement is declared effective by the SEC; or

     o if we have to pay more than $87.5 million in cash to complete our acquisition of Coleman, including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses.

     An event of default would give the banks the right to demand immediate repayment--a demand we might not be able to meet. Since the debentures are subordinated in right of payment to the bank debt, in the event we were not able to meet the banks' demand for repayment, the banks could prevent any payments on the debentures from being made until after the bank debt is paid in full. After those payments are made, any remaining assets may not be sufficient to pay amounts due on any or all of the debentures then outstanding.

     o OUR BANK DEBT COULD BECOME DUE ON APRIL 10, 2000, IF WE DO NOT GET ANOTHER WAIVER FROM THE BANKS OR REFINANCE OUR BANK DEBT BY THEN AND THERE CAN BE NO ASSURANCE THAT WE WOULD BE ABLE TO REPAY THE BANK DEBT ON THAT DATE; IF WE CANNOT MEET THE BANKS' DEMAND FOR REPAYMENT, THE BANKS COULD PREVENT ANY PAYMENTS ON THE DEBENTURES FROM BEING MADE UNTIL THE BANK DEBT IS REPAID IN FULL

     In 1998, we were in violation of some of the covenants of our bank credit facility, but the banks waived these violations first until December 31, 1998, then until April 10, 1999, then until April 15, 1999 and now until April 10, 2000. However, if we do not get another waiver or refinance our bank debt by April 10, 2000, the banks would have the right to demand immediate repayment--a demand which we might not be able to meet. If we cannot meet the banks' demand for immediate repayment, the banks could prevent any payments on the debentures from being made until the bank debt is repaid in full.

     o WE MAY NOT BE ABLE TO SERVICE OUR LARGE DEBT BURDEN WHICH MAY FORCE US TO RESTRUCTURE OR REFINANCE OUR DEBT, INCLUDING THE DEBENTURES

     To meet our debt service requirements, we must be able to successfully implement our business strategy and integrate into our operations the three companies we acquired in 1998. In addition, our future financial and operating performance will affect our ability to repay or to refinance our indebtedness. Our future financial and operating performance is subject to prevailing economic and competitive conditions and to financial, business and other factors which may be beyond our control.

     We cannot assure you that our operating cash flow and capital resources will be sufficient to meet our debt service requirements. For the six months ended June 30, 1999 and the year ended December 31, 1998 our earnings were insufficient to cover our fixed charges by approximately $90.9 million and $797.1 million respectively. If we do not have enough cash flow and capital resources to meet our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital. We also might be forced to refinance or restructure our debt, including the debentures. Although we do not have any firm plans or arrangements to restructure our debt, a restructuring, if we decided to pursue one, could involve one or more exchange offers, tender offers or consent solicitations involving the debentures.

     o OUR OUTSIDE AUDITORS DETERMINED THAT OUR 1997 INTERNAL CONTROLS WERE INADEQUATE AND WE CANNOT ASSURE YOU THAT THE CORRECTIVE MEASURES WE HAVE ADOPTED OR WILL ADOPT TO ADDRESS THESE INADEQUACIES WILL BE EFFECTIVE

     In October 1998, our auditors at the time, Arthur Andersen LLP, told us that the design and effectiveness of our internal controls were inadequate to detect material misstatements in the preparation of our 1997 annual and quarterly financial statements. As described further in the "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" section on page 72, we have restated our financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. We cannot assure you that any interim or final corrective measures we have adopted or will adopt to address the inadequacies in our internal controls will be effective.

     o WE HAD SIGNIFICANT LOSSES AND OUR OPERATIONS CONSUMED SIGNIFICANT AMOUNTS OF CASH IN THE FIRST SIX MONTHS OF 1999 AND IN FISCAL YEAR 1998 AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO GENERATE PROFITS OR POSITIVE CASH FLOW FROM OPERATIONS IN THE FUTURE

     For the six months ended June 30, 1999 and the year ended December 31, 1998, we had consolidated net losses of approximately $107.7 million and $897.9 million, respectively, and net cash used in operations of $34.5 million and $190.4 million, respectively. We cannot assure you that we will be able to generate profits or positive cash flow from operations in the future. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 40 for a further discussion.

     o MAJOR LAWSUITS HAVE BEEN BROUGHT AGAINST US, INCLUDING LAWSUITS UNDER FEDERAL AND STATE SECURITIES LAWS, AND THE SEC IS CONDUCTING A FORMAL INVESTIGATION OF US; WE CANNOT PREDICT THE OUTCOME OF THESE LAWSUITS OR THE SEC INVESTIGATION, BUT IF WE WERE TO LOSE THESE LAWSUITS, THE RESULTING JUDGMENTS WOULD LIKELY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOW

     Litigation. Beginning in April 1998 many lawsuits alleging claims arising under Delaware law, Texas law and federal and state securities laws have been filed against us and some of our former directors and officers, some of our current directors and our former auditor in various federal and state courts. Many of these suits relate to our financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that our prior management misrepresented and omitted material information in our public filings and in their statements concerning our historical and expected future results of operations for the purpose of artificially inflating the market price of our common stock. Currently we cannot predict the outcome of these suits, evaluate the likelihood of our success in any particular case, or evaluate the range of potential loss. If we were to lose these suits, judgments would likely have a material adverse effect on our financial position, results of operations and cash flow.

     Our insurers are attempting to have the directors' and officers' liability policies we have with them voided or canceled or have advised us that they do not intend to provide coverage with respect to these lawsuits. Failure by us to obtain insurance recoveries from our liability insurers following an adverse judgment against us or any persons we are obligated to indemnify in any of the lawsuits discussed above could have a material adverse effect on our financial position, results of operations and cash flow.

     SEC Investigation. In July 1998 the SEC commenced a formal investigation of us after informing us in the previous month of an informal investigation. Although we believe that we have cooperated with the SEC and furnished the SEC with documents they requested, we have, however, declined to provide the SEC with material that we believe is subject to the attorney-client privilege and the work product immunity. We cannot predict how long this investigation will last or its outcome. In addition, we cannot at this time determine what actions, if any, the SEC might take against us or what effect any action might have on us.

     Product-Related Liabilities. As a consumer goods manufacturer and distributor, we face the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on our financial position and results of operations. Some of the product lines we acquired in the 1998 acquisitions have increased our exposure to product liability and related claims.

     See "Business--Litigation and Other Contingent Liabilities" beginning on page 80 for more information about lawsuits we are involved in, the SEC investigation and other contingent liabilities.

     o THE DEBENTURES ARE SUBORDINATED TO ALMOST ALL OUR DEBT AND EFFECTIVELY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES WHICH COULD RESULT IN THE PROHIBITION OF ANY PAYMENTS ON THE DEBENTURES

     Sunbeam is a holding company and we conduct substantially all of our operations through our subsidiaries. Sunbeam is the only company obligated to pay under the debentures. Our subsidiaries have no obligations to make payments on the debentures. As a holding company, Sunbeam holds no significant tangible assets other than investments in and advances to our subsidiaries. Sunbeam, therefore, needs to receive sufficient funds from subsidiaries to meet its own obligations, including its obligation to make payments on the debentures. The ability of Sunbeam's subsidiaries to pay dividends or to make other payments or advances to Sunbeam will depend on their own operating results and any payment restrictions they face.

     The debentures are unsecured and subordinated in right of payment to all existing and future senior indebtedness of Sunbeam, including all borrowings under our bank credit facility. Because of the subordination of the debentures, in the event of a bankruptcy, liquidation or reorganization of Sunbeam, holders of senior indebtedness, including our bank credit facility creditors, could prevent any payments on the debentures from being made until after all senior indebtedness had been paid in full. After such payments are made any remaining assets may not be sufficient to pay amounts due on any or all of the debentures then outstanding.

     Some of Sunbeam's wholly-owned domestic subsidiaries have guaranteed Sunbeam's and its subsidiaries' obligations under our bank credit facility. The debentures are effectively subordinated to these guarantees and to all other existing and future liabilities and other commitments of Sunbeam's subsidiaries. In addition, substantially all of the assets of Sunbeam and some of its domestic subsidiaries are pledged to secure the obligations under our bank credit facility. A more detailed description of our bank credit facility, including limitations on borrowing availability and security arrangements, appears in the section titled "Description of Other Indebtedness" beginning on page 123.

     The indenture governing the debentures does not prohibit or limit the incurrence of senior indebtedness by us or any indebtedness or other liabilities by our subsidiaries. We could incur additional senior indebtedness or our subsidiaries could incur additional indebtedness or other liabilities which could adversely affect our ability to make payments on the debentures.

     At June 30, 1999, we had approximately $1.4 billion of senior indebtedness outstanding, and our subsidiaries had approximately $995 million of indebtedness and other liabilities outstanding to which the debentures were effectively subordinated. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness and other liabilities, including senior indebtedness at the Sunbeam level.

     o OUR 1998 ACQUISITIONS HAVE INCREASED THE SIZE OF THE OPERATIONS WE HAVE TO MANAGE AND OUR FAILURE TO MANAGE OUR OPERATIONS EFFECTIVELY WOULD LIKELY CAUSE US TO HAVE POOR OPERATING RESULTS

     Our 1998 acquisitions of Coleman, First Alert, and Signature Brands have resulted in a substantial increase in the size of our operations. As a result we must effectively use our employees and our management, operational, and financial resources to manage our expanded operations. A failure on our part to successfully integrate and effectively manage our expanded operations would likely cause us to have poor operating results.

     o OUR INTERNATIONAL OPERATIONS EXPOSE US TO UNCERTAINTIES AND RISKS FROM ABROAD WHICH COULD NEGATIVELY AFFECT OUR OPERATIONS AND SALES

     We currently have sales in countries where economic growth has slowed, primarily Japan and Korea; or where economies have been unstable or hyperinflationary in recent years, primarily Mexico and Venezuela. The economies of other foreign countries important to Sunbeam's operations, including other countries in Latin America and Asia, could also suffer slower economic growth or instability in the future.

     The following are among the risks that could negatively affect our operations and sales in foreign markets:

     o new restrictions on access to markets;

     o currency devaluation;

     o new tariffs;

     o adverse changes in monetary and/or tax policies;

     o inflation; and

     o governmental instability.

     Should any of these risks occur, it could impair our ability to export our products and result in a loss of sales and profits from our international operations.

     o THE NATURE OF OUR BUSINESSES REQUIRES US TO SUCCESSFULLY DEVELOP NEW AND INNOVATIVE PRODUCTS ON A CONSISTENT BASIS IN ORDER TO REGAIN PROFITABILITY AND INCREASE REVENUES AND WE MAY NOT BE ABLE TO DO SO

     We must develop new and innovative products to regain profitability and increase revenues. In the past we have experienced difficulties in developing and introducing quality new products on a timely basis. We may not be able to meet our schedules for future product development. Failure to develop and manufacture successful new products could have a material adverse effect on our future financial performance.

     o OUR BUSINESSES ARE VERY SENSITIVE TO THE STRENGTH OF THE U.S. RETAIL MARKET AND ANY WEAKNESS IN THIS MARKET COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     The strength of the retail economy in the United States has a significant impact on our performance. Weakness in consumer confidence and poor financial performance by retail outlets, including the financial weakness or bankruptcy of retail outlets, especially mass merchants, may adversely impact our future financial results.

     o WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR INABILITY TO COMPETE EFFECTIVELY COULD CAUSE US TO LOSE MARKET SHARE AND ADVERSELY AFFECT OUR FINANCIAL RESULTS

     We operate in a highly competitive environment. We have numerous domestic and foreign competitors, and many of them are financially strong and capable of competing effectively with us. Competitors may take actions to match our new product introductions and other initiatives. Some competitors may be willing to reduce prices and accept lower profit margins to compete with us. As a result of this competition, we could lose market share and sales and suffer losses, which could have a material adverse effect on our future financial performance.

     Our future success will significantly depend upon our ability to remain competitive in the areas of price, quality, marketing, product development, manufacturing, distribution, order processing and customer service. We cannot assure you that we will be able to compete effectively in all these areas in the future.

     o OUR SALES ARE HIGHLY DEPENDENT ON PURCHASES FROM SEVERAL LARGE CUSTOMERS AND ANY SIGNIFICANT DECLINE IN THESE PURCHASES OR PRESSURE FROM THESE CUSTOMERS TO REDUCE PRICES COULD HAVE A NEGATIVE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE; WE HAVE NO LONG-TERM SUPPLY CONTRACTS WITH ANY OF OUR CUSTOMERS

     Due to the consolidation of the U.S. retail industry, our customer base has become relatively concentrated. Wal-Mart Stores, Inc., our largest single customer, accounted for 18% of our net sales in 1998, and our five largest customers combined accounted for 40% of our 1998 net sales.

     We have no long-term supply contracts with any of our customers. As a result, we must receive a continuous flow of new orders from our large, high-volume retailing customers. We have responded to the challenges of our markets by pursuing strategic relationships with large, high-volume merchandisers. However, we cannot assure you that we can continue to successfully meet the needs of our customers. In addition, failure to obtain anticipated orders or delays or cancellations of orders or significant pressure to reduce prices from key customers could have a material adverse effect on our future financial performance.

     o RAW MATERIALS AND COMPONENTS ARE CRITICAL INPUTS FOR OUR PRODUCTS AND PRICE HIKES OR PROBLEMS WITH THEIR SUPPLY COULD ADVERSELY AFFECT US

     Raw materials and components constitute a significant portion of the cost of our goods. Factors which are largely beyond our control, such as movements in commodity prices for the specific materials we require, may affect the future cost of such raw materials and components. In addition, any inability of our suppliers to timely deliver raw materials and components or any unanticipated change in our suppliers could be disruptive and costly to us.

     A significant failure by us to contain raw material or component costs could have a material adverse effect on our future financial performance. In addition, delays or cancellations by suppliers could adversely affect results.

     o OUR OPERATIONS ARE DEPENDENT UPON THIRD PARTY SUPPLIERS AND SERVICE PROVIDERS WHOSE FAILURE TO PERFORM ADEQUATELY COULD DISRUPT OUR BUSINESS OPERATIONS

     We currently manufacture many of our products, but we source many of our parts and products from third parties. Our ability to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. Any inability of our suppliers to timely deliver quality parts and products or any unanticipated change in suppliers or pricing of products could be disruptive and costly to us.

     We have entered into various arrangements with third parties for the provision of back-office administrative services that we used to perform internally. We now outsource accounts payable, collection of accounts receivable, customer service and some necessary computer systems servicing, among other things. If any of these third-party service providers failed to perform adequately, our normal business operations could be disrupted. Among other things, this could hurt our sales, collections, customer service, cash flow and profitability.

     o WE ARE SUBJECT TO SEVERAL PRODUCTION-RELATED RISKS WHICH COULD JEOPARDIZE OUR ABILITY TO REALIZE ANTICIPATED SALES AND PROFITS

     To realize sales and operating profits at anticipated levels we must manufacture, source and deliver in a timely manner products of high quality. Among others, the following factors can have a negative effect on our ability to do these things:

     o labor difficulties;

     o scheduling and transportation difficulties;

     o management dislocation;

     o substandard product quality, which can result in higher warranty, product liability and product recall costs;

     o delays in development of quality new products;

     o changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws; and

     o changes in the availability and costs of labor.

     o THE EFFECTS OF OUR PRIOR MANAGEMENT'S OUTSOURCING OF CRITICAL OPERATING TASKS AND SALES POLICIES MAY CONTINUE TO CAUSE US SUBSTANTIAL DIFFICULTY

     Our prior management substantially reduced the number of our employees and hired third parties to perform many critical operating tasks for us, including handling of accounts payable, computer support, customer service and collection of accounts receivable. We are currently evaluating the effectiveness of outsourcing these activities and are hiring personnel to perform some of these tasks in-house once again. We may experience disruption in critical services and other difficulties while we implement necessary staff increases and changes in prior management's outsourcing policy.

     Prior management increased sales of products in some prior periods by providing retailers with substantial price discounts or attractive payment terms to induce them to purchase more products than they needed at the time. We believe this caused many of our customers to build up inventory in our products which reduced our sales and profitability through 1998. Although we believe that the excess inventory maintained by retailers has been eliminated, we may not have correctly evaluated the amount of or the impact of such inventory practices, which may continue to negatively impact our sales and profitability.

     o WEATHER CONDITIONS CAN HURT SALES OF SOME OF OUR PRODUCTS

     Weather conditions may negatively impact sales of some of our products. For instance, we may not sell as many portable generators as anticipated if there are fewer natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills.

     o WE REMAIN VULNERABLE TO YEAR 2000 COMPLIANCE PROBLEMS IN OUR SYSTEMS AND THOSE OF OUR SUPPLIERS AND CUSTOMERS WHICH COULD POTENTIALLY DISRUPT OUR OPERATIONS AND MAY REQUIRE GREATER THAN ANTICIPATED REMEDIAL EXPENSES

     We are preparing for the impact of the Year 2000 on our operations. Year 2000 issues could include potential problems in our information technology and other systems that we use in our operations. Year 2000 system failures could affect routine but critical operations such as:

     o forecasting;

     o purchasing;

     o production;

     o order processing;

     o inventory control;

     o shipping; and

     o billing and collections.

In addition, system failures could affect our security, payroll operations and employee safety. Third parties who fail to adequately address their own Year 2000 issues could also expose us to potential risks.

     Systems and applications that we have identified to date as not currently Year 2000 ready and which are critical to our operations include:

     o financial software systems, which process:

      o order entry;

      o purchasing;

      o production management;

      o general ledger;

      o accounts receivable;

      o accounts payable functions; and

      o payroll applications; and

     o critical applications in Sunbeam's manufacturing and distribution facilities, such as warehouse management applications.

     Sunbeam has largely implemented the corrective work described above and expects to complete final testing and implementation of such systems in the third quarter and early fourth quarter of 1999.

     Failure by us to timely complete our Year 2000 compliance work could have a material adverse impact on us. In addition, the failure of our third party suppliers and customers to become Year 2000 compliant could have a material adverse impact on us.

     At this time, we believe that the most likely "worst-case" scenario relating to Year 2000 involves potential disruptions in areas in which our operations must rely on third parties, such as suppliers, whose systems may not work properly after January 1, 2000. While these system failures could significantly affect some of our important operations, currently we cannot estimate either the likelihood or the potential cost of such failures. If we do not develop appropriate contingency plans before January 1, 2000, the impact on our operations could be material.

     We currently estimate that the total cost of addressing and remedying Year 2000 issues and enhancing our operating systems is about $60 million. Through the first half of 1999, including costs incurred in 1998, we spent about $50 million to address Year 2000 issues, with approximately
$31 million of these expenditures occurring in the first six months of 1999. As we complete our assessment of the Year 2000 issues, we may determine that the actual expenditures we must incur may be materially higher than our current estimates. Our bank credit facility does not permit us to spend more than $50 million on Year 2000 testing and remediation during 1999.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure" beginning on page 67 for more details of our Year 2000 assessment and compliance efforts.

     o WE MAY NOT BE ABLE TO MEET OUR REPURCHASE/REDEMPTION OBLIGATIONS UNDER THE DEBENTURES WHICH COULD TRIGGER DEFAULTS UNDER OUR BANK CREDIT FACILITY THAT WOULD LIKELY PREVENT US FROM MAKING PAYMENTS ON THE DEBENTURES

     On March 25, 2003, March 25, 2008, and March 25, 2013, the terms of the debentures require us to purchase any outstanding debentures at the option of the debenture holders. In addition, if a "Fundamental Change," as defined on page 110, occurs, you will have the right to require us to redeem your debentures for cash. We cannot assure you that we will have sufficient funds to redeem the debentures and the terms of our bank credit facility prohibit us from repurchasing or redeeming debentures for cash.

     With respect to the repurchases at your option on March 25, 2003, March 25, 2008, and March 25, 2013, described above, we have the option of paying in shares of our common stock. However, depending on the number of shares we would have to issue, NYSE rules may require us to obtain stockholder approval to do so, and we cannot assure you that our stockholders would give the necessary approval.

     Our failure to repurchase or redeem the debentures when required to do so would result in our defaulting on the debentures and would likely constitute a default under our bank credit facility. It may also constitute a default under our other indebtedness outstanding at the time. If defaults under our bank credit facility and other senior indebtedness are triggered, the subordination provisions of the debentures would likely prevent us from making payments to the holders of the debentures.

     o THE DEBENTURES DO NOT PROVIDE YOU WITH ANY PROTECTION IN THE EVENT OF HIGHLY LEVERAGED OR OTHER TRANSACTIONS THAT COULD ADVERSELY AFFECT DEBENTURE HOLDERS

     The debenture holders have the right to require us to redeem the debentures in the event of a transaction which would result in all or substantially all of our common stock being exchanged for consideration other than all or substantially all of the common stock of a publicly traded company. However, this does not cover many events that could adversely affect our financial condition or operating results. Neither this redemption requirement nor any other indenture provision will necessarily protect holders of the debentures in the event of highly leveraged or other transactions that could adversely affect debenture holders.

     o WE MAY NOT BE ABLE TO DEDUCT THE ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES

     Federal income tax law limits the deductibility of interest or original issue discount with respect to some types of convertible debt incurred to finance the acquisition of stock of another corporation if such debt constitutes "corporate acquisition indebtedness." It is possible that the debentures will be treated as "corporate acquisition indebtedness." This would limit our ability to deduct all or a portion of the original issue discount on the debentures.

     o OUR DEBT COVENANTS CURRENTLY DO NOT ALLOW US TO PAY CASH DIVIDENDS ON OUR COMMON STOCK

     Our bank credit facility prohibits us from paying cash dividends on our common stock. Accordingly, we cannot assure you that we will be able to pay dividends on our common stock. In any event, currently we do not intend to pay dividends on our common stock. We discontinued paying dividends beginning in the second quarter of 1998. See the "Price Range of Common Stock and Dividend Policy" section on page 26 for information concerning the history of our dividend payments.

     o THERE IS NO PUBLIC MARKET FOR THE DEBENTURES; THIS AND OTHER FACTORS MAY NEGATIVELY IMPACT YOU AS A HOLDER OF DEBENTURES BY ADVERSELY AFFECTING THE LIQUIDITY AND MARKET PRICE OF THE DEBENTURES

     We do not intend to apply for listing or quotation of the debentures on any exchange or automated quotation system. We cannot assure you of an active trading market for the debentures, your ability to sell debentures or the price at which you may be able to sell your debentures.

     The market prices for our securities, including the debentures and our common stock issuable upon conversion of the debentures, may be subject to substantial fluctuations. Factors such as the following may have a significant effect on the market prices of our securities:

     o fluctuations in our operating results;

     o events affecting our competitors;

     o changes in applicable laws and regulations;

     o currency and exchange rate fluctuations; and

     o general economic conditions.

     o NEGATIVE DEVELOPMENTS SINCE MARCH 1998 HAVE CAUSED OUR COMMON STOCK PRICE TO DROP SIGNIFICANTLY, AND THE RISKS DESCRIBED IN THIS "RISK FACTORS" SECTION MAY CAUSE FURTHER DECLINES IN OUR STOCK PRICE

     The price of our common stock has dropped significantly since March 1998. We believe this was the result of many of the negative developments described in the "Recent Developments" section beginning on page 17. On March 18, 1998, the last trading day prior to former management's announcement of lower than expected net sales for the first quarter of 1998, the last reported sale price of our common stock was $50.63 per share. On November 9, 1999, the last reported sale price of our common stock was $5.81 per share. We cannot assure you that the market price of our common stock will not experience further declines as a result of the risks described in this "Risk Factors" section or otherwise. See the "Price Range of Common Stock and Dividend Policy" section on page 26 for details of our common stock's recent trading prices.

                              RECENT DEVELOPMENTS

THE 1998 ACQUISITIONS

     On March 2, 1998, we announced that we had entered into separate agreements to acquire Coleman, Signature Brands and First Alert.

     Coleman is a leading manufacturer and marketer of outdoor recreational products. It manufactures and distributes widely diversified product lines for camping, leisure time and hardware markets, under the Coleman(Registered), Powermate(Registered), Campingaz(Registered) and Eastpak(Registered) brand names. On March 30, 1998, we acquired about 81% of the then outstanding shares of Coleman common stock from Coleman (Parent) Holdings, Inc., a subsidiary of MacAndrews & Forbes Holdings Inc. This represented the entire interest of MacAndrews & Forbes in Coleman. In exchange, the MacAndrews & Forbes subsidiary received approximately 14% of the currently outstanding shares of our common stock and approximately $160 million in cash. We also assumed approximately $1,016 million in debt. Immediately after the acquisition, as a result of the exercise of Coleman employee stock options, our ownership of Coleman decreased to about 79% of the outstanding shares of Coleman common stock.

     At the same time we agreed to acquire the Coleman shares from the MacAndrews & Forbes subsidiary, we also agreed to acquire the remaining shares of Coleman common stock in the Coleman merger and the MacAndrews & Forbes subsidiary voted its shares to approve the Coleman merger. In the Coleman merger, the remaining Coleman stockholders will receive 0.5677 of a share of our common stock and $6.44 in cash for each share of Coleman common stock they own. In the aggregate, the remaining Coleman stockholders will receive approximately
6.7 million shares of our common stock and $87 million in cash, including cash outs of remaining Coleman options. Although there can be no assurance, we anticipate that the Coleman merger will occur in the second half of this year.

     In August 1998, we settled threatened claims by the MacAndrews & Forbes subsidiary relating to our acquisition of the controlling interest in Coleman by issuing to the MacAndrews & Forbes subsidiary a warrant expiring August 24, 2003 to purchase up to 23 million shares of our common stock at $7 each. In October 1998, we settled, subject to court approval, claims by the other Coleman stockholders by agreeing to issue warrants to purchase up to approximately
4.98 million of our shares at $7 each when the Coleman merger is completed. See the headings "Settlement of Claims of MacAndrews & Forbes" on page 23 and "Proposed Settlement of Coleman Stockholders' Claims" on page 24 for more information on these settlements.

     On April 3, 1998, we acquired more than 90% of the stock of each of Signature Brands and First Alert in cash tender offers. On April 6, 1998, we acquired the remaining shares of each of Signature Brands and First Alert in merger transactions. Signature Brands is a leading manufacturer of a comprehensive line of consumer and professional products, including coffee makers marketed under the Mr. Coffee(Registered) brand name and consumer health products marketed under the Health-o-Meter(Registered),
Counselor(Registered) and Borg(Registered) brand names. First Alert is the worldwide leader in residential safety equipment, including smoke and carbon monoxide detectors marketed under the First Alert(Registered) brand name. We paid about $255 million in cash, including the paying down of debt, to acquire Signature Brands. We paid about $133 million in cash and assumed about
$49 million in debt--a total consideration of about $182 million--to acquire First Alert.

     On July 12, 1999, one of our wholly-owned subsidiaries acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock, for an aggregate purchase price of approximately $31 million. Coleman created these shares and we acquired them in order to enable us and Coleman to file consolidated federal income tax returns prior to the consummation of the Coleman merger. In connection with the acquisition of these shares, we entered into a tax sharing agreement with Coleman. The terms of the preferred stock, their issue price and the terms of the tax sharing agreement were approved on Coleman's behalf, by Coleman's then sole independent director. As a result of this transaction, we effectively own 80.01% of the voting power of Coleman capital stock.

ISSUANCE OF DEBENTURES AND NEW BANK CREDIT FACILITY

     In order to finance the 1998 acquisitions and to refinance substantially all of the indebtedness of Sunbeam, Coleman, First Alert and Signature Brands, we completed the original offering of the debentures on March 25, 1998, for net proceeds of approximately $730 million, and borrowed about $1,325 million under a new bank credit facility.

     This bank credit facility, as amended, allows us to borrow up to $1,700 million under:

     o a $400 million revolving credit facility maturing on March 30, 2005, of which $52.5 million may only be used to complete the Coleman merger;

     o up to $800 million in term loans maturing on March 30, 2005, of which $35 million may only be used to complete the Coleman merger; and

     o a $500 million term loan maturing on September 30, 2006, of which $5.0 million has already been repaid through June 30, 1999.

Unless we receive another waiver from our bank lenders or refinance our bank debt by April 10, 2000, our bank lenders will be able to accelerate the maturities listed above at any time after April 10, 2000.

     Until March 31, 2000, we have agreed to limit the total amount of revolving loans (other than those used to fund the Coleman merger) at the end of each month as follows:

     MONTH            AMOUNT
----------------   ------------
April, 1999        $290,400,000
May, 1999          $303,700,000
June, 1999         $279,100,000
July, 1999         $281,400,000
August, 1999       $264,200,000
September, 1999    $257,300,000

     MONTH            AMOUNT
----------------   ------------

October, 1999      $277,000,000
November, 1999     $224,200,000
December, 1999     $185,200,000
January, 2000      $201,500,000
February, 2000     $217,800,000
March, 2000        $234,100,000

     Borrowings under the bank credit facility are secured by, among other things, substantially all of our assets, including a pledge of our stock in Coleman, First Alert, Signature Brands and our other material subsidiaries.

     This credit facility accrues interest, at Sunbeam's option:

     o at LIBOR; or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%;

in each case, plus an interest rate margin which varies depending on the occurrence of specified events. The interest rate margin is currently 4.00% for LIBOR loans and 2.50% for base rate loans, and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility. See the heading "Covenants Under Bank Credit Facility" below.

     Under an April 15, 1999 amendment to the bank credit facility, we agreed to pay the bank lenders a loan commitment fee of between 0.25% to 1.00% of the commitments under the bank credit facility as of April 15, 1999. The percentage used to calculate the fee will be determined by reference to the bank lenders' aggregate commitments and loan exposure under the bank credit facility as they may be reduced on or before September 30, 2000. The fee is payable on the earlier of September 30, 2000 and the date the commitments are terminated and the loans and other amount payable under the bank credit facility are repaid.

     At June 30, 1999, we owed approximately $1.4 billion under our bank credit facility and had approximately $0.2 billion available for borrowing. The remaining $0.1 billion of the $1.7 billion bank credit facility was committed for outstanding letters of credit.

COVENANTS UNDER BANK CREDIT FACILITY

     Our bank credit facility contains a number of covenants, including covenants requiring us to meet financial tests and ratios. As a result of our operating losses, among other things, at June 30, 1998 we were not in compliance with these financial covenants and other terms of our bank credit facility. As of June 30, 1998, we entered into an agreement with our bank lenders which waived our compliance with these covenants and terms through December 31, 1998. On October 19, 1998 our bank lenders agreed to extend this waiver through April 10, 1999, then until April 15, 1999. In April 1999, the waiver was extended to April 10, 2000 and the bank credit facility was amended to, among other things:

     o require us to meet new financial tests and ratios;

     o decrease the interest rate margins to 3.75% for LIBOR loans and 2.50% for base rate loans;

     o further reduce the interest rate margins to 3.25% for LIBOR loans and 2.00% for base rate loans as a result of Sunbeam's satisfaction on May 14, 1999 of the agreed upon conditions to this reduction. However, such margins increased to 3.50% for LIBOR loans and 2.25% for base rate loans on September 1, 1999 as a result of the Coleman merger not occurring by such date and increased to 4.00% for LIBOR loans and 2.50% for base rate loans on October 1, 1999 as a result of the Coleman merger not occuring by such date;

     o defer until April 10, 2000 principal payments of $69,250,000 otherwise due September 30, 1999 and principal payments of $69,250,000 otherwise due March 31, 2000, as a result of our satisfaction on May 14, 1999 of the agreed upon conditions to this deferral;

     o provide that the following events relating to the Coleman merger will be events of default under the bank credit facility:

          o if we fail to have the SEC declare effective by October 30, 1999 our registration statement for the shares of our common stock to be issued to complete the Coleman merger (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30,
            1999);

          o if we fail to complete the Coleman merger within 25 business days after the related registration statement is declared effective by the SEC; or

          o if we have to pay more than $87.5 million in cash to complete the Coleman merger, including any payments on account of the exercise of appraisal rights, but excluding related legal, accounting and other customary fees and expenses;

     o require us and Coleman to amend Coleman's note payable to us and to have Coleman secure the note, which is pledged by us to secure the obligations under our bank credit facility, with substantially all of Coleman's assets, other than real property;

     o impose restrictions on the total amount of revolving loans (other than those used to fund the Coleman merger) permitted to be outstanding at the end of each month under our bank credit facility;

     o require us to maintain a concentration cash management system and to repay to the banks (subject to reborrowing) revolving loans to the extent that cash on hand in our concentration accounts on any business day exceeds $15 million;

     o require us to prepay term loans under the bank credit facility on each of September 30, 1999 and December 31, 1999 to the extent that cash on hand in our concentration accounts plus the total amount of unused revolving loan commitments on these dates (excluding, for the September 30, 1999 measurement date, $52.5 million reserved for the Coleman merger) exceeds $115 million and $125 million, respectively, but we are not required to prepay more than $69.3 million in total as a result of this provision;

     o require us to reserve $52.5 million of availability under the revolving credit facility for use solely to pay the required cash portion of the Coleman merger consideration;

     o limit the amount that we may spend on Year 2000 compatibility testing and remediation to $50 million in total during the fiscal year ending December 31, 1999;

     o require us to obtain bank lenders' consent to any litigation settlement concerning the restatement of our 1996, 1997 and first quarter 1998 financial statements if such settlements require the payment of money, not paid by insurance carriers or other third parties, of more than $1 million in total;

     o impose new informational reporting requirements; and

     o provide us with a $40 million foreign currency revolving loan subfacility.

DELAYED FILING OF REGISTRATION STATEMENT

     On March 25, 1998, we entered into a registration rights agreement with Morgan Stanley & Co., Incorporated relating to the original issuance of the debentures. The registration rights agreement required us to file a registration statement with the SEC by June 23, 1998 to register the debentures and the shares of our common stock issuable upon conversion of the debentures. However, we did not file this registration statement until February 4, 1999 and the SEC did not declare this registration statement effective until November 8, 1999. The delay resulted from our need to review and restate our historical financial statements following the refusal of our former independent auditors, Arthur Andersen, to consent to the inclusion in this registration statement of their opinion on our 1997 financial statements.

     Our failure to file this registration statement by June 23, 1998 did not constitute a default under the debentures. However, from June 23, 1998 until the day on which this registration statement was declared effective, cash liquidated damages payable to the holders of the debentures have accrued:

     o on a daily basis at a rate per annum equal to 0.25% during the first 90 days, and

     o on a daily basis at a rate per annum equal to 0.50% thereafter, multiplied, in each case, by the sum of the issue price of the debentures plus the accrued original issue discount on the debentures on each day for which damages are calculated.

We paid liquidated damages of about $500,000 on September 25, 1998 and about $2 million on March 25, 1999. We paid additional liquidated damages of about $2 million on September 25, 1999 and will be required to pay approximately $495,000 on March 25, 2000.

PRESS RELEASES RELATING TO SUNBEAM'S FIRST QUARTER 1998 RESULTS

     On March 19, 1998, our prior management issued a press release stating that our net sales for the first quarter of 1998 might be lower than the range of Wall Street analysts' estimates of $285 million to $295 million, but that our net sales for the quarter were expected to exceed 1997 first quarter net sales of $253.4 million. On April 3, 1998, our prior management issued a press release announcing that net sales for the first quarter of 1998 were expected to be about 5% lower than those achieved in the first quarter of 1997 and, due to the lower sales and significant one-time charges, a loss was expected for the quarter.

     On May 11, 1998, our prior management announced our 1998 first quarter results and made forecasts for the remainder of 1998 and beyond. They reported net sales of $244.3 million for the quarter, as compared to $253.4 million in the first quarter of 1997. Before one-time charges of $36.8 million for early retirement of debt and compensation expense relating to new employment agreements with three former executives, they reported a net loss from continuing operations of $7.8 million in the first quarter of 1998 versus net income from continuing operations of $20.6 million in the first quarter of 1997. After one-time charges of $0.43 per share, we lost $0.52 per share in the 1998 quarter, compared with earnings per share of $0.08 in the comparable 1997 period. Our prior management also stated that it expected earnings per share in the range of $1.00 for 1998 and $2.00 for 1999. On June 15, 1998, our new management announced that these previously announced forecasts should not be relied upon.

     Following each of these press releases, the market price of our common stock fell substantially. On October 20, 1998, we issued a press release restating operating results for fiscal years 1996 and 1997, as well as the first quarter of fiscal 1998. See "Restatement of Financial Results; Change of Auditors" in this section on page 21, "Changes in Sunbeam's Management and Board" in this section on page 21 and the last risk factor on page 16.

CHANGES IN SUNBEAM'S MANAGEMENT AND BOARD

     On June 15, 1998, our board of directors removed Albert J. Dunlap as Sunbeam's Chairman and Chief Executive Officer. Three days later, our board of directors terminated Russell A. Kersh as Sunbeam's Vice Chairman and Chief Financial Officer. On June 15, 1998, our board elected Peter A. Langerman as our non-executive Chairman of the board and Jerry W. Levin as our new Chief Executive Officer. Mr. Langerman, an outside director of Sunbeam since 1990, is President and Chief Executive Officer of Franklin Mutual Advisers, Inc., the investment adviser to Franklin Mutual Series Fund, Inc., which owns about 16% of our common stock. Mr. Levin is an Executive Vice President of MacAndrews & Forbes and a subsidiary of MacAndrews & Forbes owns about 14% of our common stock and a warrant which, if exercised in full, would increase its ownership to about 29% of our common stock. Mr. Levin was Chairman and Chief Executive Officer of Coleman at the time we acquired our controlling interest in Coleman, and previously was the Chairman and Chief Executive Officer of Revlon, Inc., an affiliate of MacAndrews & Forbes.

     In June 1998 Mr. Levin, Howard Gittis of MacAndrews & Forbes, and Lawrence Sondike of Franklin Mutual Advisers, Inc. were elected to our board. William T. Rutter resigned from our board effective July 8, 1998, and Faith Whittlesey was elected to fill the vacancy on the audit committee resulting from Mr. Rutter's resignation. Messrs. Dunlap and Kersh resigned from the board effective
August 5, 1998. In January 1999, Mr. Sondike resigned from our board; in February 1999, John H. Klein, Chairman and Chief Executive Officer of Bi-Logix, Inc., was elected a director; and on June 29, 1999 Philip E. Beekman, President of Owl Hollow Enterprises, Inc., was elected to the board at our annual stockholders' meeting.

     In March 1999, Mr. Levin became Chairman of the board of directors, succeeding Mr. Langerman, who remains a director.

RESTATEMENT OF FINANCIAL RESULTS; CHANGE OF AUDITORS

     On June 25, 1998, we announced that our former independent auditors, Arthur Andersen, would not consent to the inclusion of their opinion on our 1997 financial statements in a registration statement we were then planning to file with the SEC. On June 30, 1998, we announced that the audit committee of our board of directors would review the accuracy of our prior financial statements and, therefore, those financial statements should not be relied upon. We also announced that Deloitte & Touche LLP had been retained to assist the audit committee and Arthur Andersen in this review. On August 6, 1998, we announced that the audit committee had determined that we would be required to restate our financial statements for 1997, the first quarter of 1998, and possibly 1996, and that the adjustments, while not then quantified, would be material.

     On October 20, 1998, we announced the restatement of our financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. We had to restate these financial results because our previously issued financial statements generally overstated losses for 1996, overstated profits for 1997 and understated losses for the first quarter of 1998. The audit committee concluded that we had incorrectly recognized revenue during these periods from "bill and hold" and guaranteed sales transactions. The audit committee also concluded that some costs and allowances for sales returns, co-op advertising, customer deductions and reserves for product liability and warranty expense were not accrued or were incorrectly recorded. Finally, the audit committee concluded that various costs were incorrectly included in and charged to restructuring, asset impairment and other costs.

     On November 20, 1998, we announced that our audit committee had recommended, and our board of directors had approved, the appointment of Deloitte & Touche to replace Arthur Andersen as our independent auditors for fiscal year 1998. Arthur Andersen will continue to provide us with limited professional services. For further information regarding our independent auditors, see the section "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" on page 72.

REPORTING OF RESULTS FOR FIRST HALF 1999 AND FISCAL YEAR 1998

     On August 11, 1999, we reported that for the first half of 1999 that we had net sales of $1,184.9 million and a net loss of $107.7 million or a loss per diluted share of $1.07. Results for the six months ended June 30, 1998 include Coleman, Signature Brands and First Alert from their respective acquisition dates.

After adjusting 1998 sales to include sales of the acquired companies for the periods from the beginning of 1998 through the respective dates of acquisition, 1999 net sales increased approximately $57 million or approximately 5% over 1998 combined historical net sales of $1,127.9 million. We also announced that net cash used in operations was $34.5 million for the first half of 1999 as compared to $217.6 million during the same period in the prior year.

     On April 21, 1999, we reported that for the year ended December 31, 1998 we had net sales of $1.8 billion and a net loss of $898 million, or a loss of $9.25 per diluted share. Excluding sales of Coleman, First Alert and Signature Brands, comparable sales declined 23% to $828 million in 1998 from about $1.1 billion in 1997. We also announced net cash provided by operations of about $30 million for the fourth quarter of 1998, compared with net cash used in operations of about $220 million for the first three quarters of 1998.

LITIGATION INVOLVING SUNBEAM

     Since the issuance of the April 3, 1998 press release concerning our 1998 first quarter results, many lawsuits involving legal claims arising under federal and state securities and other laws have been filed against us, some of our former directors and officers, some of our current directors and Arthur Andersen. We are currently defending these lawsuits in a number of courts. Many of these suits relate to Sunbeam's financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that our prior management misrepresented and omitted material information in our public filings and in their statements concerning Sunbeam's historical and expected future results of operations. In many of these cases, the plaintiffs claim that the alleged actions were intended to artificially inflate the market price of our common stock. Our insurers have also attempted to have our directors' and officers' liability policies voided or canceled or have advised us that they do not intend to provide coverage with respect to these lawsuits. We are unable to predict the outcome of these lawsuits or our potential exposure to damages. However, if we were to lose these lawsuits, judgments would likely have a material adverse effect on Sunbeam's financial condition, results of operations and cash flow. For a more detailed description of the various lawsuits, see "Business--Litigation and Other Contingent Liabilities" beginning on page 80.

SEC INVESTIGATION

     The staff of the Division of Enforcement of the SEC advised us in a letter dated June 17, 1998 that it was conducting an informal inquiry into our accounting policies and procedures. On July 2, 1998, the SEC informed us that they were commencing a formal investigation of us. The order indicates that the SEC is investigating whether we, certain of our current or former officers, directors, employees and certain other persons and entities violated the federal securities laws and regulations by

     o filing or causing to be filed inaccurate reports with the SEC,

     o failing to maintain accurate books, records and accounts,

     o failing to create or maintain adequate internal accounting controls, or circumventing such controls,

     o knowingly or recklessly making false or misleading statements in reports filed with the SEC or in other public statements, or

     o making false or misleading statements to an accountant in connection with audits or examinations of our financial statements or reports filed with the SEC.

At the time the formal order of investigation was issued, the SEC also subpoenaed various documents from us. On November 4, 1998, we received another SEC subpoena requiring the production of additional documents. We have cooperated with the SEC and have furnished the SEC with documents they requested. We have, however, declined to provide the SEC with material we believe is subject to the attorney-client privilege and the work product immunity. We cannot predict how long the SEC investigation will continue or its outcome.

SETTLEMENT OF CLAIMS OF MACANDREWS & FORBES

     On August 12, 1998, we announced that we had entered into an agreement to settle threatened claims of the MacAndrews & Forbes subsidiary that sold us a controlling interest in Coleman in March 1998, in exchange for consideration which included 14 million shares of our common stock. These shares had a market value of about $580 million when the MacAndrews & Forbes subsidiary agreed to the Coleman merger, but their market value was less than $100 million at the time of the settlement.

     The claims of the MacAndrews & Forbes subsidiary were substantially the same as the claims made in a number of the stockholder lawsuits filed in the second and third quarters of 1998 alleging that Sunbeam, in 1997 and the first quarter of 1998 under its prior management, made material misstatements and omissions of fact that artificially inflated the market price of the Sunbeam common stock. The settlement:

     o released us from threatened claims arising out of our acquisition of the MacAndrews & Forbes subsidiary's controlling interest in Coleman;

     o enabled us to retain the services of executive personnel affiliated with MacAndrews & Forbes who had been managing Sunbeam since mid-June of 1998, including Jerry W. Levin, our Chief Executive Officer, Paul E. Shapiro, our Chief Administrative Officer, and Bobby G. Jenkins, our Chief Financial Officer; and

     o provided for continuing management assistance and other support by MacAndrews & Forbes to us.

In exchange, we issued to the MacAndrews & Forbes subsidiary a warrant expiring August 24, 2003 to purchase 23 million shares of our common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. We have agreed that the MacAndrews & Forbes subsidiary can require us to register under the federal and applicable state securities laws the warrant and shares of our common stock issuable upon exercise of the warrant. See "Business--Litigation and Other Contingent Liabilities" beginning on page 80.

     The terms of the settlement and warrant were negotiated and approved on our behalf by a special committee of four of our outside directors, none of whom has any affiliation with MacAndrews & Forbes. The members of the special committee were Howard Kristol (Chairman), Charles Elson, Peter Langerman and Faith Whittlesey. They were assisted by independent financial advisors and legal counsel.

     For their services as members of the special committee in connection with the settlement, Mr. Kristol received additional compensation of $50,000 and Messrs. Elson and Langerman and Mrs. Whittlesey each received additional compensation of $35,000. We also agreed to indemnify each of them to the fullest extent allowed by applicable law and our certificate of incorporation and by-laws for any liabilities arising out of their services on the special committee.

     The settlement normally would have required approval by our stockholders under the rules of the New York Stock Exchange because of the issuance of the warrant as part of the settlement. However, our audit committee determined that the delay that would be necessary to secure stockholder approval prior to issuing the warrant would:

     o be lengthy due to the SEC's ongoing investigation of our accounting practices and policies and the need to complete the restatement of our historical financial statements;

     o inhibit our ability to reach a settlement and to retain and hire essential senior management personnel; and

     o seriously jeopardize our financial viability.

     Based on these determinations, our audit committee, relying on an exception provided in the applicable NYSE stockholder approval policy, expressly approved Sunbeam's omission to seek stockholder approval. The NYSE accepted our application of the exception.

     In connection with the settlement agreement, Messrs. Levin, Shapiro and Jenkins each signed three-year employment agreements with Sunbeam. See the "Management" section beginning on page 87.

PROPOSED SETTLEMENT OF COLEMAN STOCKHOLDERS' CLAIMS

     Beginning on June 25, 1998, several lawsuits were filed in the Court of Chancery of the State of Delaware by minority stockholders of Coleman against Coleman, Sunbeam and several of Coleman's current and former officers and directors. These actions were later consolidated into a single lawsuit. The lawsuit alleges, among other things, that the consideration to be paid to the minority stockholders of Coleman in the proposed Coleman merger is no longer fair as a result of the decline in the market price of our common stock. See "Business--Litigation and Other Contingent Liabilities" beginning on page 80.

     On October 21, 1998, we announced that we had entered into a memorandum of understanding to settle, subject to court approval, this lawsuit. The court hearing on the settlement was held on September 29, 1999, but the court has not yet ruled on the settlement. Under the terms of the proposed settlement, if approved by the court, we will issue to the Coleman minority stockholders and plaintiffs' counsel warrants to purchase up to approximately 4.98 million shares of our common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. These warrants will generally have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary and will be issued when the Coleman merger is completed. Any shareholder who does not exercise appraisal rights under Delaware law will receive the warrants. There can be no assurance, however, that the court will approve the settlement as proposed. In addition, as originally contemplated, we will acquire the remaining outstanding shares of Coleman common stock in the Coleman merger for approximately 6.7 million shares of our common stock and $87 million in cash, which includes the cash-out of Coleman employee stock options.

OPTIONS EXCHANGE

     In August 1998, we approved an exchange plan for outstanding options held by our employees to purchase shares of our common stock. The exchange plan, which has been completed, provided for the outstanding options with exercise prices in excess of $10.00 per share to be valued by reference to the generally accepted Black-Scholes option pricing model, and permitted our employees to exchange old options for new options having an exercise price of $7 per share and a value equivalent to the value of the old options. See Note 9 to our consolidated financial statements.

NEW YORK STOCK EXCHANGE LISTING

     In May 1998, the NYSE advised us that we did not meet their continuing listing standards because we did not have tangible net assets of at least
$12.0 million at December 31, 1997 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. We met with NYSE officials, and in March 1999, the NYSE informed us that our common stock would not be de-listed at that time, although the NYSE would continue to monitor our financial condition and operating performance. In April 1999, the NYSE advised Coleman that it did not meet the NYSE's continuing listing standards because Coleman did not have tangible net assets of at least $12.0 million at September 30, 1998 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. At that time, Coleman requested the NYSE to continue to list the Coleman common stock until completion of the merger. The NYSE subsequently advised Coleman that Coleman also failed to satisfy certain non-financial continuing listing standards. On August 5, 1999, the NYSE advised both Sunbeam and Coleman that the NYSE had revised its continuing listing standards, and that Sunbeam and Coleman are in compliance with the revised financial standards. Coleman and the NYSE have agreed upon a program whereby Coleman will correct the deficiencies in its non-financial continuing listing standards by the end of 1999. Coleman is currently complying with such program.

MATTERS INVOLVING FORMER MANAGEMENT

     In early August 1998, we entered into a six-month agreement with Messrs. Dunlap and Kersh in which we agreed not to assert claims against each other and to exchange information relating to the pending stockholder lawsuits. We also agreed to pay a portion of the accrued vacation and employment benefits of Messrs. Dunlap and Kersh.

     After the agreement expired, by letters dated February 9, 1999, Messrs. Dunlap and Kersh submitted demands for arbitration to the American Arbitration Association alleging that we terminated their employment without cause. Messrs. Dunlap and Kersh are seeking lump sum payments of about $5,250,000 and $2,296,875, respectively. Messrs. Dunlap and Kersh also are seeking:

     o amounts for accrued but unused vacation;

     o amounts in respect of certain benefit plans;

     o a ruling that their options to acquire shares of our common stock are fully vested and that they will receive the economic equivalent of their participation in our program for repricing of options; and

     o in the case of Mr. Kersh, more than $3 million, including tax gross-ups, with respect to his restricted stock.

     We are vigorously contesting the claims of Messrs. Dunlap and Kersh. To date, we have not made any severance payments to either of Messrs. Dunlap or Kersh.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing us to advance attorneys' fees and other expenses incurred in connection with the defense of the stockholder lawsuits and the SEC investigation. The complaint filed by Messrs. Dunlap and Kersh alleges that such advancements are required by our by-laws and the agreements we entered into with them in August 1998. A trial of this summary proceeding was held on June 15 and 16, 1999, and the court ordered us to advance Messrs. Dunlap and Kersh about $1.4 million for their expenses incurred through the date of their complaint and to advance expenses reasonably incurred by them in the future. Messrs. Dunlap and Kersh have agreed to repay us all amounts reimbursed or advanced if it is ultimately determined that they are not entitled to indemnification under Delaware law.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Sunbeam's common stock has been listed for trading on the New York Stock Exchange under the symbol "SOC" since August 19, 1992. The following table provides the high and low sales prices of the common stock for the quarters indicated as reported on the NYSE Composite Transactions Tape.

                                                                                      PRICE RANGE
                                                                                           OF
                                                                                      COMMON STOCK
                                                                                                       DIVIDENDS
                                                                                      ------------        PER
                                                                                      HIGH     LOW    COMMON SHARE
                                                                                      ----     ---    ------------
Year Ended December 31, 1997
  First Quarter....................................................................   $34 1/2  $24 5/8    $ 0.01
  Second Quarter...................................................................    40 3/4  30          0.01
  Third Quarter....................................................................    45 3/4  35 3/8      0.01
  Fourth Quarter...................................................................    50 7/16 37          0.01

Year Ended December 31, 1998
  First Quarter....................................................................   $53      $35 7/16    $ 0.01
  Second Quarter...................................................................    45 9/16  8 3/16        --
  Third Quarter....................................................................    10 3/8   5 1/8        --
  Fourth Quarter...................................................................     7 5/16  4 5/8        --
Year Ending December 31, 1999
  First Quarter....................................................................   $ 7 1/2  $5 1/2        --
  Second Quarter...................................................................     9 1/8   5 1/8        --
  Third Quarter....................................................................     8       5 5/8        --
  Fourth Quarter (through November 9, 1999)........................................     6       4 1/8        --

     On November 9, 1999, the last reported closing sale price of the common stock was $5 13/16 per share. As of October 26, 1999, there were approximately 4,559 holders of record of shares of common stock.

     Sunbeam stopped paying dividends on its common stock after the first quarter of 1998 and has no intention of paying dividends in the foreseeable future. Moreover, Sunbeam's bank credit facility, as amended in April 1999, prohibits the payment of cash dividends.

                                   CAPITALIZATION

     The following table sets forth the capitalization of Sunbeam as of June 30, 1999. This table should be read in conjunction with "Unaudited Pro Forma Condensed Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto of Sunbeam.

                                                                                                           AS OF
                                                                                                          JUNE 30,
                                                                                                            1999
                                                                                                          --------
                                                                                                            (IN
                                                                                                          MILLIONS)
Cash and cash equivalents..............................................................................   $   51.1
                                                                                                          --------
                                                                                                          --------
Short-term debt and current portion of long-term debt..................................................   $1,528.8
                                                                                                          --------
                                                                                                          --------
Long-term debt, net of current portion:
  Debentures...........................................................................................   $  798.5
  Other................................................................................................        8.8
                                                                                                          --------
       Total long-term debt............................................................................      807.3
                                                                                                          --------

Shareholders' equity:
  Preferred stock (2,000,000 shares authorized,
     none outstanding).................................................................................         --
  Common stock (100,746,400 shares issued and outstanding).............................................        1.0
  Additional paid-in capital...........................................................................    1,123.5
  Accumulated deficit..................................................................................     (917.7)
  Accumulated other comprehensive loss.................................................................      (64.7)
                                                                                                          --------
       Total shareholders' equity......................................................................      142.1
                                                                                                          --------
          Total capitalization.........................................................................   $2,478.2
                                                                                                          --------
                                                                                                          --------

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Sunbeam's ratio of earnings to fixed charges on a historical basis for each of the five fiscal years ended January 1, 1995 through December 31, 1998, and for the six months ended June 30, 1999.

     For purposes of determining the ratio of earnings to fixed charges, earnings represent income or loss from continuing operations before income taxes and fixed charges, exclusive of interest capitalized, and fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

     For the year ended December 29, 1996, earnings were insufficient to cover fixed charges by $262.2 million. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $797.1 million. For the year ended December 31, 1998, on a pro forma basis, earnings were insufficient to cover fixed charges by $835.1 million. For the six months ended June 30, 1999, earnings were insufficient to cover fixed charges by $90.9 million. For the six months ended June 30, 1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $97.1 million.

     The calculation of the pro forma ratio of earnings to fixed charges gives effect to (1) Sunbeam's 1998 corporate acquisitions, excluding the acquisition of First Alert, the effect of which is not significant, (2) Sunbeam's proposed acquisition of the Coleman common stock held by Coleman's public stockholders in a merger for cash, shares of Sunbeam common stock and warrants, (3) the bank financing, (4) the original offering of the debentures and (5) the use of the net proceeds from the original debentures offering and the bank financing as described in the notes to the unaudited pro forma condensed consolidated statement of operations, in each case as if they had occurred at the beginning of the respective period presented.

                                                    FISCAL YEAR ENDED                                  SIX MONTHS ENDED
                        --------------------------------------------------------------------------    ------------------
                        JANUARY 1,    DECEMBER 31,    DECEMBER 29,    DECEMBER 28,    DECEMBER 31,      JUNE 30,
                          1995          1995            1996            1997            1998              1999
                        ----------    ------------    ------------    ------------    ------------    ------------------

Ratio of earnings to
  fixed charges......      14.4x           4.7x              --            7.2x              --                 --

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the offered securities sold pursuant to this prospectus. Sunbeam will not receive any of the proceeds.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements were prepared to give effect to the following "Pro Forma Transactions":

     o Sunbeam's acquisition on March 30, 1998 of about 81% of the then outstanding shares of Coleman in exchange for 14,099,749 shares of Sunbeam's common stock and approximately $160 million in cash. Immediately thereafter, as a result of the exercise of Coleman employee stock options, Sunbeam's beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock;

     o Sunbeam's acquisition on April 6, 1998 of all of the outstanding stock of Signature Brands in exchange for approximately $255 million in cash;

     o Sunbeam's proposed acquisition of the shares of Coleman common stock held by the Coleman public stockholders, in exchange for about 6.7 million shares of Sunbeam common stock, about $87 million in cash, including cash-outs of Coleman options, and warrants to purchase up to approximately 4.98 million shares of Sunbeam common stock at $7 per share, which is expected to be completed in the second half of 1999;

     o the initial borrowing of approximately $1,325 million under Sunbeam's bank credit facility;

     o the original offering of the debentures producing net proceeds of about $730 million; and

     o the use of the initial bank borrowing and debenture offering proceeds.

     The bank credit facility, as amended, consists of:

     o a revolving credit facility in an aggregate principal amount of up to $400 million maturing March 30, 2005, $52.5 million of which may only be used to complete the Coleman merger;

     o up to $800 million in term loans maturing on March 30, 2005, of which $35.0 million may only be used to complete the Coleman merger; and

     o a $500 million term loan maturing September 30, 2006, of which $5.0 million has already been repaid through June 30, 1999.

Interest accrues, at the Company's option:

     o at the London Interbank Offered Rate, or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%,

in each case plus an interest margin which is currently 4.00% for LIBOR borrowings and 2.50% for base rate borrowings and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR borrowings and 1.75% for base rate borrowings upon consummation of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility. Past defaults have been waived through April 10, 2000.

     The original offering in March 1998 of $2,014 million aggregate principal amount of the debentures at a yield to maturity of 5.0% resulted in net proceeds of approximately $730 million. The debentures are exchangeable for shares of our common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the debentures, subject to adjustment upon occurrence of certain events. The debentures are subordinated in right of payment to all of our existing and future senior indebtedness. The debentures are not redeemable by Sunbeam prior to March 25, 2003.

     Proceeds from the initial bank borrowing and the original offering of debentures of $1,176 million, $255 million and $182 million were used to acquire and repay the debt of Coleman, Signature Brands and First Alert, respectively. Also, approximately $300 million of Sunbeam's outstanding indebtedness was repaid from such proceeds. In addition, the financing provided funds to pay the $106.9 million of redemption premiums associated with debt extinguishments and also provided working capital and funds for general corporate purposes.

     The unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 gives pro forma effect to Sunbeam's proposed acquisition of the shares of Coleman common stock held by the Coleman public stockholders as if it had occurred on June 30, 1999. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the Pro Forma Transactions as if they had occurred on December 29, 1997, the beginning of Sunbeam's 1998 fiscal year.

     The unaudited pro forma condensed consolidated financial statements do not include pro forma adjustments relating to the acquisition of First Alert because the effects of that acquisition are not significant.

     Sunbeam's consolidated historical results of operations for the year ended December 31, 1998 includes Coleman and Signature Brands from the respective acquisition dates and has been derived from the audited financial statements of Sunbeam as of and for the year ended December 31, 1998. The results of operations of the acquired entities from the beginning of the period through the respective acquisition dates have been derived from the unaudited statements of operations of the acquired entities for the three months ended March 31, 1998. The acquisitions have been accounted for under the purchase method of accounting.

     Reclassifications were made to the net sales, cost of goods sold and selling, general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands. These reclassifications were made to conform to the classifications of Sunbeam and consist of promotional allowances and cooperative advertising expenses. Sunbeam classifies these amounts as a deduction to arrive at net sales.

     Included in the historical statement of operations of Coleman for the three months ended March 31, 1998, are certain pretax charges for costs relating to the acquisition of Coleman by Sunbeam in the amount of $7.1 million, a $3.6 million write-off of capitalized costs associated with the installation of a company-wide computer software system which was abandoned following its acquisition by Sunbeam and $2.2 million to cancel a licensing agreement with an affiliate. Additionally, the expense of the early extinguishment of debt of $1.2 million shown as an extraordinary charge on Coleman's historical statement of operations for the three months ended March 31, 1998, has been excluded from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998.

     The pro forma adjustments are based upon available information and certain assumptions that Sunbeam believes are reasonable under the circumstances.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Sunbeam and the notes thereto, and the other financial information included elsewhere in this prospectus. These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the financial position or results of operations which would have been obtained had the Pro Forma Transactions been completed as of the dates indicated above or the results of operations for any future period.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                   HISTORICAL    PRO FORMA
                                                                    SUNBEAM      ADJUSTMENTS (H)    PRO FORMA
                                                                   ----------    -----------        ----------
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................   $   51,057                       $   51,057
  Restricted investments........................................       71,764                           71,764
  Receivables, net..............................................      443,792                          443,792
  Inventories...................................................      503,545     $   4,280            507,825
  Prepaid expenses and other current assets.....................       71,224                           71,224
                                                                   ----------     ---------         ----------
     Total current assets.......................................    1,141,382         4,280          1,145,662
Property, plant and equipment, net..............................      452,100        12,640            464,740
Trademarks, tradenames, goodwill and other, net.................    1,810,732       109,722          1,920,454
                                                                   ----------     ---------         ----------
                                                                   $3,404,214     $ 126,642         $3,530,856
                                                                   ----------     ---------         ----------
                                                                   ----------     ---------         ----------

              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term debt and current portion of long-term debt.........   $1,528,841                       $1,528,841
  Accounts payable..............................................      197,916                          197,916
  Other current liabilities.....................................      336,799                          336,799
                                                                   ----------     ---------         ----------
     Total current liabilities..................................    2,063,556                        2,063,556
Long-term debt, less current portion............................      807,288     $  87,000            894,288
Other long-term liabilities.....................................      236,788                          236,788
Deferred income taxes...........................................       97,186        36,600            133,786
Minority interest...............................................       57,322       (57,322)
Shareholders' equity:
  Common stock..................................................        1,007            67              1,074
  Additional paid-in capital....................................    1,123,455        60,297          1,183,752
  Accumulated deficit...........................................     (917,680)                        (917,680)
  Accumulated other comprehensive loss..........................      (64,708)                         (64,708)
                                                                   ----------     ---------         ----------
     Total shareholders' equity.................................      142,074        60,364            202,438
                                                                   ----------     ---------         ----------
                                                                   $3,404,214     $ 126,642         $3,530,856
                                                                   ----------     ---------         ----------
                                                                   ----------     ---------         ----------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL    SIGNATURE                      PRO FORMA
                                            SUNBEAM       BRANDS   (A)  COLEMAN  (A)    ADJUSTMENTS      PRO FORMA
                                           ----------    ---------      --------        -----------      ----------

Net sales...............................   $1,836,871     $55,482       $244,499         $ (23,346)(b)   $2,098,706
                                                                                           (14,800)(c)

Cost of goods sold......................    1,788,819      39,098        175,777           (10,954)(b)    1,985,034
                                                                                           (10,700)(c)
                                                                                             1,554 (d)
                                                                                             1,440 (h)

Amortization of goodwill and
  identifiable intangibles..............       43,830       1,032          2,934             6,537 (d)       57,539
                                                                                             3,206 (h)

Selling, general and administrative
  expense...............................      674,247      20,392         74,855           (12,392)(b)      753,735
                                                                                            (3,700)(c)
                                                                                               173 (d)
                                                                                               160 (h)
                                           ----------     -------       --------         ---------       ----------

Operating loss..........................     (670,025)     (5,040)        (9,067)          (13,470)        (697,602)

Interest expense, net...................      131,091       4,654          9,044            13,019 (e)      165,948
                                                                                               701 (f)
                                                                                             7,439 (h)

Other income (expense)..................        4,768         173         (1,861)                             3,080

Gain on sale of business................                                  26,137                             26,137
                                           ----------     -------       --------         ---------       ----------

(Loss) earnings from continuing
  operations before income taxes,
  minority interest and extraordinary
  charge................................     (796,348)     (9,521)         6,165           (34,629)        (834,333)

Income taxes (benefit)..................      (10,130)     (3,062)         7,518            (4,400)(g)      (10,074)

Minority interest.......................      (10,681)                        61            10,620 (h)
                                           ----------     -------       --------         ---------       ----------

Loss from continuing operations before
  extraordinary charge..................   $ (775,537)    $(6,459)      $ (1,414)        $ (40,849)      $ (824,259)
                                           ----------     -------       --------         ---------       ----------
                                           ----------     -------       --------         ---------       ----------

Basic loss per share of common stock
  from continuing operations............   $    (7.99)                                                   $    (7.68)
                                           ----------                                                    ----------
                                           ----------                                                    ----------

Weighted average common shares
  outstanding...........................       97,121                                       10,225 (i)      107,346
                                           ----------                                    ---------       ----------
                                           ----------                                    ---------       ----------

Ratio of earnings to fixed charges......           -- (k)                                                        -- (k)
                                           ----------                                                    ----------
                                           ----------                                                    ----------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL      PRO FORMA
                                                                  SUNBEAM        ADJUSTMENTS      PRO FORMA
                                                                 ----------      -----------      ----------
Net sales.....................................................   $1,184,873                       $1,184,873
Cost of goods sold............................................      891,412             720 (h)      892,132
Amortization of goodwill and identifiable intangibles.........       27,119           1,603 (h)       28,722
Selling, general and administrative expense...................      267,664              80 (h)      267,744
                                                                 ----------       ---------       ----------
Operating loss................................................       (1,322)         (2,403)          (3,725)
Interest expense, net.........................................       86,950           3,720 (h)       90,670
Other expense, net............................................        1,948                            1,948
                                                                 ----------       ---------       ----------
Loss from continuing operations before income taxes, minority
  interest and extraordinary charge...........................      (90,220)         (6,123)         (96,343)
Income taxes..................................................        9,008                            9,008
Minority interest.............................................        8,457          (8,457)(h)
                                                                 ----------       ---------       ----------
(Loss) earnings from continuing operations before
  extraordinary charge........................................   $ (107,685)      $   2,334       $ (105,351)
                                                                 ----------       ---------       ----------
                                                                 ----------       ---------       ----------
Basic loss per share of common stock from continuing
  operations..................................................   $    (1.07)                      $    (0.98)
                                                                 ----------                       ----------
                                                                 ----------                       ----------
Weighted average common shares outstanding....................      100,741           6,700 (j)      107,441
                                                                 ----------       ---------       ----------
                                                                 ----------       ---------       ----------
Ratio of earnings to fixed charges............................           -- (k)                           -- (k)
                                                                 ----------                       ----------
                                                                 ----------                       ----------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
          AS OF JUNE 30, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998
                     AND THE SIX MONTHS ENDED JUNE 30, 1999
          (IN THOUSANDS, EXCEPT PERCENTAGES, SHARE DATA AND AS NOTED)

(a) Represents the historical statements of operations of Coleman and Signature Brands for the three months ended March 31, 1998.

(b) Represents the reclassifications made to net sales, cost of goods sold and selling, general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands for the three months ended March 31, 1998. These reclassifications were made to conform to the classifications of Sunbeam and consist of promotional allowances and cooperative advertising. Sunbeam classifies these amounts as a deduction to arrive at net sales, as follows:

                                                                                  DECREASE IN
                                                                   -----------------------------------------
                                                                                               SELLING,
                                                                                              GENERAL AND
                                                                                 COST OF      ADMINISTRATIVE
                                                                   NET SALES    GOODS SOLD      EXPENSE
                                                                   ---------    ----------    --------------
Coleman.........................................................   $ (17,115)    $(10,954)       $ (6,161)
Signature Brands................................................      (6,231)                      (6,231)
                                                                   ---------     --------        --------
                                                                   $ (23,346)    $(10,954)       $(12,392)
                                                                   ---------     --------        --------
                                                                   ---------     --------        --------

(c) Represents the elimination of Coleman's net sales, cost of goods sold and selling, general and administrative expense for the two days ended
     March 31, 1998. These amounts are included in the Coleman historical statement of operations for the three months ended March 31, 1998 and are also reflected in the Sunbeam historical statement of operations since March 30, 1998.

(d) Represents the increase in depreciation and amortization to reflect the pro forma effect of the acquisitions occurring at the beginning of the period. In each acquisition, the purchase price paid has been allocated to the fair value, as determined by independent appraisals, of tangible and identified intangible assets acquired and liabilities assumed as follows (in millions):

                                                                                                 SIGNATURE
                                                                                      COLEMAN    BRANDS
                                                                                      -------    ---------
Value of common stock issued.......................................................   $  607
Cash paid including expenses and mandatory redemption of debt, net of cash
  acquired.........................................................................      160       $ 255
Cash received from sale of Coleman Spas, Inc.......................................      (17)
Cash received from stock option proceeds...........................................       (9)
                                                                                      -------      -----
Net cash paid and equity issued....................................................      741         255
Fair value of total liabilities assumed, including debt............................    1,455          83
                                                                                      -------      -----
                                                                                       2,196         338
Fair value of assets acquired......................................................    1,113         191
                                                                                      -------      -----
Excess of purchase price over fair value of net assets acquired....................   $1,083       $ 147
                                                                                      -------      -----
                                                                                      -------      -----

    The value of approximately $44 per share for the Sunbeam common stock issued at the date of the Coleman acquisition was derived by using the average closing stock price for the day before and day of the public announcement of the acquisition. Subsequent to the acquisition, Coleman Spas, Inc. was sold for $17 million and the related proceeds are therefore presented above as a deduction to arrive at the net cash paid and equity issued for the businesses retained. The $17 million is similarly excluded from the amount of $1,113 million described as "fair value of assets acquired." Immediately after the Coleman acquisition, employee stock options were exercised generating proceeds of $9 million. This amount is presented above as a reduction to arrive at the net cash paid for the acquisition and a proportionate corresponding increase is included in the minority interest liability assumed.

     The pro forma amounts are derived as follows:

                                                                                               QUARTERLY
                                                                     SIGNATURE     AVERAGE     DEPRECIATION/
                                                          COLEMAN     BRANDS        LIFE       AMORTIZATION
                                                          -------    ---------    ---------    -------------
Increase in property, plant and equipment to reflect
  fair value...........................................   $50,560     $ 3,871     7.9 years       $ 1,727
                                                                                                  -------
                                                                                                  -------

Amount attributable to:
  Cost of goods sold...................................                                           $ 1,554
                                                                                                  -------
                                                                                                  -------
  Selling, general and administrative expense..........                                           $   173
                                                                                                  -------
                                                                                                  -------

    The pro forma purchase price allocation to the acquired property, plant and equipment of Coleman and Signature Brands represents the aggregate amount recorded for financial statement purposes as detailed by an independent appraisal. The remaining economic useful lives for the acquired property, plant and equipment range from 17 to 34 years for buildings, 6 to 12 years for machinery and equipment and 1 to 5 years for tooling and other depreciable assets. The average life of 7.9 years represents the weighted average of the depreciable lives used for financial reporting purposes.

     Amortization of goodwill and identifiable intangibles:

                                                                                              QUARTERLY
                                                                     SIGNATURE                DEPRECIATION/
                                                        COLEMAN       BRANDS        LIFE      AMORTIZATION
                                                       ----------    ---------    --------    -------------
Goodwill............................................   $1,083,259    $ 147,151    40 years       $ 7,690
Trademarks..........................................      279,920       53,900    40 years         2,086
Assembled workforce.................................       12,880        3,000     8 years           496
Patents.............................................        5,600        1,800     8 years           231
                                                                                                 -------
                                                                                                  10,503
Less: historical amortization.......................                                              (3,966)
                                                                                                 -------
                                                                                                 $ 6,537
                                                                                                 -------
                                                                                                 -------

(e) Represents the net increase in interest expense to reflect the pro forma effect of the acquisition and refinancing borrowings as if such transactions occurred at the beginning of the period. Amounts are derived as follows:

                                                                  QUARTERLY            LESS:
                                                                 INTEREST ON         QUARTERLY
                                  ACQUISITION                    ACQUISITION AND    INTEREST ON        INCREASE IN
                                 AND REFINANCING    EFFECTIVE    REFINANCING        PRE-ACQUISITION    INTEREST
ACQUISITION                       BORROWINGS         RATE        BORROWINGS         BORROWINGS          EXPENSE
------------------------------   ---------------    ---------    ---------------    ---------------    -----------
Coleman.......................     $ 1,176,000         7.47%         $21,962            $ 9,044          $12,918
Signature Brands..............         254,600         7.47%           4,755              4,654              101
                                                                                                         -------
                                                                                                         $13,019
                                                                                                         -------
                                                                                                         -------

    The assumed effective interest rate was derived using the 1998 effective rates, including amortization of deferred financing costs, of 9.05% for the term loan borrowings, which represent approximately 59% of the Company's acquisition and refinancing borrowings, and 5.20% for the debentures, which represent approximately 41% of the Company's acquisition and refinancing borrowings. The effect on operations of a 1/8% variance in interest rates on the acquisition and refinancing borrowings would be approximately
    $1.1 million per year and $0.3 million per quarter.

(f) Represents the net increase in interest expense to reflect the pro forma effect of higher interest rates on the new financing compared with the historical financing. The amount is derived as follows:

                                                                 QUARTERLY          QUARTERLY
                                  AVERAGE                       INTEREST AT        INTEREST AT          INCREASE IN
                                PRE-REFINANCING    EFFECTIVE    REFINANCING        PRE-REFINANCING      INTEREST
                                 BORROWINGS         RATE        BORROWINGS RATE    BORROWINGS RATE      EXPENSE
                                ---------------    ---------    ---------------    -----------------    -----------
Historical Sunbeam...........      $ 242,500          7.47%         $ 4,529             $ 3,828            $ 701

(g) Represents the domestic income tax provision accrued by Coleman of $4.4 million for the three months ended March 31, 1998. On a pro forma basis this accrual would not have been required as a consequence of the net operating losses generated by Sunbeam for the year ended December 31, 1998. No adjustment is required to the Signature Brands tax benefit since the Signature Brands loss in the first quarter of 1998 was available for carryback. No tax benefit is provided on the pro forma adjustments since the adjustments for depreciation and amortization are not deductible for income tax purposes and the deferred tax asset resulting from the remaining pro forma adjustments results in an additional valuation allowance since it is more likely than not that such deferred tax assets will not be realized from future taxable income.

(h) Represents the pro forma effects associated with completing the Coleman merger and acquiring the remaining Coleman shares outstanding. The total consideration is derived as follows:

Cash..........................................................   $ 87,000
Sunbeam common stock..........................................     45,225
Sunbeam warrants..............................................     15,139
                                                                 --------
                                                                 $147,364
                                                                 --------
                                                                 --------

    The portion of the consideration consisting of approximately 6.7 million shares of Sunbeam common stock is valued at $6.75 per share, the closing price of Sunbeam's common stock on October 21, 1998, the date the Company announced the terms of the Memorandum of Understanding. The warrants to purchase approximately 4.98 million shares of Sunbeam common stock at $7 per share are valued at $3.04 per share, the same value ascribed to the warrant issued to a subsidiary of MacAndrews & Forbes in August 1998 based on a valuation performed by an independent consultant. The pro forma allocation of the consideration is based on independent appraisals prepared in connection with the Coleman acquisition. Allocation of the total consideration and its effect on the pro forma condensed consolidated financial statements is as follows:

                                                                            YEAR ENDED DECEMBER 31, 1998
                                                                                PRO FORMA EFFECT ON:
                                                                      -----------------------------------------
                                                                                 AMORTIZATION
                                                                                 OF GOODWILL     SELLING,
                                                                      COST OF       AND          GENERAL AND
                                                                       GOODS     IDENTIFIABLE    ADMINISTRATIVE
                                             LIFE       ALLOCATION     SOLD      INTANGIBLES      EXPENSE
                                           ---------    ----------    -------    ------------    --------------
Inventories.............................          --     $  4,280
Property, plant and equipment...........   7.9 years       12,640     $ 1,440                         $160
Trademarks..............................    40 years       69,980                   $1,750
Assembled workforce.....................     8 years        3,220                      403
Patents.................................     8 years        1,400                      175
Minority interest.......................          --       57,322
Deferred income taxes...................          --      (36,600)
Goodwill................................    40 years       35,122                      878
                                                         --------     -------       ------            ----
                                                         $147,364     $ 1,440       $3,206            $160
                                                         --------     -------       ------            ----
                                                         --------     -------       ------            ----
Pro forma effect on six months
  ended June 30, 1999...................                              $   720       $1,603            $ 80
                                                                      -------       ------            ----
                                                                      -------       ------            ----

    The pro forma adjustments for the six months ended June 30, 1999, which relate to depreciation and amortization, are assumed to be charged to operations ratably over the year.

    In deriving the above pro forma adjustments, Sunbeam assumed that the fair values used in connection with the acquisition of the initial 79% interest in Coleman were reasonable approximations of the appropriate fair values to be used in connection with the second half of this step acquisition. Accordingly, the purchase price amounts allocated above to inventories, property, plant and equipment, trademarks, assembled workforce and patents reflect 21% of the fair values used in the acquisition of the initial 79% interest of Coleman.

    The pro forma adjustment to deferred income taxes represents the recording in purchase accounting of the deferred income tax effects of the temporary differences which result from the allocation of $91.5 million of the consideration to tangible and identifiable intangible assets. The deferred income taxes have been established based on an estimated federal, state and foreign income tax rate of approximately 40%.

     The pro forma adjustments also reflect:

          o additional interest expense of $7.439 million and $3.720 million for the year ended December 31, 1998 and six months ended June 30, 1999, respectively, on the $87 million portion of the consideration which is expected to be funded from the Company's revolving credit facility at an interest rate of 8.55% (the rate in effect at December 31, 1998). The effect on operations of a 1/8% variance in interest rates on these borrowings would be approximately $109,000 per year and $27,000 per quarter.

          o the elimination of the minority interest in the loss on Coleman in the pro forma statement of operations

(i) Represents the increase in the weighted average shares of Sunbeam common stock outstanding as of December 31, 1998, adjusted for the 14,099,749 shares issued in connection with the acquisition of Coleman as if it had occurred at the beginning of the period and the approximately 6.7 million shares of Sunbeam common stock to be issued in connection with the acquisition of the remaining Coleman shares outstanding. Since the Coleman acquisition occurred at the end of the first quarter of 1998, the weighted average shares outstanding would have increased on a pro forma basis by one quarter of the 14,099,749 shares issued, or 3,524,937 shares. The shares of common stock issuable upon conversion of the debentures, the MacAndrews & Forbes warrants, and the warrants to be issued in connection with the Coleman merger have not been included, as they would be anti-dilutive.

(j) Represents the increase in the weighted average shares of Sunbeam common stock outstanding as of June 30, 1999, adjusted for the approximately 6.7 million shares of Sunbeam common stock to be issued in connection with the acquisition of the remaining Coleman shares outstanding. The shares of common stock issuable upon conversion of the debentures, the MacAndrews & Forbes warrants, and the warrants to be issued in connection with the Coleman merger have not been included, as they would be anti-dilutive.

(k) In computing the ratio of earnings to fixed charges: (a) earnings represents income (loss) from continuing operations before income taxes and fixed charges, exclusive of capitalized interest; and (b) fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the fiscal year ended December 31, 1998 and the six months ended June 30, 1999, historical earnings were insufficient to cover fixed charges by $797.1 million and $90.9 million, respectively. For the fiscal year ended December 31, 1998 and the six months ended June 30, 1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $835.1 million and $97.1 million, respectively.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information has been derived from the Consolidated Financial Statements and the Condensed Consolidated Financial Statements of Sunbeam. This information should be read in conjunction with the Consolidated Financial Statements and related notes, which are included elsewhere in this prospectus.

     While reviewing the following selected historical financial information, please note the following:

     o All amounts in the table are expressed in millions, except per share and ratio data.

     o On March 30, 1998, Sunbeam acquired approximately 81% of the then outstanding shares of common stock of Coleman, which immediately thereafter was reduced to about 79% through exercises of Coleman employee stock options. On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert and Signature Brands. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the financial position and results of operations of each acquired entity are included in the Consolidated Financial Statements from the respective dates of acquisition.

     o For the fiscal year ended December 31, 1998 Sunbeam took an extraordinary charge of $122.4 million related to the early extinguishments of debt and took other charges of:

          o $70.0 million related to the issuance of warrants;

          o $62.5 million related to the write-off of goodwill;

          o $39.4 million related to fixed asset impairments;

          o $31 million related to compensation expense for the new employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers; and

          o $95.8 million related to write-downs of inventory.

      See Notes 2, 3 and 11 to Sunbeam's Consolidated Financial Statements.

     o For the fiscal year ended December 28, 1997, Sunbeam reversed $28.0 million of pre-tax liabilities no longer required and $13.3 million of tax liabilities no longer required.

     o For the fiscal year ended December 29, 1996, Sunbeam took restructuring, asset impairment and other charges of $239.2 million before taxes. See Notes 12 and 13 to Sunbeam's Consolidated Financial Statements included in this prospectus.

     o The "earnings (loss) from discontinued operations, net of taxes" and "loss on sale of discontinued operations, net of taxes" represent results from Sunbeam's furniture business, net of taxes and the estimated loss on disposal. See Note 13 to Sunbeam's Consolidated Financial Statements included in this prospectus.

     o In computing the ratio of earnings to fixed charges:

          o earnings represent income (loss) from continuing operations before income taxes and fixed charges (exclusive of capitalized interest); and

          o fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

     For the fiscal year ended December 29, 1996 and the fiscal year ended December 31, 1998, historical earnings were insufficient to cover fixed charges by $262.2 million and $797.1 million, respectively. For the six months ended June 30, 1998 and 1999, historical earnings were insufficient to cover fixed charges by $283.9 million and $90.9 million, respectively. For the fiscal year ended December 31, 1998 and for the six months ended June 30,1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $835.1 million and $97.1 million, respectively.

     o At June 30, 1999, total assets include goodwill and other intangible assets of $1,810.7 million.

                                                                                                                            SIX
                                                                                                                           MONTHS
                                                                       FISCAL YEARS ENDED                                  ENDED
                                           ---------------------------------------------------------------------------    --------
                                           JANUARY 1,    DECEMBER 31,    DECEMBER 29,     DECEMBER 28,    DECEMBER 31,    JUNE 30,
                                             1995           1995            1996             1997            1998           1998
                                           ----------    ------------    -------------    ------------    ------------    --------
STATEMENTS OF OPERATIONS DATA:
  Net sales.............................    $1,044.3       $1,016.9        $   984.2        $1,073.1        $1,836.9      $  826.1
  Cost of goods sold ...................       764.4          809.1            896.9           831.0         1,788.8         844.8
  Selling, general and administrative
    expense.............................       128.9          137.5            221.7           152.6           718.1         211.9
  Restructuring, and asset impairment
    charge (benefit) ...................          --             --            110.1           (14.6)             --            --
                                            --------       --------        ---------        --------        --------      --------
  Operating earnings (loss).............    $  151.0       $   70.3        $  (244.5)       $  104.1        $ (670.0)     $ (230.6)
                                            --------       --------        ---------        --------        --------      --------
                                            --------       --------        ---------        --------        --------      --------
  Earnings (loss) from continuing
    operations before extraordinary
    charge..............................    $   85.3       $   37.6        $  (170.2)       $   52.3        $ (775.5)     $ (286.4)
  Earnings (loss) from discontinued
    operations, net of taxes............        21.7           12.9              0.8              --              --            --
  Loss on sale of discontinued
    operations, net of taxes............          --             --            (39.1)          (14.0)             --            --
  Extraordinary charge..................          --             --               --              --          (122.4)       (111.7)
                                            --------       --------        ---------        --------        --------      --------
  Net earnings (loss) ..................    $  107.0       $   50.5        $  (208.5)       $   38.3        $ (897.9)     $ (398.1)
                                            --------       --------        ---------        --------        --------      --------
                                            --------       --------        ---------        --------        --------      --------
  Ratio of earnings to fixed charges....        14.4x           4.7x              --             7.2x             --            --

EARNINGS (LOSS) PER SHARE DATA:
  Weighted average shares outstanding:
    Basic...............................        82.6           81.6             82.9            84.9            97.1          93.5
    Diluted.............................        82.6           82.8             82.9            87.5            97.1          93.5
  Earnings (loss) per share from
    continuing operations before
    extraordinary charge:...............
    Basic...............................    $   1.03       $   0.46        $   (2.05)       $   0.62        $  (7.99)     $  (3.06)
    Diluted.............................        1.03           0.45            (2.05)           0.60           (7.99)        (3.06)
  Earnings (loss) per share:
    Basic...............................        1.30           0.62            (2.51)           0.45           (9.25)        (4.26)
    Diluted.............................        1.30           0.61            (2.51)           0.44           (9.25)        (4.26)
  Cash dividends declared per share ....        0.04           0.04             0.04            0.04            0.02          0.02

BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................    $  294.8       $  411.7        $   359.9        $  369.1        $  488.5      $ (582.8)
  Total assets..........................     1,008.9        1,158.7          1,059.4         1,058.9         3,405.5       3,591.1
  Long-term debt........................       124.0          161.6            201.1           194.6         2,142.4         839.4
  Shareholders' equity .................       454.7          601.0            415.0           472.1           260.4         616.8


                                          JUNE 30,
                                            1999
                                          --------
STATEMENTS OF OPERATIONS DATA:
  Net sales.............................  $1,184.9
  Cost of goods sold ...................     891.4
  Selling, general and administrative
    expense.............................     294.8
  Restructuring, and asset impairment
    charge (benefit) ...................        --
                                          --------
  Operating earnings (loss).............  $   (1.3)
                                          --------
                                          --------
  Earnings (loss) from continuing
    operations before extraordinary
    charge..............................  $ (107.7)
  Earnings (loss) from discontinued
    operations, net of taxes............        --
  Loss on sale of discontinued
    operations, net of taxes............        --
  Extraordinary charge..................        --
                                          --------
  Net earnings (loss) ..................  $ (107.7)
                                          --------
                                          --------
  Ratio of earnings to fixed charges....        --
EARNINGS (LOSS) PER SHARE DATA:
  Weighted average shares outstanding:
    Basic...............................     100.7
    Diluted.............................     100.7
  Earnings (loss) per share from
    continuing operations before
    extraordinary charge:...............
    Basic...............................  $  (1.07)
    Diluted.............................     (1.07)
  Earnings (loss) per share:
    Basic...............................     (1.07)
    Diluted.............................     (1.07)
  Cash dividends declared per share ....        --
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................  $ (922.2)
  Total assets..........................   3,404.2
  Long-term debt........................     807.3
  Shareholders' equity .................     142.1

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the accompanying Consolidated and Condensed Consolidated Financial Statements (and related notes), selected historical financial information and unaudited pro forma condensed consolidated financial statements appearing elsewhere in this prospectus.

     On March 30, 1998, Sunbeam, through a wholly-owned subsidiary, acquired approximately 81% of the outstanding shares of common stock of Coleman from a subsidiary of MacAndrews & Forbes in exchange for 14,099,749 shares of Sunbeam's common stock and approximately $160 million in cash. In addition, Sunbeam assumed approximately $1,016 million in debt. Immediately afterwards, as a result of the exercise of Coleman employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79%. Sunbeam's agreement for the acquisition of the remaining publicly held Coleman shares in a merger transaction provides that the remaining Coleman shareholders will receive:

     o approximately 6.7 million shares of Sunbeam common stock--0.5677 of a share for each outstanding Coleman share; and

     o approximately $87 million in cash--$6.44 for each outstanding Coleman share and cash outs of unexercised Coleman employee stock options equal to the difference between $27.50 per share and the exercise price of the options.

Sunbeam expects to complete the Coleman merger during the second half of 1999, although there can be no assurance that the merger will occur during that time. See Notes 2 and 15 to Sunbeam's Consolidated Financial Statements and "Recent Developments--Proposed Settlement of Coleman Stockholders' Claims" for information regarding the settlement of claims relating to the Coleman acquisition, the terms of which provide for the issuance at the time of the merger of warrants to purchase up to approximately 4.98 million shares of Sunbeam's common stock at $7 per share.

     On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert, a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands, a leading manufacturer of consumer and professional products. The First Alert and the Signature Brands acquisitions were valued at approximately
$182 million, including $133 million of cash and $49 million of assumed debt, and $255 million, reflecting cash paid, including the required retirement or defeasance of debt, respectively.

     The acquisitions were recorded under the purchase method of accounting and accordingly, the financial position and results of operations of each acquired entity are included in the Consolidated Financial Statements from the respective dates of acquisition. The purchase prices of the acquired entities have been allocated to individual assets acquired and liabilities assumed based on estimates of fair values determined by independent appraisals at the dates of acquisition.

FISCAL YEAR

     To standardize the fiscal period ends of Sunbeam and the acquired entities, effective with its 1998 fiscal year, Sunbeam has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. See Note 1 to Sunbeam's Consolidated Financial Statements.

ASSET IMPAIRMENT AND OTHER CHARGES

  Goodwill

     When changes in circumstances indicate that the carrying value of goodwill may not be recoverable, Sunbeam estimates future cash flows using the recoverability method--undiscounted future cash flows and including related interest charges--as a basis for recording any impairment loss. An impairment loss is then recorded to adjust the carrying value of goodwill to the recoverable amount. The impairment loss taken is no greater than the amount by which the carrying value of the net assets of the business exceeds its fair value.

Due to First Alert's financial performance in 1998 and its prospects for 1999 and beyond, Sunbeam determined that the goodwill relating to this acquisition was impaired. Accordingly, based on its determination of fair value, Sunbeam has written off the net carrying value of goodwill of $62.5 million in the fourth quarter of 1998.

  Fixed Asset Impairment and Excess and Obsolete Inventory Reserves

     In the second quarter of 1998, Sunbeam decided to outsource or discontinue a substantial number of products--principally breadmakers, toasters and certain other appliances, air and water filtration products and the elimination of certain stock keeping units (SKU's) within existing product lines, primarily relating to appliances, grills and grill accessories--previously made by Sunbeam, resulting in some facilities and equipment that will either no longer be used or will be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write some of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at Sunbeam's Mexico City and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2 million and these assets are expected to be disposed of by September 30, 1999. Depreciation expense associated with these assets approximated $2.6 million in 1998, $4.2 million in 1997 and $3.5 million in 1996.

     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998; accordingly, at that time a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance was related to approximately 1,200 positions of which approximately 1,100 were terminated, and $1.4 million paid in severance, as of December 31, 1998. Substantially all of the remaining positions were eliminated and severance payments were paid by July 31, 1999. In the third quarter of 1998, Sunbeam recorded in Cost of Goods Sold an additional provision for impairment of fixed assets of $3.1 million in an acquired entity relating to assets taken out of service for which there was no remaining value. The asset impairment resulted from management's decision, during the third quarter, to discontinue certain SKU's within product lines, principally generators, compressors and propane cylinders. These fixed assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. Depreciation expense associated with these assets approximated $0.8 million in 1998. In the fourth quarter of 1998, Sunbeam recorded a $7.1 million charge as a result of management's decision, during the fourth quarter, to outsource the production of some appliances (principally irons). This charge to Cost of Goods Sold primarily consists of a provision for certain tooling and equipment ($6.7 million) and severance and related benefits ($0.4 million). This tooling and equipment, which had no remaining value, was written off and depreciation of this equipment was discontinued at the time of the write-down. Depreciation expense associated with these assets approximated $2.4 million in 1998, $2.3 million in 1997 and $0.9 million in 1996. The severance costs related to approximately 45 production employees, none of whom were terminated as of December 31, 1998. It is anticipated that these employees' positions will be eliminated and the severance obligation paid by September 30, 1999.

     During 1997 and the first half of 1998, Sunbeam built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, during 1998, when it became evident that the anticipated sales volumes would not materialize, Sunbeam recorded $58.2 million in charges (of which $46.4 million, $2.2 million and $9.6 million, were recorded during the second, third and fourth quarters, respectively) to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to some appliances, grills and grill accessories. Sunbeam also recorded a charge of $11.0 million during the second quarter for excess inventories for raw materials and work in process which will not be used due to outsourcing the production of breadmakers, toasters and some other appliances. In addition, during 1998, Sunbeam made the decision to exit some product lines, primarily air and water filtration products, and to eliminate some SKU's within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second quarter to properly state this inventory at the lower-of-cost-or-market. Total charges for excess inventories recorded at the lower-of-cost-or-market, based upon management's best estimate of net realizable value, amounted to approximately $95.8 million at December 31, 1998. See Note 12 to Sunbeam's Consolidated Financial Statements for asset impairment and other charges recorded in conjunction with a 1996 restructuring plan.

RESTATEMENTS

     On June 30, 1998, Sunbeam announced that the audit committee of its board of directors was initiating a review into the accuracy of Sunbeam's prior financial statements. The audit committee's review has since been completed and, as a result of its findings, Sunbeam has restated its previously issued consolidated financial statements for 1996 and 1997 and the first quarter of 1998. Based upon the review, it was determined that some revenue had been inappropriately recognized, some costs and allowances had not been accrued or were improperly recorded, and some costs were inappropriately included in, and subsequently charged to, restructuring, asset impairment and other costs within the Consolidated Statement of Operations for the years ended December 29, 1996 and December 28, 1997 and the three months ended March 31, 1998. The financial statements for the years ended December 28, 1997 and December 29, 1996 were restated, audited and filed on Form 10-K/A with the SEC on November 9, 1998. The accompanying 1996 and 1997 Consolidated Financial Statements and 1998 Condensed Consolidated Financial Statements of Sunbeam present the restated results.

     In connection with the restatements referred to above, Arthur Andersen advised Sunbeam that it believed there were material weaknesses in Sunbeam's internal controls. In order to address these material weaknesses, Sunbeam has increased the number of senior financial personnel and has implemented comprehensive review procedures of operating and financial information. Additionally, as explained in more detail under "--Year 2000 Readiness Disclosure" below, Sunbeam is in the process of significantly enhancing its operating systems. Sunbeam anticipates that its systems enhancements will be completed in 1999. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net sales for the six months ended June 30, 1999 and 1998 were $1,184.9 million and $826.1 million respectively, an increase of $358.8 million. Results for the six months ended June 30, 1998 include Coleman, Signature Brands and First Alert from their respective acquisition dates. After adjusting 1998 sales to include sales of the acquired companies for the periods from the beginning of 1998 through the respective dates of acquisition, combined historical net sales would be $1,127.9 million. 1999 net sales increased approximately $57 million or approximately 5% over 1998 combined historical net sales. Information that adjusts for the results of the acquisitions prior to the actual acquisition dates (the "combined historical" information) is provided for informational purposes only and is to enhance comparability of the period presented. This information is not necessarily indicative of what the combined results would have been had these acquisitions occurred at the beginning of the periods presented. The increase in net sales is driven by the Outdoor Leisure group which had an increase of approximately $59 million in 1999 as compared to the combined historical net sales in the same period in the prior year. This increase over combined historical net sales was largely due to sales of outdoor recreation products and Powermate(Registered) generators. The higher level of sales of these products is believed to be partially attributable to heightened consumer sensitivity to the need for emergency preparedness. The Company believes that this heightened sensitivity is reflective of a combination of factors, including weather conditions and Year 2000 considerations. Household net sales in 1999 decreased approximately $7 million compared to 1998 combined historical net sales. The Company believes that the channel loading that took place in the first quarter of 1998 was primarily responsible for this decrease. International net sales in 1999 increased $5.0 million over 1998 combined historical net sales. Higher sales in

Canada and Europe resulted predominantly from strong retail demand of Powermate(Registered) and outdoor recreation products. This increase was partially offset by the impact of weak economic conditions in Latin America.

     Gross margin for the first half of 1999 was $293.5 million or $312.2 million higher than the same period in 1998. During 1998, the Company recorded a number of largely non-recurring charges which effect the comparability of gross margin in the first half of 1999 over the same period in the prior year. These charges are summarized below:

     o In the second quarter of 1998, the Company recorded a $29.6 million charge relating to fixed asset impairments and a provision for excess and obsolete inventory ($84.0 million). These charges, which were recorded in Cost of Goods Sold, are discussed above in the section "Fixed Asset and Excess and Obsolete Inventory Reserves."

     o Cost of Goods Sold in the second quarter of 1998 also reflects the non-recurring impact ($20.5 million) which resulted from the Company's recording the 1998 acquisitions using the purchase method of accounting. In accordance with this accounting method, inventory pertaining to the acquisitions was recorded at fair value. The fair value of the inventory exceeded the book value reflected on the balance sheets of the acquired companies as of the respective acquisition dates. The excess of the fair value of inventory over its pre-acquisition book value was recorded in cost of sales as the inventory was sold.

Adjusting for the combined results of the acquired companies and excluding the effects of 1998 non-recurring adjustments, gross margin for the first half of 1999 increased approximately $103 million over the 1998 combined historical gross margin, with each of the operating groups contributing to the margin improvement. As a percentage of net sales, gross margin improved to approximately 25% in the first half of 1999 as compared to a negative 2% in the first half of 1998. The gross margin percentage for the 1998 period adjusted for the non-recurring charges and for the effect of the acquired companies was approximately 17% of combined historical net sales. The Household group contributed approximately $42 million of the 1999 gross margin improvement over the 1998 combined historical gross margin. The improvement in the Household group's gross margin resulted primarily from improved manufacturing processes and controls and reduced sales returns and allowances. The Outdoor Leisure group's gross margin in 1999 improved by approximately $41 million over 1998 combined historical gross margin. Approximately 70% of the improvement in the Outdoor Leisure group's gross margin resulted from additional volume and improved mix. The remaining improvement resulted from improved manufacturing overhead absorption. The International group contributed approximately
$20 million of the 1999 gross margin improvement over 1998 combined historical gross margin. Approximately 75% of the improvement in the International group's gross margin resulted from the shut down of the Mexico City manufacturing facility which had experienced high material usage costs and employee benefit costs in the prior year. The remaining improvement resulted from a lower level of product returns.

     SG&A expense for the first six months of 1999 was $294.8 million, an increase of $82.9 million or 39.1% over the same period in the prior year. After adjusting 1998 SG&A expense to include the acquired companies' SG&A expense for the period from the beginning of 1998 through the respective dates of acquisition ($101.0 million), combined historical SG&A expense was $312.9 million. Since the combined historical 1998 SG&A expenses were derived by adding the acquired companies' pre-acquisition period costs to the reported six months' results of Sunbeam, the combined historical SG&A expenses include $19.0 million of amortization of intangibles expense representing both pre- and post-acquisition periods, as well as approximately $12 million of transaction costs incurred by the acquired companies relating the them being purchased by Sunbeam. Excluding these costs, and approximately $31 million recorded in the first quarter of 1998 relating to deferred compensation in connection with the Company's former Chairman and Chief Executive Officer and two other former senior officers, (See Note 8 to the Condensed Consolidated Financial Statements.), adjusted 1998 SG&A expenses were approximately $251 million. The 1999 SG&A expenses included $27.1 million of amortization of intangibles expense and $13.5 million of costs for Year 2000 compliance efforts. Excluding these costs, the adjusted 1999 SG&A costs were $254.2 million, nearly flat with a year ago.

     Operating results for the first halves of 1999 and 1998, were a loss of $1.3 million in 1999 and a loss of $230.6 million in 1998. Adjusted for the historical results of the acquired companies and excluding 1998 non-recurring charges, as previously described, operating results for the 1999 and 1998 periods were losses of $1.3 million and $91.8 million, respectively. This change resulted from the factors discussed above.

     Interest expense increased from $47.5 million in the first half of 1998 to $87.0 million in the first half of 1999. Nearly all of the change related to higher borrowing levels in 1999 resulting primarily from borrowings for the acquisitions that were outstanding for the entire 1999 six month period as compared to only a portion of the 1998 period.

     Other expense, net of $1.9 million for the first half of 1999 included approximately $4 million relating to the bank credit facility and the debentures. The credit facility expenses primarily related to unused facility fees and the debenture expense related to liquidated damages payable to debenture holders. (See Note 3 to Condensed Consolidated Financial Statements.) Other expense, net of $5.3 million for the first half of 1998 primarily represented foreign exchange losses principally at the Company's operations in Mexico, Venezuela and Canada. Other expense for this period also includes approximately $1.0 million relating to an unused facility fee. Expenses during both periods were partially offset by interest income of $1.7 million.

     The minority interest reported in 1999 and 1998 relates to the minority interest held in Coleman by public shareholders.

     Approximately $6.0 million of the $9.0 million income tax expense recorded in 1999 related to a U.S. tax liability generated by Coleman as a separate U.S. tax filing entity. As previously discussed, in July 1999, the Company acquired a sufficient ownership interest in Coleman to permit the Company and Coleman to file consolidated U.S. tax returns for all future periods. The remaining tax expense recorded in 1999 related to taxes on foreign income. Tax expense recorded in 1998 was nearly all related to foreign taxes. No net tax benefit was recorded on the Company's losses in either year as it is management's assessment that the Company cannot demonstrate that it is more likely than not that deferred tax assets resulting from these losses would be realized through future taxable income.

     On July 12, 1999, the Company acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock the Company owns, enable Sunbeam to exercise 80.01% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. This class of preferred stock was created by Coleman and acquired by the Company in order to enable Coleman and the Company to file consolidated federal income tax returns, and in certain jurisdictions, consolidated state income tax returns, prior to the consummation of the Coleman merger. In connection with the issuance of the shares of preferred stock, the Company entered into a tax sharing agreement with Coleman, pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of the Company. The net proceeds of preferred stock were used by Coleman to make a partial repayment on the note payable to Sunbeam. (See Note 11 to the Condensed Consolidated Financial Statements.)

     In March 1998, the Company prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge in the first quarter of 1998. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company also recognized an extraordinary charge in the second quarter of 1998. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of Sunbeam's new credit facility. These extraordinary charges consisted of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million) and were net of income taxes ($10.7 million).

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 28, 1997

     Results of operations for the year ended December 31, 1998 include the results of Coleman from March 30, 1998 and of Signature Brands and First Alert from April 6, 1998, the respective dates of the acquisitions. The acquired companies generated net sales of $1,009.0 million from the acquisition dates noted above through December 31, 1998, with corresponding gross margin of $205.1 million, or 20% of sales. SG&A costs recorded by the acquired companies were $329.9 million in the period, yielding an operating loss of $124.8 million.

     For the acquired companies, net sales from the dates of the acquisitions through fiscal year-end were approximately $152 million lower than the same period in the prior year. This decline was caused by lower net sales at Coleman ($81.5 million), Signature Brands ($31.2 million) and First Alert
($39.2 million). Excluding the effects of Coleman's sale of its safety and security business in March 1998 and the discontinuation of its pressure washer business during 1997, Coleman's 1998 sales would have been approximately
$4 million lower than in 1997. Sunbeam believes that Signature Brands' decline, primarily in its coffee and tea products, resulted largely from lost distribution and insufficient attention to the business during part of 1998. Sunbeam believes that all of the acquired businesses were, to some extent, impacted by the disruption that arose from the integration with Sunbeam and the related management changes, both at the acquired companies and at Sunbeam. First Alert's sales decline related predominantly to increased inventory positions in the domestic channel in 1997 as compared to 1998 with the remaining decrease primarily related to more favorable weather conditions in the fourth quarter of 1997 as compared to the same period in 1998 which affected consumer shopping patterns. Excluding the effects from purchase accounting and the write-off of First Alert's goodwill, as discussed in Note 2 to the Consolidated Financial Statements, operating profit for these three companies declined by approximately $45 million since the acquisitions in 1998 as compared to the same period in the prior year, resulting primarily from lower net sales. Although there can be no assurance, management anticipates that results from the acquired companies will significantly improve during 1999 due to, among other things, the absence of the factors causing disruption and insufficient focus at these three companies during 1998.

     Consolidated net sales for the year ended December 31, 1998 were $1,836.9 million, an increase of $763.8 million versus the year ended December 28, 1997. After excluding:

     o $1,009.0 million of sales generated by the acquired companies;

     o $5.5 million of sales in 1998 resulting from the change in fiscal year end, as described in Note 1 to the Consolidated Financial Statements;

     o $12.7 million in 1998 and $31.3 million in 1997 from sales of excess or discontinued inventory for which the inventory carrying value was substantially equivalent to the sales value;

     o $4.2 million from 1997 sales relating to divested product lines which are not classified as discontinued operations--time and temperature products and Counselor and Borg branded scales; and

     o a $5.4 million benefit in 1997 from the reduction of cooperative advertising accruals no longer required (cooperative advertising costs are recorded as deductions in determining net sales);

net sales on an adjusted basis ("Adjusted Sales") of $809.7 million in 1998 decreased approximately 22% from Adjusted Sales of $1,032.2 million in 1997. Product sales were adversely impacted by a number of factors, with the largest being changes in retail inventory levels from channel loading which took place in 1997. Sunbeam believes the year-to-year effect of these inventory reductions amounted to over $100 million. Additionally, losses in distribution of outdoor cooking products estimated at approximately $60 million, the estimated effect of price discounting on appliance and grill products of approximately $14 million, and estimated higher provisions for customer returns and allowances of approximately $30 million contributed to the lower sales in 1998. The increase in customer returns and allowances resulted from:

     o increased returns of approximately $16 million principally resulting from channel loading and other aggressive sales practices (estimated at approximately $9 million) which began in the fourth quarter of

       1997 and continued in the first quarter of 1998, a blanket recall ($3.0 million) and the discontinuance of certain product lines (approximately $4 million) principally air and water products; and

     o additional customer allowances of approximately $14 million primarily to induce sales during the first quarter of 1998.

The remaining sales decline was due in part to exiting some product SKU's.

     Domestic Adjusted Sales declined approximately 21% or $170 million from 1997. Sunbeam believes more than half of the sales decline was due to increased retail inventory levels in 1997 versus decreased inventory positions at customers in 1998. Excluding this effect, sales were still lower than the prior year throughout the business, with the most significant decline occurring in outdoor cooking products sales. During 1997, Sunbeam lost a significant portion of its outdoor cooking products distribution, including the majority of its grill parts and accessories products distribution. The outdoor cooking products sales decline was attributable predominantly to this lost distribution and to price discounting. The majority of the remaining sales decline was due to higher provisions for customer returns and allowances.

     International Adjusted Sales, which represented 22% of Adjusted Sales for 1998, decreased approximately 24% compared with the International Adjusted Sales for the same period a year ago. Sunbeam believes this sales decline was primarily attributable to decreasing customer inventory levels as compared with the prior year. Sales were also adversely impacted by a decision to stop selling to some export distributors in Latin America and by poor economic conditions in that region. In addition, lost distribution in Canada contributed to the sales decline from the prior year.

     Excluding the effects of:

     o the gross margin generated from the inclusion of the acquired companies' operations in the period of $205.1 million;

     o $0.8 million from the impact of the change in fiscal year-end;

     o $128.4 million in 1998 in charges recorded in the second and fourth quarters related to excess inventory and fixed assets impairments;

     o $15.8 million from the benefit in 1997 from the reversal of reserves no longer required, including $5.4 million of cooperative advertising accruals; and

     o a $2.8 million benefit recorded in the second quarter of 1997 resulting from capitalizing some manufacturing supplies inventories which were previously expensed;

there was a negative gross margin of $29.4 million for 1998 versus a gross margin of $223.5 million for 1997. This reduction in gross margin was principally attributable to the following:

     o approximately $145 million related to lower sales volume and unfavorable manufacturing efficiencies resulting from lower production levels associated with the lower sales volumes and high inventory levels in 1998;

     o approximately $65 million related to lower price realization, higher costs of customer returns and allowances, and adverse sales mix in 1998;

     o approximately $12 million related to higher costs in 1998 associated with warranty, of which $3.0 million related to a blanket recall, with the remaining increase attributable to increased provisions in response to higher overall warranty expense experience; and

     o approximately $20 million related to unfavorable inventory adjustments, of which the most significant single factor was physical inventory adjustments in the domestic business.

     Adverse product sales mix was due in part to the loss of a majority of the grill accessory products distribution as accessories generate significantly better margins than the average margins on sales of most of Sunbeam's other products.

     Excluding the effects of the following, SG&A expenses were approximately $254 million in 1998, approximately $105 million, or 70%, higher than in 1997:

     o $329.9 million of SG&A charges in the acquired companies, including the $62.5 million goodwill write-off related to First Alert;

     o $70.0 million recorded in the third quarter of 1998 related to the issuance of a warrant to a subsidiary of MacAndrews & Forbes, as discussed below;

     o $2.3 million of SG&A expense in 1998 from the change in the fiscal period;

     o a $3.0 million benefit in 1998 and a $12.1 million benefit in 1997 from the reversal of reserves no longer required. The 1998 benefit consists of a $3.0 million reversal in the first quarter of 1998 of environmental reserves which are no longer required as a result of a favorable development at a remediation site. The 1997 benefit consists primarily of a $8.1 million reversal of litigation reserves, established in 1996, which were no longer required in the fourth quarter of 1997 due to a favorable settlement during 1997. The remaining $4.0 million 1997 benefit consists of reversals of other accruals primarily relating to consulting fees, health insurance and advertising. For further information see Note 17 to the Consolidated Financial Statements and further in this Management's Discussion and Analysis;

     o approximately $31 million of 1998 compensation expense recorded in connection with new February 1998 employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers and approximately $3 million of severance in 1998 for some former employees. The new employment agreements provided for Sunbeam to pay these former employees amounts which reimbursed them for their personal tax liabilities resulting from shares issued in connection with the accelerated vesting of restricted stock granted under their July 1996 agreements ($6.9 million), as well as on the new unrestricted stock grants under the February 1998 agreements ($9.8 million). The charge also includes the value, at approximately $39 per share, of 300,000 restricted shares and 45,000 restricted shares which vested in February 1998 for Sunbeam's then Chairman and Chief Executive Officer and two other then senior officers, respectively ($13.6 million). In addition, $0.4 million was expensed during 1998 relating to the amortization of the 1996 restricted stock awards. See Note 8 to Sunbeam's Consolidated Financial Statements for information regarding the terms of these employment agreements;

     o $20.4 million, $6.1 million, and $4.0 million of costs recorded in 1998 related to costs associated with the restatement efforts, principally representing legal, accounting and auditing, and consulting costs of $14.1 million, $5.7 million and $0.6 million, respectively, Year 2000 compliance efforts and a corporate office relocation, respectively; and

     o $15.8 million of restructuring related charges recorded in 1997, charged to operations as incurred, represent employee relocation and recruiting ($6.2 million), equipment relocation and installation ($5.6 million) and package redesign costs ($4.0 million).

     The increase of approximately $105 million in SG&A expense in 1998 over 1997 is principally due to several factors:

     o Corporate administrative costs increased by approximately $47 million, reflecting additional personnel and related relocation, travel and other costs, as well as increased outside provider fees, telecommunications expense and insurance.

     o Higher allowances for accounts receivable in 1998, accounting for approximately $20 million of the increase, related primarily to collection issues with customers in the United States and in Latin America, including several major customers who have filed and/or threatened bankruptcy.

     o Advertising, marketing and selling expenses increased by approximately $13 million, reflecting a national television campaign for grills and increased activity in market research, package design and sales efforts. Higher inventory levels in 1998 and costs associated with outsourcing small parts fulfillment led to higher distribution and warehousing costs of approximately $12 million.

     o Increased environmental reserves for divested and closed facilities added approximately $5 million. Approximately half of the environmental reserve increase reflected revisions to estimates of costs to remediate existing sites. These revisions were based on obtaining additional information in the fourth quarter of 1998 about costs of planned remediation actions and costs associated with additional remediation actions. The remaining amount was to provide for revisions to reserves for estimated losses for damages related to environmental sites. These revisions were based on obtaining additional information in the fourth quarter of 1998 regarding the level of damages sought and the costs and probability of defending Sunbeam's position in these actions.

     o Settlement of a patent infringement action resulted in additional expense of approximately $4 million. Remaining legal expenses recorded in the year of approximately $1 million for investigation, defense and settlement of both new and previously existing issues were nearly equal to amounts incurred for similar items in 1997. Additionally, as described above, SG&A includes $14.1 million of legal costs recorded in 1998 associated with the restatement efforts. Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiff, and other significant factors which vary by case. When it is not possible to estimate a specific expected amount of loss to be incurred, Sunbeam evaluates the range of possible losses and records the minimum end of the range. As of December 31, 1998 and December 28, 1997, Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively), respectively. It is anticipated that the $31.2 million accrual will be paid as follows: $22.4 million in 1999, $7.5 million in 2000, and $1.3 million in 2001. Sunbeam believes, based on information known to it on December 31, 1998, that anticipated probable costs of litigation matters existing as of December 31, 1998 have been adequately reserved to the extent determinable.

     During 1997, Sunbeam determined that the amounts accrued at December 29, 1996 for Restructuring and Asset Impairment Charges recorded in fiscal 1996 exceeded amounts ultimately required. Accordingly, the 1997 Consolidated Statement of Operations reflects the reversal of accruals no longer required, resulting in a Restructuring and Asset Impairment Benefit of $14.6 million. This reversal was reflected in the third ($5.8 million) and fourth ($8.8 million) quarters of 1997 when it became evident that such accruals were no longer required.

     On August 12, 1998, Sunbeam announced that, following investigation and negotiation conducted by a special committee of the board of directors consisting of four outside directors not affiliated with MacAndrews & Forbes, Sunbeam had entered into a settlement agreement with a subsidiary of MacAndrews & Forbes, pursuant to which Sunbeam was released from certain threatened claims of MacAndrews & Forbes and its affiliates arising from the Coleman acquisition and MacAndrews & Forbes agreed to provide certain management personnel and assistance to Sunbeam in exchange for the issuance to the MacAndrews & Forbes subsidiary a warrant expiring August 24, 2003 to purchase up to 23 million shares of Sunbeam's common stock at a cash exercise price of $7.00 per share, subject to antidilution adjustments. Sunbeam concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based on a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the special committee of the board of directors.

     Operating results for 1998 and 1997, on an adjusted basis as described above, were a loss of approximately $283 million in 1998 and a profit of approximately $74 million in 1997. This change resulted from the factors discussed above.

     Interest expense increased from $11.4 million for the twelve months of 1997 to $131.1 million for the same period in 1998. Approximately 70% of the change related to higher borrowing levels in 1998 for the acquisitions, with the remainder due to increased borrowings to fund working capital, capital expenditures and the operating losses.

     Other income, net increased in 1998 by $4.8 million due to approximately $8 million from the settlement of a lawsuit, and approximately $4 million of increased net gains from foreign exchange in the period. The foreign exchange net gains were primarily from Mexico. Increased losses on sales of fixed assets of approximately $5 million and increased expenses related to the bank credit facility partially offset the above mentioned income. The increased credit facility expenses largely related to unused facility fees.

     The minority interest reported in 1998 relates to the minority interest held in Coleman by public shareholders.

     During 1998, the current tax provision arose largely from taxes on the earnings of foreign subsidiaries as well as franchise taxes. Deferred tax benefits were recognized in 1998 principally due to net operating losses incurred subsequent to the acquisitions. These benefits were realized through the use of deferred tax credits that were established in connection with the acquisitions to the extent that such credits are expected to be realized in the loss carryforward period. Throughout 1998, Sunbeam increased the income tax valuation allowance on deferred tax assets to $290.5 million. This increase reflects management's assessment that it is more likely than not that these deferred tax assets will not be realized through future taxable income. This assessment, which was initially made in the fourth quarter of 1997, resulted from the significant leverage undertaken by Sunbeam in connection with its acquisitions and the continuing decline in Sunbeam's net sales and earnings, as well as the operating losses incurred throughout the 1998 year. The 1997 effective tax rate was higher than the federal statutory income tax rate primarily due to state taxes, the effects of foreign earnings and dividends taxed at other rates and the impact of providing a valuation allowance on deferred tax assets.

     In 1998, Sunbeam prepaid debt assumed in the acquisitions and prepaid an industrial revenue bond related to its Hattiesburg facility. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of Sunbeam's new credit facility. In connection with these early extinguishments of debt, Sunbeam recognized an extraordinary charge of $122.4 million, consisting of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million).

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings for that period. As a result of the sale of Sunbeam's furniture business assets (primarily inventory, property, plant and equipment), Sunbeam received $69.0 million in cash, retained approximately $50 million in accounts receivable and retained some liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the sale agreement and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional loss on disposal of $14.0 million net of applicable income tax benefits of $8.5 million.

YEAR ENDED DECEMBER 28, 1997 COMPARED TO YEAR ENDED DECEMBER 29, 1996

  1996 Restructuring Plan and Other Charges and Benefits

     In November 1996, Sunbeam announced the details of a restructuring plan. The plan included:

     o the consolidation of administrative functions;

     o the reduction of manufacturing and warehouse facilities;

     o the centralization of Sunbeam's procurement function;

     o the reduction of Sunbeam's product offerings and SKUs; and

     o the elimination of some businesses and product lines.

     As part of the restructuring plan, Sunbeam consolidated six divisional and regional headquarters functions into a single worldwide corporate headquarters and outsourced some back office activities resulting in a reduction in total back-office/administrative headcount. Overall, the restructuring plan called for a reduction in the number of production facilities from 26 to 8 and the elimination of over 6,000 positions from Sunbeam's workforce, including 3,300 from the disposition of some business operations and the elimination of approximately 2,800 other positions, some of which were outsourced. Sunbeam completed the major phases of the restructuring plan by July 1997.

     The 1996 restructuring plan was unable to improve earnings over the long term for a number of reasons, including, but not limited to, its failure to realize some of the anticipated costs savings and the negative impact that implementation of the restructuring plan had on sales, product quality, customer service, research and development and the introduction of new products. Sunbeam's current strategy is to create innovative new products that anticipate consumer needs, develop effective marketing and advertising programs, build relationships, create the right culture and choose the right people.

     In conjunction with the implementation of the restructuring plan, Sunbeam recorded a pre-tax charge of $239.2 million in the fourth quarter of 1996. This amount is recorded as follows in the Consolidated Statements of Operations:

     o $110.1 million recorded in Restructuring and Asset Impairment Charges, as further described below;

     o $60.8 million in Cost of Goods Sold related principally to inventory write-downs to net realizable value as a result of a reduction in SKU's and costs of inventory liquidation programs;

     o $10.1 million in SG&A expense, for period costs, which were charged to operations as incurred, principally relating to employee relocation and recruiting, equipment relocation and installation ($3.2 million), transitional fees relating to outsourcing arrangements ($4.9 million) and package redesign costs ($2.0 million); and

     o $58.2 million ($39.1 million net of taxes) in Loss on Sale of Discontinued Operations related to the divestiture of its furniture business.

In 1997, upon completion of the sale of the furniture business, Sunbeam recorded an additional pre-tax loss of $22.5 million from discontinued operations ($14.0 million net of taxes) due primarily to lower than anticipated sales proceeds relating to the post closing adjustment that was part of the sale agreement.

     Amounts included in Restructuring and Asset Impairment Charges in 1996 in the accompanying Consolidated Statements of Operations included anticipated cash charges such as severance and other employee costs of $24.7 million, lease obligations of $12.6 million and other exit costs associated with facility closures and related to the implementation of the restructuring plan of $4.1 million, principally representing costs related to clean-up and restoration of owned and leased facilities for either sale or return to the landlord.

     Included in Restructuring and Asset Impairment Charges of $110.1 million in 1996 was $68.7 million of non-cash charges principally consisting of:

     o asset write-downs to net realizable value of $22.5 million for disposals of excess facilities and equipment and product lines;

     o write-offs of redundant computer systems of $12.3 million from the administrative back-office consolidations and outsourcing initiatives;

     o write-off of intangibles of $10.1 million relating to discontinued product lines;

     o write-off of capitalized product and package design costs and other expenses of $9.0 million related to exited product lines and SKU reductions. Prior to 1996, Sunbeam had capitalized certain costs related to international product development and package design, which were amortized over the period of related benefit. The product development costs ($1.9 million) related to international operations and represented the costs necessary to modify products for introduction to the international markets. As the restructuring plan included the closure of the International Group office and elimination of a number of products to which these costs pertained, the related capitalized costs were written off. Additionally, in connection with the restructuring plan, as a result of the elimination of many products and SKU's, Sunbeam updated its package designs. Accordingly, the unamortized balance of the capitalized package design costs which had been capitalized prior to 1996
       ($5.0 million) was written off. Sunbeam discontinued incurring costs of a significant nature relating to these items and consequently has discontinued capitalizing such costs subsequent to 1995; and

     o asset write-downs of $14.8 million related to the divestiture of some non-core products and businesses.

The asset write-downs of $22.5 million and write-offs of $12.3 million discussed above included equipment taken out of service in 1996 (either abandoned in 1996 or sold in 1997) and, accordingly, depreciation was not recorded subsequent to the date of the impairment charge. The asset write-downs of $14.8 million related to the divestiture of non-core products and businesses resulted from divesting the time and temperature business in March 1997 and Counselor and Borg scale product lines in May 1997 and the sale of the textile mill in Biddeford, Maine in May 1997. These charges primarily represented the estimated non-cash losses resulting from the sale or abandonment of facilities and equipment, based on the estimated net proceeds from the sale of these assets compared to their recorded net book value, related to exiting these product lines.

     The $24.7 million for severance and other employee costs, including COBRA and other fringe benefits, related to approximately 3,700 positions that were planned to be eliminated as a result of the restructuring plan, excluding approximately 2,400 employees terminated from the furniture business for which severance was included in Loss on Sale of Discontinued Operations. See Note 13 to Sunbeam's Consolidated Financial Statements. The furniture business was sold in 1997. In 1996 and 1997, approximately 1,200 employees and 1,800 employees, respectively, were terminated from continuing operations. Due largely to attrition, the remaining planned terminations were not required. In 1997, Sunbeam determined that its severance and employee benefit costs were less than originally accrued principally due to lower than expected COBRA and workers compensation costs and, accordingly, reversed accruals of $7.9 million in the third ($2.1 million) and fourth ($5.8 million) quarters. At December 31, 1997, the balance accrued of $1.2 million represented the remaining severance and employee benefit costs for some employees terminated during 1997. During 1998, all amounts were expended.

     The amounts accrued at December 29, 1996 for Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required principally due to reductions in anticipated severance and employee benefit costs of $7.9 million, as discussed above, and reductions in estimated lease payments of $6.7 million ($3.7 million and $3.0 million recognized in the third and fourth quarters, respectively) resulting from better than anticipated rentals received under sub-leases and favorable negotiation of lease terminations. Accordingly, the fiscal 1997 Consolidated Statement of Operations included $14.6 million of benefit ($5.8 million in the third quarter and $8.8 million in the fourth quarter of 1997) related to the reversal of accruals no longer required, which were recorded as these reduced obligations became known.

     In 1996, in conjunction with the initiation of the restructuring plan, Sunbeam recorded additional charges totaling $129.1 million, reflected in Cost of Goods Sold, SG&A expense, and Loss on Sale of Discontinued Operations. The charge included in Cost of Goods Sold of $60.8 million principally represented inventory write-downs to net realizable value and anticipated losses on the disposition of the inventory as a result of the significant reduction in SKU's provided for in the restructuring plan. The write-down to net realizable value, based upon management's best estimates, included $26.9 million related to raw materials, work-in process and finished goods for discontinued outdoor cooking products, principally grills and grill accessories and the balance related to raw materials, work-in process and finished goods for other discontinued products including appliances ($27.8 million), clippers ($1.0 million) and blankets ($5.1 million). For inventory which management determined was saleable, the estimated write-down was based upon the difference between the expected net sales proceeds of the inventory, depending upon distribution channel, and the recorded value of the inventory. In the case of abandoned inventory, the write-down was equal to the recorded value of the inventory. The resulting difference between carrying value and estimated net realizable value represented the $60.8 million write-down necessary to record the inventory at its net realizable value. SG&A expense included period costs, charged to operations as incurred, in 1997 and 1996 of $15.8 million and $10.1 million, respectively, relating to employee relocation and recruiting and equipment installation and relocation ($11.8 million in 1997 and $3.2 million in 1996) transitional fees relating to outsourcing arrangements ($4.9 million in 1996), and package redesign costs ($4.0 million in 1997 and $2.0 million in 1996) expended as a result of the implementation of the restructuring plan. The 1996 Loss on Sale of Discontinued Operations related to the divestiture of Sunbeam's furniture business. In 1996, Sunbeam decided to divest its furniture operations and recorded an estimated pre-tax loss of $58.2 million related to the sale of assets, primarily fixed assets and inventory. In 1997, Sunbeam recorded an additional pre-tax loss of $22.5 million due primarily to lower than anticipated sales proceeds resulting from the post closing adjustment as provided for in the sale agreement. See Notes 12 and 13 to Sunbeam's Consolidated Financial Statements.

     At December 28, 1997, Sunbeam had $5.2 million in liabilities accrued related to the 1996 restructuring plan, including $1.2 million of severance related costs and $4.0 million related to facility closures, which principally represented future lease payments, net of sub-leases, on exited facilities. During 1998, this liability was reduced by $4.0 million as a result of cash expenditures. At December 28, 1997, Sunbeam had $3.0 million of warranty liabilities related to the discontinued furniture operations. During 1998, $2.5 million of this liability was liquidated.

     The charges and benefit described above are included in the following categories in the 1997 and 1996 Consolidated Statements of Operations (in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Restructuring and impairment (benefit) charge..................................................   $(14.6)   $110.1
Cost of goods sold.............................................................................       --      60.8
Selling, general and administrative expense....................................................     15.8      10.1
Loss on sale of discontinued operations........................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------

     These charges and benefit consisted of the following (in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Write-downs:
  Fixed assets held for disposal, not in use...................................................   $   --    $ 34.8
  Fixed assets held for disposal, used until disposed..........................................       --      14.8
  Inventory on hand............................................................................       --      60.8
  Other assets, principally trademarks and intangible assets...................................       --      19.1
                                                                                                  ------    ------
                                                                                                      --     129.5
                                                                                                  ------    ------
Restructuring accruals (including amounts expended in 1996):
  Employee severance pay and fringes...........................................................     (7.9)     24.7
  Lease payments and termination fees..........................................................     (6.7)     12.6
  Other exit activity costs, principally facility closure expenses.............................       --       4.1
                                                                                                  ------    ------
                                                                                                   (14.6)     41.4
                                                                                                  ------    ------
Other related period costs, charged to operations as incurred:
  Employee relocation; equipment relocation and installation and other.........................     11.8       3.2
  Transitional fees related to outsourcing arrangements........................................       --       4.9
  Package redesign.............................................................................      4.0       2.0
                                                                                                  ------    ------
                                                                                                    15.8      10.1
                                                                                                  ------    ------

  Charges included in continuing operations....................................................      1.2     181.0
  Loss on sale of discontinued operations......................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------

     At December 29, 1996, the net realizable value of the remaining inventory written-down as part of the restructuring and asset impairment charges was approximately $37.3 million. During 1997, this inventory, a portion of which was product of discontinued operations, was sold for amounts substantially equivalent to its net carrying value.

     As further discussed in Note 15 to the Consolidated Financial Statements, during the fourth quarter of 1996, Sunbeam charged SG&A for increases of $9.0 million in environmental reserves and $12.0 million in litigation reserves. In the fourth quarter of 1996, Sunbeam performed a comprehensive review of all environmental exposures in an attempt by the then new senior management team to accelerate the resolution and settlement of environmental claims. As a result, upon the conclusion of the review, Sunbeam recorded additional environmental reserves of $9.0 million in the fourth quarter of 1996. The litigation charge of $12.0 million was recorded due to an unfavorable court ruling in January 1997, which held that Sunbeam was liable for environmental remediation costs related to the operations of a successor company. As a result of this ruling, Sunbeam provided for this liability in the fourth quarter of 1996. In the fourth quarter of 1997, this case was settled and, as a result, $8.1 million of the charge was reversed into income, primarily in the fourth quarter of 1997.

     As described in Note 8 to the Consolidated Financial Statements, Sunbeam also charged $7.7 million to SG&A expenses in 1996 for compensation costs associated with restricted stock awards and other costs related to the employment of the then new senior management team.

     During the first, second, third and fourth quarters of 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities provided in prior years and determined to be no longer required were reversed and taken into income. These amounts were primarily related to:

     o the litigation reserve of $8.1 million discussed above, resulting in a reduction in SG&A expenses;

     o inventory valuation allowances of $7.0 million, resulting in a reduction in Cost of Goods Sold;

     o cooperative advertising allowances of $5.4 million, resulting in an increase in net sales;

     o liabilities for exiting of facilities and plant consolidations provided for prior to 1996 of $3.5 million, resulting in a decrease in Cost of Goods Sold; and

     o consulting fee accruals of $1.3 million, which resulted in a decrease in SG&A expenses.

These liabilities were provided for by Sunbeam, principally in 1996, based upon its best available estimate at the time of the probable liabilities. When information became available that the amounts provided were in excess of what was required, Sunbeam reduced the applicable reserves and recorded increases in Net Sales of $5.4 million, reductions in Cost of Goods Sold of $10.5 million and reductions in SG&A expenses of $12.1 million.

     Additionally, effective in the second quarter of fiscal 1997, Sunbeam changed its method of accounting to capitalize manufacturing supplies inventories, whereas, previously these inventories were charged to operations when purchased. This change reduced Cost of Goods Sold in fiscal 1997 by $2.8 million.

  Results of Operations for 1997 Compared to 1996

     Net sales for 1997 were $1,073.1 million, an increase of $88.9 million or 9% over 1996. After excluding the following, Adjusted Sales increased 8% over the prior year to $1,032.2 million from $953.4 million in 1996:

     o $4.2 million and $30.8 million in 1997 and 1996, respectively, related to divested product lines which were not classified as discontinued operations (time and temperature products, decorative bedding and Counselor and Borg branded scales);

     o $31.3 million of sales in 1997 of discontinued inventory which resulted primarily from the reduction of SKU's as part of the 1996 restructuring plan and for which the inventory carrying value was substantially equivalent to the sales value; and

     o a $5.4 million benefit from the reduction of cooperative advertising accruals no longer required in 1997.

     Adjusted Sales, on a worldwide basis, increased during 1997 primarily from new product introductions, expanded distribution, particularly with Sunbeam's top ten customers, international geographic expansion and increased inventory positions at some customers. Adjusted Sales growth was approximately 19% for appliances and approximately 12% in outdoor cooking. Adjusted Sales for health products increased approximately 5% while Adjusted Sales of personal care products and blankets decreased approximately 13% during 1997.

     Sales increases in appliances of approximately $69 million were driven by new products, such as redesigned blenders and mixers, coffeemakers, irons, deep fryers and toasters, and by increased distribution with large national mass retailers, combined with higher inventory levels at some customers. Sales of outdoor cooking products increased approximately $30 million in 1997 attributed to increased merchandising and advertising programs, new distribution and higher inventory levels at some customers. During 1997, Sunbeam lost a significant portion of its outdoor cooking products distribution, including the majority of its grill accessory products distribution. Accessories, which accounted for just over 10% of the outdoor cooking sales volume in 1997, generate significantly better margins than the average margins on sales of grills. These distribution changes are expected to adversely impact outdoor cooking sales and margins in the future, until such time as the distribution is regained.

     Sales of personal care products and blankets suffered during the fourth quarter of 1997 as a result of lower than expected retail sell through of electric blankets in key northern markets in late 1997 coupled with the inability to service demand for king and queen sized blankets due to shortages of blanket shells. Sunbeam shifted to a more level production for blankets in 1998 in order to more adequately service the seasonal demand for bedding products. Sales of health products as well as personal care and bedding products were impacted by increased inventory positions at customers in 1997.

     International sales, which represented 21% of total revenues in 1997, grew 25% during the year. This sales growth was driven primarily by 54 new 220 volt product introductions and a general improvement in demand in export operations and in Mexico. Net sales growth of approximately 35% was achieved in the Latin American export sales organization. Most of this growth came from increased business with three exporters. In Mexico and Venezuela, sales grew 30% and 24%, respectively. Canada accounted for the majority of the remaining international sales growth.

     Excluding the effects of:

     o charges of $60.8 million to Cost of Goods Sold related to the restructuring plan in 1996;

     o the $15.9 million benefit of reducing reserves no longer required in 1997; and

     o the $2.8 million benefit in 1997 of capitalizing manufacturing supplies inventories;

gross margin as a percent of Adjusted Sales would have been approximately 22% in 1997, an improvement of approximately 6 percentage points from 16% in 1996. This increase reflects the results of lower overhead spending, improved factory utilization and labor cost benefits resulting from Sunbeam's restructuring plan, coupled with reductions in materials costs. The lower overhead spending resulted from a reduction in the number of facilities operated by Sunbeam. With fewer facilities used for production purposes, the capacity of the remaining plants was more fully utilized. The labor cost benefits were realized principally from shifting production to Mexico. In addition, a broad based program to obtain lower costs for materials contributed to the 1997 margin improvement.

     Excluding the impact of:

     o the restructuring and asset impairment period costs to SG&A expense of $15.8 million in 1997 and $10.1 million in 1996;

     o the 1996 charges for the environmental accrual of $9.0 million, litigation accrual of $12.0 million and restricted stock grant compensation of $7.7 million; and

     o the 1997 benefit from the reversal of reserves no longer required of $12.1 million;

SG&A improved to 14% of Adjusted Sales in 1997, down 5 percentage points from 19% in 1996. This improvement was partially the result of benefits from the consolidation of six divisional and regional headquarters into one corporate headquarters and one administrative operations center, reduced staffing levels, a reduction in the number of warehouses, and Company-wide cost control initiatives. Higher expenditures in 1996 for market research, new packaging and other discretionary charges and higher bad debt expenses associated with some of Sunbeam's customers also contributed to the decrease in SG&A expense from 1996 to 1997. The expense for doubtful accounts and cash discounts was $17.3 million in 1997 as compared to $27.1 million in 1996. The principal factor in the decrease in bad debt expenses during this period was the acceleration of the consolidation of the U.S. retail industry and the related competitive environment, which resulted in a number of troubled retailers and related bankruptcies during 1996. This resulted in the significant amount of bad debt write-offs--$19.9 million--in 1996.

     The restructuring accrual, which existed at January 1, 1996 ($13.8 million), was initially established as part of a "rightsizing program" during fiscal 1992. During 1996, approximately $3 million of this accrual was utilized and the remaining $10.8 million became part of the reserve requirements of the 1996 restructuring plan. In effect, in 1996, Sunbeam reversed the $10.8 million prior year accrual determined to be no longer required and provided a corresponding amount in connection with the 1996 restructuring charge.

     Operating results for 1997 and 1996, on a comparable basis as described above, were earnings of $74.5 million in 1997 and a loss of $34.8 million in 1996. On the same basis, operating margin increased 11 percentage points to 7% of Adjusted Sales in 1997 versus a loss of 4% in 1996. This improvement resulted from the factors discussed above.

     Interest expense decreased from $13.6 million in 1996 to $11.4 million in 1997 primarily as a result of lower average borrowing levels in 1997.

     The 1997 effective income tax rate for continuing operations was higher than the federal statutory income tax rate primarily due to state taxes plus the effect of foreign earnings and dividends taxed at other rates and the increase to the valuation reserve for deferred tax assets, offset in part by the reversal of tax liabilities no longer required. During the fourth quarter of 1997, approximately $13.3 million of tax liabilities related to the 1993 and 1994 tax years were determined to be no longer required and were reversed and taken into income. These accruals were no longer required because during the fourth quarter of 1997 the Company reached a resolution with the Internal Revenue Service on its audits of the 1993 and 1994 tax years. Additionally, in the fourth quarter of 1997, Sunbeam increased the valuation allowance by $23.2 million reflecting management's assessment that it was more likely than not that the deferred tax asset will not be realized through future taxable income. Of this amount, $18.9 million related to deferred tax assets, the majority of which was recognized as a benefit in the first three quarters of 1997. The remainder related to minimum pension liabilities and was therefore recorded as an adjustment to shareholders' equity. This assessment was made as a result of the significant leverage incurred by Sunbeam to finance the acquisitions and the significant decline in net sales and earnings from anticipated levels during the fourth quarter of 1997 and the first quarter of 1998. For 1996, the effective income tax rate for continuing operations equaled the federal statutory income tax rate.

     Sunbeam's diluted earnings per share from continuing operations was $0.60 per share in 1997 versus a loss per share from continuing operations in 1996 of $2.05. Sunbeam's share base utilized in the diluted earnings per share calculation increased approximately 6% during 1997 as a result of an increase in the number of shares of common stock outstanding due to the exercise of stock options in 1997 and the inclusion of common stock equivalents in the 1997 calculation.

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings. In 1996, the discontinued furniture business had net income of $0.8 million on revenues of $227.5 million and an estimated loss on disposal of the business of $39.1 million, net of applicable income tax benefits. The sale of Sunbeam's furniture business assets--primarily inventory, property, plant and equipment--was completed in March 1997. Sunbeam received $69.0 million in cash, retained approximately $50.0 million in accounts receivable and retained some liabilities related to the furniture business. The final purchase price for the furniture business was subject to a post-closing adjustment under the terms of the sale agreement, and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional pre-tax loss on disposal of $22.5 million. Although the discontinued furniture business was profitable, net income had declined from $21.7 million in 1994 to $0.8 million in 1996. This decline, along with Sunbeam's announcement that it intended to divest this line of business contributed to the loss on the sale. See discussion of restructuring and asset impairment (benefit) charges in Note 12 and discontinued operations in Note 13 to the Consolidated Financial Statements for further information regarding sale of the furniture business.

SUMMARY OF (LOSS) EARNINGS FROM CONTINUING OPERATIONS

     A reconciliation of operating (loss) earnings to adjusted (loss) earnings from continuing operations for 1998, 1997 and 1996, on a comparable basis follows (in millions):

                                                                                      1998       1997       1996
                                                                                     -------    -------    -------
Operating (loss) earnings, as reported............................................   $(670.0)   $ 104.1    $(244.5)
Add (deduct):
  Loss from acquisitions..........................................................     124.8         --         --
  Issuance of warrants to MacAndrews & Forbes subsidiary..........................      70.0         --         --
  Restructuring, asset impairment and related charges.............................        --        1.2      181.0
  Fixed asset and inventory charges...............................................     128.4         --         --
  Environmental reserve increase principally related to divested operations.......        --         --        9.0
  Litigation reserve increase relating to divested operation......................        --         --       12.0
  Restricted stock and other management compensation/severance....................      34.4         --        7.7
  Reversals of accruals no longer required........................................      (3.0)     (28.0)        --
  Capitalization of manufacturing supplies inventories............................        --       (2.8)        --
  Restatement related expenses....................................................      20.4         --         --
  Year 2000 and systems initiatives expenses......................................       6.1         --         --
  Change in fiscal year-end effect and office relocation expense..................       5.5         --         --
                                                                                     -------    -------    -------
Adjusted operating (loss) earnings from continuing operations before income
    taxes, minority interest and extraordinary charge.............................    (283.4)      74.5      (34.8)
  Interest expense................................................................     131.1       11.4       13.6
  Other (income) expense, net.....................................................      (4.8)        --        3.7
                                                                                     -------    -------    -------
Adjusted (loss) earnings from continuing operations before income taxes and
    minority interest.............................................................    (409.7)      63.1      (52.1)
  Adjusted income tax (benefit) expense...........................................     (10.1)      56.3      (18.2)
  Minority interest...............................................................     (10.7)        --         --
                                                                                     -------    -------    -------
  Adjusted (loss) earnings from continuing operations.............................   $(388.9)   $   6.8    $ (33.9)
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------

     After consideration of the adjustments above, 1998 and 1996 results from continuing operations reflect losses and 1997 continuing operations are marginally profitable. Due to a variety of factors, including increased inventory positions at some customers and manufacturing and sourcing activities during 1997 and the first half of 1998 which increased Sunbeam's inventory position, the results for each of 1998 and 1997 are not indicative of future results. Results for 1999 are expected to be impacted by the continuing effects of Sunbeam's excess inventory position, as well as costs related to Year 2000 compliance efforts.

FOREIGN OPERATIONS

     Approximately 75% of Sunbeam's business is conducted in U.S. dollars, including domestic sales, U.S. dollar denominated export sales, primarily to Latin American markets, Asian sales and the majority of European sales. Sunbeam's non-U.S. dollar denominated sales are made principally by subsidiaries in Europe, Canada, Japan, Latin America and Mexico. Mexico reverted to a hyperinflationary status for accounting purposes in 1997; therefore, translation adjustments related to Mexican net monetary assets are included as a component of net (loss) earnings. Mexico is no longer considered hyperinflationary as of January 1, 1999. This change in Mexico's hyperinflationary status is not expected to have a material effect on Sunbeam's financial results. Translation adjustments resulting from Sunbeam's non-U.S. denominated subsidiaries have not had a material impact on Sunbeam's financial condition, results of operations or cash flows.

     While revenues generated in Asia have traditionally not been significant, economic instability in this region is expected to have a negative effect on earnings. Economic instability and the political environment in Latin America have also affected sales in that region. It is anticipated that sales in and exports to these regions will continue to decline so long as the economic environments in those regions remain unsettled.

     On a limited basis, Sunbeam selectively uses derivatives--foreign exchange option and forward contracts--to manage foreign exchange exposures that arise in the normal course of business. No derivative contracts are entered into for trading or speculative purposes. The use of derivatives has not had a material impact on Sunbeam's financial results. See Note 4 to the Consolidated Financial Statements.

EXPOSURE TO MARKET RISK

  Qualitative Information

     Sunbeam uses a variety of derivative financial instruments to manage its foreign currency and interest rate exposures. Sunbeam does not speculate on interest rates or foreign currency rates. Instead, it uses derivatives when implementing its risk management strategies to reduce the possible effects of these exposures.

     With respect to foreign currency exposures, Sunbeam is most vulnerable to changes in rates between the United States dollar/Japanese yen, Canadian dollar, German deutschemark, Mexican peso and Venezuelan bolivar exchange rates. Sunbeam principally uses forward and option contracts to reduce risks arising from firm commitments, intercompany sales transactions and intercompany receivable and payable balances. Sunbeam generally uses interest rate swaps to fix some of its variable rate debt. Sunbeam manages credit risk related to these derivative contracts through credit approvals, exposure limits and threshold amounts and other monitoring procedures.

  Quantitative Information

     Below are tables of information related to Sunbeam's investments in market risk sensitive instruments. All of the instruments in the following tables have been entered into by Sunbeam for purposes other than trading purposes.

     Interest Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations.

     For debt obligations, the table presents principal cash flows by expected maturity date and related (weighted) December 31, 1998 average interest rates. Included in the debt position are the debentures, which carry no intervening cash flows but mature in 2018. For interest rate swaps, the table presents notional amounts and weighted average interest rates for the contracts at the current time. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                         EXPECTED MATURITY DATE
                                                  ---------------------------------------------------------------------
                                  DECEMBER 31,                                                                  FAIR
                                    1998          1999    2000      2001   2002   2003   THEREAFTER   TOTAL    VALUE(1)
                                  ------------    ----   ------     ----   ----   ----   ----------   ------   --------
                                                              (US$ EQUIVALENT IN MILLIONS)
DOMESTIC LIABILITIES
  Debentures(2)................      $  779       $ --   $   --     $ --   $ --   $ --     $2,014     $2,014    $  240
  Other........................          80         71        1        1      1      1          5         80        79
                                     ------       ----   ------     ----   ----   ----     ------     ------    ------
  Total fixed rate debt (US$)..         859         71        1        1      1      1      2,019      2,094       319
  Average interest rate........        5.64%
  Variable rate debt (US$).....      $1,357       $  3   $1,354(3)  $ --   $ --   $ --     $   --     $1,357    $1,357
  Average interest rate........        8.47%
INTEREST RATE DERIVATIVES
  Interest rate swaps:
     Variable to fixed (US$)...      $  325       $ --   $   --     $150   $ --   $175     $   --     $  325    $   (7)
     Average pay rate..........        5.70%
     Average receive rate......        5.21%

------------------
(1) The fair value of fixed rate debt is estimated using either reported transaction values or discounted cash flow analysis. The carrying value of variable rate debt is assumed to approximate market value based on the periodic adjustments of the interest rates to the current market rates in accordance with the terms of the agreements. The fair value of the interest rate swaps is based on estimates of the cost of terminating the swaps.

(2) The total amount of debentures maturing in future periods exceeds the balance as of December 31, 1998 due to the accretion of the debentures. See
    Note 3 to Sunbeam's Consolidated Financial Statements.

(3) Represents bank credit facility debt. See "--Liquidity and Capital Resources" and Note 3 to the Consolidated Financial Statements.

     Exchange Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments, other financial instruments and forward exchange agreements by functional currency and presents such information in U.S. dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency variable rate credit lines, foreign currency forward exchange agreements and foreign currency purchased put option contracts. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For foreign currency forward exchange agreements and foreign currency put option contracts, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract. None of the instruments listed in the table have maturity dates beyond 1999.

                                                                                          DECEMBER 31,
                                                                                             1998         FAIR VALUE
                                                                                          ------------    ----------
                                                                                              (US$ EQUIVALENT IN
                                                                                                  MILLIONS)
ON BALANCE SHEET FINANCIAL INSTRUMENTS
US$ Functional Currency
  Short-term debt:
     Variable rate credit lines (Europe, Japan and Asia)...............................     $   45.8        $ 45.8
     Weighted average interest rate....................................................          2.8%

US$ FUNCTIONAL CURRENCY
Forward Exchange Agreements
  (Receive US$/pay DM)
     Contract amount...................................................................     $   12.0        $ 12.2
     Average contractual exchange rate.................................................         1.62
  (Receive US$/pay JPY)
     Contract amount...................................................................     $   14.9        $ 14.2
     Average contractual exchange rate.................................................       116.11
  (Receive US$/pay GBP)
     Contract amount...................................................................     $    4.0        $  4.1
     Average contractual exchange rate.................................................         1.68
Purchased Put Option Agreements
  (Receive US$/pay DM)
     Contract amount...................................................................     $   18.4        $  0.1
     Average strike price..............................................................         1.80
  (Receive US$/pay JPY)
     Contract amount...................................................................     $   12.4        $  0.2
     Average strike price..............................................................        125.0
  (Receive US$/pay GBP)
     Contract amount...................................................................     $    1.5            --
     Average strike price..............................................................         1.62

EURO CONVERSION

     On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002. Sunbeam has been preparing for the introduction of the Euro and continues to evaluate and address the many issues involved, including the conversion of information technology systems, recalculating currency risk, strategies concerning continuity of contracts, and impacts on the processes for preparing taxation and accounting records. Based on the work to date, Sunbeam believes the Euro conversion will not have a material impact on its results of operations.

SEASONALITY

     Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year. Furthermore, sales of a number of products, including warming blankets, vaporizers, humidifiers, grills, First Alert products, camping and generator products may be impacted by unseasonable weather conditions.

LIQUIDITY AND CAPITAL RESOURCES

  Debt Instruments

     In order to finance the acquisition of Coleman, First Alert and Signature Brands and to refinance substantially all of the indebtedness of Sunbeam and the three acquired companies, Sunbeam consummated an offering of debentures at a yield to maturity of 5%--approximately $2,014 million principal amount at maturity--in March 1998, which resulted in approximately $730 million of net proceeds and borrowed about $1,325 million under its new bank credit facility.

     The debentures are exchangeable for shares of Sunbeam's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the debentures, subject to adjustments upon occurrence of specified events. The debentures are subordinated in right of payment to all existing and future senior indebtedness of Sunbeam. The debentures are not redeemable by Sunbeam prior to March 25, 2003. On or after such date, the debentures are redeemable for cash with at least 30 days notice, at the option of Sunbeam. Sunbeam is required to purchase debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. Sunbeam may, at its option, elect to pay any such purchase price in cash or common stock or any combination thereof. However, the bank credit facility prohibits Sunbeam from redeeming or repurchasing debentures for cash. Sunbeam was required to file a registration statement with the SEC to register the debentures by June 23, 1998. This registration statement was filed on February 4, 1999 and the SEC declared the registration statement effective on November 8, 1999. Sunbeam's failure to file the registration statement by June 23, 1998 did not constitute default under the terms of the debentures. From June 23, 1998 until the registration statement is declared effective, Sunbeam was required to pay to the debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the debentures plus the original issue discount thereon on such day. Sunbeam made its first payment of approximately $500,000 to the debenture holders on September 25, 1998 and an additional $2 million was paid on March 25, 1999. An additional cash payment of approximately $2 million was paid on September 25, 1999 and approximately $495,000 will have to be paid on March 25, 2000.

     Concurrent with the acquisitions, Sunbeam replaced its $250 million syndicated unsecured five-year revolving credit facility with the bank credit facility. The bank credit facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required Sunbeam to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the bank credit facility.

     As a result of, among other things, its operating losses incurred during the first half of 1998, Sunbeam did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that Sunbeam would achieve the specified financial ratios for September 30, 1998. Consequently, Sunbeam and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of Sunbeam to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with Sunbeam dated as of October 19, 1998, Sunbeam's lenders extended all of the waivers under the June 30 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, Sunbeam agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant for each of February, March and April of 1999, which covenant Sunbeam was able to satisfy.

     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, Sunbeam and its lenders entered into a comprehensive amendment to the bank credit facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. As part of the April 15, 1999 amendment, Sunbeam agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the Coleman merger) that may be outstanding under the bank credit facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches $121 million for the period from January 1, 1999 through March 31, 2000. The following description of the bank credit facility reflects the terms of the bank credit facility as amended to date.

     The bank credit facility provides for aggregate borrowings of up to $1.7 billion through:

     o a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005, $52.5 million of which may only be used to complete the Coleman merger;

     o up to $800.0 million in term loans maturing on March 30, 2005, of which $35.0 million may only be used to complete the Coleman merger; and

     o a $500.0 million term loan maturing September 30, 2006 (of which $5.0 million has already been repaid through June 30, 1999.)

As of June 30, 1999, approximately $1.4 billion was outstanding and approximately $0.2 billion was available for borrowing under the bank credit facility. The remaining $0.1 billion of the $1.7 billion bank credit facility was committed for outstanding letters of credit.

     Under the bank credit facility, interest accrues, at Sunbeam's option:

     o at the London Interbank Offered Rate ("LIBOR"); or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%;

in each case plus an interest margin which is currently 4.00% for LIBOR borrowings and 2.50% for base rate borrowings. The applicable interest margin is subject to downward adjustment upon the occurrence of specified events, including a decrease to 3.00% for LIBOR borrowings and 1.75% for base rate borrowings, upon completion of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility.

     Under an April 15, 1999 amendment to the bank credit facility, we agreed to pay the bank lenders a loan commitment fee of between 0.25% to 1.00% of the commitments under the bank credit facility as of April 15, 1999. The percentage used to calculate the fee will be determined by reference to the bank lenders' aggregate commitments and loan exposure under the bank credit facility as they may be reduced on or before September 30, 2000. The fee is payable on the earlier of September 30, 2000 and the date the commitments are terminated and the loans and other amount payable under the bank credit facility are repaid. See Note 15 to the Consolidated Financial Statements.

     Borrowings under the bank credit facility are secured by a pledge of the stock of Sunbeam's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the bank credit facility. Additionally, as security for Coleman's note payable to Sunbeam, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries and all of the stock of its other direct domestic subsidiaries but not the assets of Coleman's subsidiaries. The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. Upon completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the bank credit facility.

     In addition, borrowings under the bank credit facility are guaranteed by a number of Sunbeam's wholly-owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the bank credit facility. To the extent extensions of credit are made to any subsidiaries of Sunbeam, the obligations of such subsidiaries are guaranteed by Sunbeam.

     In addition to the above described financial ratios and tests, the bank credit facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things:

     o declare dividends or repurchase stock;

     o prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions;

     o make loans and investments;

     o incur additional debt, including revolving loans under the bank credit facility;

     o amend or otherwise alter material agreements or enter into restrictive agreements;

     o make capital and Year 2000 compliance expenditures;

     o engage in mergers, acquisitions and asset sales;

     o engage in certain transactions with affiliates;

     o settle certain litigation;

     o alter its cash management system; and

     o alter the businesses they conduct.

Sunbeam is also required to comply with specified financial covenants and ratios.

     The bank credit facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the bank credit facility if Sunbeam's registration statement in connection with the Coleman merger is not declared effective by the SEC on or before October 30, 1999 (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30, 1999), or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration--including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses--to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, Sunbeam anticipates that it will satisfy these conditions. Furthermore, the bank credit facility requires Sunbeam to prepay term loans under the bank credit facility on each of September 30, 1999 and December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on these dates (excluding, for the September 30, 1999 measurement date, $52.5 million reserved for the Coleman merger), exceeds $115 million and $125 million, respectively, but Sunbeam is not required to prepay more than $69.3 million in the aggregate as a result of the provision.

     Unless waived by the bank lenders, the failure of Sunbeam to satisfy any of the financial ratios and tests contained in the bank credit facility or the occurrence of any other event of default under the bank credit facility would entitle the bank lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) accelerate the maturity of the outstanding borrowings under the bank credit facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Sunbeam.

     The bank credit facility also includes provisions for the deferral of the 1999 scheduled term loan payments of $69.3 million until April 10, 2000 as a result of the satisfaction by the Company on May 14, 1999 of the agreed upon conditions to the deferral. See Note 3 to the Consolidated and Condensed Consolidated Financial Statements.

  Cash Flows

     As of June 30, 1999, Sunbeam had cash and cash equivalents of $51.1 million and total debt of $2.3 billion. Because the waivers granted by Sunbeam's lenders expire on April 10, 2000, the borrowings under the bank credit facility, as well as other debt containing cross-default provisions, are classified as short-term in the June 30, 1999 Unaudited Condensed Consolidated Balance Sheet. Cash used in operating activities during the first half of 1999 was $34.5 million compared to $217.6 million in the first half of 1998.

This change is primarily attributable to working capital improvements and improved operating results. The majority of the working capital improvements are attributable to Sunbeam's management of inventory levels. Inventories generated approximately $78 million of additional cash flow versus the same period in the prior year. The inventory change in the 1998 period reflects inventory changes of the acquired companies from their respective dates of acquisition. The Company may increase inventory during the later months of 1999 as a contingency against supply disruption from suppliers for Year 2000 issues. Increases in accounts payable generated approximately $41 million of cash in the first six months of 1999 whereas payables used approximately $25 million of cash in the same period of 1998, resulting in an improvement in cash flow period-to-period of approximately $66 million. The increase in payables in the current period resulted from payables balances having been reduced to a low level by year-end 1998. This reduction in payables, which included an effort to reduce delinquent payables, began in the second quarter of 1998. These cash flow improvements are partially offset by increases in accounts receivable. The increase in receivables during the first half of 1999 is largely due to the seasonal selling period of Sunbeam's Outdoor Leisure division which experienced a stronger second quarter in 1999 than in 1998. Sunbeam participates in an accounts receivable securitization program to finance a portion of its accounts receivable. See
Note 4 to the Unaudited Condensed Consolidated Financial Statements.

     In the first half of 1999, cash used in investing activities was driven by capital expenditures of $33.6 million, primarily for information systems, including expenditures for Year 2000 readiness and equipment and tooling for new products. Capital spending in the comparable 1998 period was $21.2 million and was primarily for several manufacturing efficiency initiatives, equipment and tooling for new products and management information systems and software licenses. The new product capital spending in the 1998 period principally related to the appliance category and included costs related to water and air filtration products which were discontinued in the second quarter, blenders, standmixers and irons. Cash used in investing activities in the first half of 1998 also reflects $379.2 million for the acquisitions of the shares of Coleman from a subsidiary of MacAndrews & Forbes, as well as the acquisitions of Signature Brands and First Alert. Sunbeam anticipates 1999 capital spending to be less than 5% of net sales. Capital expenditures in the current year are expected to primarily relate to information systems and related support, including expenditures for Year 2000 readiness, new product introductions and capacity additions.

     Cash provided by financing activities totaled $58.0 million in the first half of 1999 and reflected net borrowings under Sunbeam's bank credit facility. Cash provided by financing activities in the first half of 1998 was $608.6 million and reflected net proceeds from the debentures of $729.6 million, the cancellation and repayment of all outstanding balances under Sunbeam's $250 million September 1996 revolving credit facility, the repayment of certain debt assumed in connection with the Coleman, Signature Brands and First Alert acquisitions, and the early extinguishment of the $75.0 million Hattiesburg bond. In addition, cash provided by financing activities in 1998 is net of $25.1 million of financing fees related to Sunbeam's $1.7 billion bank credit facility and $19.6 million of proceeds from the exercise of stock options. See Note 3 to the Unaudited Condensed Consolidated Financial Statements.

     As of December 31, 1998, Sunbeam had cash and cash equivalents of $61.4 million, working capital excluding cash and cash equivalents of $427.1 million and total debt of $2.3 billion. Cash used in operating activities during 1998 was $190.4 million compared to $6.0 million used in operating activities in 1997. This change is primarily attributable to lower earnings after giving effect to non-cash charges partially offset by improvements in working capital. During 1998, $184.2 million in cash was generated by reducing receivables, including through the revolving trade accounts receivable securitization program described below, and reducing inventories, which was partially offset by a $68.2 million reduction in accounts payable levels. In the fourth quarter of 1998, cash provided by operating activities totaled $34.3 million, principally due to cash generated by reducing receivables and inventories of $181.9 million. The decrease in cash provided by operations from 1996 to 1997 is primarily attributable to increased inventory levels in 1997 and spending in 1997 related to the restructuring initiatives accrued for in 1996, largely offset by an increase in cash generated by earnings in 1997 and an income tax refund (net of payments) in 1997. Cash used in operating activities reflects proceeds of $200.0 million in 1998 and $58.9 million in 1997 from Sunbeam's revolving trade accounts receivable securitization program, described below.

     Cash used in investing activities in 1998 reflects $522.4 million for the acquisitions. In 1997, cash provided by investing activities reflected $91.0 million in proceeds from the sales of divested operations and other assets. Capital spending totaled $53.7 million in 1998 and was primarily for manufacturing efficiency initiatives, equipment and tooling for new products, and management information systems hardware and software licenses. The new product capital spending principally related to the air and water filtration products which were discontinued in the second quarter of 1998, electric blankets, grills, clippers and appliances. Capital spending in 1997 was $60.5 million and was primarily attributable to manufacturing capacity expansion, cost reduction initiatives and equipment to manufacture new products. The new product capital spending in 1997 principally related to appliances and included costs related to blenders, toasters, stand mixers, slow cookers and a soft serve ice cream product. Capital spending in 1996 was $75.3 million, including
$14.5 million related to the discontinued furniture business, and was primarily attributable to equipment for new product development and cost reduction initiatives. As discussed above, Sunbeam's capital and Year 2000 compliance expenditures are limited under the terms of the bank credit facility.

     Cash provided by financing activities totaled $766.2 million in 1998 and reflects:

     o the net proceeds from the sale of debentures of $729.6 million;

     o the cancellation and repayment of all outstanding balances under Sunbeam's $250 million September 1996 revolving credit facility;

     o the repayment of debt in connection with the acquisitions;

     o the early extinguishment of the $75.0 million Hattiesburg industrial revenue bond; and

     o net borrowings under the bank credit facility.

     In addition, cash provided by financing activities during 1998 includes $19.6 million of proceeds from the exercise of stock options.

     During 1997, cash provided by financing activities of $16.4 million reflected:

     o net borrowings of $5.0 million under Sunbeam's September 1996 revolving credit facility;

     o $12.2 million of debt repayments related to the divested furniture business and other assets sold; and

     o $26.6 million in cash proceeds from the exercise of stock options.

     During 1996, cash provided by financing activities of $45.3 million primarily reflected:

     o revolving credit facility borrowings of $30.0 million to support working capital and capital spending requirements;

     o $11.5 million in new issuances of long-term debt; and

     o $4.6 million in proceeds from the sale of treasury shares to certain executives of Sunbeam.

     In December 1997, Sunbeam entered into a revolving trade accounts receivable securitization program, which as amended expires in March 2000, to sell without recourse, through a wholly-owned subsidiary, up to a maximum of $70 million in trade accounts receivable. Sunbeam, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables. For the six months ended June 30, 1999 and for the year ended December 31, 1998, Sunbeam sold approximately $146.3 million and $200 million of accounts receivable respectively, under this program. At
June 30, 1999 and December 31, 1998, Sunbeam had reduced accounts receivable by $38.9 million and $20.0 million, respectively, for receivables sold under this program. Sunbeam expects to continue to utilize the securitization program to finance a portion of its accounts receivable. See Note 4 to the Condensed Consolidated Financial Statements and Note 5 to the Consolidated Financial Statements.

     At June 30, 1999, standby and commercial letters of credit aggregated $67.9 million and were predominately for insurance, pension, environmental, workers' compensation, and international trade activities. In addition, as of June 30, 1999, surety bonds with a contract value of $66.5 million were outstanding largely for Sunbeam's pension plans and as a result of litigation judgments that are currently under appeal.

     For additional information relating to the debentures, the bank credit facility and the repayment of debt, see Note 3 to the Consolidated and Condensed Consolidated Financial Statements.

     Sunbeam expects to acquire the remaining equity interest in Coleman in a merger transaction in which the existing Coleman minority shareholders will receive 0.5677 share of Sunbeam's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. Sunbeam expects to issue approximately
6.7 million shares of common stock and expend approximately $87 million in cash, including cash paid to option holders, to complete the Coleman transaction. See
Note 2 to the Unaudited Condensed Consolidated and Consolidated Financial Statements. Also, see Note 15 to the Consolidated Financial Statements. Although there can be no assurance, it is anticipated that the Coleman merger will occur in the second half of fiscal 1999.

     Sunbeam believes its borrowing capacity under the bank credit facility, cash flow from the combined operations of Sunbeam and its acquired companies, existing cash and cash equivalent balances, and its receivable securitization program will be sufficient to support working capital needs, capital expenditure and Year 2000 compliance spending, and debt service through April 10, 2000. Sunbeam intends to negotiate with its lenders on an amendment to the bank credit facility, negotiate with its lenders on further waiver of such covenants and other terms or refinance the bank credit facility. Any decisions with respect to such amendment, waiver, or refinancing will be made based on a review from time to time of the advisability of particular transactions. There can be no assurance that an amendment, further waiver of existing covenants and other terms, or refinancing will be entered into by April 10, 2000. The failure to obtain such an amendment, further waiver or debt refinancing would likely result in violation of existing covenants and compliance with other terms, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the bank credit facility, which would likely have a material adverse effect on Sunbeam. Accordingly, debt related to the bank credit facility and all debt containing cross-default provisions is classified as current in the Unaudited Condensed Consolidated Balance Sheet at June 30, 1999.

     In May 1998, the NYSE advised Sunbeam that it did not meet the NYSE's continuing listing standards because Sunbeam did not have tangible net assets of $12.0 million at December 31, 1997 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. Sunbeam representatives met with NYSE officials, and in March 1999, the NYSE informed Sunbeam that Sunbeam common stock would not be delisted at that time, although the NYSE would, however, continue to monitor Sunbeam's financial condition and operations. On August 5, 1999, the NYSE advised Sunbeam that the NYSE had revised its continuing listing standards, and that Sunbeam is in compliance with the revised standards.

     In April 1999, the NYSE advised Coleman that it did not meet the NYSE's continuing listing standards because Coleman did not have tangible net assets of at least $12.0 million at September 30, 1998 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. At that time, Coleman requested the NYSE to continue to list the Coleman common stock until completion of the merger. The NYSE subsequently advised Coleman that Coleman also failed to satisfy certain non-financial continuing listing standards. On August 5, 1999, the NYSE advised Coleman that the NYSE had revised its continuing listing standards, and that Coleman is in compliance with the revised financial standards. Coleman and the NYSE have agreed upon a program whereby Coleman will correct the deficiencies in its non-financial continuing listing standards by the end of 1999. Coleman is currently complying with such program. If Coleman were to be delisted from the NYSE, it could adversely affect the market price of Coleman's common stock and Coleman's ability to sell its capital stock to third parties. However, Sunbeam's bank credit facility currently restricts Coleman from taking such actions.

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures and requested that Sunbeam produce documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena was served on Sunbeam requiring the production of documents. On November 4, 1998, Sunbeam received another SEC subpoena requiring the production of additional documents. Sunbeam has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. Sunbeam has, however, declined to provide the SEC with material that Sunbeam believes is subject to the attorney-client privilege and the work product immunity. Sunbeam cannot predict the term of such investigation or its potential outcome.

     Sunbeam is involved in significant litigation, including class and derivative actions, relating to events which led to the restatement of its consolidated financial statements, the issuance of the MacAndrews & Forbes warrant, the sale of the debentures and the employment agreements, of Messrs. Dunlap and Kersh. Sunbeam intends to vigorously defend each of the actions, but cannot predict the outcome and is not currently able to evaluate the likelihood of Sunbeam's success in each case or the range of potential loss. However, if Sunbeam were to lose these suits, judgments would likely have a material adverse effect on

Sunbeam's financial position, results of operations and cash flows. Additionally, Sunbeam's insurance carriers have filed various suits requesting a declaratory judgment that the directors' and officers' liability insurance policies for excess coverage was invalid and/or had been properly canceled by the carriers or have advised Sunbeam of their intent to deny coverage under such policies. Sunbeam intends to pursue recovery from all of its insurers if damages are awarded against Sunbeam or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. Sunbeam's failure to obtain such insurance recoveries following an adverse judgment against Sunbeam on any of the foregoing actions could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows.

     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs, and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, Sunbeam evaluates the range of probable loss and records the minimum end of the range. As of June 30, 1999, Sunbeam had established accruals for litigation matters of $28.7 million (representing $12.5 million and $16.2 million for estimated damages or settlement amounts and legal fees, respectively). As of December 31, 1998, Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997, (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $28.7 million accrual will be paid as follows: $16.3 million in 1999, $10.3 million in 2000, and $2.1 million in 2001. Sunbeam believes, based on information known to Sunbeam on June 30, 1999, that anticipated probable costs of litigation matters existing as of June 30, 1999 have been adequately reserved, to the extent determinable.

     As a consumer goods manufacturer and distributor, Sunbeam faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.

     Sunbeam and its subsidiaries are also involved in various lawsuits from time to time that Sunbeam considers to be ordinary routine litigation incidental to its business. In the opinion of Sunbeam, the resolution of these routine matters, and of matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of Sunbeam.

     For additional information relating to litigation, see
"Business--Litigation and Other Contingent Liabilities."

NEW ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. Sunbeam adopted SOP 98-1 effective January 1, 1999. Adoption of this statement did not have a material impact on Sunbeam's consolidated financial position, results of operations, or cash flows. Actual charges incurred due to systems projects may be material.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Cost of Start-up Activities ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. Sunbeam adopted SOP 98-5 beginning January 1, 1999. Adoption of this statement did not have a material impact on Sunbeam's consolidated financial position, results of operations, or cash flows.

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

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Sunbeam has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations or cash flows.

YEAR 2000 READINESS DISCLOSURE

     Sunbeam is preparing for the impact of the Year 2000 on its operations. Year 2000 issues could include potential problems in the information technology ("IT") and non-IT systems that Sunbeam uses in its operations and problems in Sunbeam's products. Year 2000 system failures could affect routine but critical operations such as forecasting, purchasing, production, order processing, inventory control, shipping, billing and collection. In addition, system failures could affect Sunbeam's security, payroll operations, or employee safety. Sunbeam may also be exposed to potential risks from third parties with whom Sunbeam interacts who fail to adequately address their own Year 2000 issues.

  Sunbeam's Approach to Year 2000 Issues

     While Sunbeam's Year 2000 readiness planning has been underway for over one year, during the third quarter of 1998 Sunbeam established a cross-functional project team consisting of senior managers, assisted by three external consulting firms which were retained to provide consulting services and to assist Sunbeam in implementing its Year 2000 strategy. This team is headed by Sunbeam's Chief Financial Officer who reports directly to Sunbeam's Chief Executive Officer on this issue. The audit committee of the board of directors is advised periodically on the status of Sunbeam's Year 2000 readiness program.

     The Year 2000 project team has developed a phased approach to identify and resolve Year 2000 issues with many of these activities conducted in parallel. Sunbeam's approach and the anticipated timing of each phase are described below.

     Phase 1--Inventory and Assessment. During the first phase of Sunbeam's Year 2000 readiness program, Sunbeam established a Year 2000 program management office to centralize the management of all of Sunbeam's Year 2000 projects. Through this office, Sunbeam developed a corporate-wide, uniform strategy for assessing and addressing the Year 2000 issues.

     Sunbeam has completed an inventory of its hardware and software systems, manufacturing equipment, electronic data interchange, telecommunications and other technical assets potentially subject to Year 2000 problems, such as security systems and controls for lighting, air conditioning, ventilation and facility access. This inventory was then entered into Sunbeam's Year 2000 database along with a determination of the item's level of criticality to operations. For those inventory items anticipated to have a significant effect on the business if not corrected, Sunbeam's Year 2000 program envisions repair or replacement and testing of such items. All information relative to each item is being tracked in Sunbeam's Year 2000 database. Sunbeam completed most of this phase during the third and fourth quarters of 1998. Sunbeam has completed a review of the readiness of embedded microprocessors in its products and determined that none of Sunbeam's products have Year 2000 date sensitive systems.

     Phase 2--Correction and Testing. The second phase of Sunbeam's Year 2000 readiness program is structured to replace, upgrade or remediate, as necessary, those items identified during Phase 1 as requiring corrective action.

     Sunbeam relies on its IT functions to perform many tasks that are critical to its operations. Significant transactions that could be impacted by not being ready for any Year 2000 issues include, among others:

     o purchases of materials;

     o production management;

     o order entry and fulfillment;

     o payroll processing; and

     o billing and collections.

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

     Systems and applications that have been identified by Sunbeam to date as not currently Year 2000 ready and which are critical to Sunbeam's operations include:

     o financial software systems, which process:

       o order entry;

       o purchasing;

       o production management;

       o general ledger;

       o accounts receivable; and

       o accounts payable functions;

       o payroll applications; and

       o critical applications in Sunbeam's manufacturing and distribution facilities, such as warehouse management applications.

Recognizing how dependent the entire company is on IT, Sunbeam decided in 1997 to replace its primary business applications with a uniform international business and accounting information system to address the systems or applications listed above as well as to improve internal reporting processes. Based upon representations from the manufacturer that the current version of this uniform information system is Year 2000 ready, Sunbeam has been actively upgrading its business sites that currently utilize this uniform system to the Year 2000 ready version. In addition to the pre-acquisition Sunbeam locations which had already utilized an earlier non-Year 2000 ready version of this uniform business and accounting information system, Eastpak, Mr. Coffee, Health-o-Meter, and Sunbeam Latin America are replacing their current non-Year 2000 ready systems with this new uniform system. In addition, Coleman Europe is also replacing key business components with this new system.

     Sunbeam is also actively replacing and/or upgrading a number of business systems that are not Year 2000 ready, including those that use localized business system packages which were not candidates to be replaced by the uniform business and accounting information system. For example, at Coleman approximately 2,000 mainframe software programs that are used in lieu of Sunbeam's uniform business and accounting information system have been remediated and tested to be Year 2000 ready. With respect to Sunbeam's non-IT systems, including time and attendance, security, and in-line manufacturing hardware, Sunbeam is actively analyzing these items to assess any Year 2000 issues. To date, no material issues have been discovered, and Sunbeam will continue to review, test and correct, if necessary, such items.

     Sunbeam has largely implemented the corrective work described above and expects to complete final testing and implementation of such systems in the third quarter and early fourth quarter of 1999.

     Phase 3--Customers, Suppliers and Business Partners. The third phase of Sunbeam's Year 2000 readiness program which was initiated during the third and fourth quarters of 1998 is designed to assess and interact with Sunbeam's customers, suppliers, and business partners. As part of this effort, Sunbeam surveyed 1,100 vendors and suppliers, a portion of which did not provide an initial response. During the first half of 1999, "high risk" vendors were contacted directly and the number of non-respondents has since decreased substantially. In fact, currently only 7% of Sunbeam's vendors who were surveyed are categorized as "high risk," which includes non-respondents. Based on the most recent responses to the survey and continued evaluation, Sunbeam believes that there is only a low to a medium risk of Year 2000 issues for the remaining vendors. Sunbeam will continue to monitor the Year 2000 progress of the "high risk" vendors and has re-surveyed these companies to determine the appropriate course of action. Furthermore, Sunbeam is in the process of contacting alternate vendors who are Year 2000 ready to replace critical vendors deemed "high risk" in the event that these vendors are not found to be Year 2000 ready. Sunbeam is in the process of completing a verification of the Year 2000 survey responses for the most critical vendors to the Company.

     Sunbeam has responded to numerous customer inquiries about the Company's Year 2000 readiness. The Company has verified that all of the Company's major customers have planned programs to deal with Year 2000 issues and is currently completing the process of contacting its major customers to confirm they are implementing their planned programs to address Year 2000 issues. In order to improve Sunbeam's communication with its customers, suppliers and business partners, Sunbeam has set up a Sunbeam Year 2000 telephone number and is in the process of providing Year 2000 information on a Company web site.

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

     Phase 4--Contingency Planning. This phase involves contingency planning for unresolved Year 2000 issues, particularly any issues arising with third party suppliers. Sunbeam's Year 2000 readiness program is ongoing and its ultimate scope, as well as the consideration of contingency plans, will continue to be evaluated as new information becomes available. The Company has designed its Year 2000 contingency plan and is in the process of implementing it. The development of the contingency plan included a process whereby the Company's critical IT and non-IT systems were evaluated for Year 2000 readiness. As a result of this evaluation, the Company does not expect to require additional operational equipment or significant process contingency measures. Although the Company does not currently believe there is significant risk associated with its third party suppliers, the contingency plan includes the continuing evaluation of the readiness of the Company's suppliers and consideration of the Company's inventory requirements to protect against supply disruption. This evaluation process may result in an increase in inventory during the later months of 1999.

  The Risks of Sunbeam's Year 2000 Approach

     The independent consultants assisting Sunbeam in its Year 2000 readiness program have reviewed and concurred with Sunbeam's approach, have assisted in developing cost estimates and have monitored costs for the largest single component (upgrade or installation of Sunbeam's uniform system) of Sunbeam's Year 2000 program. Since Sunbeam's Year 2000 program was developed and is monitored with the help of independent consultants, Sunbeam did not engage another independent third party to verify the program's overall approach or total cost; based on this, Sunbeam believes that Sunbeam's exposure in this regard is mitigated. In addition, through the use of external third-party diagnostic software packages that are designed to analyze the Year 2000 readiness of business software programs, Sunbeam was able to identify potential Year 2000 issues at Coleman. Given this, Sunbeam believes that it has also mitigated its risk by validating and verifying key program components.

     Management believes that, although there are significant systems that are being modified or replaced, including the uniform business and accounting information system, Sunbeam's information systems environment will be made Year 2000 ready prior to January 1, 2000. Sunbeam's failure to timely complete such corrective work could have a material adverse impact on Sunbeam.

     With respect to customers, suppliers and business partners, the failure of some of these third parties to become Year 2000 ready could also have a material adverse impact on Sunbeam. For example, the failure of some of Sunbeam's principal suppliers to have Year 2000 ready internal systems could impact Sunbeam's ability to manufacture and/or ship its products or to maintain adequate inventory levels for production.

     At this time, Sunbeam believes that the most likely "worst-case" scenario relating to Year 2000 involves potential disruptions in areas in which Sunbeam's operations must rely on third parties, such as suppliers, whose systems may not work properly after January 1, 2000. While such system failures could either directly or indirectly affect important operations of Sunbeam and its subsidiaries in a significant manner, Sunbeam cannot at present estimate either the likelihood or the potential cost of such failures. Subject to the nature of the goods or services provided to Sunbeam by third parties whose operations are not made ready for Year 2000 issues, the impact on Sunbeam's operations could be material if appropriate contingency plans cannot be developed prior to January 1, 2000.

     The nature and focus of Sunbeam's efforts to address the Year 2000 problem may be revised periodically as interim goals are achieved or new issues are identified. In addition, it is important to note that the description of Sunbeam's efforts and assessments necessarily involves estimates and projections with respect to activities required in the future. These estimates and projections are subject to change as work continues, and such changes may be substantial.

  The Costs to Address Sunbeam's Year 2000 Issues

     Through the first half of 1999, including costs incurred in 1998, Sunbeam had expended approximately $50 million to address Year 2000 issues of which approximately 45% was recorded as capital expenditures and the remainder as SG&A expense. Sunbeam's current assessment of the total costs to address and remedy Year 2000 issues and enhance its operating systems, including costs for the acquired companies, is approximately $60 million.

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

     This estimate includes the following categories:

o uniform international business and accounting system                                            $40 million

o localized business system software upgrades and remediation                                     $ 9 million

o Year 2000 readiness assessment and tracking                                                     $ 6 million

o upgrade of personal computers and related software                                              $ 5 million

     The amount to be incurred for Year 2000 issues during 1999 of approximately $41 million represents over 50% of Sunbeam's total 1999 budget for information systems and related support, including Year 2000 costs. A large majority of these costs are expected to be incremental expenditures that will not recur in the Year 2000 or thereafter. Fees and expenses related to third party consultants, who are involved in the program management office as well as the modification and replacement of software, represent approximately 75% of the total estimated cost. The balance of the total estimated cost relates primarily to software license fees and new hardware, but excludes the costs associated with company employees. Sunbeam expects these expenditures to be financed through operating cash flows or borrowings, as applicable. A significant portion of these expenditures will enhance Sunbeam's operating systems in addition to resolving the Year 2000 issues. As Sunbeam completes its assessment of the Year 2000 issues, the actual expenditures incurred or to be incurred may differ materially from the amounts shown above. The bank credit facility does not permit Sunbeam to spend more than $50 million on Year 2000 testing and remediation during 1999.

     Because Year 2000 readiness is critical to the business, Sunbeam has redeployed some resources from non-critical system enhancements to address Year 2000 issues. In addition, due to the importance of IT systems to Sunbeam's business, management has deferred non-critical systems enhancements as much as possible. Sunbeam does not expect these redeployments and deferrals to have a material impact on Sunbeam's financial condition, results of operations or cash flows.

EFFECTS OF INFLATION

     For each of the three years in the period ended December 31, 1998 and in the six month period ended June 30, 1999, Sunbeam's cost of raw materials and other product remained relatively stable. To the extent possible, Sunbeam's objective is to offset the impact of inflation through productivity enhancements, cost reductions and price increases.

CAUTIONARY STATEMENTS

     Certain statements in this prospectus may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Sunbeam to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word "estimate," "project," "intend," "expect," "believe," "may," "well," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with Sunbeam, including its management. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. These cautionary statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Sunbeam cautions investors that any forward-looking statements made by Sunbeam are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to Sunbeam include, but are not limited to, risks associated with:

     o high leverage;

     o Sunbeam's ability to comply with the terms of its bank credit facility, including financial covenants and covenants related to the completion of the Coleman merger, or to enter into an amendment to its credit agreement containing financial covenants which it and its bank lenders find mutually acceptable,

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

       or to continue to obtain waivers from its bank lenders with respect to its compliance with the existing covenants contained in the bank credit facility, and to continue to have access to its revolving credit facility, or Sunbeam's ability to refinance its indebtedness at acceptable rates with acceptable terms;

     o Sunbeam's ability to integrate the recently acquired Coleman, Signature Brands and First Alert companies and expenses associated with such integration;

     o Sunbeam's sourcing of products from international vendors, including the ability to select reliable vendors and to avoid delays in shipments;

     o Sunbeam's ability to maintain and increase market share for its products at anticipated margins;

     o Sunbeam's ability to successfully introduce new products and to provide on-time delivery and a satisfactory level of customer service;

     o changes in domestic and/or foreign laws and regulations, including changes in tax laws, accounting standards, environmental laws, occupational, health and safety laws;

     o access to foreign markets together with foreign economic conditions, including currency fluctuations and trade, monetary and/or tax policies;

     o uncertainty as to the effect of competition in existing and potential future lines of business;

     o fluctuations in the cost and availability of raw materials and/or products;

     o changes in the availability and costs of labor;

     o effectiveness of advertising and marketing programs;

     o economic uncertainty in Japan, Korea and other Asian countries, as well as in Mexico, Venezuela, and other Latin American countries;

     o product quality, including excess warranty costs, product liability expenses and costs of product recalls;

     o weather conditions which can have an unfavorable impact upon sales of certain of Sunbeam's products;

     o the numerous lawsuits against Sunbeam and the SEC investigation into Sunbeam's accounting practices and policies, and uncertainty regarding Sunbeam's available coverage on its directors' and officers' liability insurance;

     o the possibility of a recession in the United States or other countries resulting in a decrease in consumer demands for Sunbeam's products;

     o actions by competitors including business combinations, new product offerings and promotional activities; and

     o failure of Sunbeam and/or its suppliers of goods or services to timely complete the remediation of computer systems to effectively process Year 2000 information.

Other factors and assumptions not included in the list above may cause Sunbeam's actual results to materially differ from those projected.

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

                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On November 20, 1998, the audit committee recommended and Sunbeam's board approved the appointment of Deloitte & Touche as its independent auditors for 1998, to replace Arthur Andersen, Sunbeam's former auditor. Arthur Andersen is continuing to provide certain professional services to Sunbeam.

     On June 25, 1998, Sunbeam announced that Arthur Andersen would not consent to the inclusion of its opinion on Sunbeam's 1997 financial statements in a registration statement Sunbeam was planning to file with the SEC. On June 30, 1998, Sunbeam announced that the audit committee of its board of directors would conduct a review of Sunbeam's prior financial statements and that, therefore, those financial statements should not be relied upon. Sunbeam also announced that Deloitte & Touche had been retained to assist the audit committee and Arthur Andersen in their review of Sunbeam's prior financial statements. On August 6, 1998, Sunbeam announced that the audit committee had determined that Sunbeam would be required to restate its financial statements for 1997, the first quarter of 1998 and possibly 1996, and that the adjustments, while not then quantified, would be material. On October 20, 1998 Sunbeam announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. On November 12, 1998, Sunbeam filed a Form 10-K/A for the year ended December 28, 1997, which contains an unqualified opinion by Arthur Andersen on Sunbeam's restated consolidated financial statements as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997.

     Arthur Andersen's report on Sunbeam's financial statements for the two fiscal years of Sunbeam ended December 28, 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for those periods and through November 20, 1998, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused Arthur Andersen to make reference thereto in their report on the financial statements for such years. Sunbeam has not consulted with Deloitte & Touche on any matter that was either the subject of a disagreement or a reportable event between Sunbeam and Arthur Andersen.

     In connection with the restatements referred to above, in a letter dated October 16, 1998, Arthur Andersen advised Sunbeam that there existed the following conditions that Arthur Andersen believed to be material weaknesses in Sunbeam's internal controls:

          "In our opinion, [Sunbeam's] design and effectiveness of its internal control were inadequate to detect material misstatements in the preparation of [Sunbeam's] 1997 annual (before audit) and quarterly financial statements."

     As part of its audit of Sunbeam's 1997 consolidated financial statements that led to the restatement of these financial statements, Arthur Andersen was required to consider Sunbeam's internal controls in determining the scope of its audit procedures. Arthur Andersen has advised management of its concerns regarding Sunbeam's internal controls. Management is addressing these concerns and although Sunbeam has not yet fully implemented all additional planned controls, management believes that the interim measures Sunbeam has adopted to prevent material misstatements in its financial statements will be effective until the remainder of the additional controls can be implemented.

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

                                    BUSINESS

GENERAL

     Sunbeam is a leading designer, manufacturer and marketer of branded consumer products. Sunbeam's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. Sunbeam also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. Sunbeam's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     Sunbeam was organized in 1989 as Sunbeam-Oster Company, Inc., and in September 1990, Sunbeam acquired the assets and assumed certain liabilities, through a reorganization, of Allegheny International, Inc., an entity operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code since 1988. In August 1992, Sunbeam completed a public offering of 20,000,000 shares of its common stock. In May 1995, Sunbeam changed its name from Sunbeam-Oster Company, Inc. to Sunbeam Corporation.

     In 1998 Sunbeam acquired an indirect controlling interest in Coleman and all the outstanding common stock of Signature Brands and First Alert.

PRODUCTS AND OPERATIONS

     Sunbeam's operations are managed through four groups: Household, Outdoor Leisure, International and Corporate. The Household and Outdoor Leisure operating groups encompass the following products:

     o In the Household group:

     (1) Appliances--including mixers, blenders, food steamers, breadmakers, rice cookers, coffee makers, toasters, irons and garment steamers;

     (2) Health products--including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors;

     (3) Scales;

     (4) Personal care--including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels;

     (5) Blankets--including electric blankets, heated throws and mattress pads; and

     (6) First Alert--including smoke and carbon monoxide detectors, fire extinguishers and home safety equipment.

     o In the Outdoor Leisure group:

     (1) Outdoor recreation products--including tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters;

     (2) Outdoor cooking products--including gas and charcoal outdoor grills and grill parts and accessories;

     (3) Powermate products--including portable power generators and air compressors; and

     (4) Eastpak products--including backpacks and bags.

     Sunbeam's International group is managed through the following regional subdivisions:

     (1) Europe--manufacture, sales and distribution of Campingaz(Registered) products and sales and distribution in Europe, Africa and the Middle East of other Sunbeam products;

     (2) Latin America--manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products;

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

     (3) Japan--sales and distribution of primarily outdoor recreation products;

     (4) Canada--sales and distribution of substantially all Sunbeam's products; and

     (5) East Asia--sales and distribution in all areas of East Asia other than Japan of substantially all Sunbeam's products.

     Sunbeam's Corporate group provides certain management, accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operation of Sunbeam's retail stores and the conduct of Sunbeam's licensing activities.

     See Note 14 to the Consolidated Financial Statements and Note 9 to the Condensed Consolidated Financial Statements for financial data concerning Sunbeam's operating segments.

  Household

     Sunbeam's Household group includes appliances, health products, scales, personal care products, blankets and First Alert products. Net sales of Household group products accounted for approximately 50%, 73% and 74% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Except as discussed below, there were no Household group products or group of similar products with sales that accounted for 10% or more of consolidated net sales in any of the last three fiscal years.

     Appliances. Small kitchen appliances include Mixmaster(Registered) stand mixers, hand mixers, Osterizer(Registered) blenders, food processors, rice cookers, food steamers, toasters, can openers, breadmakers, waffle makers, ice cream makers, frying pans, deep fryers and culinary accessories, which are sold primarily under the Sunbeam(Registered) and Oster(Registered) brand names. In addition, Sunbeam sells coffee makers under the Mr. Coffee(Registered), Sunbeam and Oster brand names and, with respect to coffee and tea products, the Mr. Coffee brand name. Other brand names or trademarks used in marketing include: Toast Logic(Registered), Details(Registered) by Mr. Coffee for high end coffeemakers sold in department and specialty stores, Mrs. Tea(Trademark), and Iced Tea Pot(Trademark), Oster Designer(Registered) and Pause N Serve(Registered). Sunbeam holds the number one or two market positions in coffee makers, mixers, and breadmakers. Appliances also encompass garment care appliances consisting of irons and steamers. Sunbeam manufactures a portion of its appliances in its United States and Mexico plants and sources the balance of its appliance products from domestic and foreign manufacturers.

     Health. Sunbeam markets many of its health products under the Sunbeam(Registered) name and the trademark Health at Home(Registered). These products include heating pads, bath scales, blood pressure and other health-monitoring instruments, massagers, vaporizers, humidifiers and dental care products. Sunbeam assembles and/or manufactures its vaporizers, humidifiers and heating pads at its United States and Mexico facilities. Sunbeam's other personal health products are sourced from manufacturers primarily located in China.

     Scales. Sunbeam also designs, manufactures and markets scales for consumer, office and professional use. Sunbeam manufactures a complete line of analog and digital floor scales, waist-high and eye-level scales for use in weight monitoring by consumers. These consumer scales are sold under the brand names Health o Meter(Registered), Sunbeam, Counselor(Registered) and Borg(Registered). Other trademarks used in marketing the scales are BigFoot(Registered) and Precious Metals(Registered). Sunbeam also markets professional scales such as traditional balance beam scales, pediatric scales, wheelchair ramp scales, chair and sling scales and home healthcare scales using the Pro Series(Registered) and Pro Plus Series(Registered) trademarks in addition to the Health o Meter brand. Sunbeam's line of scales also includes letter and parcel scales for office use, marketed under the Pelouze(Registered) brand name. Sunbeam has a commanding share of the office scale market with its Pelouze scales. Sunbeam's Pelouze food scales include analog and digital portion control scales, thermometers and timers for commercial and non-commercial applications. Sunbeam manufactures approximately one-half of its scales at a United States plant and sources the remaining scales from both domestic and foreign suppliers.

     Personal Care. Sunbeam's personal care products include a broad line of hair clippers and trimmers for animals and humans which are sold through retail channels. Sunbeam holds the number one or two position in its clipper and trimmer product lines. Sunbeam also markets a line of professional barber, beauty and animal grooming products, including electric and battery clippers, replacement blades and other grooming accessories sold to both conventional retailers and through professional distributors. These products are manufactured at Sunbeam's United States and Mexico facilities.

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

     Blankets. Sunbeam's blanket products include electric blankets, Cuddle-Up(Registered) heated throws and heated mattress pads. Sunbeam holds the number one market position in each of electric blankets, heated throws and heated mattress pads. These products are manufactured at Sunbeam's United States and Mexico facilities. In 1996, sales of electric blankets accounted for approximately 12% of consolidated net sales.

     First Alert. Sunbeam is a leading manufacturer and marketer of a broad range of residential safety products, including residential use ionization and photoelectric smoke detectors in which Sunbeam has the leading market share. Other products include carbon monoxide detectors, fire extinguishers, rechargeable flashlights and lanterns, electric and electromechanical timers, night lights, radon gas detectors, fire escape ladders and motion sensing lighting controls. Sunbeam's smoke detectors are battery-operated and carbon monoxide detectors are available in both plug in and battery operated units and in a combination unit. These products are marketed primarily under the First Alert(Registered) brand name. Sunbeam also uses the brand names Family Gard(Registered) and Sure Grip(Registered) for certain of its products. Sunbeam markets certain of these products under the BRK(Registered) brand for the electrical wholesale markets. Sunbeam manufactures its smoke and carbon monoxide detectors in its Mexico plant, manufactures fire extinguishers in its United States plant and sources other products from domestic and foreign suppliers.

     In 1996, Sunbeam's furniture business accounted for approximately 23% of consolidated net sales. See Note 13 to the Consolidated Financial Statements for information relating to the divestiture of Sunbeam's furniture business.

  Outdoor Leisure

     Sunbeam's Outdoor Leisure group includes products for outdoor recreation and outdoor cooking, as well as the Powermate and Eastpak product lines. Net sales of the Outdoor Leisure group accounted for approximately 50%, 25% and 26% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Except as discussed below, there were no other Outdoor Leisure products or groups of similar products with sales that accounted for 10% or more of consolidated net sales in any of the last three fiscal years.

     Outdoor Recreation. Principal outdoor recreation products include a comprehensive line of lanterns and stoves for outdoor recreational use, fuel-related products such as disposable fuel cartridges, a broad range of coolers and jugs, sleeping bags, backpacks, tents, outdoor folding furniture, portable electric lights, camping accessories and other products. These products are used predominantly in outdoor recreation, but many products have applications in emergency preparedness and some are also used in home improvement projects. The products are distributed predominantly through mass merchandisers, home centers and other retail outlets. Sunbeam believes it is the leading manufacturer of lanterns and stoves for outdoor recreational use in the world. Sunbeam's liquid fuel appliances include single and dual fuel-powered lanterns and stoves and a broad range of propane- and butane-fueled lanterns and stoves. These products are manufactured at Sunbeam's facilities located in the United States and are marketed under the Coleman(Registered) and Peak One(Registered) brand names.

     Sunbeam manufactures and sells a wide variety of insulated coolers and jugs and reusable ice substitutes, including personal coolers for camping, picnics or lunch box use; large coolers; beverage coolers for use at work sites and recreational and social events; and soft-sided coolers. Sunbeam's cooler products are manufactured predominantly at Sunbeam's facilities located in the United States and are marketed under the Coleman brand name worldwide. Sunbeam designs, manufactures or sources, and markets textile products, including tents, sleeping bags, backpacks and rucksacks. Sunbeam's tents and sleeping bags are marketed under the Coleman and Peak One brand names. Sunbeam manufactures and markets aluminum- and steel-framed, portable, outdoor, folding furniture under the Coleman and Sierra Trails(Registered) brand names. These products are manufactured predominantly at Sunbeam's facilities located in the United States. Sunbeam designs and markets electric lighting products that are manufactured by others and sold under the Coleman, Powermate and Job-Pro(Registered) brand names. These products include portable electric lights such as hand held spotlights, flashlights and fluorescent lanterns and a line of rechargeable lanterns and flashlights. Sunbeam designs, sources and markets a variety of small accessories for camping and outdoor use, such as cookware and utensils. These products are manufactured by third-party vendors to Coleman's specifications and are marketed under the Coleman brand name.

     Outdoor Cooking. Sunbeam is a leading supplier of outdoor barbecue grills. Sunbeam has one of the leading market share positions in the gas grill industry. Outdoor barbecue grills consist of gas, electric and charcoal models which are sold by Sunbeam primarily under the Sunbeam and Grillmaster(Registered) brand names.

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

Sunbeam's outdoor cooking products also include smokers and replacement parts for grills and various accessories such as cooking utensils, grill cleaning products and barbecue tools. Almost all of Sunbeam's grills are manufactured at Sunbeam's United States facility. Sunbeam sources practically all of its accessories and a portion of its replacement parts from various manufacturers, many of which are in East Asia. A licensee of Sunbeam produces gas barbecue grills under the Coleman name. In 1997 and 1996, sales of gas grills accounted for approximately 13% and 19%, respectively, of consolidated net sales.

     Powermate. Sunbeam's principal Powermate products include portable generators and portable and stationary air compressors. Sunbeam is a leading manufacturer and distributor of portable generators in the United States. Generators are used for home improvement projects, small businesses, emergency preparedness and outdoor recreation. These products are manufactured by Sunbeam at its United States facilities using engines manufactured by third parties, are marketed under the Coleman Powermate(Registered) brand name and are distributed predominantly through mass merchandisers and home center chains. Sunbeam also produces advanced, light-weight generators incorporating proprietary technology. Sunbeam's air compressors are manufactured at its facilities located in the United States, are marketed under the Coleman Powermate brand name and are distributed predominantly through mass merchandisers and home center chains.

     Eastpak. Sunbeam designs, manufactures and distributes book bags, backpacks and related goods throughout the United States under the Eastpak and Timberland(Registered) brand names. Sunbeam manufactures the majority of its products in its plants located in Puerto Rico.

  International

     Sunbeam markets a variety of products outside the United States. While Sunbeam sells many of the same products domestically and internationally, it also sells products designed specifically to appeal to foreign markets. Sunbeam, through its foreign subsidiaries, has manufacturing facilities in France, Indonesia, Italy, Mexico, and Venezuela, and sales administration offices, warehouse and distribution facilities in Canada, Europe, the Mideast, Asia and Latin America. Sunbeam also sells its products directly to international customers in certain other markets through Sunbeam sales managers, independent distributors and commissioned sales representatives. The products sold by the international group are sourced from Sunbeam's manufacturing operations or from vendors primarily located in Asia. International sales accounted for approximately 23%, 21% and 19% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Sunbeam's international operations are managed through the following geographic areas:

     Europe. Sunbeam's European operations are managed from Lyon, France and the sales are dominated by the product lines acquired by Sunbeam as part of the Coleman acquisition, including the Campingaz product lines and Eastpak products. Sunbeam's European office also manages the sale and distribution of Company products throughout Africa and the Middle East.

     Japan. Sunbeam's sales in Japan are almost exclusively sales of camping equipment such as tents, stoves, lanterns, sleeping bags and accessories.

     Latin America. The activities of Sunbeam outside the United States were primarily focused in Mexico and Latin America prior to the 1998 acquisition of Coleman. Sunbeam enjoys a strong market position in a number of product lines in Latin America. The Oster brand has the leading market share in small appliances in a number of Latin American countries. Sunbeam's sales in Latin America are derived primarily from household appliances, particularly the Oster blender and the recently introduced Oster arepa maker.

     Canada. Sunbeam sells substantially all of its products in Canada through a distribution sales office located in Toronto.

     East Asia. During 1998, Sunbeam's sales in East Asia were hampered by the economic downturn particularly in South Korea where Sunbeam had developed a strong market for Eastpak bags, and in Indonesia where the company sells Campingaz products. Sunbeam has established a sales office in Australia, from which it sells primarily clippers and appliances, and distributes First Alert products in Australia and New Zealand. Sales offices have also been established in Manila and Hong Kong.

     Sunbeam has sales and facilities in countries where economic growth has slowed, primarily Japan, Korea and Latin America. The economies of other foreign countries important to Sunbeam's operations could also suffer instability in the future. The following are among the factors that could negatively affect Sunbeam's operations in foreign markets: (1) access to markets; (2) currency devaluation; (3) new tariffs; (4) changes in

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

monetary and/or tax policies; (5) inflation; and (6) governmental instability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Foreign Operations."

CORPORATE

     Retail. Sunbeam sells many of its products through its retail outlet stores which are operated under the Sunbeam, Oster and Camp Coleman(Registered) names. In addition, Sunbeam currently has 37 retail outlet stores in the United States and Canada which primarily carry discontinued, overstock and refurbished products for retail sale to consumers. Net sales from retail stores were not significant in any of the last three fiscal years.

     Licensing. Sunbeam licenses the Sunbeam name and the Coleman name and logo under two types of licensing arrangements: general merchandise licenses and licenses to purchasers of businesses divested by Sunbeam. Sunbeam's general merchandise licensing activities involve licensing the Sunbeam and/or Coleman name and logo, for a royalty fee, to certain companies that manufacture and sell products that complement Sunbeam's product lines. Revenue from licensing activities in 1998 in the amount of $4 million was generated primarily from the license of the Coleman name. In addition, Sunbeam licenses trade names from third parties for use in connection with Sunbeam's products. Revenue from licensing activities was not significant in 1997 and 1996.

COMPETITION

     The markets in which Sunbeam operates are generally highly competitive, based primarily on product quality, product innovation, price and customer service and support, although the degree and nature of such competition vary by location and product line. Sunbeam believes that no other company produces and markets the breadth of household appliance, camping and outdoor recreation products marketed by Sunbeam.

     Sunbeam competes with various manufacturers and distributors with respect to its household appliances. Primary competitors in the kitchen appliance area have been Black & Decker (which recently sold its appliance division to Windmere), Hamilton Beach/Procter Silex, West Bend, Melita, Salton-Maxim, Cuisinart, Regal, Krups, Kitchen Aid, Braun and Rival. Sunbeam's primary competitor in the consumer scale market is Metro Corporation. Sunbeam's health care products compete with those of numerous small manufacturers and distributors, none of which dominates the home health care market. Sunbeam has no domestic competitors for its electric blankets and heated throws and enjoys a market share in excess of 90% for these products. Sunbeam's primary competitors for retail clippers and trimmers are Wahl and Conair; the primary competitors in the professional products lines are Wahl and Andis. Sunbeam enjoys a leading market share with respect to its smoke and carbon monoxide detectors where Ranco, American Sensor, Nighthawk and Siebe are the primary competitors. Sunbeam competes with Micro General with respect to its Pelouze scales.

     Sunbeam's Outdoor Leisure products compete with numerous products sold by other manufacturers. Lanterns and stoves compete with, among others, products offered by Century Primus, American Camper and Dayton Hudson Corporation, while Desa & Schau and Mr. Heater are the primary competitors for heaters. The primary competitors for Sunbeam's portable furniture are a variety of import companies. Sunbeam's insulated cooler and jug products compete with products offered by Rubbermaid Incorporated, Igloo Products Corp. and The Thermos Company. Sunbeam's sleeping bags compete with, among others, American Recreation, Slumberjack, Academy Broadway Corp. and MZH Inc, as well as certain private label manufacturers. In the tent market, Sunbeam competes with, among others, Wenzel, Eureka and Mountain Safety Research, as well as certain private label manufacturers. Sunbeam competes with W.C. Bradley, Meco, Fiesta, Ducane, Weber and Keanall for sales of outdoor grills and accessories. Sunbeam's backpack products compete with, among others, American Camper, JanSport, Nike, Outdoor Products, The North Face, and Kelty, as well as certain private label manufacturers. Sunbeam's competition in the electric light business includes, among others, Eveready and Rayovac Corporation. Sunbeam's camping accessories compete primarily with Coughlan's. Sunbeam's primary competitors in the generator business are Generac Corporation, Honda Motor Co., Ltd., Kawasaki and Yamaha. Primary competitors in the air compressor business include DeVilbiss and Campbell Hausfield. In addition, Sunbeam competes with various other entities in international markets.

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

CUSTOMERS

     Sunbeam markets its products through virtually every category of retailer including mass merchandisers, catalog showrooms, warehouse clubs, department stores, catalogues, Company-owned outlet stores, television shopping channels, hardware stores, home improvement centers, office products centers, drug and grocery stores, and pet supply retailers, as well as independent distributors and military post exchange outlets. In 1998, Sunbeam sold products to virtually all of the top 100 U.S. retailers, including Wal-Mart/Sam's Club, Kmart, Price Costco, Target Stores and Home Depot. Sunbeam's largest customer, Wal-Mart, accounted for approximately 18%, 20% and 19% of consolidated net sales in 1998, 1997 and 1996, respectively. Sunbeam has the majority of its U.S. customer sales on electronic data interchange (EDI) systems.

BACKLOG

     The amount of backlog orders at any point in time is not a significant factor in Sunbeam's business.

PATENTS AND TRADEMARKS

     Sunbeam believes that an integral part of its strength is its ability to capitalize on the Sunbeam(Registered), Coleman(Registered), Oster(Registered), Eastpak(Registered), Mr. Coffee(Registered), Health o Meter(Registered), First Alert(Registered) and Campingaz(Registered) trademarks which are registered in the United States and in numerous foreign countries. Widely recognized throughout North America, Latin America and Europe, these registered trademarks, along with Powermate(Registered), Pelouze(Registered), Peak One(Registered), Osterizer(Registered), Mixmaster(Registered), Toast Logic(Registered), Steammaster(Registered), Oskar(Registered), Grillmaster(Registered) and "Blanket with a Brain(Registered)" brands are important to the success of Sunbeam's products. Other important trademarks within Sunbeam include Oster Designer(Registered), Cuddle-Up(Registered) and A5(Registered). The loss of any single trademark would not have a material adverse effect on Sunbeam's business; however, the Sunbeam, Coleman and Mr. Coffee trademarks are integral to certain of Sunbeam's continuing operations and Sunbeam aggressively monitors and protects these and other brands.

     Sunbeam holds numerous design and utility patents covering a wide variety of products, the loss of any one of which would not have a material adverse effect on Sunbeam's business taken as a whole.

RESEARCH AND DEVELOPMENT

     New products and improvements to existing products are developed based upon the perceived needs and demands of consumers. Research and development expenditures are expensed as incurred. The amounts charged to operations for the six months ended June 30, 1999 and 1998 and for the fiscal years ended 1998, 1997 and 1996 were $11.2 million, $8.0 million, $18.7 million, $5.7 million and $6.5 million, respectively.

EMPLOYEES

     As of June 30, 1999, Sunbeam had approximately 13,300 full-time and part-time employees of which approximately 7,500 are employed domestically. Sunbeam is a party to collective bargaining agreements with its hourly employees located at the Aurora, Illinois, Glenwillow, Ohio and Bridgeview, Illinois plants. Sunbeam's Canadian warehouse employees are represented by a union, as are all of the production employees at Sunbeam's operations in France and Italy. Sunbeam has had no material labor-related work stoppages and, in the opinion of management, relations with its employees are generally good.

SEASONALITY

     Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year. Furthermore, sales of a number of products, including warming blankets, vaporizers, humidifiers, grills, First Alert products, camping and generator products, may be impacted by unseasonable weather conditions.

RAW MATERIALS/SUPPLIERS

     The raw materials used in the manufacture of Sunbeam's products are available from numerous suppliers in quantities sufficient to meet normal requirements. Sunbeam's primary raw materials include aluminum, steel, plastic resin, copper, electrical components, various textiles or fabrics and corrugated cardboard for

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

cartons. Sunbeam also purchases a substantial number of finished products. Sunbeam is not dependent upon any single supplier for a material amount of such sourced products.

PROPERTIES

     Sunbeam's principal properties as of June 30, 1999 are as follows:

                                                                                             BUILDING       OWNED/
LOCATION                                             PRINCIPAL USE                         SQUARE FOOTAGE   LEASED
-----------------------------  ----------------------------------------------------------  --------------   ------
UNITED STATES
Aurora, IL                     First Alert offices, manufacture of fire
                                 extinguishers...........................................       236,000     Leased
Boca Raton, FL                 Corporate headquarters....................................       100,626     Leased
Bridgeview, IL                 Offices and manufacture of scales.........................       157,000      Owned
Glenwillow, OH                 Manufacture of Mr. Coffee products, distribution warehouse
                                 and offices.............................................       458,000     Leased
Hattiesburg, MS                Manufacture of molded plastic parts, humidifiers,
                                 vaporizers, warehouse/distribution, and offices.........       725,000      Owned
Haverhill, MA                  Office and warehouse/distribution.........................       111,750     Leased
Kearney, NE                    Manufacture/assembly of portable generators; office and
                                 warehouse...............................................       155,000     Leased(1)
Lake City, SC                  Manufacture of sleeping bags..............................       168,000      Owned
Maize, KS                      Manufacture of propane cylinders
                               and machined parts........................................       232,760     Leased
McMinnville, TN                Manufacture of clippers, trimmers and blades..............       169,400     Leased
Neosho, MO                     Manufacture of outdoor barbecue grills....................       669,700      Owned
New Braunfels, TX              Manufacture of insulated coolers and other plastic
                                 products................................................       338,000      Owned
Pocola, OK                     Manufacture of outdoor folding furniture and warehouse....       186,000      Owned
Springfield, MN                Manufacture of air compressors............................       166,000      Owned
Waynesboro, MS                 Manufacture of electric blankets..........................       853,714     Leased
Wichita, KS                    Manufacture of lanterns and stoves and insulated coolers
                                 and jugs; research and development and design
                                 operations; office and warehouse........................     1,197,000      Owned
Morovis and Orocovis,          Manufacture of daypacks, sports bags, and related
  Puerto Rico                    products; office and warehouse..........................       110,000     Leased

INTERNATIONAL
Acuna, Mexico                  Manufacture of appliances.................................       110,000      Owned
Barquisimeto, Venezuela        Manufacture of appliances.................................        75,686      Owned
Centenaro di Lonato, Italy     Manufacture of butane lanterns, stoves, heaters and
                                 grills; office and warehouse............................        77,000      Owned
Juarez, Mexico                 Manufacture of smoke and carbon monoxide detectors........       109,000     Leased
Matamoros, Mexico              Manufacture of controls...................................        91,542      Owned
Mississauga, Canada            Sales and distribution office.............................        19,891     Leased
St. Genis Laval, France        Manufacture of lanterns and stoves, filling of gas
                                 cylinders, and assembly of grills; office and
                                 warehouse...............................................     2,070,000      Owned(2)
Tlalnepantla, Mexico           Manufacture of appliances.................................       297,927      Owned

------------------
(1) The owned facilities at Kearney, Nebraska reside on land leased under three leases that expire in 2007 with options to extend each for three additional ten-year periods.

(2) The warehouse portion of St. Genis Laval, France is leased for terms that expire in 2004; the remaining facility is owned.

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

     Sunbeam also maintains leased sales and administrative offices in the United States, Europe, Asia and Latin America, among other sites. Sunbeam leases various warehouse facilities and/or accesses public warehouse facilities as needed on a short term lease basis. Sunbeam also maintains gas filling plants in Indonesia, the Philippines and the United Kingdom. Sunbeam also leases a total of 172,469 square feet for the operation of its retail outlet stores. Company management considers Sunbeam's facilities to be suitable for Sunbeam's operations, and believes that Sunbeam's facilities provide sufficient capacity for its production requirements.

LITIGATION AND OTHER CONTINGENT LIABILITIES

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of Sunbeam common stock in the U.S. District Court for the Southern District of Florida against Sunbeam and some of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also named as defendant Arthur Andersen, Sunbeam's independent accountants for the period covered by the lawsuit.

     On June 16, 1998, the court entered an order consolidating all these suits and all similar class actions subsequently filed (collectively, the "Consolidated Federal Actions") and providing time periods for the filing of a consolidated amended complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the court entered an order appointing lead plaintiffs and lead counsel. This order also stated that it shall apply to all subsequently filed actions that are consolidated with the other actions. On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the court entered an order overruling plaintiffs' objections and affirming its prior order appointing lead plaintiffs and lead counsel.

     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against Sunbeam, some of its present and former directors and former officers, and Arthur Andersen. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC
Rule 10b-5, defendants made material misrepresentations and omissions regarding Sunbeam's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of Sunbeam common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over Sunbeam, causing Sunbeam to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. On February 5, 1999, plaintiffs moved for an order certifying a class consisting of all persons and entities who purchase Sunbeam common stock or who purchased call options or sold put options with respect to Sunbeam common stock during the period
April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates, and employees of Sunbeam. Defendants' response to the motion for class certification was filed on May 6, 1999. On March 8, 1999, all defendants who had been served with the consolidated amended class action complaint moved to dismiss it. Under the Private Securities Litigation Reform Act of 1995, all discovery in the consolidated action is stayed pending resolution of the motions to dismiss.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against Sunbeam and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when Sunbeam granted stock options on or about February 2, 1998 at an exercise price of $36.85 to three of its officers and directors who were subsequently terminated by Sunbeam. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a pre-suit demand on Sunbeam's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of Sunbeam against some of its present and former directors and former officers and Arthur Andersen. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh, Sunbeam's former Chairman and Chief Executive Officer and former Chief Financial Officer, respectively, caused Sunbeam to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks a declaration that the individual defendants have violated fiduciary duties, an injunction against the payment of compensation to Messrs. Dunlap and Kersh or

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the imposition of a constructive trust on such payments, and unspecified money damages. The defendants have each moved to dismiss the second amended complaint in whole or in part.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority stockholders of Coleman against Coleman, Sunbeam and certain of Sunbeam's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998 against the same parties. The complaints in these class actions allege, in essence, that the existing exchange ratio for the proposed Coleman merger is no longer fair to Coleman minority stockholders as a result of the decline in the market value of Sunbeam common stock. On October 21, 1998, Sunbeam announced that it had entered into a memorandum of understanding to settle, subject to court approval, the class actions. The court hearing on the settlement was held on September 29, 1999, but the court has not yet ruled on the settlement. Under the terms of the proposed settlement, if approved by the court, Sunbeam will issue to Coleman minority stockholders and plaintiffs' counsel in this action warrants to purchase up to approximately 4.98 million shares of Sunbeam common stock at $7 per share, subject to anti-dilution adjustments. Coleman minority stockholders who elect an appraisal under Delaware law will not receive warrants. These warrants will generally have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary and will be issued when the Coleman merger is consummated, which is now expected to occur during the second half of 1999. Issuance of these warrants will be accounted for as additional purchase consideration. There can be no assurance that the court will approve the settlement as proposed.

     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U.S. District Court for the Southern District of Florida by stockholders of Sunbeam against Sunbeam, MacAndrews & Forbes and some of Sunbeam's present and former directors. These complaints allege that the defendants breached their fiduciary duties when Sunbeam entered into a settlement agreement with the MacAndrews & Forbes subsidiary that sold Sunbeam a controlling interest in Coleman. In the settlement agreement the MacAndrews & Forbes subsidiary released Sunbeam from threatened claims arising out of Sunbeam's acquisition of its interest in Coleman, and MacAndrews & Forbes agreed to provide management support to Sunbeam. Under the settlement agreement the MacAndrews & Forbes subsidiary was granted a warrant expiring August 24, 2003 to purchase up to an additional 23 million shares of Sunbeam's common stock at an exercise price of $7 per share, subject to anti-dilution provisions. The plaintiffs have requested an injunction against the issuance of stock to MacAndrews & Forbes upon the exercise of its warrant and unspecified money damages. These complaints also allege that the rights of the minority stockholders have been compromised, as the settlement would normally require stockholder approval under the rules and regulations of the NYSE. The audit committee of Sunbeam's board of directors determined that obtaining such stockholder approval would have seriously jeopardized the financial viability of Sunbeam which is an allowable exception to the NYSE stockholder approval requirements. By order of the Delaware Court of Chancery dated January 7, 1999, the derivative actions filed in that court were consolidated, and Sunbeam and other defendants have moved to dismiss these actions. The action filed in the U.S. District Court for the Southern District of Florida has been dismissed.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of Sunbeam's alleged misstatements and omissions regarding Sunbeam's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the U.S. National Bank of Galveston, Kempner Capital Management, Inc. and Legacy Trust Company engaged in transactions in Sunbeam common stock on their own behalf and on behalf of their respective clients. Sunbeam is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to the U.S. District Court for the Southern District of Texas and subsequently transferred to the Southern District of Florida and consolidated with the Consolidated Federal Actions. Plaintiffs in this action have objected to the consolidation and have sought reconsideration by the Southern District of Florida of the order of the Southern District of Texas denying plaintiffs' motion to remand the case to state court and transferring it to Florida.

     A similar suit was brought by the same group of plaintiffs in the above action against Arthur Andersen. In that action, the plaintiffs allege that Arthur Andersen violated the Texas Securities Act, committed statutory and common law fraud and was negligent in its audits of Sunbeam's 1996 and 1997 financial statements. In September, 1999, Arthur Andersen had filed a motion for leave to join Sunbeam and certain of its former officers as responsible third parties and contribution defendants, which motion was denied.

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

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the debentures in the U.S. District Court for the Southern District of Florida against Sunbeam and some of Sunbeam's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that Sunbeam's offering memorandum used for the marketing of the debentures contained false and misleading information regarding Sunbeam's financial position and that the defendants engaged in a plan to inflate Sunbeam's earnings for the purpose of defrauding the plaintiffs and others. The plaintiffs seek a declaration that defendants violated federal securities laws and either unspecified monetary damages or recission of their purchase of the debentures. This action has been transferred to the Southern District of Florida, where the Consolidated Federal Actions are pending, and the parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.

     Sunbeam has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. Sunbeam was served in this action through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the debentures. The plaintiffs allege that Sunbeam violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of Sunbeam in connection with the offering and sale of the debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. Sunbeam specially appeared to assert an objection to the Texas court's exercise of personal jurisdiction over Sunbeam, and a hearing on this objection took place on April 15, 1999. On April 23, 1999, the court entered an order granting Sunbeam's special appearance and dismissing the case without prejudice. The plaintiffs moved for reconsideration of the court order, which motion the court denied on May 24, 1999. The plaintiffs have appealed the order dismissing the case to the Texas Court of Appeals, and the appeal is pending.

     On April 12, 1999, a class action lawsuit was filed in the U.S. District Court for the Southern District of Florida. The lawsuit was filed on behalf of persons who purchased debentures during the period of March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such debentures. The complaint asserts that Sunbeam made material omissions and misrepresentations that had the effect of inflating the market price of the debentures. The complaint names as defendants Sunbeam, its former auditor, Arthur Andersen, and two former Sunbeam officers, Messrs. Dunlap and Kersh. The plaintiff is an institution which allegedly acquired in excess of $150,000,000 face amount of the debentures and now seeks unspecified money damages. Sunbeam was served on April 16, 1999 in connection with this pending lawsuit. Sunbeam has requested that this action be coordinated with the Consolidated Federal Actions.

     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam. Messrs. Dunlap and Kersh are requesting a finding by the arbitrators that Sunbeam terminated their employment without cause and that they should be awarded the corresponding benefits provided by their respective employment agreements. On March 12, 1999, Sunbeam asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against Sunbeam on the grounds, among others, that the simultaneous litigation of the action filed in that court on April 7, 1998, described above, and the arbitration proceedings would subject Sunbeam to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh and would cause irreparable harm to Sunbeam and its stockholders. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for an injunction on similar grounds. On May 11, 1999, the court denied the motions for a preliminary injunction filed by Sunbeam and the plaintiff. Sunbeam has answered the arbitration demands of Messrs. Dunlap and Kersh and has filed counterclaims seeking, among other things, the return of all consideration paid, or to be paid, under the February 1998 Employment Agreements between Sunbeam and Messrs. Dunlap and Kersh. An answer was filed by Messrs. Dunlap and Kersh generally denying Sunbeam's counterclaim. Discovery is pending.

     On May 24, 1999, an action naming Sunbeam as defendant was filed in the Circuit Court for Ozaukee County, Wisconsin. Prior to service of the complaint, the plaintiff dismissed its claims, voluntarily, without prejudice. The plaintiff in this action was a purchaser of the debentures. The plaintiff alleged that Sunbeam violated the Wisconsin Uniform Securities Act and committed acts of false advertising and misrepresentation in connection with the offering and sale of the debentures. The plaintiff sought rescission, as well as compensatory and exemplary damages in an unspecified amount.

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

     On September 13, 1999, an action naming Sunbeam and Arthur Andersen as defendants was filed in the Circuit Court for Montgomery County, Alabama. The plaintiffs in this action are purchasers of Sunbeam common stock during the period March 19, 1998 through May 6, 1998. The plaintiffs allege, among other things, that the defendants violated the Alabama Security Laws and SEC
Rule 10b-5. The plaintiffs seek compensatory and punitive damages in an unspecified amount. Sunbeam has removed this case to the U.S. District Court for the District of Alabama. In addition, Arthur Andersen has filed a cross claim against Sunbeam for contribution and indemnity.

     Sunbeam intends to vigorously defend each of the foregoing lawsuits other than those as to which a memorandum of understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of Sunbeam's success in each case or the range of potential loss. However, if Sunbeam were to lose these lawsuits, judgments would likely have a material adverse effect on Sunbeam's consolidated financial position, results of operations and cash flows.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing Sunbeam to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by Sunbeam's by-laws and by a forbearance agreement entered into between Sunbeam and Messrs. Dunlap and Kersh in August, 1998. A trial of this summary proceeding was held on June 15 and 16, 1999. On June 23, 1999, the court issued a memorandum opinion directing Sunbeam to pay about $1.4 million on account of expenses incurred to date and to advance the reasonable future expenses in those actions and investigations. Messrs. Dunlap and Kersh have agreed to repay all amounts advanced to them if it is ultimately determined that they are not entitled to indemnification under Delaware law.

     On July 2, 1998, the American Alliance Insurance Company filed suit against Sunbeam in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American Alliance was invalid and/or had been properly canceled by American Alliance. Sunbeam's motion to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending was denied. Sunbeam has filed a motion with the Judicial Panel on Multidistrict Litigation to transfer this action for coordination or consolidation of pretrial proceedings with the various actions pending in the Southern District of Florida. That motion was granted. American Alliance has filed a motion for summary judgment on the ground that coverage was never bound. Sunbeam has opposed that motion. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under Sunbeam's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. Sunbeam is seeking a stay of discovery to coordinate discovery in this action with any discovery that may occur in the Consolidated Federal Actions. Plaintiff has moved to compel production of various documents. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under Sunbeam's directors' and officers' liability insurance policy. On April 15, 1999 Sunbeam filed an action in the U.S. District Court for the Southern District of Florida against National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its directors' and officers' liability insurance policies to Sunbeam and a declaratory judgment that Sunbeam is entitled to coverage from these insurance companies for the various lawsuits described herein under directors' and officers' liability insurance policies issued by each of the defendants. In response to Sunbeam's complaint, defendants St. Paul and Gulf have answered and asserted counterclaims seeking rescission and declaratory relief that no coverage is available to Sunbeam. Sunbeam has denied the allegations of Gulf's and St. Paul's counterclaims. Defendant National Union has filed a motion to dismiss or stay the claims filed by Sunbeam against National Union on the basis, among others, that Sunbeam must submit the dispute to arbitration or mediation. Sunbeam has filed a response opposing that motion. Sunbeam intends to pursue recovery from all of its insurers if damages are awarded against Sunbeam or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. Sunbeam's failure to obtain such insurance recoveries following an adverse judgment in any of the actions described above could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows.

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

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures and requested that Sunbeam produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating SEC officers to take testimony and pursuant to which a subpoena was served on Sunbeam requiring the production of certain documents. On November 4, 1998, another SEC subpoena requiring the production of additional documents was received by Sunbeam. Sunbeam has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. Sunbeam has, however, declined to provide the SEC with material that Sunbeam believes is subject to the attorney-client privilege and the work product immunity.

     The SEC has not commenced any civil or administrative proceedings as a result of its investigation, and Sunbeam cannot predict at this time whether the SEC will seek to impose any monetary or other penalties against Sunbeam. Under these circumstances, Sunbeam cannot estimate the duration of the investigation or its outcome.

     Sunbeam and its subsidiaries are also involved in various other lawsuits arising from time to time which Sunbeam considers to be ordinary routine litigation incidental to its business. In the opinion of Sunbeam, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of Sunbeam.

     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, Sunbeam evaluates the range of probable loss and records the minimum end of the range. As of June 30, 1999, Sunbeam had established accruals for litigation matters of $28.7 million (representing $12.5 million and $16.2 million for estimated damages or settlement amounts and legal fees, respectively.) As of December 31, 1998 Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997 (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $28.7 million accrual will be paid as follows: $16.3 million in 1999, $10.3 million in 2000, and $2.1 million in 2001. Sunbeam believes, based on information known to Sunbeam on June 30, 1999, that anticipated probable costs of litigation matters existing as of June 30, 1999 have been adequately reserved, to the extent determinable.

PRODUCTS LIABILITY

     As a consumer goods manufacturer and distributor, Sunbeam faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's consolidated financial position, results of operations, or cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.

     BRK Brands, Inc., a wholly owned subsidiary of Sunbeam, is a defendant in the case Gordon v. BRK Brands, Inc., et al. ("Gordon") in the Circuit Court for the City of St. Louis. In Gordon, the plaintiff alleged, among other things, that the plaintiff's smoke detector (which had been manufactured by a predecessor of BRK Brands, Inc.) did not alarm quickly enough. In July 1999, the jury in the Gordon case awarded $20 million in compensatory damages and $30 million in punitive damages. This case has been settled and BRK's obligation under the settlement is limited to payment of the balance of its self-insured retention.

ENVIRONMENTAL MATTERS

     Sunbeam's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. Sunbeam believes it is in substantial compliance with all environmental laws and regulations which are

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

applicable to its operations. Compliance with environmental laws and regulations involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in Sunbeam's capital expenditures or to have a material adverse effect on Sunbeam's results of operations, financial condition or competitive position.

     In addition to ongoing environmental compliance at its operations, Sunbeam also is actively engaged in environmental remediation activities many of which related to divested operations. As of December 31, 1998, Sunbeam has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund Act and five sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which Sunbeam has been designated (or expects to be designated) as a de minimis (less than 1%) participant.

     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, Sunbeam recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever Sunbeam has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize Sunbeam's potential liability with respect to the Environmental Sites, Sunbeam has actively participated in steering committees and other groups of PRPs established with respect to such sites. Sunbeam currently is engaged in active remediation activities at 12 sites, seven of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which Sunbeam is involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment, soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, Sunbeam has entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances has agreed to implement appropriate remedial actions. Sunbeam has also established reserve amounts for certain non-compliance matters including those involving air emissions.

     With respect to one of seven sites at which Sunbeam has been identified by the EPA as a PRP, Sunbeam received notice from the EPA that Sunbeam has completed all required removal activities and that such removal activities were completed to EPA's satisfaction. EPA's approval of Sunbeam's removal activities at this site effectively concludes its obligations to EPA at this site. The EPA's approval of Sunbeam's removal activities did not have any impact on Sunbeam's environmental accruals since these activities were completed for the amount accrued.

     Sunbeam has established reserves to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which Sunbeam has, or may have remediation responsibility. Sunbeam accrues environmental investigation and remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated and Sunbeam's responsibility is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of a feasibility study or Sunbeam's commitment to a formal plan of action. As of June 30, 1999, December 31, 1998 and 1997, Sunbeam's environmental reserves were $23.4 million, $25.0 million and $24.0 million, respectively. Sunbeam has accrued its best estimate of investigation and remediation costs based upon facts known to Sunbeam at such dates and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by Sunbeam of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which Sunbeam could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. Sunbeam continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining Sunbeam's environmental reserves.

     Sunbeam is not a party to any other administrative or judicial proceeding to which a governmental authority is a party and which involves potential monetary sanctions, exclusive of interest and costs, of $100,000 or more.

     Sunbeam believes, based on existing information for sites where costs are estimable, that the costs of completing environmental remediation of all sites for which Sunbeam has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect upon Sunbeam's financial condition, results of operations or cash flows.

     Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, Sunbeam's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of June 30, 1999.

REGULATORY MATTERS

     Sunbeam is subject to various laws and regulations in connection with its business operations, including but not limited to laws related to relations with employees, maintenance of safe manufacturing facilities, truth in packaging and advertising, regulation of medical products and safety of consumer products. Sunbeam does not anticipate that its business or operations will be materially adversely affected by compliance with any of these provisions.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following tables set forth information regarding the directors and executive officers of Sunbeam. The name, age, present principal occupation or employment and five-year employment history of each individual is set forth in each individual's biography below. The term of office of each of the current directors of Sunbeam will expire at the 2000 annual meeting of Sunbeam stockholders or at the time each such director's successor is duly elected and shall have qualified. Unless otherwise indicated in each individual's biography, the business address of each of the directors and executive officers is: 2381 Executive Center Drive, Boca Raton, Florida 33431. Each of the directors and executive officers is a citizen of the United States.

NAME                                              AGE                      POSITION
-----------------------------------------------   ---   -----------------------------------------------
Jerry W. Levin.................................   55    Chairman of the Board, President, Chief
                                                        Executive Officer and Director
Paul E. Shapiro................................   58    Executive Vice President and Chief
                                                        Administrative Officer
Bobby G. Jenkins...............................   37    Executive Vice President and Chief Financial
                                                        Officer
Karen K. Clark.................................   39    Senior Vice President, Finance
Ronald H. Dunbar...............................   62    Senior Vice President, Human Resources
Steven R. Isko.................................   35    Senior Vice President and General Counsel
Barbara L. Allen...............................   43    Secretary
Jack D. Hall...................................   55    President, International
Charles M. Elson...............................   39    Director
Howard Gittis..................................   65    Director
John H. Klein..................................   53    Director
Howard G. Kristol..............................   62    Director
Peter A. Langerman.............................   44    Director
Faith Whittlesey...............................   60    Director
Philip E. Beekman..............................   67    Director

     Jerry W. Levin was appointed Chief Executive Officer, President and a director of Sunbeam in June of 1998 and was elected as Chairman of the Sunbeam board of directors on March 29, 1999. Mr. Levin has served as Chairman of the Board and Chief Executive Officer of Coleman since August 1998 and as Chief Executive Officer of Coleman from June 1998 to August 1998. Mr. Levin previously held the position of Chairman and Chief Executive Officer of Coleman from February 1997 until March 1998. Mr. Levin was also the Chairman of Coleman from 1989 to 1991. Mr. Levin was Chairman of Revlon, Inc. from November 1995 until June 1998, Chief Executive Officer of Revlon, Inc. from 1992 until January 1997, and President of Revlon, Inc. from 1991 to 1995. Mr. Levin has been Executive Vice President of MacAndrews & Forbes since March 1989. For 15 years prior to joining MacAndrews & Forbes, Mr. Levin held various senior executive positions with the Pillsbury Company. Mr. Levin is also a member of the boards of directors of Revlon, Inc.; Ecolab, Inc.; and U.S. Bancorp. For a description of arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Levin as an officer of Sunbeam, see "--Other Transactions--Services Provided by MacAndrews & Forbes."

     Paul E. Shapiro joined Sunbeam as Executive Vice President and Chief Administrative Officer in June 1998. Mr. Shapiro was also appointed Executive Vice President and Chief Administrative Officer and a director of Coleman on June 19, 1998. Mr. Shapiro previously held the position of Executive Vice President and General Counsel of Coleman from July 1997 until March 1998. Before joining Coleman, he was Executive Vice President, General Counsel and Chief Administrative Officer of Marvel Entertainment Group, Inc. Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in 1996; Mr. Shapiro served as an executive officer of Marvel at the time of such filing. He had previously spent over 25 years in private law practice and as a business executive, most recently as a shareholder in the law firm of Greenberg Traurig. Mr. Shapiro is also a member of the board of directors of Toll Brothers, Inc. For a description of arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Shapiro as an officer of Sunbeam, see "--Other Transactions--Services Provided by MacAndrews & Forbes."

     Bobby G. Jenkins joined Sunbeam as Executive Vice President and Chief Financial Officer in June 1998. Mr. Jenkins also serves as Executive Vice President of Coleman. He was appointed to that position in August 1998.
Mr. Jenkins was Chief Financial Officer of Coleman's Outdoor Recreation division from September 1997 to May 1998. Mr. Jenkins was Executive Vice President and Chief Financial Officer of Marvel from December 1993 through June 1997.
Mr. Jenkins served as an executive officer of Marvel at the time of the 1996 Chapter 11 filings of Marvel and several of its subsidiaries. Mr. Jenkins was Assistant Vice President of Finance at Turner Broadcasting System from August 1992 to November 1993. Prior to that, Mr. Jenkins was with Price
Waterhouse LLP, last serving as Senior Audit Manager. For a description of arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Jenkins as an officer of Sunbeam, see "--Other Transactions--Services Provided by MacAndrews & Forbes."

     Karen K. Clark joined Sunbeam in April of 1998 as Vice President, Operations Finance and served as Vice President, Finance from June 1998 until her appointment as Senior Vice President, Finance in April 1999. Ms. Clark also serves as Vice President, Finance of Coleman, a position she has held since 1997. She was Corporate Controller for Precision Castparts Corp. from 1994 to 1997 and prior to that held various positions in public accounting and industry.

     Ronald H. Dunbar was appointed Senior Vice President, Human Resources in August 1998. Mr. Dunbar also serves as Senior Vice President, Human Resources of Coleman. Mr. Dunbar was Senior Vice President, Human Resources of Revlon, Inc. from 1992 until 1998. Mr. Dunbar was Vice President and General Manager of Arnold Menn and Associates, a career management consulting and executive outplacement firm, from 1989 to 1991 and Executive Vice President and Chief Human Resources Officer of Ryder System, Inc., a highway transportation firm, from 1978 to 1989. Prior to that, Mr. Dunbar served in senior executive human resources positions at Xerox Corporation and Ford Motor Company.

     Steven R. Isko joined Sunbeam in June 1999 as Senior Vice President and General Counsel. From May 1998 to December 1998, Mr. Isko was Senior Vice President, General Counsel and Secretary to The Cosmetic Center, Inc. From June 1997 to April 1998, Mr. Isko was Vice President, Legal for Coleman and from June 1996 to July 1997 was Vice President--Law and Corporate Secretary of Marvel Entertainment Group. Prior to June 1996, Mr. Isko was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York.

     Barbara L. Allen joined Sunbeam in June 1999 as Secretary. From April 1998 to May 1999, Ms. Allen was a consultant to Coleman. From April 1997 to March 1998 Ms. Allen was Secretary of Coleman. Prior to April 1997, Ms. Allen served in various capacities at Coleman, including as Assistant Secretary from December 1991 to April 1997.

     Jack D. Hall joined Sunbeam in October 1998 as President, International. Prior to joining Sunbeam, Mr. Hall held various positions with Revlon, Inc., most recently serving as Executive Vice President, Worldwide Sales and Marketing Development. Prior to joining Revlon, he spent six years with International Playtex Inc. in a variety of sales positions.

     Charles M. Elson has been a director of Sunbeam since September 25, 1996. Mr. Elson was a director of Coleman from March 30, 1998 until June 24, 1998.
Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and since May 1995 has served as Of Counsel to the law firm of Holland & Knight. He was a Visiting Professor at the University of Maryland School of Law from August 1998 to December 1998. Mr. Elson is also a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Director Professionalism, CEO Succession and Audit Committees of the National Association of Corporate Directors. He is trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson has served as a director of Nuevo Energy Company since 1998. Mr. Elson's business address is Stetson University College of Law, 1401 61st Street South, St. Petersburg, Florida 33707.

     Howard Gittis was appointed a director of Sunbeam on June 16, 1998.
Mr. Gittis has been a director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and several of its affiliates since 1985. Mr. Gittis also is a member of the boards of directors of Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., M & F Worldwide Corp., Panavision Inc., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Inc. and Rutherford-Moran Oil Corporation.

     John H. Klein was appointed a director of Sunbeam in February 1999.
Mr. Klein is Chairman and Chief Executive Officer of Bi-Logix, Inc. and Strategic Business and Technology Solutions LLC and Chairman of CyBear, positions he has held since mid 1998. From April 1996 to May 1998, he was Chairman and Chief Executive Officer of MIM Corporation, a provider of pharmacy benefit services to medical groups. From January 1995 to April 1996, Mr. Klein served as President of IVAX North America Multi-Source Pharmaceutical Group and from May 1989 to January 1995 he served as President and Chief Executive Officer of Zenith Laboratories, a generic pharmaceutical manufacturer.

     Howard G. Kristol has been a director of Sunbeam since his appointment on August 6, 1996. Mr. Kristol has been a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol since 1976. Mr. Kristol's business address is Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111.

     Peter A. Langerman has been a director of Sunbeam since 1990 and served as the Chairman of the Sunbeam board of directors from June 13, 1998 until March 29, 1999. Mr. Langerman also served as the Chairman of the Sunbeam board of directors from May 22, 1996 until July 18, 1996. Mr. Langerman served as a director of Coleman from March 30, 1998 until July 1, 1998. Since November 1, 1998 Mr. Langerman has been President and Chief Executive Officer of Franklin Mutual Advisers, Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Previously, Mr. Langerman had since November 1996 served as Senior Vice President and Chief Operating Officer of Franklin Mutual Advisers, Inc.
Mr. Langerman was a Senior Vice President of Heine Securities Corporation, an investment advisory service company, from 1986 to November 1996, and a Vice President of Mutual Series Fund from 1988 until its acquisition by Franklin Resources, Inc. in 1996. He has been a director of Franklin Mutual Series Fund, Inc. (previously Mutual Series Fund Inc.) since 1988. Mr. Langerman's business address is Franklin Mutual Advisers, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

     Faith Whittlesey has been a director of Sunbeam since her appointment in December 1996. Mrs. Whittlesey has served as the Chief Executive Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is also a member of the board of directors of Valassis Communications, Inc., a publishing and printing company. Mrs. Whittlesey's business address is American Swiss Foundation, Charitable and Educational Foundation, 232 East 66th Street, New York, New York 10021.

     Philip E. Beekman was elected as a director of Sunbeam at the 1999 annual meeting of stockholders. Mr. Beekman is President of Owl Hollow Enterprises Inc., a position he has held since July 1994. From December 1986 to July 1994, he was Chairman and Chief Executive Officer of Hook SUPERX, a retail drug store chain. Mr. Beekman also is a member of the boards of directors of General Chemical Group, Inc., Linens 'N Things, Inc. and The Kendle Company.

DIRECTORS' COMPENSATION

     The Amended and Restated Sunbeam Corporation Stock Option Plan (the "Option Plan") provides that each director of Sunbeam who is not an employee of Sunbeam or an affiliate of Sunbeam ("Outside Directors"), is automatically granted 1,500 shares of restricted common stock upon his or her initial election or appointment to the Sunbeam board and upon each subsequent re-election to the Sunbeam board of directors (prorated in case of an election or appointment at any time other than at an annual meeting of stockholders). Such restricted common stock vests immediately upon the Outside Director's acceptance of his or her election or appointment.

     In addition to the grant of restricted stock, effective as of June 29, 1999, Outside Directors are paid a $10,000 annual retainer and $1,000 for each meeting of the board of directors or its committees that they attend, whether in person or by telephone.

     Directors do not receive any other fees, but are reimbursed for all ordinary and necessary out-of-pocket expenses incurred by them in attending meetings of the Sunbeam board or its committees. Pursuant to Sunbeam's By-Laws and Delaware law, Sunbeam is either providing a defense, or reimbursing certain current and former directors of Sunbeam for defense costs incurred by them, in connection with pending litigation against Sunbeam in which certain of such directors have been named as defendants. See "Business--Litigation and Other Contingent Liabilities."

     In addition to the foregoing, during 1998, the Chairman of the special committee of the Sunbeam board of directors, Mr. Kristol, was paid $50,000 for his services on the committee and the other members of the committee (Messrs. Langerman and Elson and Mrs. Whittlesey) each were paid $35,000 for their services on the committee.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth for the years ended December 31, 1998, December 28, 1997 and December 29, 1996, the compensation for services rendered to Sunbeam in all capacities of those persons who, during 1998:

          (1) served as chief executive officer of Sunbeam;

          (2) were among the four most highly compensated executive officers of Sunbeam, other than the CEO, as of Sunbeam's fiscal year end; and

          (3) were among the four most highly compensated executive officers during 1998, but who were not executive officers of Sunbeam as of year end.

The individuals referred to in clauses (1), (2) and (3) are collectively referred to as the "Named Executives." Each of Messrs. Levin, Shapiro and Jenkins and Ms. Clark joined Sunbeam during 1998. The employment of each of Messrs. Dunlap and Kersh was terminated by Sunbeam in June 1998; Mr. Fannin's employment terminated by mutual agreement in August 1998; Ms. Kelley resigned from Sunbeam effective May 31, 1999.

                                                                                                            LONG TERM
                                                                                                           COMPENSATION
                                                                                                           -----------
                                                                  ANNUAL COMPENSATION AWARDS
                                                       ------------------------------------------------
                                                                                        OTHER ANNUAL       RESTRICTED
            NAME AND PRINCIPAL POSITION                YEAR     SALARY        BONUS     COMPENSATION(1)     STOCK(2)
----------------------------------------------------   ----   -----------    --------   ---------------    -----------
OFFICERS
Jerry W. Levin,
  Chairman and Chief Executive Officer..............   1998   $   541,667    $541,667     $   122,549(5)   $         0
Paul E. Shapiro,
  Executive Vice President & Chief Administrative
  Officer...........................................   1998       339,298     243,750              --                0
Bobby G. Jenkins,
  Executive Vice President & Chief Financial
  Officer...........................................   1998       238,986(6)  239,102(7)        55,540(8)            0
Karen K. Clark,
  Senior Vice President, Finance....................   1998       190,157(6)  180,124(7)       133,457(10)           0

FORMER OFFICERS
Albert J. Dunlap,
  Former Chairman & Chief Executive Officer.........   1998    12,772,756(12)        0     13,917,409(13)            0
                                                       1997     1,115,385(12)        0        282,888(13)            0
                                                       1996       507,054(12)        0         63,850(13)   12,500,000
Russell A. Kersh,
  Former Vice Chairman & Chief Administrative
  Officer...........................................   1998       428,154(15)        0      2,123,267(17)    5,527,500
                                                       1997       425,000           0              --                0
                                                       1996       190,384     125,000(16)       240,598(17)   1,812,500
David C. Fannin,
  Former Executive Vice President & Chief Legal
  Officer...........................................   1998       449,891(18)        0        315,067(19)    1,105,500
                                                       1997       313,233           0              --                0
                                                       1996       272,112           0              --          191,250
Janet G. Kelley,
  Former Senior Vice President & General Counsel....   1998       218,000     112,500              --                0
                                                       1997       144,500      30,000              --                0
                                                       1996       140,000      19,463              --                0


                                                      SECURITIES
                                                      UNDERLYING
                                                      OPTIONS/SARS     ALL OTHER
            NAME AND PRINCIPAL POSITION                AWARD(3)      COMPENSATION(4)
----------------------------------------------------  ------------   ---------------
OFFICERS
Jerry W. Levin,
  Chairman and Chief Executive Officer..............    2,750,000      $       980
Paul E. Shapiro,
  Executive Vice President & Chief Administrative
  Officer...........................................      600,000              588
Bobby G. Jenkins,
  Executive Vice President & Chief Financial
  Officer...........................................      450,000           18,633(9)
Karen K. Clark,
  Senior Vice President, Finance....................      175,000(11)             0
FORMER OFFICERS
Albert J. Dunlap,
  Former Chairman & Chief Executive Officer.........    3,750,000              840(14)
                                                                0            4,750(14)
                                                        2,500,000            4,750(14)
Russell A. Kersh,
  Former Vice Chairman & Chief Administrative
  Officer...........................................    1,125,000              653(14)
                                                                0            4,750(14)
                                                          500,000            2,098(14)
David C. Fannin,
  Former Executive Vice President & Chief Legal
  Officer...........................................      750,000(20)     1,261,546(22)
                                                                0            4,750(14)
                                                          175,000(21)         4,750(14)
Janet G. Kelley,
  Former Senior Vice President & General Counsel....      146,250              363
                                                            5,000                0
                                                           42,500                0

------------------

 (1) Does not include perquisites or other personal benefits, securities or property, the aggregate value of which is less than $50,000 or 10% of the Named Executive's salary and bonus.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) Represents the value of the restricted common stock holdings of Messrs. Dunlap, Kersh and Fannin, as follows: The restricted common stock holdings granted in 1996 were valued based on the 1996 grants and the closing market price of $12 1/2, $18 1/8 and $19 1/8 per share as of the respective grant dates of July 18, 22 and 29, 1996 for each of Messrs. Dunlap, Kersh and Fannin. The restricted 1998 common stockholdings were valued based on the market price of $36 7/8 as of February 1, 1998, the date of such grants to Messrs. Kersh and Fannin. Mr. Dunlap's 1998 employment agreement provided for the grant of 300,000 shares of non-restricted common stock and also provided that, of the 1,000,000 shares of restricted common stock granted to him in 1996, 133,334 were canceled and the remaining 866,666 were fully vested. Mr. Kersh's 1998 employment agreement provided that of the 100,000 shares of restricted common stock granted to him in 1996, 26,667 shares were canceled and the remaining 73,333 shares were fully vested. In addition, Mr. Kersh's 1998 employment agreement provided for the grant of 150,000 shares of restricted common stock of which 37,500 shares were to vest on grant and the remaining shares were to vest in equal increments on the first, second and third anniversary of the grant date if he remained employed by Sunbeam through such dates or upon the occurrence of certain events. Sunbeam is currently involved in disputes with Messrs. Dunlap and Kersh over some of the stock grants made to them. See "--Employment Agreement with Mr. Dunlap--Dispute with
     Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters. Under Mr. Fannin's agreement with Sunbeam in connection with his termination, all unvested shares of restricted common stock granted to him in 1998 and held by him were canceled, leaving him with 14,883 shares of vested common stock, which were previously restricted. Dividends were paid on all restricted shares prior to Sunbeam's discontinuance of dividend payments in the second quarter of 1998. At December 31, 1998, none of the other Named Executives held restricted common stock.

 (3) The option grants to Messrs. Levin, Shapiro and Jenkins were provided for in their respective employment agreements.

 (4) For 1998, represents premiums paid by Sunbeam for term life insurance coverage for Messrs. Levin, Shapiro, Dunlap and Kersh and Ms. Kelley.

 (5) Includes $82,616 for reimbursement of country club fees, the value of a Sunbeam-provided automobile, relocation expenses of $37,560 and taxes paid by Sunbeam on the value of such relocation expenses.

 (6) Includes each of Mr. Jenkins's and Ms. Clark's salary from Coleman from the date of the acquisition of the MacAndrews & Forbes subsidiary's interest in Coleman by Sunbeam to their respective terminations of employment with Coleman and their respective salaries from Sunbeam, from the date of employment by Sunbeam. In the case of Mr. Jenkins, includes $12,327 paid for accrued vacation in 1998 upon Mr. Jenkin's termination from employment with Coleman.

 (7) Includes the entire amount of bonuses paid to Mr. Jenkins and Ms. Clark in 1999 for services rendered to Coleman and Sunbeam during 1998.

 (8) Includes a car allowance, reimbursement of relocation expenses of $37,692 and taxes paid by Sunbeam on such relocation payments.

 (9) Severance payments made to Mr. Jenkins in connection with the termination of his employment with Coleman.

(10) Includes reimbursement of relocation expenses of $64,506, taxes paid by Sunbeam on such relocation payments, a car allowance and bonuses of $40,467 paid upon acceptance of employment with Sunbeam and relocation.

(11) Includes 75,000 options granted to Ms. Clark during 1998 which were subsequently canceled in exchange for 50,000 options granted under Sunbeam's stock option repricing program.

(12) For 1998, includes $11,887,500 which represents the value of the 300,000 shares of common stock granted to Mr. Dunlap in connection with his 1998 employment agreement, based upon the closing market price on the grant date of $39 5/8. Also includes $51,923, $115,385 and $51,923 paid in 1998,

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     1997 and 1996, respectively, in lieu of vacation. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" for information concerning disputes between Sunbeam and Mr. Dunlap over equity grants and other matters.

(13) For 1998, includes $13,698,561 for taxes paid by Sunbeam on the value of the vesting of restricted common stock granted to Mr. Dunlap and other Sunbeam benefits, including health and dental care premiums, spouse travel costs and security costs, amounts reimbursed for financial and legal consulting services and the value of a Sunbeam-provided automobile. The 1997 and 1996 amounts include $14,355 and $17,250, respectively, for the value of a Sunbeam-provided automobile, $115,665 and $27,345, respectively, for taxes paid by Sunbeam on the value of such automobile and other Sunbeam-provided benefits, including financial consulting services, health and dental care premiums and membership in a country club and $41,348 as reimbursement for financial planning services in 1997.

(14) Sunbeam adopted an Executive Benefit Replacement Plan (the "Replacement Plan") in 1994 to restore the amount of benefits payable to certain highly compensated employees of Sunbeam who would otherwise be subject to certain limitations on the amount of benefits payable under Sunbeam's
     401(k) Savings and Profit Sharing Plan. The Replacement Plan was terminated as of December 31, 1998. Amounts of "All Other Compensation" include amounts accrued for Messrs. Dunlap, Kersh and Fannin, respectively, in 1997 and 1996 under the Replacement Plan, including Sunbeam's profit sharing allocation. Each of Messrs. Dunlap, Kersh and Fannin was paid the amount of their respective accounts in the Replacement Plan in connection with the termination of their employment with Sunbeam. Does not include amounts which the 1998 employment agreements with Messrs. Dunlap and Kersh provided would be payable to them upon termination other than for "Cause," as defined in the respective employment agreements. Sunbeam has taken the position that such amounts are not payable by Sunbeam. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh.

(15) Includes $61,298 paid in lieu of vacation. See "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Mr. Kersh.

(16) One-time bonus paid when Mr. Kersh's employment began.

(17) For 1998, represents taxes paid by Sunbeam on the value of the vesting of restricted common stock granted to Mr. Kersh. For 1996, represents a discount on the purchase price of shares of common stock from Sunbeam in the amount of $239,800 and premiums paid by Sunbeam for health and dental insurance coverage.

(18) Includes $77,808 paid in lieu of vacation for the years 1996, 1997 and 1998 in accordance with Mr. Fannin's termination agreement.

(19) Represents taxes paid by Sunbeam on the value of the vesting of restricted common stock granted to Mr. Fannin.

(20) All of these options have been canceled pursuant to Mr. Fannin's termination agreement.

(21) Includes options awarded in exchange for the cancellation of certain outstanding options, a portion of which were granted in 1995. Shares underlying option grants previously made which were canceled in exchange for new option awards are also included.

(22) Includes the following amounts payable under Mr. Fannin's termination agreement: (a) $825,000 severance payment of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000, of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; (c) $50,000 payable for the three year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778; (d) $7,785 for health and dental care premiums paid or payable, of which $1,795 was paid in 1998; and (e) $127,801, which represents the total amount of Mr. Fannin's account in the Replacement Plan. See "--Subsequent Arrangements with Messrs. Dunlap, Kersh and Fannin."

  Option Grants in Last Fiscal Year

     The following table sets forth information with respect to the options to purchase shares of common stock granted to the Named Executives during 1998. The option grants made to Messrs. Levin, Shapiro and Jenkins were approved by Sunbeam's stockholders at the 1999 annual meeting. The option grants made to Messrs. Dunlap, Kersh and Fannin were approved by the stockholders of Sunbeam at the 1998 annual meeting of the stockholders held on May 12, 1998. All other option grants were provided for by the Option Plan. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters.

                                 NUMBER OF     % OF TOTAL
                                 SECURITIES    OPTIONS
                                 UNDERLYING    GRANTED TO      EXERCISE OR    GRANT DATE
                                  OPTIONS      EMPLOYEES IN    BASE PRICE     MARKET PRICE    EXPIRATION    GRANT DATE
             NAME                GRANTED(1)    FISCAL YEAR     ($/SHARE)      ($/SHARE)          DATE        VALUE(8)
------------------------------   ----------    ------------    -----------    ------------    ----------    -----------
OFFICERS
Jerry W. Levin................    1,750,000(2)     10.6%         $  7.00         $ 6.88        8/11/2008    $ 6,457,500
                                    500,000(2)      3.0%           10.50           6.88        8/11/2008      1,470,000
                                    500,000(2)      3.0%           14.00           6.88        8/11/2008      1,205,000
Paul E. Shapiro...............      600,000(2)      3.6%            7.00           6.88        8/11/2008      2,214,000
Bobby G. Jenkins..............      450,000(2)      2.7%            7.00           6.88        8/11/2008      1,660,500
Karen K. Clark................       75,000(3)(4)       .5%        25.08          25.08        5/11/2008        906,750
                                     50,000(2)       .3%            7.00           7.50        8/30/2008        208,000
                                     50,000(2)       .3%            7.00           7.50        8/30/2008        208,000

FORMER OFFICERS
Albert J. Dunlap..............    3,750,000(5)     22.7%           36.85          36.85        2/01/2008     78,600,000
Russell J. Kersh..............    1,125,000(6)      6.8%           36.85          36.85        2/01/2008     23,580,000
David C. Fannin...............      750,000(6)      4.5%           36.85          36.85        2/01/2008     15,720,000
Janet G. Kelley...............       75,000          .5%           38.34          38.34        2/18/2008      1,296,000
                                     11,250          .1%           24.03          24.03        5/18/2008        129,375
                                     60,000(7)       .4%            7.00           5.94       12/15/2008        161,800

------------------
(1) All options have a term of ten years from their respective grant dates.

(2) These options become exercisable at a predetermined date as specified in the employees' respective employment agreements. See "--Employment Agreement with Mr. Levin--Equity Grants" and "--Employment Agreements with Executives Shapiro, Jenkins and Clark--Equity Grants."

(3) These options become exercisable over three years in equal annual increments commencing on the first anniversary of the grant date.

(4) These options have been canceled in exchange for one of the grants of 50,000 options set forth in the table above.

(5) Mr. Dunlap's employment agreement provided that one-third of these options vested as of the grant date and that an additional one-third of such options were to vest on each of the first and second anniversaries of the grant dates.

(6) The options granted to Messrs. Kersh and Fannin provided for vesting in equal installments on the grant date and the first, second and third anniversaries of the grant date. The entire option grant to Mr. Fannin was canceled upon the termination of his employment by mutual agreement.

(7) These options became fully exercisable on June 13, 1999 in connection with Ms. Kelley's resignation from Sunbeam. At the same time, Ms. Kelley forfeited 68,583 exercisable options having exercise prices ranging from $20.30 per share to $38.34 per share.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(8) Grant date values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account for the period prior to announced discontinuance of dividends. Use of this model should not be viewed in any way as a forecast of the future performance of the common stock. The estimated present value of each stock option as set forth above is based on the following inputs:

            VALUATION DATES                2/01/98    2/19/98    5/12/98    5/19/98    8/12/98    8/31/98    12/16/98
----------------------------------------   -------    -------    -------    -------    -------    -------    --------
Risk Free Interest Rate.................     5.51%      5.57%      5.79%      5.72%      5.37%      4.95%       4.60%
Stock Price Volatility..................    36.10%     36.00%     40.30%     40.30%     49.60%     49.80%      52.80%
Dividend Yield..........................     0.10%      0.10%      0.20%      0.20%      0.00%      0.00%       0.00%

    The model assumes: (a) an expected option term of six years; (b) a risk-free interest rate based on closing six-year U.S. Treasury strip yield on the date of valuation; and (c) no forfeitures. Stock price volatility is calculated using weekly stock prices for a period of five years ended as of the valuation date and believed to reflect volatility in the absence of unusual corporate transactions. Notwithstanding the fact that these options are, with limited exceptions, non-transferable, no discount for lack of marketability was taken.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to option exercises occurring during 1998 and the number of options held by the Named Executives at Sunbeam's fiscal year end. The option grants to Messrs. Levin, Shapiro and Jenkins were approved by the stockholders at the 1999 annual meeting. Sunbeam and Messrs. Dunlap and Kersh are disputing the amounts and benefits paid and payable to each of them under their respective employment agreements, and Sunbeam is contesting the validity of options granted to them. The following table includes the entire amount of the options granted by Sunbeam which Messrs. Dunlap and Kersh assert are vested. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreement with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters.

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                      SHARES                                 1998                    DECEMBER 31, 1998(1)
                                      ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
OFFICERS
Jerry W. Levin.....................        0             0                0       2,750,000           0               0
Paul E. Shapiro....................        0             0                0         600,000           0               0
Bobby G. Jenkins...................        0             0                0         450,000           0               0
Karen K. Clark.....................        0             0                0         100,000           0               0
FORMER OFFICERS
Albert J. Dunlap...................        0             0        6,250,000               0           0               0
Russell A. Kersh...................        0             0        1,625,000               0           0               0
David C. Fannin....................        0             0          200,000               0           0               0
Janet G. Kelley....................        0             0           52,766         173,484           0               0

------------------

(1) The closing price of the common stock on December 31, 1998 was $6.875 per share.

EMPLOYMENT AGREEMENT WITH MR. LEVIN

     On August 12, 1998, Sunbeam entered into an employment agreement with Mr. Levin ("the Levin Agreement") in which Sunbeam has agreed to employ
Mr. Levin as Chief Executive Officer, and Mr. Levin has agreed to serve in such capacity, for an initial period ending June 14, 2001.

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

  Compensation

     Under the Levin Agreement, Mr. Levin will be paid a base salary at an annual rate of not less than $1,000,000. Effective April 1, 1999, Mr. Levin's base compensation was increased to $1,150,000. Additionally, Mr. Levin was paid a guaranteed bonus for 1998 of $541,667 and, thereafter, is eligible to receive a performance-based target annual bonus of 100% of his base salary and, if specified performance objectives are met, up to a bonus of 200% of his base salary under Sunbeam's incentive plan subject to a maximum award of $2,000,000. Mr. Levin participates in the other benefit plans available generally to employees or other senior executives of Sunbeam. Sunbeam also reimburses
Mr. Levin for the cost of membership in a country club.

  Equity Grants

     Mr. Levin received grants effective as of August 12, 1998 of options to purchase 1,750,000 shares of common stock at a price of $7.00 per share; 500,000 shares of common stock at a price of $14.00 per share; and 500,000 shares of common stock at a price of $10.50 per share (the "Levin Options"). The term of each of the Levin Options is ten years, and they will vest and become exercisable in full on June 14, 2001 if Mr. Levin remains employed by Sunbeam as of such date. In addition, effective March 29, 1999, Mr. Levin received grants of options under the Option Plan to purchase 250,000 shares of common stock at $5.57 per share. These options will vest equally on the first, second and third anniversaries of the grant date. Upon the occurrence of a "Change in Control" of Sunbeam as defined in the Option Plan, all of the options granted to Mr. Levin will vest in full.

  Termination and Change in Control Provisions

     Sunbeam may terminate Mr. Levin's employment under the Levin Agreement due to his disability, or for Cause. As defined in the Levin Agreement, "Cause" means (1) gross neglect of his duties, (2) his conviction for a felony or any lesser crime or offense involving the property of Sunbeam, (3) willful misconduct in connection with the performance of any material portion of his duties, (4) willful breach of any material provision of the Levin Agreement, or
(5) any conduct on Mr. Levin's part which would make his continued employment materially prejudicial to the best interests of Sunbeam. In addition, he may terminate his employment following a Company Breach upon 60 days' written notice to Sunbeam. As defined in the Levin Agreement, "Company Breach" means (1) any material breach of the Levin Agreement by Sunbeam, including the failure to obtain shareholder approval of the grant of the Levin Options, or (2) a "Change in Control" of Sunbeam, as defined in the Levin Agreement.

     The Levin Agreement provides that, if Sunbeam terminates Mr. Levin's employment for Cause or if he voluntarily terminates his employment, all obligations, other than accrued obligations, of Sunbeam will cease and all unvested Levin Options will be immediately forfeited. If a Company Breach occurs, and Mr. Levin terminates the Levin Agreement, Sunbeam is obligated to continue to pay Mr. Levin's base salary and target bonus for the balance of the term and continue his benefits until his reemployment. In addition, all of the Levin Options vest and remain exercisable for three years.

     The Levin Agreement provides that, if Mr. Levin's employment is terminated due to his death or his continued disability for six months, his legal representatives or designated beneficiary, or Mr. Levin, will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the term in effect at the time of his death or termination due to disability. The Levin Options will become vested and remain exercisable for three years thereafter.

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

EMPLOYMENT AGREEMENTS WITH EXECUTIVES SHAPIRO, JENKINS AND CLARK

     Sunbeam entered into employment agreements with Messrs. Shapiro and Jenkins and Ms. Clark in August 1998. Messrs. Shapiro and Jenkins and Ms. Clark are referred to as the "Executives." The agreements with Messrs. Shapiro and Jenkins are for an initial period of approximately three years ending on June 14, 2001; and the agreement with Ms. Clark has a term ending on June 14, 2000. The Executives' agreements are referred to individually as an "Executive Agreement" and collectively as the "Executive Agreements."

  Compensation

     Under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark will be paid a base salary at annual rates not less than $600,000, $365,000 and $270,000 respectively. Effective April 1, 1999, the annual base salary for each of Messrs. Shapiro and Jenkins has been increased to $750,000 and $425,000, respectively, and effective June 1, 1999, the annual base salary of Ms. Clark has been increased to $297,000. Additionally, under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark were paid a guaranteed bonus for 1998 equal to $243,750, $118,625 and $73,125, respectively, and, thereafter, are eligible to receive a performance-based annual target bonus equal to 75%, 60% and 50% of their respective annual salaries. The Executives also participate in the other benefit plans available generally to employees or other senior executives of Sunbeam.

  Equity Grants

     Under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark also received grants effective as of June 15, 1998, June 15, 1998, December 16, 1998 and August 31, 1998, respectively, of options to purchase 600,000 shares, 450,000 shares and 50,000 shares, respectively, of common stock at a price of $7.00 per share (the "Executive Options"). The term of each of the Executive Options is ten years, and they will vest and become exercisable in full on June 14, 2001, June 14, 2001 and June 14, 2000, respectively, if the Executive remains employed as of such date. Mr. Jenkins was also granted an option, effective March 29, 1999, to acquire 100,000 shares of common stock at a purchase price of $5.57 per share. This option will vest in equal increments on the first, second and third anniversaries of the grant date. Upon the occurrence of a "Change in Control" of Sunbeam, as defined in the Option Plan, the Executive Options will vest in full. In addition, under her employment agreement, Ms. Clark exchanged 75,000 options she had previously received upon joining Sunbeam for 50,000 options with an exercise price of $7.00 per share, as part of Sunbeam's option exchange program.

  Termination and Change in Control Provisions

     Sunbeam may terminate an Executive's employment under his or her Executive Agreement due to disability, or for Cause. As defined in the Executive Agreements, "Cause" means (1) gross neglect of duties, (2) conviction for a felony or any lesser crime or offense involving the property of Sunbeam,
(3) willful misconduct in connection with the performance of any material portion of the Executive's duties, (4) willful breach of any material provision of the agreement by Executive, or (5) any conduct on the Executive's part which would make continued employment materially prejudicial to the best interests of Sunbeam. The Executive may terminate his or her employment under the Executive Agreement at any time. In addition, he or she may terminate his or her employment for Company Breach upon 60 days' written notice to Sunbeam. As defined in the Executive Agreements, "Company Breach" means any material breach of the Executive Agreement by Sunbeam. In the case of the agreements with Messrs. Shapiro and Jenkins, a material breach includes the failure to obtain shareholder approval of the grants of the Executive Options to Messrs. Shapiro and Jenkins and a "Change of Control" of Sunbeam, as defined in their respective Executive Agreements.

     The Executive Agreements provide that, if Sunbeam terminates an Executive's employment for Cause or if the Executive voluntarily terminates his or her employment, all obligations, other than accrued obligations of Sunbeam will cease and all unvested Executive Options shall be immediately forfeited. If a Company Breach occurs, and an Executive terminates his or her Executive Agreement, Sunbeam is obligated to continue to pay the Executive's base salary and target bonus for the balance of the term and continue the

Executive's benefits until his reemployment. In addition, all of the Executive Options will vest and remain exercisable for three years.

     The Executive Agreements provide that, if an Executive's employment is terminated due to death, his or her legal representatives or designated beneficiary will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the term in effect at the time of death. Upon an Executive's death, the Executive Options will be vested upon such death and will remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENT WITH MR. DUNLAP

     As of February 1, 1998, Sunbeam entered into an employment agreement with Mr. Dunlap (the "Dunlap Agreement") in which Sunbeam agreed to continue to employ Mr. Dunlap as Chairman of the board of directors and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for a period of three years ending January 31, 2001, and for successive one-year renewal periods unless advance notice of termination was given by either party by no later than August 1 of the immediately preceding year. The Dunlap Agreement was not renewable beyond January 31, 2003. The Dunlap Agreement replaced and superseded Mr. Dunlap's prior employment agreement.

     Dispute with Mr. Dunlap. On June 13, 1998, the Board of Directors removed Mr. Dunlap as Chairman and Chief Executive Officer. Mr. Dunlap has asserted claims for breach of the Dunlap Agreement, and Sunbeam intends to vigorously contest such claims, including claims regarding the validity of grants of common stock and stock options to him. Nothing in this prospectus should be construed to support his claims or to limit or otherwise affect Sunbeam's claims against Mr. Dunlap, including claims with respect to his entitlement to equity grants.

     Compensation. Under the Dunlap Agreement, Mr. Dunlap was to be paid a base salary at an annual rate of $2,000,000. Sunbeam could increase Mr. Dunlap's base salary, but could not reduce it after any such increase. Mr. Dunlap was eligible to participate in the other benefit plans available generally to employees or other senior executives of Sunbeam. However, he was not eligible to participate in any incentive plan of Sunbeam. Sunbeam also provided Mr. Dunlap with various perquisites on a grossed-up basis.

     Equity Grants. The Dunlap Agreement provided that all of Mr. Dunlap's then outstanding options to purchase shares of common stock, which were granted under Mr. Dunlap's prior employment agreement, vested as of February 20, 1998; 40% of Mr. Dunlap's shares of restricted common stock were canceled as of such date; and all of Mr. Dunlap's remaining shares of restricted common stock vested as of such date. The Dunlap Agreement also provided that Sunbeam reimburse Mr. Dunlap on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted common stock.

     Mr. Dunlap received a grant as of February 1, 1998 of 300,000 shares of common stock. Mr. Dunlap also received a grant effective as of February 1, 1998 of options to purchase 3,750,000 shares of common stock at a price of $36.85 per share (the "Dunlap Options"), which grant was approved by Sunbeam's stockholders at the 1998 annual meeting. The Dunlap Options provided for a term of ten years, and for vesting with respect to one-third of the shares subject thereto on the grant date and for an additional one-third to vest on each of the first and second anniversaries of the grant date if Mr. Dunlap had remained employed by Sunbeam. The Dunlap Agreement provided that upon the occurrence of a "Change in Control" of Sunbeam, as defined in the Option Plan, the Dunlap Options would have vested in full.

     Termination and Change in Control Provisions. The Dunlap Agreement provided that Sunbeam could terminate Mr. Dunlap's employment at any time, or due to his disability, or for Cause. The Dunlap Agreement defined "Cause" to mean (1) willful failure substantially to perform Mr. Dunlap's duties under the Dunlap Agreement, except if such failure results from disability, or (2) his conviction for a felony or a plea of guilty or no contest thereto.

     The Dunlap Agreement provided that, if Sunbeam terminated Mr. Dunlap's employment other than for Cause and not due to his disability, or if he terminated his employment for a "Good Reason," as defined in the Dunlap
Agreement:

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

          (1) he would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending January 31, 2001, or any then applicable renewal period;

          (2) the Dunlap Options would become fully vested, and he would be entitled to exercise the Dunlap Options as well as previously granted options for the balance of their original ten-year term; and

          (3) he would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.

     The Dunlap Agreement provided that, if Sunbeam terminated Mr. Dunlap's employment for Cause or if he terminated his employment other than for Good Reason, all obligations, other than accrued obligations, of Sunbeam would cease, except that Mr. Dunlap would be able to exercise the Dunlap Options as well as previously granted options which were exercisable on the date of termination within 90 days, if the termination were for Cause, and within one year, if it were by Mr. Dunlap without Good Reason.

     In addition, the Dunlap Agreement provided that Mr. Dunlap would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code of 1986, as amended, to "excess parachute payments."

EMPLOYMENT AGREEMENTS WITH MESSRS. KERSH AND FANNIN

     Sunbeam entered into employment agreements with each of Messrs. Kersh and Fannin as of February 1, 1998. Messrs. Kersh and Fannin are referred to herein as the "Prior Executives." The employment agreements with Messrs. Kersh and Fannin had terms ending on January 31, 2001. The employment agreements with Messrs. Kersh and Fannin (referred to individually as a "Prior Executive Agreement" and collectively as the "Prior Executive Agreements") replaced and superseded their respective previous employment agreements with Sunbeam.

     Dispute with Mr. Kersh. On June 16, 1998, the Sunbeam board of directors terminated Mr. Kersh as Vice Chairman and Chief Financial Officer. Mr. Kersh is asserting claims for breach of his Prior Executive Agreement, and Sunbeam is vigorously contesting these claims, including claims regarding the validity of grants of restricted common stock and options to him. Nothing in this prospectus should be construed to support his claims or to limit or otherwise affect Sunbeam's claims against Mr. Kersh, including claims with respect to his entitlement to equity grants.

     Compensation. Under their respective Prior Executive Agreements, Messrs. Kersh and Fannin were each to be paid a base salary at annual rates of $875,000 and $595,000, respectively. The Prior Executives were also eligible to participate in those benefit plans available generally to employees or other senior executives of Sunbeam. However, the Prior Executives were not eligible to participate in any cash incentive plan of Sunbeam.

     Equity Grants.  The Prior Executive Agreements provided that all of
Mr. Kersh's then outstanding options to acquire shares of common stock, which were granted under Mr. Kersh's previous employment agreement, and all of Mr. Fannin's then outstanding options to acquire shares of common stock vested as of February 20, 1998; 40% of each of Mr. Kersh's and Mr. Fannin's shares of restricted common stock were canceled as of such date; and all of Mr. Kersh's and Mr. Fannin's remaining shares of restricted common stock vested as of such date. The Prior Executive Agreements provided that Sunbeam was to reimburse Messrs. Kersh and Fannin on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted common stock.

     As of February 1, 1998, Messrs. Kersh and Fannin each received a grant of 150,000 and 30,000 shares of restricted common stock (the "Prior Executive Restricted Shares"), respectively. These Prior Executive Restricted Shares provided for vesting in four equal installments on each of February 1, 1998 and the first, second and third anniversaries of February 1, 1998. Messrs. Kersh and Fannin also received grants, effective as of February 1, 1998, of options to purchase 1,125,000 and 750,000 shares of common stock, respectively, at a price of $36.85 per share which were approved by Sunbeam's stockholders at the 1998 annual meeting

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

(the "Prior Executive Options"). These Prior Executive Options provided for vesting in four equal installments on the grant date of February 1, 1998 and the first, second and third anniversaries of February 1, 1998.

     Termination and Change in Control Provisions. The Prior Executive Agreements with Messrs Kersh and Fannin provided that Sunbeam may terminate either Prior Executive's employment at any time, or due to the Prior Executive's disability, or for "Cause," as defined in the Prior Executive Agreement.

     Each Prior Executive Agreement provided that, if Sunbeam terminated the Prior Executive's employment other than for Cause and not due to his disability, or if the Prior Executive terminated his employment for "Good Reason," as defined in the Prior Executive Agreements, or following a "Change in Control," as defined in the Prior Executive Agreements:

          (1) such Prior Executive would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable to him through the end of the employment term;

          (2) the Options and Executive Restricted Shares granted to such Prior Executive would become fully vested, and the Prior Executive will be entitled to exercise his Prior Executive Options and previously granted options for the balance of their original ten-year term; and

          (3) the Prior Executive would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, through the end of the employment term, or to receive substantially equivalent benefits.

     Each Prior Executive Agreement provided that if Sunbeam terminated the Prior Executive's employment for Cause or if the Prior Executive terminated his employment other than for Good Reason or following a Change in Control, all obligations, other than accrued obligations, of Sunbeam would cease, except that such Prior Executive would be able to exercise Prior Executive Options and previously granted options granted to him which were exercisable on the date of termination or within 90 days thereof, if the termination were for Cause, and within one year thereof, if the termination were by the Executive other than for Good Reason or following a Change in Control.

     In addition, each Prior Executive Agreement provided that the Prior Executive would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code to "excess parachute payments."

EMPLOYMENT AGREEMENT WITH MS. KELLEY

     Sunbeam entered into an employment agreement with Ms. Kelley in December 1998. The agreement had an initial term extending until December 31, 2000, but expired upon her resignation from employment effective May 31, 1999. In 1999, while this agreement was in effect, Ms. Kelley's annual base salary rate was $275,000. In addition, Ms. Kelley was paid a guaranteed bonus of $112,500 for 1998. Under the agreement, Ms. Kelley received a grant effective as of December 16, 1998 of options to purchase 60,000 shares of common stock at a price of $7.00 per share.

     Ms. Kelley's agreement provided that if Sunbeam terminated her employment for Cause (as defined in Ms. Kelley's agreement) or if she voluntarily terminated her employment, all obligations of Sunbeam, other than accrued obligations, would cease and all unvested stock options would be immediately forfeited. If a Company Breach (as defined in Ms. Kelley's agreement) occurred, and Ms. Kelley terminated her employment, under the agreement, Sunbeam was obligated to pay Ms. Kelley's base salary and target bonus for the balance of the term and continue her benefits until her reemployment. In addition, all of Ms. Kelley's options would have vested and remained exercisable for three years.

     In connection with her resignation, the options to purchase 60,000 shares of common stock at $7.00 per share were made fully exercisable on June 13, 1999 in exchange for the forfeiture by Ms. Kelley of 68,583 exercisable options having exercise prices ranging from $20.30 per share to $38.34 per share.

SUBSEQUENT ARRANGEMENTS WITH MESSRS. DUNLAP, KERSH AND FANNIN

     In early August 1998, Sunbeam entered into a six-month agreement with Messrs. Dunlap and Kersh in which all parties agreed not to assert claims against each other and to exchange information relating to the various lawsuits in which Sunbeam and Messrs. Dunlap Kersh are named as defendants. Sunbeam also agreed to pay, and has paid, to Messrs. Dunlap and Kersh amounts related to accrued vacation and employment benefits and to advance litigation defense costs subject to the receipt of an undertaking from each of them, which Sunbeam has received, to repay all amounts so advanced if it is determined that they did not meet the applicable standard of conduct for indemnification under Delaware law. This agreement has expired and Messrs. Dunlap and Kersh have commenced an arbitration action against Sunbeam claiming recovery of amounts they allege are payable to them under their agreements. Sunbeam is vigorously contesting these claims and is seeking the return of all amounts they received under their February 1998 employment agreements. Messrs. Dunlap and Kersh have obtained an order from the Court of Chancery of the State of Delaware requiring Sunbeam to advance reasonable litigation defense costs to each of them.

     In connection with the termination of Mr. Fannin's employment by mutual agreement, Sunbeam entered into an agreement with him providing that, under the terms of his employment agreement and in consideration of the execution of the agreement, including a release and covenant not to sue contained therein, he would receive the following payments, all subject to applicable withholding taxes:

                (a) $825,000 in severance payments, of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667;

                (b) consulting payments of $250,000 of which $41,667 was paid in
                    1998 and the balance of which is payable in monthly installments of $13,889; and

                (c) $50,000 payable for the three year extension of
                    Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778.

     In addition, Mr. Fannin received the value of his accrued vacation for 1996, 1997 and 1998, continuation of health, dental and life insurance coverage, on the same basis as prior to termination of employment for an additional
18 months or until his earlier employment providing such benefits. The termination agreement with Mr. Fannin also provided for a three-year term for his outstanding vested stock options, confirmed the amount of his unrestricted common stock grants and provided for the mutually agreed cancellation of all other equity awards.

OTHER TRANSACTIONS

  Settlement of Claims; Issuance of Warrant

     On August 12, 1998, Sunbeam announced that, following investigation and negotiation conducted by a special committee of the Sunbeam board of directors, consisting of four outside directors not affiliated with MacAndrews & Forbes, Sunbeam had entered into the settlement agreement with the MacAndrews & Forbes subsidiary from which Sunbeam had acquired a controlling interest in Coleman in March 1998. Under the settlement agreement, Sunbeam was released from threatened claims arising from that acquisition, and MacAndrews & Forbes agreed to provide management personnel and assistance to Sunbeam, in exchange for the issuance to the MacAndrews & Forbes subsidiary of a warrant expiring August 24, 2003 to purchase up to 23 million shares of common stock at an exercise price of $7 per share, subject to anti-dilution provisions.

  Services Provided by MacAndrews & Forbes

     Under the settlement agreement referred to in the previous paragraph, in addition to making the services of Messrs. Levin, Shapiro and Jenkins available to Sunbeam, MacAndrews & Forbes agreed to provide management assistance to Sunbeam with respect to specified matters. Sunbeam does not reimburse MacAndrews & Forbes for these services or for expenses incurred in providing these services to Sunbeam, other than reimbursement of out-of-pocket expenses paid to third parties. Execution of the settlement agreement was a condition to Sunbeam's continued employment of Messrs. Levin, Shapiro and Jenkins as officers of Sunbeam.

  Registration Rights

     Sunbeam and the MacAndrews & Forbes subsidiary which sold Sunbeam its controlling interest in Coleman have entered into a registration rights agreement. Under the registration rights agreement, the MacAndrews & Forbes subsidiary can require Sunbeam to register under the federal and applicable state securities laws the shares of Sunbeam common stock the affiliate received when it sold its controlling interest in Coleman to Sunbeam. Sunbeam has also agreed to permit former affiliates of Coleman that received

Sunbeam common stock in the March 1988 acquisition to join the MacAndrews & Forbes subsidiary in any registration of the affiliate's shares of Sunbeam common stock.

     The registration rights agreement was amended in August 1998 to permit the MacAndrews & Forbes subsidiary to require Sunbeam to also register (1) the warrant issued to it by Sunbeam under its settlement agreement with Sunbeam and
(2) the shares of Sunbeam common stock issuable upon exercise of the warrant.

  Settlement of Coleman Options

     Under Sunbeam's agreement providing for the Coleman merger, the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of the options. Ronald O. Perelman, the sole stockholder of MacAndrews & Forbes, holds 500,000 options for which he will receive a net payment of $6,750,000 upon completion of the Coleman merger. Messrs. Shapiro and Isko and Ms. Clark, executive officers of Sunbeam, hold 77,500, 20,000 and 25,000 options, respectively, for which they will receive net payments of $823,000, $226,099 and $275,005, respectively.

  Arrangements with Coleman

     Coleman and an affiliate of MacAndrews & Forbes are parties to a cross-indemnification agreement in which Coleman has agreed to indemnify the affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, under this cross-indemnification agreement, the MacAndrews & Forbes affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and respresentatives against all other liabilities of this MacAndrews & Forbes affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the Coleman merger.

     Coleman previously was included in the consolidated tax group for the MacAndrews & Forbes companies and was a party to a tax sharing agreement with a MacAndrews & Forbes affiliate, under which Coleman paid to this affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate Federal, state or local income tax returns. The obligations of MacAndrews & Forbes under the tax sharing agreement were terminated when Sunbeam bought a controlling interest in Coleman in March 1998. As decribed on page 17 under the section titled "Recent Developments--The 1998 Acquisitions," one of Sunbeam's wholly owned subsidiaries recently acquired shares of a newly created series of Coleman voting preferred stock. These shares were created and purchased in order to enable Sunbeam and Coleman to file consolidated federal income tax returns prior to the consummation of the Coleman merger. In connection with the acquisition of these shares, Sunbeam entered into a tax sharing agreement with Coleman.

  Office Space

     During 1998, Sunbeam sublet office space in New York City from an affiliate of MacAndrews & Forbes. The expense for such rent during 1998 was approximately $130,000. The lease was terminated in 1999.

  Employment of Law Firms

     Sunbeam employed the law firms of Reboul, MacMurray, Hewitt, Maynard and Kristol, of which Mr. Kristol is a partner, and Holland & Knight, of which Mr. Elson is Of Counsel, to perform some legal services for Sunbeam during 1998. The total fees paid to these firms during 1998 were less than $20,000. Neither Mr. Kristol nor Mr. Elson was involved in the provision of legal services to Sunbeam.

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

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership, reported to Sunbeam as of October 25, 1999, of common stock, including shares as to which a right to acquire ownership exists, of: (1) each director of Sunbeam; (2) each of the Named Executives, as defined herein under the caption "Management--Executive Compensation"; and (3) the directors and current executive officers of Sunbeam as a group. In addition, the following table sets forth, as of July 16, 1999, the beneficial ownership of two former directors and two former Named Executives, based on information filed with the SEC and made available to the public.

     While reviewing the following information, please note:

     o All present and former directors and Named Executives have the sole power to vote and to dispose of the shares of common stock listed below except as follows:

          (1) Mr. Dunlap is believed to hold 1,491,564 of the listed shares jointly with his wife;

          (2) 151,600 shares listed as owned by Mr. Kersh are believed to be held by the Russell A. Kersh Irrevocable Trust as to which Mr. Kersh is the sole beneficiary, and Mr. Kersh is believed to hold 5,000 of the listed shares jointly with his spouse;

          (3) Mr. Fannin holds 20,433 shares of stock jointly with his wife; and

          (4) Ms. Kelley holds 100 shares jointly with her spouse.

     o The figures used to calculate the percentages in the second column include shares of common stock which present and former directors and Named Executives have the right to acquire under options which are currently exercisable, including options which may be exercised within the next 60 days. This includes 200,000 and 77,900 shares which may be acquired by Mr. Fannin and Ms. Kelley respectively, upon the exercise of options which are currently exercisable. Options which are not currently exercisable and will not become exercisable within 60 days are not included in the table. The figures also include stock awards and options to acquire 6,250,000 and 1,625,000 shares in the case of Messrs. Dunlap and Kersh, respectively. Sunbeam is disputing the status of these stock awards and options. See "Management--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning these disputes.

                                                                                                        PERCENTAGE
                                                                            AMOUNT AND NATURE              OF
       NAME                                                                 OF BENEFICIAL OWNERSHIP     COMMON STOCK
-------------------------------------------------------------------------   -----------------------     ------------
       DIRECTORS
       Philip E. Beekman.................................................        1,500(a)
       Charles M. Elson..................................................       12,000(a)                  *
       Howard Gittis.....................................................         --(c)                    --
       John H. Klein.....................................................        1,915(a)                  *
       Howard G. Kristol.................................................       12,000(a)                  *
       Peter A. Langerman................................................         --(b)                    --
       Jerry W. Levin....................................................         --(c)                    --
       Faith Whittlesey..................................................        8,390(a)                  *
       FORMER DIRECTORS
       Albert J. Dunlap..................................................       7,741,564                 7.2   %
       Russell A. Kersh..................................................       1,889,150                 1.8   %
       OTHER NAMED EXECUTIVES
       Karen K. Clark....................................................           --                     --
       Bobby G. Jenkins..................................................           --                     --
       Paul E. Shapiro...................................................         --(c)                    --
       FORMER NAMED EXECUTIVES
       Janet G. Kelley...................................................       78,000(d)                  *
       David C. Fannin...................................................        220,433                   *
       ALL DIRECTORS AND CURRENT EXECUTIVE OFFICERS AS
       A GROUP (15 persons)..............................................       85,805(e)                  *

      ------------------------
       * Less than 1%.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(a) Includes shares of restricted common stock granted to each of directors Beekman, Elson, Klein, Kristol, and Whittlesey upon their respective elections, appointments and subsequent reelections to the Sunbeam board of directors, all of which shares were immediately vested.

(b) Does not include shares of common stock owned by Franklin Mutual Advisers, Inc. as to which Mr. Langerman disclaims beneficial ownership. See "Security Ownership of Certain Beneficial Owners."

(c) Does not include shares of Sunbeam common stock owned by MacAndrews & Forbes and its affiliates, as to which Messrs. Levin, Gittis and Shapiro disclaim beneficial ownership. See "Security Ownership of Certain Beneficial Owners."

(d) In connection with Ms. Kelley's resignation from Sunbeam effective May 31, 1999, 60,000 options previously granted to Ms. Kelley became immediately exercisable on June 13, 1999 and Ms. Kelley forfeited exercisable options to purchase another 68,583 shares.

(e) Includes shares of common stock which all current executive officers and directors of Sunbeam have the right to acquire under options which are currently exercisable, including options which may be exercised within the next sixty days.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table set forth information as of October 25, 1999, with respect to beneficial ownership of the common stock by all persons known by Sunbeam to be the record or beneficial owner of more than 5% of the outstanding shares of common stock. Except as otherwise noted all beneficial owners listed below have sole voting and investment power with respect to the shares owned by them.

                                                                                              PERCENTAGE
                                                                   AMOUNT AND NATURE             OF
NAME                                                               OF BENEFICIAL OWNERSHIP    COMMON STOCK
----------------------------------------------------------------   -----------------------    ------------
Ronald O. Perelman..............................................          37,099,749(1)           29.9%(1)
Franklin Mutual Advisers, Inc...................................          17,541,398              17.4%
Albert J. Dunlap................................................           7,741,564(2)            7.2%(2)
Invista Capital Management, LLC/Principal Mutual Holding
  Company.......................................................           7,440,200               7.4%

------------------
(1) Represents shares of common stock received by Coleman (Parent) Holdings, Inc., a MacAndrews & Forbes subsidiary, when it sold its controlling interest in Coleman in March 1998. Also includes 23,000,000 shares of common stock issuable upon exercise of the warrant issued to Coleman (Parent) Holdings under the settlement of threatened legal claims. See "Management--Other Transactions--Settlement of Claims; Issuance of Warrant." The shares of common stock subject to the warrant have a $7 per share exercise price. The address of Coleman (Parent) Holdings is 35 E. 62nd Street, New York, New York 10021. Ronald O. Perelman is the indirect beneficial owner of all of the outstanding capital stock of Coleman (Parent) Holdings. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of common stock owned by Coleman (Parent) Holdings.
    Mr. Perelman's address is 35 E. 62nd Street, New York, New York. 10021.

(2) Information reflected in this table with respect to Mr. Dunlap is based on filings made by him with the SEC. Mr. Dunlap's holdings include stock grants for 1,166,667 shares and options granted by Sunbeam to acquire an additional 6,250,000 shares of common stock which Mr. Dunlap and Sunbeam are disputing. See "Security Ownership of Management" and "Management--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap."

     Information reflected in this table and the notes thereto with respect to Franklin Mutual Advisers, Inc. is derived from Franklin Mutual Advisers' and its predecessors' Schedule 13D, dated November 1, 1996, as amended, most recently on March 1, 1999. The address of Franklin Mutual Advisers, Inc. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The shares of common stock corresponding to Franklin Mutual Advisers above are beneficially owned by one or more open-end investment companies or other managed accounts which, under advisory contracts, are advised by Franklin Mutual Advisers. Franklin Mutual Advisers disclaims beneficial ownership of these shares.

     Information reflected in this table with respect to Invista Capital Management, LLC and Principal Mutual Holding Company is derived from the
Form 13G jointly filed with the SEC by Invista and Principal on February 16, 1999. The address of Invista is 1900 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309. The address of Principal is 711 High Street, Des Moines, Iowa 50392. Invista and Principal exercise shared voting power and investment discretion with respect to all of the shares of common stock they beneficially own.

                           DESCRIPTION OF DEBENTURES

     Sunbeam issued the debentures under an indenture dated as of March 25, 1998, between Sunbeam and The Bank of New York, as trustee. Sunbeam has filed a copy of the indenture as an exhibit to the registration statement filed with the SEC for this transaction, and copies are also available from the trustee. If you require additional details concerning the provisions of the debentures or the indenture, you should review the indenture which also contains the form of the debentures. Unless stated otherwise in this "Description of Debentures," the term "Sunbeam" refers to Sunbeam Corporation only and does not include its subsidiaries.

GENERAL

     The debentures are unsecured general obligations of Sunbeam subordinate in right of payment to borrowings under Sunbeam's principal bank credit facility and certain other secured obligations of Sunbeam as described under "--Subordination of Debentures" and convertible into common stock as described under "--Conversion of Debentures." The debentures are limited to $2,014,000,000 aggregate principal amount at maturity and will mature on March 25, 2018.

     The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities of Sunbeam. The indenture contains no covenants or other provisions to afford protection to holders of the debentures in the event of a highly leveraged transaction, a change in control of Sunbeam or any other transaction that may adversely affect debenture holders, except to the extent described under "--Redemption at Option of the Holder Upon a Fundamental Change."

     The debentures were issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the $1,000 stated redemption price at maturity of each debenture over its $372.43 issue price, constitutes original issue discount of $627.57. See "United States Federal Income Tax Considerations." Original issue discount accrues on a daily basis at a rate of 5.0% per year, using a 360-day year consisting of twelve 30-day months. Maturity, conversion, purchase by Sunbeam at the option of a holder or redemption of a debenture will cause original issue discount and interest on any overdue amounts to cease to accrue for that debenture. Sunbeam may not reissue a debenture that has matured or been converted, purchased by Sunbeam at the option of a holder, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of debentures.

     The principal amount at maturity of each debenture will be payable at the office or agency of the paying agent, initially the trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose. debentures may be presented for conversion into common stock at the office of the conversion agent and debentures in definitive form may be presented for exchange for other debentures or registration of transfer at the office of the registrar. The trustee is also the initial conversion agent and registrar. Sunbeam will not charge a service charge for any registration of transfer or exchange of debentures; however, Sunbeam may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with the registration of transfer or exchange.

CONVERSION OF DEBENTURES

     A holder of a debenture may convert it into common stock of Sunbeam at any time through the close of business on March 25, 2018. However, if a debenture is called for redemption, the holder may convert it only until the close of business on the last trading day prior to the redemption date unless Sunbeam defaults in the payment of the redemption price. If a debenture holder has delivered a purchase notice exercising the holder's option to require Sunbeam to purchase some or all of the holder's debentures, then those debentures to be purchased by Sunbeam may be converted only if the purchase notice is withdrawn in accordance with the terms of the indenture. Similarly, a debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if the holder withdraws the election to exercise the option in accordance with the terms of the indenture. A holder may convert debentures in part so long as such part is $1,000 principal amount at maturity or a whole multiple of $1,000.

     The initial conversion rate is 6.575 shares of common stock per $1,000 principal amount at maturity of debentures, subject to adjustment upon the occurrence of the events described below. A holder entitled to a fractional share of common stock shall receive cash equal to the then current market value of the fractional share.

     On conversion of a debenture, a holder will not receive any cash payment representing accrued original issue discount. Sunbeam's delivery to the holder of the fixed number of shares of common stock into which the debenture is convertible, together with the cash payment, if any, in lieu of any fractional share, will be deemed to satisfy Sunbeam's obligation to pay the principal amount of the debenture including the accrued original issue discount attributable to the period from the issue date to the conversion date. Thus, the accrued original issue discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The conversion rate will not be adjusted at any time during the term of the debentures for such accrued original issue discount.

     To convert a certificated debenture into common stock, a holder must:

     o complete and manually sign the conversion notice on the back of the debenture, or complete and manually sign a facsimile and deliver the conversion notice to the conversion agent;

     o  surrender the debenture to the conversion agent;

     o  if required, furnish appropriate endorsements and transfer documents;
        and

     o  if required, pay all transfer or similar taxes.

The date on which all of the above requirements have been satisfied is the conversion date.

     The conversion rate is subject to adjustment in the following events:

          (1) the issuance of common stock of Sunbeam as a dividend or distribution on the common stock;

          (2) subdivisions and combinations of the common stock;

          (3) the issuance to all holders of common stock of certain rights or warrants to purchase common stock;

          (4) the distribution to all holders of common stock of capital stock other than common stock, of evidences of indebtedness of Sunbeam or of assets, including securities other than common stock, but excluding those rights and warrants referred to in clause (3) above or paid in cash;

          (5) distributions consisting of cash, excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

          (A) the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the next preceding quarterly dividend did not require an adjustment of the conversion rate under this clause, as adjusted to reflect subdivisions or combinations of the common stock; and

          (B) 3.75% of the average of the last reported sales price of the common stock during the ten trading days immediately prior to the date of declaration of the dividend;

and, in each case, excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of Sunbeam;

          (6) payment in respect of a tender offer or exchange offer by Sunbeam or any subsidiary of Sunbeam for the common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price (defined below) per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer; and

          (7) payment in respect of a tender offer or exchange offer by a person other than Sunbeam or any subsidiary of Sunbeam in which, as of the closing date of the offer, Sunbeam's board of directors is not recommending rejection of the offer.

     If an adjustment is required to be made under the fifth clause above as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded by the fifth clause above. If an adjustment is required to be made under the fifth clause above as a result of a distribution that is not a quarterly dividend, that adjustment would be based upon the full amount of the distribution.

     The adjustment referred to in the final clause above will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and if the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer. The adjustment referred to in the last clause above will generally not be made, however, if as of the closing of the offer, the offering documents with respect to the offer disclose a plan or an intention to cause Sunbeam to engage in a consolidation or merger of Sunbeam or a sale of all or substantially all of Sunbeam's assets.

     No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the rate then in effect, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

     In the case of:

     o  any reclassification of the common stock; or

     o a consolidation or merger involving Sunbeam or a sale or conveyance to another corporation of the property and assets of Sunbeam as an entirety or substantially as an entirety;

in each case, as a result of which holders of common stock will be entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for their common stock, the holders of the debentures then outstanding will be entitled thereafter to convert such debentures into the kind and amount of shares of stock, securities or other property or assets, including cash, which they would have owned or been entitled to receive upon the reclassification, consolidation, merger, sale or conveyance had the debentures been converted immediately prior to the reclassification, consolidation, merger, sale or conveyance assuming that a holder of debentures would not have exercised any rights of election as to the stock, securities or other property or assets, including cash, receivable in connection therewith.

     In the event of a taxable distribution to holders of common stock or in some other circumstances requiring an adjustment to the conversion rate, the holders of debentures may be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "United States Federal Income Tax Considerations."

     Sunbeam from time to time may, to the extent permitted by law, increase the conversion rate by any amount for any period of at least 20 days, in which case Sunbeam will give at least 15 days' notice of the increase, if Sunbeam's board of directors has made a determination that an increase would be in the best interests of Sunbeam, which determination shall be conclusive. Sunbeam may, at its option, make increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Material United States Federal Income Tax Considerations."

REDEMPTION OF DEBENTURES AT THE OPTION OF SUNBEAM

     There is no sinking fund for the debentures. Prior to March 25, 2003, the debentures will not be redeemable at the option of Sunbeam. Beginning on March 25, 2003, Sunbeam may, subject to applicable contractual restrictions, redeem the debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of debentures. The debentures will be redeemable in whole multiples of $1,000 principal amount at maturity.

     The table below shows redemption prices of a debenture per $1,000 principal amount at maturity, at March 25, 2003, and at each March 25 thereafter, prior to maturity and at maturity on March 25, 2018, which prices reflect the accrued original issue discount calculated to each such date. The redemption price of a debenture redeemed between the listed dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table to the actual redemption date.

                                                                                               (2)
                                                                                             ACCRUED            (3)
                                                                               (1)         ORIGINAL ISSUE    REDEMPTION
                                                                            DEBENTURE       DISCOUNT           PRICE
REDEMPTION DATE                                                             ISSUE PRICE      AT 5.0%          (1)+(2)
-------------------------------------------------------------------------   -----------    --------------    ----------
March 25, 2003...........................................................     $372.43         $ 104.32       $   476.75
March 25, 2004...........................................................      372.43           128.45           500.88
March 25, 2005...........................................................      372.43           153.81           526.24
March 25, 2006...........................................................      372.43           180.45           552.88
March 25, 2007...........................................................      372.43           208.44           580.87
March 25, 2008...........................................................      372.43           237.84           610.27
March 25, 2009...........................................................      372.43           268.74           641.17
March 25, 2010...........................................................      372.43           301.20           673.63
March 25, 2011...........................................................      372.43           335.30           707.73
March 25, 2012...........................................................      372.43           371.13           743.56
March 25, 2013...........................................................      372.43           408.77           781.20
March 25, 2014...........................................................      372.43           448.32           820.75
March 25, 2015...........................................................      372.43           489.87           862.30
March 25, 2016...........................................................      372.43           533.52           905.95
March 25, 2017...........................................................      372.43           579.39           951.82
March 25, 2018...........................................................      372.43           627.57         1,000.00

     If less than all of the outstanding debentures held in certificated form are to be redeemed, the trustee will select the debentures held in certificated form to be redeemed in whole multiples of $1,000 principal amount at maturity or by lot, pro rata or by another method the trustee considers fair and appropriate, as long as the method is not prohibited by the rules of any stock exchange on which the debentures are then listed, if any. If a portion of a holder's certificated debentures is selected for partial redemption and the holder converts a portion of the certificated debentures, the converted portion will be deemed to be the portion selected for redemption. Debentures registered in the name of DTC or its nominee will be redeemed pro rata. See "Book-Entry; Delivery and Form."

     Sunbeam's bank credit facility, which matures on September 30, 2006, prohibits the optional redemption of the debentures by Sunbeam. There can be no assurance that any future credit agreements, including an extension of the bank credit facility, or other agreements relating to indebtedness to which Sunbeam becomes a party will not contain prohibitions on or defaults with respect to the prepayment or redemption of the debentures.

     If an event of default described under "--Events of Default; Notice and Waiver" has occurred and is continuing, Sunbeam would still have this right of optional redemption, subject to the subordination provisions of the indenture.

REDEMPTION AT OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change (defined below) occurs at any time prior to March 25, 2018, each holder of debentures will have the right, at the holder's option, to require Sunbeam to redeem for cash any or all of such holder's debentures on the date that is 45 days after the date of Sunbeam's notice of the Fundamental Change. The debentures will be redeemable in whole multiples of $1,000 principal amount at maturity at their accreted value on the repurchase date.

     Sunbeam will redeem these debentures at a price equal to the issue price plus original issue discount accrued through the day before the repurchase date. If, however the "Applicable Price", which is defined below, with respect to the Fundamental Change is less than the "Reference Market Price," which is defined below, Sunbeam will redeem the debentures at a price equal to the redemption price described in the preceding sentence multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price.

     Sunbeam will mail to all holders of record of the debentures a notice of the occurrence of a Fundamental Change and of the resulting redemption right on or before the tenth day after the occurrence of the Fundamental Change. Sunbeam will deliver to the trustee a copy of the notice. To exercise the redemption right, holders of debentures must deliver to Sunbeam or its agent, on or before the 30th day after the date of Sunbeam's notice of a Fundamental Change, the debentures to be redeemed. These debentures must be endorsed for transfer, and accompanied by the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse side properly completed. Payment for debentures surrendered for redemption and not withdrawn prior to the 30th day after the date of Sunbeam's notice of a Fundamental Change will be made promptly following the repurchase date.

     The term "Fundamental Change" means the occurrence of any transaction or event in which all or substantially all of the common stock is to be exchanged for, converted into, acquired for or constitute solely the right to receive consideration which is not all or substantially all common stock of a company which is listed or which will be listed upon consummation of or immediately following the transaction or event, on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. A transaction or event described in the preceding sentence can occur by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. Under New York law, which governs the indenture and the debentures, there is no precise definition for the phrase "all or substantially all." This may result in uncertainty over whether a transaction involving "all or substantially all" common stock of a particular company has occurred. In such a case, it would also be unclear whether a Fundamental Change triggering a redemption right of debenture holders has occurred.

     The term "Applicable Price" means:

     o in the event of a Fundamental Change in which the holders of the common stock receive only cash, the amount of cash received by the holder of one share of common stock; and

     o in the event of any other Fundamental Change, the average of the reported last sale price for the common stock during the ten trading days prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in such Fundamental Change, or, if there is no such record date, the date upon which the holders of the common stock shall have the right to receive cash, securities, property or other assets in the Fundamental Change.

     The term "Reference Market Price" will initially mean $30.2083--which is equal to 66 2/3% of the last sale price of the common stock as reflected on the cover page of the final offering memorandum dated March 19, 1998, in connection with the original debentures offering--and in the event of any adjustment to the conversion rate in accordance with the provisions of the indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price shall be equal to the initial Reference Market Price multiplied by a fraction the numerator of which is the conversion rate specified in this prospectus, without regard to any adjustment thereto, and the denominator of which is the conversion rate following such adjustment.

     Sunbeam will comply with the provisions of Rule 13e-4 under the Exchange Act and any other tender offer rules under the Exchange Act which may then be applicable to the redemption rights of debenture holders in the event of a Fundamental Change.

     The rights of the holders of debentures to require redemption of the debentures upon a Fundamental Change could discourage a potential acquirer of Sunbeam in that the redemption could be difficult to finance due to the substantial amounts involved. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of Sunbeam by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The term "Fundamental Change" is limited to the transactions specified in the definition above and may not include other events that might adversely affect the financial condition of Sunbeam. The requirement that Sunbeam offer to repurchase the debentures upon a Fundamental Change would not necessarily afford the holders of the debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Sunbeam. In addition, the indenture contains no other provisions that would protect the holders of the debentures in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Sunbeam.

     Sunbeam does not currently have any other liabilities that rank equally with the debentures and also contain fundamental change repayment provisions.

     No debentures may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "--Events of Default; Notice and Waiver" below, other than a default in the payment of the Fundamental Change Redemption Price with respect to debentures. If, however, the event of default has been waived, then the debentures may be redeemed at the option of holders upon a fundamental change.

     In the event of a Fundamental Change and exercise by holders of the debentures of their associated rights to require Sunbeam to redeem all or a portion of their debentures, there can be no assurance that Sunbeam would have sufficient funds to pay the redemption price for all the debentures tendered by the holders.

     Sunbeam's bank credit facility prohibits the redemption of the debentures for cash. In addition, this credit facility provides, and any future credit agreements, including an extension of the bank credit facility, or other agreements relating to indebtedness to which Sunbeam becomes a party also may provide, that a Fundamental Change would constitute an event of default thereunder. This would permit the acceleration of the maturity of the credit agreement and thereby cause the subordination provisions in the indenture to apply, preventing redemption of the debentures until Senior Indebtedness (defined below) is paid in full. At least until all outstanding borrowings under Sunbeam's bank credit facility are repaid or the credit facility is amended or an adequate waiver is obtained from the lenders under the bank credit facility, Sunbeam's bank credit facility will effectively prevent a redemption of the debentures upon a Fundamental Change. As of June 30, 1999, Sunbeam had approximately $1.4 billion of outstanding loans and $0.1 billion of outstanding letters of credit under this credit facility.

     If Sunbeam is prohibited from redeeming the debentures upon the occurrence of a Fundamental Change, Sunbeam could seek the consent of its then existing lenders to redeem the debentures or could attempt to refinance the borrowings that contain the prohibitions. If Sunbeam does not obtain required consents or repay these borrowings, Sunbeam would remain prohibited from redeeming the debentures. In that case, Sunbeam's failure to redeem debentures required to be redeemed under the terms of the indenture would constitute an event of default under the indenture and would likely constitute a default under the terms of any other indebtedness of Sunbeam outstanding at that time, including Senior Indebtedness. In these circumstances, or if a Fundamental Change would in and of itself constitute an event of default under agreements governing Senior Indebtedness then outstanding, the subordination provisions in the indenture would prohibit or restrict payments to the holders of debentures.

     Neither Sunbeam nor the trustee, without the consent of the holders of the debentures, can waive the requirement that Sunbeam redeem debentures at the option of holders upon a Fundamental Change.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     On March 25, 2003, March 25, 2008 and March 25, 2013 Sunbeam will become obligated to purchase, at the option of the debenture holder, any outstanding debenture for which a written purchase notice has been delivered by the holder to the office of the paying agent (initially the trustee) at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the purchase date and for which the purchase notice has not been withdrawn, subject to additional conditions.

     The purchase notice shall state:

          (1) the certificate numbers of the debentures to be delivered by the holder for purchase by Sunbeam;

          (2) the portion of the principal amount at maturity of debentures to be purchased, which portion must be $1,000 or a whole multiple of $1,000;

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

          (3) that the debentures are to be purchased by Sunbeam in accordance with applicable provisions of the debentures; and

          (4) in the event Sunbeam elects to pay some or all of the purchase price to be paid as of the purchase date in common stock, but the purchase price is ultimately to be paid entirely in cash because a condition to payment of the purchase price or a portion of the purchase price in common stock is not satisfied by the purchase date, as described below, whether the holder elects:

             (a) to withdraw the purchase notice as to some or all of the debentures to which it relates--stating the principal amount at maturity and certificate numbers of the debentures as to which the withdrawal shall relate; or

             (b) to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice.

     If the holder fails to indicate, in the purchase notice and in any written notice of withdrawal relating to that purchase notice, the holder's choice with respect to the election described above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to that purchase notice. For a discussion of the tax treatment of a holder receiving cash or common stock pursuant to its election to tender its debentures to Sunbeam on a purchase date, see "Material United States Federal Income Tax Considerations."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the purchase notice.

     The purchase price payable for a debenture shall be equal to the issue price of the debenture plus accrued original issue discount to the purchase date. The table below shows the purchase prices of a debenture as of the specified purchase dates. Sunbeam may elect to pay the purchase price payable as of any purchase date in cash or common stock or any combination of cash or common stock.

PURCHASE DATE                                                                    PURCHASE PRICE
------------------------------------------------------------------------------   --------------
March 25, 2003................................................................      $ 476.75
March 25, 2008................................................................        610.27
March 25, 2013................................................................        781.20

     If Sunbeam elects to pay the purchase price, in whole or in part, in common stock, the number of shares to be delivered in respect of the portion of the purchase price to be paid in common stock will be equal to that portion of the purchase price divided by the Market Price (defined below) of the common stock. However, Sunbeam will not deliver any fractional shares of common stock upon any purchase by Sunbeam of debentures. Instead, Sunbeam will pay cash based on the Market Price for all fractional shares of common stock.

     Sunbeam will give notice not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. The notice shall state, among other things, whether Sunbeam will pay the purchase price of the debentures in cash or common stock, or any combination of cash or common stock, specify the percentage of each, and, if Sunbeam elects to pay in common stock, in whole or in part, the method of calculating the Market Price of the common stock.

     The "Market Price" means the average of the Sale Prices (defined below) of the common stock for the five trading day period ending (A) on the third business day prior to the applicable purchase date, or (B) if the third business day prior to the applicable purchase date is not a trading day, then on the last trading day prior to such third business day, in each case appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during the five trading day period and ending on the purchase date of any events that would result in an adjustment of the conversion rate under the indenture with respect to the common stock.

     The "Sale Price" of the common stock on any date means (A) the closing per share sale price, or (B) if no closing sale price is reported, the average bid and ask prices, or (C) if more than one in either case, the average of the average bid and average ask prices, in each case on such date as reported in the composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System.

     Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date of determination of the Market Price to the purchase date. Sunbeam may elect to pay the purchase price in common stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, Sunbeam will publish the figures in a daily newspaper of national circulation.

     Sunbeam's right to purchase debentures with common stock is subject to the satisfaction of various conditions, including:

     o the registration of the common stock under the Securities Act, if required; and

     o compliance with other applicable federal and state securities laws, if any.

If the conditions are not satisfied by a purchase date, Sunbeam will pay the purchase price of the debentures to be purchased on the purchase date entirely in cash. Sunbeam will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required with respect to any offer by Sunbeam to purchase debentures at the option of holders.

     Payment of the purchase price for a debenture for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for that purpose, at any time whether prior to, on or after the purchase date after delivery of the purchase notice.

     Payment of the purchase price for a debenture will be made promptly following the later of the purchase date or the time of book-entry transfer or delivery of the debenture. If the paying agent holds, in accordance with the terms of the indenture, money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, on and after that date, the debenture will cease to be outstanding and original issue discount on the debenture will cease to accrue whether or not book-entry transfer of the debenture is made or the debenture is delivered to the paying agent. In that case all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

     No debentures will be purchased at the option of the holder for cash if, prior to, on or after the giving by the holders of the debentures the required purchase notice there has occurred and is continuing an event of default described under "--Events of Default; Notice and Waiver" below, other than a default in the payment of the purchase price with respect to the debentures. If, however, the event of default has been waived, then the debentures may be redeemed at the option of the holder for cash.

     If Sunbeam becomes obligated to purchase any outstanding debenture on a purchase date, there can be no assurance that Sunbeam would have sufficient funds to pay the purchase price on that purchase date. In that case Sunbeam could be required to issue shares of common stock to pay the purchase price at valuations based on then prevailing market prices, for all the debentures tendered by the holders.

     Sunbeam's bank credit facility prohibits the purchase of the debentures for cash but will permit the purchase of debentures with shares of common stock on a purchase date. There can be no assurance that any future credit agreements, including an extension of the bank credit facility, or other agreements relating to indebtedness to which Sunbeam becomes a party will not contain prohibitions on or defaults with respect to the repurchase of the debentures or provide that prepayment or redemption would constitute an event of default.

     In the event a purchase date occurs at a time when Sunbeam is prohibited from repurchasing the debentures, Sunbeam could seek the consent of its then existing lenders to repurchase the debentures or could attempt to refinance the borrowings that contain the prohibitions. If Sunbeam does not obtain required consents or repay these borrowings, Sunbeam would remain prohibited from repurchasing the debentures. Sunbeam's failure to repurchase debentures required to be repurchased under the terms of the indenture would constitute an event of default under the indenture and would likely constitute a default under the terms of any other indebtedness of Sunbeam outstanding at that time, including Senior Indebtedness. In these circumstances, the subordination provisions in the indenture would prohibit or restrict payments to the holders of debentures.

SUBORDINATION OF DEBENTURES

     The indebtedness evidenced by the debentures is subordinated to the extent provided in the indenture to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness (defined below) of all existing and future Senior Indebtedness. This subordination will not prevent the occurrence of any event of default under the indenture.

     Upon any distribution of assets of Sunbeam upon any dissolution, winding up, voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to Sunbeam or its property, an assignment for the benefit of creditors or any marshaling of Sunbeam's assets or liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all obligations relating to the Senior Indebtedness. The above payment must be made in full before the holders of debentures will be entitled to receive any payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, Fundamental Change redemption price, interest, if any, liquidated damages, if any, or any other payment in respect of the debentures.

     In addition, until all obligations with respect to Senior Indebtedness are paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, any payment on the debentures to which the holders of debentures would be entitled will be made to the holders of Senior Indebtedness.

     By reason of the subordination, in the event of Sunbeam's dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to Sunbeam or its property, an assignment for the benefit of creditors or any marshaling of Sunbeam's assets or liabilities, holders of Senior Indebtedness may receive more, ratably, and the holders of debentures may receive less, ratably, than the other creditors of Sunbeam.

     In the event that the debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default, then Sunbeam is obligated to notify promptly holders of Senior Indebtedness of the acceleration. Sunbeam may not pay monies owed on the debentures until 120 days have passed after the acceleration occurs and may thereafter pay the debentures if the terms of the indenture otherwise permit payment at that time.

     Sunbeam also may not make any payment on the debentures if:

     o a default in any payment obligations on Senior Indebtedness occurs and is continuing, without regard to any applicable period of grace, whether at maturity or at a date fixed for payment or by declaration or otherwise (each, a "payment default"); or

     o any other default occurs and is continuing on Designated Senior Indebtedness (defined below) that permits holders of the Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the trustee receives a notice of the default from Sunbeam or from a representative for any issue of Designated Senior Indebtedness.

     Payments on the debentures may and will be resumed:

     o in case of a payment default, the earlier of the date on which the default is cured or waived in accordance with the terms of the governing instrument or ceases to exist; and

     o in case of a nonpayment default, the earlier of the date on which the default is cured or waived in accordance with the terms of the governing instrument or ceases to exist or 179 days after the date on which the applicable notice of default is received by the trustee if the terms of the indenture otherwise permit payment at that time.

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

     No new period of payment blockage may be commenced pursuant to a notice of default unless and until 365 days have elapsed since the initial effectiveness of the immediately prior notice of default. No nonpayment default that existed or was continuing on the date of delivery of any notice of default to the trustee will be, or will be made, the basis for a subsequent notice of default unless such default shall have been cured or waived for a period of not less than 90 days. For these purposes, each of the following will constitute a new event of default:

     o any action of Sunbeam or any of its subsidiaries occurring subsequent to delivery of a notice of default that would give rise to any event of default under any provision of Senior Indebtedness under which an event of default previously existed or was continuing at the time of delivery of the Payment Blockage Notice; and

     o any breach of a financial covenant giving rise to a nonpayment default for a period ending subsequent to the date of delivery of the respective notice of default.

     The term "Senior Indebtedness" means:

     o the principal of, premium, if any, interest, original issue discount, rent and end of term payments payable on or with respect to and

     o all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due on or with respect to

Secured Indebtedness (defined below) of Sunbeam, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Sunbeam, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the above.

     The term Senior Indebtedness does not include:

     (1) Indebtedness (defined below) of Sunbeam to any subsidiary of Sunbeam, a majority of the voting stock of which is owned, directly or indirectly, by Sunbeam;

     (2) accounts payable or other indebtedness to trade creditors created or assumed by Sunbeam in the ordinary course of business; and

     (3) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee of that particular Indebtedness expressly provides that it shall not be senior in right of payment to, or ranks equally with, or is subordinated or junior to, the debentures.

     For the purposes of the definition of Senior Indebtedness, the term "interest" includes all interest accruing subsequent to, or which would accrue but for, the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding.

     The term "Indebtedness" means, with respect to any person and without duplication:

     (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of the person for borrowed money, including obligations of Sunbeam arising from overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances, whether or not evidenced by notes or similar instruments, or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the person or to only a portion of the assets of the person;

     (2) all reimbursement obligations and other liabilities, contingent or otherwise, of the person with respect to letters of credit, bank guarantees, bankers' acceptances or similar facilities;

     (3) all obligations and liabilities, contingent or otherwise, arising from leases of the person:

          o required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person; or

          o required, in conformity with generally accepted accounting principles, to be accounted for as an operating lease, provided, either (A) the operating lease requires, at the end of its term, that the person make any payment other than accrued periodic rent in the event that the person does not acquire the leased real property and related fixtures subject to the lease or (B) the person has an option to acquire the leased real property and related fixtures, whether the option is exercisable at any time or under specified circumstances;

     (4) all obligations of the person, contingent or otherwise, with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge or exchange agreement or other similar instrument or agreement;

     (5) all direct or indirect guarantees or similar agreements by the person relating to, and obligations or liabilities, contingent or otherwise, of the person to purchase or otherwise acquire or otherwise assure a creditor against loss with respect to, indebtedness, obligations or liabilities of another person of the kind described in clauses (1)-(4) above;

     (6) any indebtedness or other obligations described in clauses
(1)-(4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by the person; and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1)-(6) above.

The term "Designated Senior Indebtedness" means:

     o  Senior Indebtedness incurred under Sunbeam's bank credit facility; or

     o any other particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee of Senior Indebtedness or related agreements or documents to which Sunbeam is a party expressly provides that the Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture; however, the instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

     The term "Secured Indebtedness" means Indebtedness of a person secured by any mortgage, pledge, lien or other encumbrance existing on property or assets which is owned or held by such person.

     The debentures are obligations exclusively of Sunbeam. Since the operations of Sunbeam are conducted through subsidiaries, Sunbeam's cash flow and the consequent ability to service debt, including the debentures, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, Sunbeam. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount on the debentures or to make any funds available for payments on the debentures, whether by dividends, loans or other payments. In addition, the payment of dividends and making of loans and advances to Sunbeam by its subsidiaries are subject to statutory and contractual restrictions, including those under Sunbeam's bank credit facility, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right of Sunbeam to receive assets of any of its subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the debentures to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Sunbeam is itself recognized as a creditor of such subsidiary, in which case the claims of Sunbeam would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Sunbeam.

     At June 30, 1999, Sunbeam had approximately $1.4 billion of Senior Indebtedness outstanding and Sunbeam's subsidiaries had approximately
$995 million of indebtedness and other liabilities outstanding, excluding intercompany liabilities, to which the debentures would have been effectively subordinated. The debentures rank equally with all other outstanding indebtedness and liabilities of Sunbeam, including trade payables. Except for trade payables, Sunbeam currently does not have any such indebtedness or liabilities outstanding. The indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which Sunbeam can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

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

     However, in the event that the trustee or any holder of the debentures receives any payment or distribution of assets of Sunbeam of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including by way of set-off or otherwise, before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     Sunbeam is obligated to pay reasonable compensation to the trustee and to indemnify the trustee against losses, liabilities or expenses incurred by it in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of holders of the debentures relating to all funds collected or held by the trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The indenture provides that, if an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding may declare the issue price of the debentures plus the original issue discount on the debentures and any liquidated damages under the registration rights agreement accrued to the date of that declaration to be immediately due and payable. However, if Sunbeam cures all defaults other than the nonpayment of issue price and accrued original issue discount which shall have become due by acceleration and several other conditions are met, the declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount at maturity of the debentures then outstanding.

     In the case of defaults relating to events of bankruptcy or insolvency, the issue price of the debentures plus the original issue discount accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. Under some circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding debentures may rescind such an acceleration with respect to the debentures and its consequences.

     Interest will accrue at the rate of 5.0% per annum and be payable on demand upon a default in the payment of the issue price, accrued original issue discount, accrued liquidated damages, if any, or any redemption price, purchase price or Fundamental Change redemption price to the extent that payment of such interest shall be legally enforceable.

     Under the indenture, "events of default" are defined as:

          (1) default in payment of the principal amount at maturity, issue price, accrued original issue discount, accrued liquidated damages, if any, redemption price, purchase price or Fundamental Change redemption price with respect to any debenture when such becomes due and payable, whether or not payment is prohibited by the subordination provisions of the indenture, provided that in the case of any failure to pay liquidated damages, such failure continues for a period of 30 days;

          (2) failure by Sunbeam to comply with any of its other agreements in the debentures or the indenture upon the receipt by Sunbeam of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding and Sunbeam's failure to cure such default within 60 days after receipt by Sunbeam of such notice; or

          (3) certain events of bankruptcy or insolvency.

     The trustee shall give notice to holders of the debentures of any continuing default known to the trustee within 90 days after its occurrence, provided that the trustee may withhold the notice if it determines in good faith that withholding the notice is in the interests of the holders.

     The holders of a majority in aggregate principal amount at maturity of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, this direction may not conflict with any law or the indenture and is subject to other limitations. Before proceeding to exercise any right or power under the indenture at the direction of holders, the trustee will be entitled to receive from these holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which it might incur in complying with their direction.

     No holder of any debenture will have any right to pursue any remedy with respect to the indenture or the debentures, unless:

          (1) the holder shall have previously given the trustee written notice of a continuing event of default;

          (2) the holders of at least 25% in aggregate principal amount at maturity of the outstanding debentures shall have made a written request to the trustee to pursue the remedy;

          (3) the holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

          (4) the holders of a majority in aggregate principal amount at maturity of the outstanding debentures have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

          (5) the trustee shall have failed to comply with the request within such 60-day period.

     In the event that the debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default, then Sunbeam is obligated to promptly notify holders of Senior Indebtedness of the acceleration. Sunbeam may not pay monies owed on the debentures until 120 days have passed after the acceleration occurs and may thereafter pay the debentures if the terms of the indenture otherwise permit payment at that time.

     However, the following rights of a holder will not be impaired or adversely affected without the holder's consent:

     o the right to receive payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, Fundamental Change redemption price and any interest as a result of a default in the payment of any of these amounts on a debenture, on or after the due date expressed in the debenture;

     o the right to institute suit for the enforcement of any such payments or conversion; or

     o  the right to convert debentures.

     The holders of at least a majority in aggregate principal amount at maturity of the outstanding debentures may waive an existing default and its consequences, other than:

     o  any default in any payment on the debentures;

     o  any default relating to the conversion rights of the debentures; or

     o any default concerning the covenants or provisions in the indenture which may not be modified without the consent of the holder of each debenture as described in "--Modification" below.

     Sunbeam will be required to furnish to the trustee annually a statement as to any default by Sunbeam in the performance and observance of its obligations under the indenture.

MERGERS AND SALES OF ASSETS BY SUNBEAM

     Sunbeam may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things:

     o the resulting, surviving or transferee person, if other than Sunbeam, is organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

     o the successor person assumes all obligations of Sunbeam under the debentures and the indenture; and

     o Sunbeam or the successor person will not immediately thereafter be in default under the indenture.

     Upon the assumption of Sunbeam's obligations in these circumstances, subject to several exceptions, Sunbeam will be discharged from all obligations under the debentures and the indenture. If this transaction constituted a Fundamental Change, each holder would be able to require Sunbeam to redeem the debentures of the holder as described under "--Redemption at Option of the Holder Upon a Fundamental Change."

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

MODIFICATION

     Sunbeam and the trustee may modify or amend the indenture or the debentures with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the debentures then outstanding. However, no amendment may, without the consent of each holder affected thereby:

          (1) reduce the principal amount at maturity, issue price, purchase price, Fundamental Change redemption price or redemption price, or extend the stated maturity of any debenture or alter the manner or rate of accrual of original issue discount or interest, or make any debenture payable in money or securities other than that stated in the debenture;

          (2) make any change to the principal amount at maturity of debentures whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to amendments or waivers;

          (3) make any change that adversely affects the right to convert any debenture or the right to require Sunbeam to purchase a debenture or the right to require Sunbeam to redeem a debenture upon a Fundamental Change;

          (4) modify the provisions of the indenture relating to the subordination of the debentures in a manner adverse to the holders of the debentures in any material respect; or

          (5) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures.

     The indenture also provides for some types of modification of its terms, which are generally minor modifications, without the consent of the holders. No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of the Senior Indebtedness consent to such change.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced with respect to Sunbeam, the claim of the holder of a debenture is, under U.S. bankruptcy law, limited to the issue price of the debenture plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the debentures will be subordinated in right of payment to Senior Indebtedness to the extent set forth in the indenture and effectively subordinated to the indebtedness and other obligations of Sunbeam's subsidiaries. See "--Subordination of Debentures" above.

TAXATION OF DEBENTURES

     See "Material United States Federal Income Tax Considerations" for a discussion of the material tax considerations relevant to a holder of debentures.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as trustee under the indenture, has been appointed by Sunbeam as paying agent, conversion agent, registrar and custodian with regard to the debentures. The indenture provides that, except during the continuance of an event of default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person's own affairs.

     The indenture and provisions of the Trust Indenture Act of 1939, which are incorporated by reference in the indenture, contain limitations on the rights of the trustee, should the trustee become a creditor of Sunbeam, to obtain payment of some types of claims or to realize on property received for its claims, as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, within the meaning of the Trust Indenture Act, it must eliminate the conflicting interest or resign.

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                         BOOK-ENTRY; DELIVERY AND FORM

     The description of book-entry procedures in this prospectus includes summaries of rules and operating procedures of the depositary, The Depository Trust Company, that affect transfers of interest in the global certificate or certificates issued in connection with sales of debentures made with this prospectus.

     The debentures sold with this prospectus are represented by one or more fully registered global notes as well as debentures in definitive form and were deposited upon issuance with, or on behalf of, DTC and registered in the name of the DTC or its nominee or remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between the depositary and the trustee. Except as set forth below, a global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as is in effect in the State of New York and a "clearing agency" registered under provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants' organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in these securities between these participants through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     Purchase of debentures within the DTC system must be made by or through participants. In accordance with procedures established by DTC, (1) upon deposit of a global note, DTC will credit the accounts of participants with portions of the principal amount of the global note and (2) ownership of such interests in a global note will be shown on, and the transfers of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer debentures will be limited to that extent.

     DTC has no knowledge of the actual beneficial owners of the debentures; DTC's records reflect only the identity of the participants to whose accounts such debentures are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Except as described below, owners of interests in a global note will not have debentures registered in their names, will not receive physical delivery of debentures in definitive form and will not be considered the registered owners thereof under the indenture for any purpose.

     None of Sunbeam, the trustee, nor any agent of Sunbeam, or the trustee will have any responsibility or liability for (1) any aspect of DTC's records or any participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to the beneficial ownership interests in a global note or (2) any other matter relating to the actions and practices of DTC or any of its participants.

     Payments in respect of the principal of any debentures registered in the name of the registered owners of the global note on any relevant record date will be payable by the trustee to the registered owners of the global note in its capacity as the registered holder under the indenture. Under the terms of the indenture, Sunbeam and the trustee will treat the person in whose names the debentures, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other

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purposes whatsoever. Consequently, neither Sunbeam, the trustee, nor any agent of Sunbeam or the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the debentures or for any other matter relating to actions or practices of DTC or any of its participants. Sunbeam understands that DTC's current practices, upon receipt of any payment in respect of securities such as the debentures, is to credit and accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of debentures will be governed by standing instructions and customary practices and will be the responsibility of participants or the indirect participants, and the beneficial owners and not the responsibility of DTC, the trustee or Sunbeam. Neither Sunbeam nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the debentures, and Sunbeam and the trustee may conclusively rely on and will be protected in relying on instructions from the registered owner of a global note for all purposes.

     So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by such global note for all purposes under the indenture and the debentures. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell debentures to persons in jurisdictions which require such delivery of such debentures or to pledge such debentures, such holder must transfer its interest in a global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Sunbeam expects that DTC will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange as described below, only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount at maturity of the debentures as to which such participant or participants has or have given such direction.

     Although Sunbeam expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Sunbeam nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depository for a global note and a successor depository is not appointed by Sunbeam within 90 days, Sunbeam will issue definitive certificated debentures in exchange for a global note.

     These definitive certificated debentures will be registered in names of the owners of the beneficial interests in the global note as provided by the participants.debentures issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of debentures in definitive certificated form, the trustee is required to register the debentures in the name of, and cause the debentures to be delivered to, the person or persons or the nominees thereof identified as the beneficial owner as DTC shall direct.

     Debentures in definitive form will be issued upon the resale, pledge or other transfer of debentures to any person or entity that does not participate in DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Sunbeam believes to be reliable, but Sunbeam takes no responsibility for the accuracy thereof.

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                                 REGISTRATION RIGHTS

     The following summary of the material provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus forms a part.

     Sunbeam entered into a registration rights agreement in which Sunbeam agreed, at its expense, for the benefit of the holders of the debentures and the shares of common stock issued and issuable upon conversion of the debentures, to file with the SEC by June 23, 1998 a registration statement covering resale of these securities. Sunbeam agreed to use its best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event by September 21, 1998, and to keep the registration statement effective until the earlier of:

     o the sale under the registration statement of all the securities registered; and

     o the expiration of the holding period applicable to such securitites held by persons that are not affiliates of Sunbeam under Rule 144(k) under the Securities Act, or any successor provision, subject to permitted exceptions.

     Sunbeam will be permitted to suspend the use of this prospectus under circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period or not to exceed an aggregate of 90 days in any 12-month period; however, Sunbeam will be permitted to suspend the use of this prospectus for a period not to exceed 60 days in any three-month period or 90 days in any 12-month period under circumstances relating to probable acquisitions, acquisitions, financings or similar transactions.

     Sunbeam has agreed to pay predetermined liquidated damages as described herein to holders of debentures and common stock issued upon conversion thereof if the registration statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those permitted above. These liquidated damages accrue until the failure to file or become effective or unavailability is cured:

     o in the case of any debenture, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter on an amount equal to the sum of the issue price of the debenture plus accrued original issue discount thereon; and

     o in the case of each share of common stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter on the then applicable conversion price for a share of common stock which equals the issue price of $1,000 principal amount at maturity of debentures plus accrued original issue discount thereon divided by the conversion rate in effect.

     Sunbeam has agreed to pay these liquidated damages to holders of debentures and common stock issued upon conversion thereof if Sunbeam fails to make such filing in the time required or, if such filing is a post-effective amendment to the registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof.

     Sunbeam did not file the registration statement until February 4, 1999, 225 days after the deadline contained in the registration rights agreement. The SEC did not declare the registration statement effective until November 8, 1999, 414 days after the deadline contained in the registration rights agreement. From June 23, 1998 until the registration statement was declared effective, Sunbeam was required to pay cash liquidated damages. Liquidated damages payments totaling approximately $5 million accrued during this period, of which approximately $500,000 was paid on September 25, 1998 and approximately
$2 million was paid on March 25, 1999. An additional approximately $2 million was paid on September 25, 1999 and the remaining balance of approximately $495,000 will be paid on March 25, 2000.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

BANK CREDIT FACILITY

     Sunbeam's bank credit facility, as amended, provides for aggregate borrowings of up to $1.7 billion through:

     o a revolving credit facility in an aggregate principal amount of up to $400 million, maturing on March 30, 2005, of which $52.5 million may only be used to complete the Coleman merger;

     o up to $800 million in Tranche A term loans maturing on March 30, 2005, of which $35 million may only be used to complete the Coleman merger; and

     o a Tranche B $500 million term loan maturing on September 30, 2006, of which $5.0 million has already been repaid through June 30, 1999.

Absent a further extension by Sunbeam's bank lenders of the April 15, 1999 waiver or a refinancing of the bank credit facility, the foregoing maturities could be accelerated by Sunbeam's bank lenders at any time after April 10, 2000.

     Under this credit facility, interest accrues, at Sunbeam's option:

     o at LIBOR or;

     o at the base rate of the administrative agent, which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%;

in each case plus an interest rate margin which varies depending upon the occurrence of specified events. These events relate to:

     o the execution and delivery by Coleman and its domestic subsidiaries of guarantees and related security documents which will become effective upon the completion of the Coleman merger;

     o the filing with the SEC of an amended registration statement for the shares of Sunbeam's common stock to be issued to complete the Coleman merger;

     o the completion of the Coleman merger; and

     o the reduction of the bank lenders' commitment and loan exposure under the bank credit facility.

The interest rate margin is currently 4.00% for LIBOR loans and 2.50% for base rate loans and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility.

     Security and Guarantees. Borrowings under the bank credit facility are secured by a pledge of the stock of Sunbeam's material subsidiaries, including Coleman and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the bank credit facility. Additionally, as security for a note payable from Coleman to Sunbeam, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of its ownership interests in Coleman's direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries and all of its ownership interests in other direct domestic subsidiaries. The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. The Coleman note, by its terms, will not be affected by the completion of the Coleman merger. Upon the completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the bank credit facility.

     Borrowings under the bank credit facility are guaranteed by a number of Sunbeam's wholly owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its doemstic subsidiaries will become guarantors of the obligations under the bank credit facility. To the extent extensions of credit are made to any subsidiaries of Sunbeam, the obligations of these subsidiaries are guaranteed by Sunbeam.

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     Repayment and Refinancing.  Sunbeam has made no decision with respect to the repayment or refinancing of indebtedness incurred or to be incurred under its bank credit facility and may repay this indebtedness out of its internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions.

     Covenants. The bank credit facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things:

     o declare dividends or repurchase stock;

     o prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions;

     o make loans and investments;

     o incur additional debt, including revolving loans under the bank credit facility;

     o amend or otherwise alter material agreements or enter into restrictive agreements;

     o make capital and Year 2000 compliance expenditures;

     o engage in mergers, acquisitions and asset sales;

     o engage in certain transactions with affiliates;

     o alter its fiscal year or accounting policies;

     o enter into hedging agreements;

     o settle certain litigation;

     o alter its cash management system; and

     o alter the businesses they conduct.

     Sunbeam is also required to comply with specified financial covenants and ratios. As a result of Sunbeam's operating losses, among other things, at June 30, 1998 Sunbeam was not in compliance with these financial covenants and other terms of its bank credit facility. As of June 30, 1998, Sunbeam entered into an agreement with its bank lenders which waived Sunbeam's compliance through December 31, 1998. On October 19, 1998, Sunbeam's bank lenders agreed to extend this waiver through April 10, 1999. In April 1999, the waiver was extended to April 10, 2000, and the bank credit facility was amended to, among other things:

     o require Sunbeam to meet new financial tests and ratios;

     o decrease the interest rate margins to 3.75% for LIBOR loans and 2.5% for base rate loans;

     o further reduce the interest rate margins to 3.25% for LIBOR loans and 2.00% for base rate loans as a result of Sunbeam's satisfaction on May 14, 1999 of the agreed upon conditions to this reduction. However, such margins increased to 3.50% for LIBOR loans and 2.25% for base rate loans on September 1, 1999 as a result of the Coleman merger not occurring by such date and increased to 4.00% for LIBOR loans and 2.50% for base rate loans on October 1, 1999 as a result of the Coleman merger not occurring by such date;

     o defer until April 10, 2000 principal payments of $69,250,000 otherwise due September 30, 1999 and principal payments of $69,250,000 otherwise due March 31, 2000, as a result of the satisfaction by Sunbeam on May 14, 1999 of the agreed upon conditions to this deferral;

     o provide that the following events relating to the Coleman merger will be events of default under the bank credit facility:

          o if Sunbeam fails to have the SEC declare effective by October 30, 1999 its registration statement for the shares of Sunbeam common stock to be issued to complete the Coleman merger (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30, 1999);

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          o if Sunbeam fails to complete the Coleman merger within 25 business days after the related registration statement is declared effective by the SEC; or

          o if Sunbeam has to pay more than $87.5 million in cash to complete the Coleman merger, including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses;

     o require Sunbeam and Coleman to amend Coleman's note payable to Sunbeam and to have Coleman secure the note, which is pledged by Sunbeam to secure the obligations under Sunbeam's bank credit facility, with substantially all of Coleman's domestic assets other than real property including 66% of its ownership interests in Coleman's direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of its ownership interests in other direct domestic subsidiaries;

     o impose restrictions on the aggregate revolving loan (other than revolving loans used to fund the Coleman merger) principal balance permitted to be outstanding at the end of each month under the bank credit facility;

     o require Sunbeam to maintain a concentration cash management system and to repay revolving loans, which may be reborrowed subject to satisfaction of the bank credit facility's borrowing conditions, to the extent that cash on hand in the concentration accounts on any business day exceeds
       $15 million;

     o require Sunbeam to prepay term loans under the bank credit facility on each of September 30, 1999 and December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on these dates (excluding, for the September 30, 1999 measurement date, $52.5 million reserved for the Coleman merger) exceeds $115 million and $125 million, respectively, but Sunbeam is not required to prepay more than $69.3 million in the aggregate as a result of this provision;

     o require Sunbeam to reserve $52.5 million of availability under the revolving credit facility for use solely to pay required cash portion of the Coleman merger consideration;

     o limit the amount that Sunbeam and its subsidiaries may spend on Year 2000 compatibility testing and remediation to $50 million in the aggregate during the fiscal year ending December 31, 1999;

     o require Sunbeam to obtain the bank lenders' consent to any litigation settlement concerning the restatement of Sunbeam's 1996 and 1997 fiscal year and first quarter 1998 financial statements if such settlements require the payment of money, not paid by insurance carriers or other third parties, of more than $1 million in total;

     o impose new informational reporting requirements; and

     o provide Sunbeam with a $40 million foreign currency revolving loan subfacility.

     At June 30, 1999, approximately $1.4 billion was outstanding and approximately $0.2 billion was available for borrowing under the credit facility. The remaining $0.1 billion of the $1.7 billion credit facility was committed for outstanding letters of credit. Of the approximately $1.4 billion outstanding under the new credit facility, $1.2 billion was outstanding under the term loans and $0.2 billion was outstanding under the revolving credit facility.

     Defaults. The bank credit facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the bank credit facility if Sunbeam's registration statement in connection with the Coleman merger is not declared effective by the SEC on or before November 30, 1999 or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration--including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses--to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, Sunbeam anticipates that it will satisfy these conditions.

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COLEMAN NOTE

     In connection with Sunbeam's March 1998 acquisition of the controlling interest in Coleman, Coleman, repaid substantially all of its outstanding indebtedness with the proceeds of borrowings from Sunbeam. These borrowings, together with loans made by Sunbeam to Coleman after March 30, 1998, were evidenced by an unsecured subordinated demand note payable by Coleman to Sunbeam which had an unpaid principal amount of $390.6 million at June 30, 1999. The note bore interest at a floating rate equivalent to the weighted average interest rate incurred by Sunbeam on borrowings under its bank credit facility and on the debentures (about 5.9% during the first half of 1999). The note was pledged by Sunbeam as security for its obligations under its bank credit facility.

     In connection with the April 1999 amendment to Sunbeam's bank credit facility, the Coleman note payable to Sunbeam was revised to, among other things:

     o lower the interest rate to 4% if the three month LIBOR quoted on the telerate system is less than 6%, or 5% if the three month LIBOR quoted on the telerate system is 6% or higher;

     o  make the note payable on April 15, 2000 rather than on demand;

     o add customary representations, warranties, covenants and events of default; and

     o provide that an event of default under Sunbeam's bank credit facility also constitutes an event of default under the Coleman note.

     As security for the revised Coleman note, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of its ownership interest in its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of its ownership interests in its other direct domestic subsidiaries, but Coleman's subsidiaries have not pledged their assets or the stock of their subsidiaries. The revised Coleman note is also pledged as security for Sunbeam's obligations to its lending banks and Sunbeam assigned to the lending banks the security pledged by Coleman for the revised Coleman note. Coleman also gave the lending banks a direct pledge of the assets securing the revised Coleman note to secure the obligations under Sunbeam's bank credit facility, subject to a cap equal to the balance due from time to time on the revised Coleman note.

     Since the Sunbeam bank credit facility provides that Sunbeam will not contribute capital to Coleman or, with some exceptions, permit Coleman to borrow money from any source other than Sunbeam, Coleman's ability to meet its cash operating requirements, including working capital requirements, capital expenditures and other obligations, is dependent upon its cash flow from operations and loans from Sunbeam. Sunbeam intends, and believes it will have the ability, to fund any Coleman requirements for borrowed funds through April 10, 2000. All loans from Sunbeam to Coleman will be added to the Coleman note payable to Sunbeam, and all repayments of such loans by Coleman will be subtracted from the Coleman note payable to Sunbeam.

OTHER DEBT

     See the financial statements and related notes beginning on page F-1 for information concerning outstanding indebtedness of Sunbeam and Coleman.

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                          DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of provisions of Sunbeam's capital stock. The summaries are qualified in their entirety by reference to the full text of Sunbeam's Restated Certificate of Incorporation (the "Sunbeam Charter") and By-Laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

     Sunbeam's authorized capital stock currently consists of 500,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of October 26, 1999, there were 100,902,392 shares of common stock outstanding. Each share of common stock has one vote on all matters upon which stockholders are entitled or permitted to vote, including the election of directors. There are no cumulative voting rights. Shares of common stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of Sunbeam, subject to prior distribution rights of any shares of preferred stock then outstanding. The common stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to participate in dividends as and when declared by the Sunbeam board out of funds legally available therefor. Sunbeam's ability to pay cash dividends is subject to certain restrictions. Sunbeam's bank credit facility prohibits Sunbeam from paying cash dividends.

     The transfer agent and registrar for the common stock is The Bank of New York.

PREFERRED STOCK

     There are no shares of Sunbeam preferred stock currently outstanding. The Sunbeam Charter provides that the Sunbeam board may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the Sunbeam board may determine without any further action by the stockholders of Sunbeam.

WARRANTS

     Sunbeam currently has outstanding one warrant which entitles the holder to purchase up to 23 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. This warrant was issued on August 24, 1998 under the terms of a settlement agreement, dated August 12, 1998, by and between Sunbeam and Coleman (Parent) Holdings, Inc., the MacAndrews & Forbes subsidiary from which Sunbeam acquired a controlling interest in Coleman. The MacAndrews & Forbes subsidiary is the holder of the warrant. The warrant has a term of five years. See "Recent Developments--Settlement of Claims of MacAndrews & Forbes."

     Under the terms of a proposed settlement of litigation relating to the Coleman merger, Sunbeam will issue warrants to purchase up to 4.98 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. The warrants will be issued to the minority stockholders and plaintiffs' counsel upon completion of the Coleman merger. The proposed settlement, however, remains subject to court approval. See "Recent Developments--Proposed Settlement of Coleman Stockholders' Claims."

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the qualifications set forth below, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Sunbeam, has rendered an opinion to Sunbeam regarding the anticipated material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures and Sunbeam common stock to a holder of a debenture or Sunbeam common stock that is, for U.S. federal income tax purposes:

     o a citizen or resident of the United States;

     o a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     o an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions.

The Skadden, Arps opinion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described therein, and Sunbeam has not obtained, nor does it intend to obtain, a ruling from the IRS as to any U.S. federal income tax consequences relating to the debentures or common stock.

     In addition, the Skadden, Arps opinion, which is summarized below, applies only to holders of debentures who hold the debentures and any common stock into which the debentures are converted as capital assets. It does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and does not address tax considerations applicable to investors that may be subject to special tax rules, such as rules relating to persons who are not citizens or residents of the United States; financial institutions and banks; tax-exempt organizations; insurance companies; dealers in securities; and persons who hold debentures or Sunbeam common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction.

     Investors considering the purchase of a debenture should consult their tax advisors as to the particular tax consequences to them of acquiring, holding, converting or otherwise disposing of the debentures and Sunbeam common stock, including the effect and the applicability of state, local or foreign tax laws.

ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES

     The debentures were issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each debenture over its issue price constitutes original issue discount. For U.S. federal income tax purposes, each holder of a debenture must include in gross income a portion of the original issue discount in each taxable year during which the debenture is held in an amount equal to the original issue discount that accrues on the debenture during such period, determined by using a constant yield to maturity method. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the debenture and more original issue discount to later years. For the approximate cumulative total amount of original issue discount accrued annually, see the chart under "Description of Debentures--Redemption of Debentures at the Option of Sunbeam." Any amount included in income as original issue discount will increase a holder's tax basis in the debenture.

MARKET DISCOUNT ON DEBENTURES

     If a holder purchases a debenture for an amount that is less than the debenture's issue price increased by the amount of accrued original issue discount, the debenture will be considered to have market discount. Any gain recognized by the holder on the disposition of a debenture having market discount or, to the extent provided in regulations, on the disposition of exchanged basis property received in exchange for a debenture having market discount will be treated as ordinary income to the extent of the market discount that accrued on the debenture while held by such holder. Alternatively, the holder may elect to include market discount in income currently over the life of the debenture. Such an election will apply to market discount debentures acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant-yield method. Such an election will apply to debentures to which it is made and is irrevocable. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry debentures.

DEBENTURES PURCHASED AT A PREMIUM

     A holder that purchases a debenture for an amount in excess of the remaining redemption amount will be considered to have purchased the debenture at a premium. Such holder may elect to amortize such premium as an offset to interest income, using a constant-yield method, over the remaining term of the debentures. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the holder on or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A holder that elects to amortize such premium must reduce its tax basis in a debenture by an amount of the premium amortized during its holding period. With respect to a holder that does not elect to amortize bond premium, the amount of such premium will be included in the holder's tax basis when the debenture matures or is disposed of by the holder.

SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES

     A holder's tax basis for determining gain or loss on the sale or other disposition of a debenture will equal the holder's cost of the debenture increased by any accrued original issue discount includible in such holder's gross income and reduced by payments, if any. Except as described in the next paragraph, upon the sale, exchange or retirement of a debenture, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of the debenture and the holder's tax basis in such debenture. Except as described above under the heading "Market Discount on Debentures" and except as discussed below, gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if the debenture is held for more than one year.

     If a holder elects to exercise its option to cause Sunbeam to purchase its debentures on a purchase date and Sunbeam issues common stock in satisfaction of all of the purchase price, as described in the "Description of Debentures" section under the heading "Purchase of Debentures at the Option of the Holder," the exchange of the debentures for common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. In such case, a holder's tax basis in the common stock received in such exchange of a debenture will be the same as the holder's tax basis in the debenture at the time of the exchange, except for any tax basis allocable to a fractional share. In addition, the holding period for the common stock received in such exchange will include the holding period of the debenture exchanged, except that it is possible that the IRS may argue that the holding period of the common stock allocable to original issue discount will commence on the date of the purchase.

     If the purchase price is paid with a combination of common stock and cash, gain, but not loss, realized by the holder will generally be recognized, but only to the extent of all cash received. The character of any gain realized may be capital or ordinary depending on the circumstances, including the extent to which a holder actually or constructively has any other equity interest in Sunbeam. In such case, a holder's tax basis in the common stock received will be the same as such holder's tax basis in the debenture at the time of the exchange (except for any portion allocable to a fractional share of common stock), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of any cash received (except cash received in lieu of a fractional share). In addition, the holding period for common stock received in the exchange will include the holding period of the debenture tendered to Sunbeam in exchange, except that it is possible that the IRS may argue that the holding period of Sunbeam common stock allocable to original issue discount will commence on the date of the purchase.

CONVERSION OF DEBENTURES

     A holder's conversion of a debenture into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. In such case, the tax basis in the common stock received on conversion of a debenture will be the same as the holder's tax basis in such debenture, except for any tax basis allocable to a fractional share. In addition, the holding period for the common stock received on conversion will include the holding period of the debenture converted, except that it is possible that the IRS may argue that the holding period of the common stock allocable to original issue discount will commence on the date of the conversion.

DIVIDENDS; ADJUSTMENT OF CONVERSION PRICE

     Dividends, if any, paid on the common stock will be includible in the income of a holder as ordinary income to the extent of Sunbeam's current or accumulated earnings and profits.

     If at any time Sunbeam makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Sunbeam, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of debentures. If the Conversion Rate is increased at the discretion of Sunbeam or in other circumstances as described in the "Description of Debentures" section under the heading "Conversion of Debentures," such increase may also be deemed to be the payment of a taxable dividend to holders of debentures. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate of the debentures may result in a taxable dividend to holders of the common stock.

SALE OF COMMON STOCK

     Except to the extent discussed above under the heading "Market Discount on Debentures," upon the sale or exchange of common stock, holders will generally recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares.

LIQUIDATED DAMAGES

     A holder will be required to include a payment of liquidated damages in income as ordinary income when such payment is received.

                            SELLING SECURITYHOLDERS

     The following table sets forth, as of October 25, 1999, the respective principal amount at maturity of debentures beneficially owned and offered hereby by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of such debentures, which may be sold from time to time by such selling securityholder pursuant to this prospectus. The following information has been obtained from the selling securityholders.

     Please note that the shares of common stock listed under the last column have been calculated on an "as converted" basis using the conversion rate described on the front cover page of this prospectus.

                                   PRINCIPAL AMOUNT AT                                  COMMON STOCK
                                   MATURITY OF DEBENTURES                              OWNED PRIOR TO
                                   BENEFICIALLY OWNED AND       PERCENT OF TOTAL       ORIGINAL DEBENTURES    COMMON STOCK TO BE
SELLING SECURITYHOLDERS             OFFERED HEREBY           OUTSTANDING DEBENTURES       OFFERING            REGISTERED HEREBY
--------------------------------   ----------------------    ----------------------    -------------------    ------------------
Asset Allocation Management.....        $    500,000                   *                            --                 3,288
BBT Fund, L.P...................          30,000,000                   1.5                          --               197,250
Century National Insurance
  Company.......................           2,100,000                   *                            --                13,808
Chrysler Insurance Company-Total
  Return........................             100,000                   *                            --                   658
Columbia/HCA Master Retirement
  Trust II......................           2,065,000                   *                            --
Contrarian Capital Advisors
  LLC...........................           1,952,000                   *                            --
Contrarian Capital Management,
  LLC...........................           3,048,000                   *                            --
Credit Research and Trading
  LLC...........................          14,797,000                   *                            --
Deutsche Bank A.G...............         284,607,000                  14.1                          --             1,871,291
Deutsche Bank Securities,
  Inc...........................           3,500,000                   *                            --                23,013
Eos Partners, L.P...............           2,000,000                   *
Fidelity Devonshire Trust:
  Fidelity Equity-Income Fund...         128,730,000                   6.4                          --               846,400
Fidelity Fixed Income Trust:
  Fidelity
  High Income Fund..............          13,980,000                   *                            --               144,650
Fidelity Management Trust
  Company on behalf of accounts
  managed by it.................           8,920,000                   *                            --               110,342
Fidelity Variable Insurance
  Products Fund: Equity-Income
  Portfolio.....................          60,290,000                   3.0                          --               396,407
Foundation Account No. 1........             725,000                   *                            --
Fullerton Capital Partners,
  L.P...........................           4,000,000                   *                            --
Goldman Sachs and Company.......           3,700,000                   *                            --
Goldman Sachs International.....          28,500,000                   1.4                          --
Hamilton Global Investors
  Limited.......................          15,000,000                   *                            --                65,750
Hamilton Partners Limited.......          10,000,000                   *                            --
HBK Cayman L.P..................          88,457,000                   4.4                          --               628,064
HBK Offshore Fund Ltd...........         164,881,000                   8.2                          --             1,317,071
LLC Account No. 1...............             325,000                   *                            --
Merced Partners Limited
  Partnership...................           7,500,000                   *                        50,000
Mesirow Event Strategies
  Fund, L.P.....................           1,960,000                   *                            --                12,887
NationsBanc Montgomery
  Securities ...................         144,825,000                   7.2                          --               952,224
OCM Opportunities Fund II,
  L.P...........................         105,435,000                   5.2
R2 Investments, LDC.............           1,650,000                   *                            --                10,849
Reliance Insurance Company......         219,000,000                  10.9                          --             1,439,925
SG Cowen Securities
  Corporation...................           4,500,000                   *                            --                29,588
Solomon Brothers Asset
  Management, Inc...............         211,500,000                  10.5                          --
Soundshore Partners L.P.........          22,500,000                   1.1                          --               147,938
Susquehanna Capital Group.......          32,386,000                   1.6                          --
The Class IC Company, Ltd.......           1,500,000                   *                            --                 9,862
The Nicollet Fund Limited
  Partnership...................           2,000,000                   *                        11,200
The Varde Fund, L.P.............           6,711,000                   *                        55,811                 3,932
The Varde Fund (Cayman),
  Ltd. .........................           9,025,000                   *                        74,971                55,795
The Varde Fund II-A, L.P........           1,591,000                   *                            --                10,461

                                   PRINCIPAL AMOUNT AT                                  COMMON STOCK
                                   MATURITY OF DEBENTURES                              OWNED PRIOR TO
                                   BENEFICIALLY OWNED AND       PERCENT OF TOTAL       ORIGINAL DEBENTURES    COMMON STOCK TO BE
SELLING SECURITYHOLDERS             OFFERED HEREBY           OUTSTANDING DEBENTURES       OFFERING            REGISTERED HEREBY
--------------------------------        ------------                  ----                 -----------            ----------
The Varde Fund II-B, L.P........             783,000                   *                            --                 5,148
The Varde Fund III-A, L.P.......           2,356,000                   *                            --                15,491
The Varde Fund III-B, L.P.......             933,000                   *                            --                 6,134
The Varde Fund IV-A, L.P........          14,054,000                   *                       116,898                86,021
Varde Select Fund, L.P..........           4,210,000                   *                        37,177                27,681
Winchester Convertible Plus
  Ltd...........................             950,000                   *                            --
Zazove Convertible Fund,
  L.P. .........................           7,000,000                   *                            --                46,025

------------------

 * Less than 1.0%

     Deutsche Bank Securities, Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in Sunbeam common stock and may also provide advisory services and/or lending or other credit relationships with Sunbeam.

     Each of Fidelity Devonshire Trust: Fidelity Equity--Income Fund and Fidelity Financial Trust: Fidelity Convertible Securities Fund is either an investment company or a portfolio of an investment company registered under
Section 8 of the Investment Company Act of 1940 or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
Section 203 of the Investment Advisers Act of 1940 and provides investment advisory services to each of these Fidelity entities, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

     Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined under Section 3(a)(6) of the Exchange Act.

     Except as described above, none of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with Sunbeam or any of its predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since October 25, 1999 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell such securities pursuant to the registration statement of which this prospectus forms a part. Sunbeam may from time to time include additional selling securityholders in supplements to this prospectus.

                                PLAN OF DISTRIBUTION

     Sunbeam is registering the securities being offered by this prospectus (the "Offered Securities") to permit public secondary trading of such securities by the holders from time to time after the date of this prospectus. Sunbeam will not receive any of the proceeds from the sale by the selling securityholders of the Offered Securities. Sunbeam will bear all fees and expenses incident to its obligation to register the Offered Securities.

     The selling securityholders may sell all or a portion of the Offered Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Offered Securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Offered Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, including crosses or block transactions:

          o on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, including the New York Stock Exchange for the common stock;

          o in the over-the-counter market; or

          o through the writing of options, whether such options are listed on an options exchange or otherwise.

     In connection with sales of the Offered Securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Offered Securities in the course of hedging in positions they assume. The selling securityholder may also sell Offered Securities short and deliver Offered Securities to close out short positions, or loan or pledge Offered Securities to broker-dealers that in turn may sell the Offered Securities. If the selling securityholders effect these transactions by selling Offered Securities to or through underwriters, brokers-dealers or agents, the underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of Offered Securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

     The outstanding common stock is listed for trading on the NYSE under the symbol "SOC." Sunbeam does not intend to apply for listing of the debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System or any other automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures. See the risk factors titled "There is no public market for the debentures; this may negatively impact you as a holder of the debentures."

     The selling securityholders and any broker-dealer participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the Offered Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless the Offered Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the debentures or Offered Securities registered under the registration statement of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under Exchange Act, which may limit the timing of purchases and sales of any of the Offered Securities by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Offered Securities to engage in market-making activities with respect to the particular Offered Securities being distributed. All of the foregoing may affect the marketability of the Offered Securities and the ability of any person or entity to engage in market-making activities with respect to the Offered Securities.

     All expenses of the registration of the debentures and common stock as provided for in the registration rights agreement will be paid by Sunbeam, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by Sunbeam against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Sunbeam will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon sale under the registration statement of which this prospectus forms a part, the Offered Securities will be freely tradable in the hands of persons other than affiliates of Sunbeam.

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as special counsel to Sunbeam.

                                    EXPERTS

     The Consolidated Financial Statements of Sunbeam Corporation and its consolidated subsidiaries (except The Coleman Company, Inc. and its subsidiaries) as of December 31, 1998 and for the year then ended, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP as stated in their report appearing herein. The consolidated financial statements of The Coleman Company, Inc. (consolidated with those of Sunbeam) have been audited by Ernst & Young LLP as stated in their report included herein. The Consolidated Financial Statements of Sunbeam Corporation and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms, in each case given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP, and Ernst & Young LLP, are independent auditors.

     The Consolidated Financial Statements and schedule of Sunbeam Corporation included in this prospectus and in the corresponding registration statement as of December 28, 1997 and for the years ended December 28, 1997 and December 29, 1996 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of The Coleman Company, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           WHERE TO FIND MORE INFORMATION

     Sunbeam has filed a registration statement on Form S-1 to register the offered securities with the Securities and Exchange Commission. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     Sunbeam is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, Sunbeam files annual, quarterly and current reports, proxy statements and other information with the SEC. Sunbeam also furnish to its stockholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires us to send to its stockholders. The public may read and copy any reports, proxy statements, or other information that Sunbeam files at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Sunbeam's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Sunbeam's common stock is listed on the New York Stock Exchange. You can inspect and copy reports, proxy statements and other information about Sunbeam at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                                                             PAGE
                                                                                                             -----
                                               SUNBEAM CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Deloitte & Touche LLP...........................................................................     F-2
Report of Arthur Andersen LLP.............................................................................     F-3
Consolidated Statements of Operations for the Fiscal Years Ended December 31, 1998, December 28, 1997 and
  December 29, 1996.......................................................................................     F-4
Consolidated Balance Sheets as of December 31, 1998 and December 28, 1997.................................     F-5
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended December 31, 1998,
  December 28, 1997 and December 29, 1996.................................................................     F-6
Consolidated Statements of Cash Flows for the Fiscal Years Ended December 31, 1998, December 28, 1997 and
  December 29, 1996.......................................................................................     F-7
Notes to Consolidated Financial Statements................................................................     F-8

FINANCIAL STATEMENT SCHEDULE*:
II. Valuation and Qualifying Accounts.....................................................................    F-52

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations (Unaudited) for the six months ended June 30, 1999 and
  June 30, 1998...........................................................................................    F-53
Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 1999 and December 31,
  1998....................................................................................................    F-54
Condensed Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 1999 and
  June 30, 1998...........................................................................................    F-55
Notes to Condensed Consolidated Financial Statements (Unaudited)..........................................    F-56

                                            THE COLEMAN COMPANY, INC.
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors............................................................................    F-72
Consolidated Balance Sheets as of December 31, 1998 and 1997..............................................    F-73
Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996................    F-74
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998,
  1997 and 1996...........................................................................................    F-75
Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996................    F-76
Notes to Consolidated Financial Statements................................................................    F-77

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations
  Three months ended June 30, 1999 and 1998 and six months ended June 30, 1999 and 1998...................   F-116
Condensed Consolidated Balance Sheets
  June 30, 1999 and December 31, 1998.....................................................................   F-117
Condensed Consolidated Statements of Cash Flows
  Six Months ended June 30, 1999 and 1998.................................................................   F-118
Notes to Condensed Consolidated Financial Statements......................................................   F-119

------------------
* All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore not included herein.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Sunbeam Corporation and subsidiaries:

     We have audited the accompanying consolidated balance sheet of Sunbeam Corporation and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule as of and for the year ended December 31, 1998, listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We did not audit the consolidated financial statements of The Coleman Company, Inc. and subsidiaries (consolidated subsidiaries), which statements reflect total assets constituting 27% of consolidated total assets as of December 31, 1998, and total revenues constituting 40% of consolidated total revenues for the year then ended. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Coleman Company, Inc. and subsidiaries, is based solely on the report of such other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, based on our audit and (as to the amounts included for The Coleman Company, Inc. and subsidiaries) the report of other auditors, such financial statement schedule as of and for the year ended December 31, 1998, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida
April 16, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sunbeam Corporation:

     We have audited the accompanying consolidated balance sheet of Sunbeam Corporation (a Delaware corporation) and subsidiaries as of December 28, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two fiscal years in the period ended December 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 28, 1997, and the results of their operations and their cash flows for each of the two fiscal years in the period ended
December 28, 1997 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II for each of the two years in the period ended December 28, 1997 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This Schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  October 16, 1998

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      FISCAL YEAR ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 31,    DECEMBER 28,    DECEMBER 29,
                                                                            1998            1997            1996
                                                                         ------------    ------------    ------------

Net sales.............................................................    $1,836,871      $1,073,090      $  984,236
Cost of goods sold....................................................     1,788,819         830,956         896,938
Selling, general and administrative expense...........................       718,077         152,653         221,655
Restructuring and asset impairment (benefit) charges..................            --         (14,582)        110,122
                                                                          ----------      ----------      ----------
Operating (loss) earnings.............................................      (670,025)        104,063        (244,479)
Interest expense......................................................       131,091          11,381          13,588
Other (income) expense, net...........................................        (4,768)             12           3,738
                                                                          ----------      ----------      ----------
(Loss) earnings from continuing operations before income taxes,
  minority interest and extraordinary charge .........................      (796,348)         92,670        (261,805)
Income taxes (benefit):
  Current.............................................................         8,667           1,528         (22,419)
  Deferred............................................................       (18,797)         38,824         (69,206)
                                                                          ----------      ----------      ----------
                                                                             (10,130)         40,352         (91,625)
                                                                          ----------      ----------      ----------
Minority interest.....................................................       (10,681)             --              --
                                                                          ----------      ----------      ----------
(Loss) earnings from continuing operations before extraordinary
  charge..............................................................      (775,537)         52,318        (170,180)
Earnings from discontinued operations, net of taxes...................            --              --             839
Loss on sale of discontinued operations, net of taxes.................            --         (14,017)        (39,140)
Extraordinary charge from early extinguishments of debt...............      (122,386)             --              --
                                                                          ----------      ----------      ----------
Net (loss) earnings...................................................    $ (897,923)     $   38,301      $ (208,481)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
(Loss) earnings per share:
  (Loss) earnings from continuing operations before extraordinary charge:
     Basic............................................................    $    (7.99)     $     0.62      $    (2.05)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (7.99)           0.60           (2.05)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  (Loss) from sale of discontinued operations:
     Basic............................................................    $       --      $    (0.17)     $    (0.46)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................            --           (0.16)          (0.46)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Extraordinary charge:
     Basic............................................................    $    (1.26)     $       --      $       --
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (1.26)             --              --
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Net (loss) earnings:
     Basic............................................................    $    (9.25)     $     0.45      $    (2.51)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (9.25)           0.44           (2.51)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Weighted average common shares outstanding:
     Basic............................................................        97,121          84,945          82,925
     Diluted..........................................................        97,121          87,542          82,925

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                        DECEMBER 31,    DECEMBER 28,
                                                                                           1998            1997
                                                                                        ------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $   61,432      $   52,298
  Restricted investments.............................................................        74,386              --
  Receivables, net...................................................................       361,774         228,460
  Inventories........................................................................       519,189         304,900
  Prepaid expenses and other current assets..........................................        74,187          16,584
                                                                                         ----------      ----------
     Total current assets............................................................     1,090,968         602,242
Property, plant and equipment, net...................................................       455,172         249,524
Trademarks, tradenames, goodwill and other, net......................................     1,859,377         207,162
                                                                                         ----------      ----------
                                                                                         $3,405,517      $1,058,928
                                                                                         ----------      ----------
                                                                                         ----------      ----------

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt..............................    $  119,103      $      668
  Accounts payable...................................................................       162,173         108,374
  Other current liabilities..........................................................       321,185         124,085
                                                                                         ----------      ----------
     Total current liabilities.......................................................       602,461         233,127
Long-term debt, less current portion.................................................     2,142,362         194,580
Other long-term liabilities..........................................................       248,459         154,300
Deferred income taxes................................................................       100,473           4,842
Minority interest....................................................................        51,325              --
Commitments and contingencies (Notes 3 and 15)
Shareholders' equity:
  Preferred stock (2,000,000 shares authorized, none outstanding)....................            --              --
  Common stock (100,739,053 and 89,984,425 shares issued)............................         1,007             900
  Additional paid-in capital.........................................................     1,123,457         479,200
  (Accumulated deficit) retained earnings............................................      (809,997)         89,801
  Accumulated other comprehensive loss...............................................       (54,030)        (33,063)
                                                                                         ----------      ----------
  Other shareholders' equity.........................................................            --          (1,714)
                                                                                         ----------      ----------
                                                                                            260,437         535,124
  Treasury stock, at cost (4,454,394 shares in 1997).................................            --         (63,045)
                                                                                         ----------      ----------
     Total shareholders' equity......................................................       260,437         472,079
                                                                                         ----------      ----------
                                                                                         $3,405,517      $1,058,928
                                                                                         ----------      ----------
                                                                                         ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     (ACCUMULATED  ACCUMULATED
                                         ADDITIONAL   DEFICIT)        OTHER                                  TOTAL
                                 COMMON   PAID-IN     RETAINED     COMPREHENSIVE   UNEARNED     TREASURY  SHAREHOLDERS'
                                 STOCK    CAPITAL     EARNINGS     (LOSS) INCOME  COMPENSATION   STOCK      EQUITY
                                 ------  ----------  ------------  -------------  ------------  --------  -------------
Balance at January 1, 1996...... $ 878   $  441,786   $  266,698     $ (24,483)     $   (397)   $(83,449)   $ 601,033
Comprehensive loss:
  Net loss......................    --           --     (208,481)           --            --          --     (208,481)
  Minimum pension liability (net
    of tax of $2,672)...........    --           --           --         4,963            --          --        4,963
  Translation adjustments.......    --           --           --         1,246            --          --        1,246
                                                                                                            ---------
    Comprehensive loss..........                                                                             (202,272)
Common dividends ($0.04 per
  share)........................    --           --       (3,318)           --            --          --       (3,318)
Exercise of stock options.......     6        7,313           --            --            --          --        7,319
Grant of restricted stock.......    --       (1,120)          --            --       (14,346)     15,466           --
Amortization of unearned
  compensation..................    --           --           --            --         7,707          --        7,707
Retirement and sale of treasury
  shares........................    --          (31)          --            --            --       4,595        4,564
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 29, 1996....   884      447,948       54,899       (18,274)       (7,036)    (63,388)     415,033
Comprehensive income:
  Net earnings..................    --           --       38,301            --            --          --       38,301
  Minimum pension liability.....    --           --           --       (14,050)           --          --      (14,050)
  Translation adjustments.......    --           --           --          (739)           --          --         (739)
                                                                                                            ---------
    Comprehensive income........                                                                               23,512
Common dividends ($0.04 per
  share)........................    --           --       (3,399)           --            --          --       (3,399)
Exercise of stock options.......    16       30,496           --            --            --          --       30,512
Amortization of unearned
  compensation..................    --           --           --            --         5,322          --        5,322
Other stock issuances...........    --          756           --            --            --         343        1,099
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 28, 1997....   900      479,200       89,801       (33,063)       (1,714)    (63,045)     472,079
Comprehensive loss:
  Net loss......................    --           --     (897,923)           --            --          --     (897,923)
  Minimum pension liability.....    --           --           --       (21,795)           --          --      (21,795)
  Translation adjustments.......    --           --           --           828            --          --          828
                                                                                                            ---------
    Comprehensive loss..........                                                                             (918,890)
Common dividends ($0.02 per
  share)........................    --           --       (1,875)           --            --          --       (1,875)
Exercise of stock options.......     9       18,383           --            --            --          --       18,392
Grant of restricted stock.......     4       18,880           --            --       (32,500)         --      (13,616)
Cancellation of restricted
  stock.........................    (1)      (5,228)          --            --        10,182      (2,250)       2,703
Amortization of unearned
  compensation..................    --           --           --            --        24,032          --       24,032
Acquisition of Coleman..........    95      541,428           --            --            --      65,200      606,723
Warrants issued.................    --       70,000           --            --            --          --       70,000
Other stock issuances...........    --          794           --            --            --          95          889
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 31, 1998.... $1,007  $1,123,457   $ (809,997)    $ (54,030)     $     --    $     --    $ 260,437
                                 ------  ----------   ----------     ---------      --------    --------    ---------
                                 ------  ----------   ----------     ---------      --------    --------    ---------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                      FISCAL YEAR ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 31,    DECEMBER 28,    DECEMBER 29,
                                                                             1998           1997            1996
                                                                         ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net (loss) earnings.................................................   $  (897,923)     $   38,301      $ (208,481)
  Adjustments to reconcile net (loss) earnings to net cash (used in)
    provided by operating activities:
       Depreciation and amortization..................................       107,865          39,757          47,429
       Non-cash interest charges......................................        32,531              --              --
       Restructuring and asset impairment (benefit) charges...........            --         (14,582)        110,122
       Other non-cash special charges.................................            --              --          10,047
       Loss on sale of discontinued operations, net of taxes..........            --          14,017          39,140
       Deferred income taxes..........................................       (18,797)         38,824         (69,206)
       Minority interest..............................................       (10,681)             --              --
       Loss on sale of property, plant and equipment..................         3,260              --              --
       Provision for fixed assets.....................................        39,404              --              --
       Provision for excess and obsolete inventory....................        95,830              --          60,800
       Goodwill impairment............................................        62,490              --              --
       Issuance of warrants...........................................        70,000              --              --
       Non-cash compensation charge...................................        13,118              --              --
       Extraordinary charge from early extinguishments of debt........       122,386              --              --
  Changes in operating assets and liabilities, exclusive of impact of divestitures and acquisitions:
       Receivables, net...............................................       147,045           1,044            (845)
       Inventories....................................................        37,112        (140,555)         11,289
       Accounts payable...............................................       (68,187)          4,261          11,029
       Restructuring accrual..........................................        (3,894)        (31,957)             --
       Prepaid expenses and other current assets and liabilities......        50,622         (16,092)         39,657
       Income taxes payable...........................................        15,758          52,052         (21,942)
       Change in other long-term and non-operating liabilities........        13,994          (1,401)        (27,089)
       Other, net.....................................................        (2,347)         10,288          12,213
                                                                         ------------     ----------      ----------
         Net cash (used in) provided by operating activities..........      (190,414)         (6,043)         14,163
                                                                         ------------     ----------      ----------

INVESTING ACTIVITIES:
  Capital expenditures................................................       (53,686)        (60,544)        (75,336)
  Proceeds from sale of divested operations and other assets..........         9,575          90,982              --
  Purchases of businesses, net of cash acquired.......................      (522,412)             --              --
  Other, net..........................................................          (139)             --            (860)
                                                                         ------------     ----------      ----------
         Net cash (used in) provided by investing activities..........      (566,662)         30,438         (76,196)
                                                                         ------------     ----------      ----------

FINANCING ACTIVITIES:
  Issuance of convertible senior subordinated debentures, net of
    financing fees....................................................       729,622              --              --
  Net borrowings under revolving credit facility......................     1,205,675           5,000          30,000
  Issuance of long-term debt..........................................            --              --          11,500
  Payments of debt obligations, including prepayment penalties........    (1,186,796)        (12,157)         (1,794)
  Proceeds from exercise of stock options.............................        19,553          26,613           4,684
  Sale of treasury stock..............................................            --              --           4,578
  Payments of dividends on common stock...............................        (1,875)         (3,399)         (3,318)
  Other, net..........................................................            31             320            (364)
                                                                         ------------     ----------      ----------
         Net cash provided by financing activities....................       766,210          16,377          45,286
                                                                         ------------     ----------      ----------
         Net increase (decrease) in cash and cash equivalents.........         9,134          40,772         (16,747)
  Cash and cash equivalents at beginning of year......................        52,298          11,526          28,273
                                                                         ------------     ----------      ----------
  Cash and cash equivalents at end of year............................   $    61,432      $   52,298      $   11,526
                                                                         ------------     ----------      ----------
                                                                         ------------     ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     In 1998 the Company acquired an indirect controlling interest in The Coleman Company, Inc. ("Coleman") and all the outstanding common stock of Signature Brands USA, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert").

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries that it controls. All material intercompany balances and transactions have been eliminated.

  Presentation of Fiscal Periods

     To standardize the fiscal period ends of the Company and its acquired entities, effective with its 1998 fiscal year, the Company has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. The impact of this change in fiscal period on net sales for 1998 was to increase sales by approximately $5.5 million, and the impact on operating results for the period was to increase the net loss by approximately $1.5 million.

     Fiscal years 1997 and 1996 ended on December 28, 1997 and December 29, 1996, respectively, which encompassed 52-week periods.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts, tax valuation allowances, reserves for sales returns and allowances, product warranty, product liability, excess and obsolete inventory, litigation and environmental exposures.

  Cash and Cash Equivalents

     The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     Substantially all of the Company's trade receivables are due from retailers and distributors located throughout the United States, Europe, Latin America, Canada, and Japan. Approximately 38% of the Company's sales in 1998 were to its five largest customers. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 1998. However, certain retailers filed for bankruptcy protection in the last several years and it is possible that additional credit losses could be incurred if other retailers seek bankruptcy protection or if the trends of retail consolidation continue.

  Inventories

     Inventories are stated at the lower-of-cost-or-market with cost being determined principally by the first-in, first-out method.

     In certain instances, the Company receives rebates from vendors based on the volume of merchandise purchased. Vendor rebates are recorded as reductions in the price of the purchased merchandise and are recognized in operations as the related inventories are sold.

     Effective in fiscal 1997, as a consequence of the initial outsourcing of the supplies inventories management function, the Company began capitalizing the cost of manufacturing supplies, whereas previously the cost of these supplies was charged to operations when purchased. This change, which management believes is preferable in that it provides for a more appropriate matching of revenues and expenses, increased pre-tax operating earnings in fiscal 1997 by $2.8 million. Additional disclosures pursuant to Accounting Principles Board ("APB") Opinion No. 20, Accounting Changes, are not provided since supplies inventories were not monitored for financial reporting purposes prior to the initial outsourcing of the inventory management function and, consequently, the information is not available.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The Company provides for depreciation using primarily the straight-line method in amounts that allocate the cost of property, plant and equipment over the following useful lives:

Buildings and improvements...................................................   5 to 45 years
Machinery, equipment and tooling.............................................   3 to 15 years
Furniture and fixtures.......................................................   3 to 10 years

     Leasehold improvements are amortized on a straight-line basis over the shorter of its estimated useful life or the term of the lease.

  Long-lived Assets

     The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company periodically evaluates factors, events and circumstances which include, but are not limited to, the historical and projected operating performance of the business operations, specific industry trends and general economic conditions to assess whether the remaining estimated useful lives of long-lived assets may warrant revision or whether the remaining asset values are recoverable through future operations. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of cash flows (undiscounted and without interest charges) over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

     With respect to enterprise level goodwill, the Company reviews impairment when changes in circumstances, similar to those described above for long-lived assets, indicate that the carrying value may not be recoverable. Under these circumstances, the Company estimates future cash flows using the recoverability method

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

(undiscounted and including related interest charges), as a basis for recording any impairment loss. An impairment loss is then recorded to adjust the carrying value of goodwill to the recoverable amount. The impairment loss taken is no greater than the amount by which the carrying value of the net assets of the business exceeds its fair value.

  Derivative Financial Instruments

     The Company enters into interest rate swap agreements and foreign exchange rate contracts as part of the management of its interest rate and foreign currency exchange rate exposures. The Company has no derivative financial instruments held for trading purposes and none of the instruments is leveraged. All financial instruments are put into place to hedge specific exposures. To qualify as a hedge, the item to be hedged must expose the Company to price, interest rate or foreign currency exchange rate risk and the hedging instrument must reduce that exposure. Any contracts held or issued that do not meet the requirements of a hedge are recorded at fair value in the Consolidated Balance Sheets and any changes in that fair value recognized in operations.

     Interest rate swap agreements--Interest rate differentials to be paid or received as a result of interest rate swap agreements are accrued and recognized as an adjustment of interest expense related to the designated debt. Amounts receivable or payable under the agreements are included in receivables or other current liabilities in the Consolidated Balance Sheets. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements. Related premiums are amortized to interest expense ratably during the life of the swap agreement.

     Gains and losses on termination of interest rate swap agreements are deferred and amortized as an adjustment to interest expense over the original period of interest exposure, provided the designated liability continues to exist. Realized and unrealized changes in the fair value of interest rate swaps designated with liabilities that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated liability.

     Foreign currency options and forward contracts--Foreign currency contracts designated and effective as hedges are marked to market with realized and unrealized gains and losses deferred and recognized in operations when the designated transaction occurs. Foreign currency contracts not designated as hedges, failing to be hedges or failing to continue as effective hedges are included in operations as foreign exchange gains or losses.

     Discounts or premiums on forward contracts designated and effective as hedges are accreted or amortized to expense using the straight-line method over the term of the related contract. Discounts or premiums on forward contracts not designated or effective as hedges are included in the mark to market adjustment and recognized in income as foreign exchange gains or losses. Initial premiums paid for purchased option contracts are amortized over the related option period.

  Capitalized Interest

     Interest costs for the construction of certain long-term assets are capitalized and amortized over the related assets' estimated useful lives. Total interest costs during 1998, 1997 and 1996 amounted to $131.9 million, $12.3 million and $14.0 million, respectively, of which $0.8 million, $0.9 million and $0.4 million, respectively, was capitalized as a cost of the related long-term assets.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Deferred Financing Costs

     Costs incurred in connection with obtaining financing are deferred and amortized as a charge to interest expense over the terms of the related borrowings using the interest method.

  Amortization Periods

     Trademarks, tradenames and goodwill are being amortized on a straight-line basis over 20 to 40 years.

  Revenue Recognition

     The Company recognizes sales and related cost of goods sold from product sales at the latter of the time of shipment or when title passes to the customers. In some situations, the Company has shipped product with the right of return where the Company is unable to reasonably estimate the level of returns and/or the sale is contingent upon the resale of the product. In these situations, the Company does not recognize revenue upon product shipment, but rather when the buyer of the product informs the Company that the product has been sold. Net sales is comprised of gross sales less provisions for estimated customer returns, discounts, promotional allowances, cooperative advertising allowances and costs incurred by the Company to ship product to customers. Reserves for estimated returns are established by the Company concurrently with the recognition of revenue. Reserves are established based on a variety of factors, including historical return rates, estimates of customer inventory levels, the market for the product and projected economic conditions. The Company monitors these reserves and makes adjustments to them when management believes that actual returns or costs to be incurred differ from amounts recorded.

  Warranty Costs

     The Company provides for warranty costs in amounts it estimates will be needed to cover future warranty obligations for products sold during the year. Estimates of warranty costs are periodically reviewed and adjusted, when necessary, to consider actual experience.

  Product Liability

     The Company provides for product liability costs it estimates will be needed to cover future product liability costs for product sold during the year. Estimates of product liability costs are periodically reviewed and adjusted, when necessary, to consider actual experience, and other relevant factors.

  Legal Costs

     The Company records charges for the costs it anticipates incurring in connection with litigation and claims against the Company when management can reasonably estimate these costs.

  Income Taxes

     The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     Media advertising costs included in Selling, General and Administrative Expense ("SG&A") are expensed as incurred. Allowances provided to customers for cooperative advertising are charged to operations, as earned, based on revenues and are included as a deduction from gross sales in determining net sales. The amounts charged to operations for media and cooperative advertising during 1998, 1997 and 1996 were $124.5 million, $55.7 million and $78.7 million, respectively.

  Research and Development

     Research and development expenditures are expensed in the period incurred. The amounts charged against operations during 1998, 1997 and 1996 were $18.7 million, $5.7 million and $6.5 million, respectively.

  Foreign Currency Translation

     The assets and liabilities of subsidiaries, other than those operating in highly inflationary economies, are translated into U.S. dollars with resulting translation gains and losses accumulated in a separate component of shareholders' equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

     For subsidiaries operating in highly inflationary economies (Venezuela and Mexico), inventories and property, plant and equipment are translated at the rate of exchange on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for those operations are included in Other (Income) Expense, Net in the accompanying Consolidated Statements of Operations. Effective January 1, 1999, Mexico will no longer be considered highly inflationary.

  Stock-Based Compensation Plans

     SFAS No. 123, Accounting for Stock-Based Compensation allows either adoption of a fair value method for accounting for stock-based compensation plans or continuation of accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations with supplemental disclosures.

     The Company has chosen to account for its stock options using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net income and earnings per share amounts as if the fair value method had been adopted are presented in Note 9. SFAS No. 123 does not impact the Company's results of operations, financial position or cash flows.

  Basic and Diluted (Loss) Earnings Per Share Of Common Stock

     Basic (loss) earnings per common share calculations are determined by dividing (loss) earnings available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted (loss) earnings per share are determined by dividing (loss) earnings available to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (all related to outstanding stock options, restricted stock, warrants and the Zero Coupon Convertible Senior Subordinated Debentures).

     For the years ended December 31, 1998 and December 29, 1996, respectively, 1,902,177 and 1,552,684 shares related to stock options, were not included in diluted average common shares outstanding because their effect would be antidilutive. Diluted average common shares outstanding as of December 29, 1996 also excluded (78,654) shares related to restricted stock. Diluted average common shares outstanding as of December 31, 1998 also excluded 13,242,050 shares related to the conversion feature of the Zero Coupon Convertible Senior Subordinated Debentures (see Note 3) and 23,000,000 shares issuable on the exercise of warrants, due to

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

antidilution. For the year ended December 28, 1997, the dilutive effect of 2,718,649 equivalent shares related to stock options and (120,923) equivalent shares of restricted stock were used in determining the dilutive average shares outstanding.

  New Accounting Standards

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 on January 1, 1999. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations, or cash flows. Actual charges incurred due to systems projects may be material.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Cost of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 for the 2000 fiscal year. The Company has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations or cash flows.

  Reclassification

     Certain prior year amounts have been reclassified to conform with the 1998 presentation.

2. ACQUISITIONS

     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from an affiliate of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash. In addition, the Company assumed approximately
$1,016 million in debt. The value of the common stock issued at the date of acquisition was derived by using the average closing stock price as reported on the New York Stock Exchange Composite Tape for the day before and day of the public announcement of the acquisition. Immediately thereafter, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock.

     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with an affiliate of M&F pursuant to which the Company was released from certain threatened claims of M&F and its affiliates arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F affiliate of a warrant expiring August 24, 2003 to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to antidilution adjustments. The Company concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based on

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITIONS--(CONTINUED)

a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the Special Committee of the board of directors.

     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive 0.5677 shares of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. Although there can be no assurance, it is anticipated the Coleman merger will occur in the second half of 1999. The acquisition of the remaining outstanding shares of Coleman common stock will be accounted for under the purchase method of accounting on the date of consummation of the Coleman merger. (Also see Note 15 for information regarding the proposed issuance of warrants related to this transaction.)

     On April 6, 1998, the Company completed the acquisitions of First Alert, valued at approximately $182 million (including $133 million of cash and $49 million of assumed debt) and Signature Brands valued at $255 million, (reflecting cash paid, including the required retirement or defeasance of debt).

     All of these acquisitions were accounted for by the purchase method of accounting. Accordingly, the results of operations of the acquired entities are included in the accompanying Consolidated Statements of Operations from their respective dates of acquisition.

     In each acquisition, the purchase price paid has been allocated to the fair value (determined by independent appraisals) of tangible and identified intangible assets acquired and liabilities assumed as follows (in millions):

                                                                               SIGNATURE    FIRST
                                                                    COLEMAN    BRANDS       ALERT    TOTAL
                                                                    -------    ---------    -----    ------
Value of common stock issued.....................................   $  607       $  --       $--     $  607
Cash paid including expenses and mandatory redemption of debt,
  net of cash acquired...........................................      160         255       133        548
Cash received from sale of Coleman Spas, Inc.....................      (17)         --        --        (17)
Cash received from stock option proceeds.........................       (9)         --        --         (9)
                                                                    -------      -----       ---     ------
Net cash paid and equity issued..................................      741         255       133      1,129
Fair value of total liabilities assumed, including debt..........    1,455          83       103      1,641
                                                                    -------      -----       ---     ------
                                                                     2,196         338       236      2,770
Fair value of assets acquired....................................    1,113         191       172      1,476
                                                                    -------      -----       ---     ------
Excess of purchase price over fair value of net assets
  acquired.......................................................   $1,083       $ 147       $64     $1,294
                                                                    -------      -----       ---     ------
                                                                    -------      -----       ---     ------

     The excess of purchase price over the fair value of net assets acquired has been classified as goodwill. Goodwill related to the Coleman and Signature Brands acquisitions is being amortized on a straight-line basis over 40 years. During the fourth quarter of 1998, as a result of the significant loss incurred by First Alert, as well as its future prospects, the Company determined that the goodwill relating to this acquisition was impaired and, based on the determination of fair value, has written-off the net carrying value of goodwill approximating $62.5 million. This one-time charge is reflected in SG&A expense in the Consolidated Statements of Operations.

     As of the date of the acquisition of Coleman, management of the Company determined approximately 117 employees of Coleman would need to be involuntarily terminated in order to eliminate duplicate activities and functions and fully integrate Coleman into Sunbeam's operations. The Company recognized a liability of approximately $8 million representing severance and benefit costs related to 117 employees pursuant to the termination plan. This liability was included in the allocation of purchase price. As of December 31, 1998, the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITIONS--(CONTINUED)

Company had paid severance benefits of approximately $5 million and 8 employees remained to be terminated. Remaining termination costs are expected to be paid by December 31, 2000 and no additional charges are anticipated in future periods related to this issue.

     The following unaudited pro forma financial information for the Company gives effect to the Coleman and Signature Brands acquisitions as if they had occurred at the beginning of the periods presented. No pro forma adjustments have been made for the First Alert acquisition as its effects are not significant. These pro forma results have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisitions been consummated on the dates indicated, or which may result in the future. The unaudited pro forma results follow (in millions, except per share data):

                                                                         FISCAL YEARS ENDED
                                                                    ----------------------------
                                                                    DECEMBER 31,    DECEMBER 28,
                                                                       1998            1997
                                                                    ------------    ------------
Net sales........................................................     $2,098.7        $2,408.9
Net loss from continuing operations before extraordinary
  charge.........................................................       (801.1)          (23.6)
Basic and diluted loss per share from continuing operations
  before extraordinary charge....................................        (7.96)          (0.24)

3. DEBT

     Debt at the end of each fiscal year consists of the following (in thousands):

                                                                          1998         1997
                                                                       ----------    --------
Term loans, due in installments through 2006, average interest rate
  of 8.47% for 1998.................................................   $1,262,500    $     --
Revolving credit facility, average interest rate of 8.55% for 1998
  and 5.99% for 1997................................................       94,000     110,000
Zero coupon convertible senior subordinated debentures, net of
  unamortized discount of $1,234,845, due 2018......................      779,155          --
Senior subordinated notes, bearing interest at 13.0%, payable
  semiannually, due August 1999.....................................       70,000          --
Hattiesburg industrial revenue bond due 2009, fixed interest rate of
  7.85%.............................................................           --      75,000
Other lines of credit, including foreign facilities.................       45,803          --
Other long-term borrowings, due through 2012, weighted average interest rate of 3.89% and 3.92%, at December 31, 1998 and
  December 28, 1997, respectively...................................       10,007      10,248
                                                                       ----------    --------
                                                                        2,261,465     195,248
Less short-term debt and current portion of long-term debt..........      119,103         668
                                                                       ----------    --------
Long-term debt......................................................   $2,142,362    $194,580
                                                                       ----------    --------
                                                                       ----------    --------

     Concurrent with the acquisitions, the Company replaced its $250 million syndicated unsecured five-year revolving credit facility with a revolving and term credit facility (the "New Credit Facility"). The New Credit Facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required Sunbeam to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the New Credit Facility.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

     As a result of, among other things, its operating losses incurred during the first half of 1998, Sunbeam did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that Sunbeam would achieve the specified financial ratios for September 30, 1998. Consequently, Sunbeam and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of Sunbeam to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with Sunbeam dated as of October 19, 1998, Sunbeam's lenders extended all of the waivers under the June 30, 1998 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, Sunbeam agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant for each of February, March and April of 1999, which covenant Sunbeam was able to satisfy.

     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, Sunbeam and its lenders entered into a comprehensive amendment to the New Credit Facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. As part of the April 15, 1999 amendment, Sunbeam agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the Coleman merger) that may be outstanding under the New Credit Facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches
$121 million for the period from January 1, 1999 through March 31, 2000. The following description of the New Credit Facility reflects the terms of the New Credit Facility as amended.

     The New Credit Facility provides for aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400 million maturing March 30, 2005 ($52.5 million of which may only be used to complete the Coleman merger); (ii) up to $800 million in term loans maturing on March 30, 2005 (of which $35.0 million may only be used to complete the Coleman merger) and (iii) a $500 million term loan maturing September 30, 2006 (of which $5.0 million has already been repaid through March 31, 1999). As of December 31, 1998, $1.4 billion was outstanding and
$0.3 billion was available for borrowing under the New Credit Facility.

     Pursuant to the New Credit Facility, interest accrues, at the Company's option: (i) at the London Interbank Offered Rate ("LIBOR"), or (ii) at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%, in each case plus an interest margin which is currently 3.75% for LIBOR borrowings and 2.50% for base rate borrowings. The applicable interest margin is subject to upward or downward adjustment upon the occurrence of certain events. Borrowings under the New Credit Facility are secured by a pledge of the stock of the Company's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the New Credit Facility. Additionally, as security for Coleman's note payable to the Company, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of the stock of its other direct domestic subsidiaries (but not the assets of Coleman's subsidiaries). The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. Upon completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the New Credit Facility. In addition, borrowings under the New Credit Facility are guaranteed by a number of the Company's wholly owned

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the New Credit Facility. To the extent extensions of credit are made to any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company.

     In addition to the above described ratios and tests, the New Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock,
(ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the New Credit Facility, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) make capital and year 2000 compliance expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates, (ix) settle certain litigation, (x) alter its cash management system and (xi) alter the businesses they conduct. Sunbeam is also required to comply with specified financial covenants and ratios. The New Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the New Credit Facility if Sunbeam's registration statement in connection with the Coleman merger is not declared effective by the Securities and Exchange Commission ("SEC") on or before October 30, 1999 or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration (including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses) to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, the Company anticipates that it will satisfy these conditions. Unless waived by the bank lenders, the failure of Sunbeam to satisfy any of the financial ratios and tests contained in the New Credit Facility or the occurrence of any other event of default under the New Credit Facility would entitle the bank lenders to
(a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) accelerate the maturity of the outstanding borrowings under the New Credit Facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Sunbeam. The New Credit Facility also includes provisions for the deferral of the 1999 scheduled term loan payments of $69.3 million, subject to delivery of certain collateral documents and the filing of an amendment to the Company's registration statement on Form S-4 relating to the Coleman merger. If these conditions are met, and there are no events of default, the scheduled loan payments will be extended until April 10, 2000. The Company anticipates that it will satisfy these conditions and, accordingly, has classified these amounts as long-term in the Consolidated Balance Sheet.

     In March 1998, the Company completed an offering of Zero Coupon Convertible Senior Subordinated Debentures due 2018 (the "Debentures") at a yield to maturity of 5.0% (approximately $2,014 million principal amount at maturity) which resulted in approximately $730 million of net proceeds. The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of certain events. The Debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Debentures are not redeemable by the Company prior to March 25, 2003. On or after such date, the Debentures are redeemable for cash with at least 30 days notice, at the option of the Company. The Company is required to purchase Debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. The Company may, at its option, elect to pay any such purchase price in cash or common stock, or any combination thereof. The Company was required to file a registration statement with the SEC to register the Debentures by June 23, 1998. This registration statement was filed February 4, 1999 and the SEC has not declared the registration statement effective. Sunbeam's failure to file the registration statement by June 23, 1998 did not

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

constitute a default under the terms of the Debentures. As part of the normal review process by the SEC, a number of comments have been made by the staff of the division of Corporation Finance relating to the registration statement and the restated 1996 and 1997 financial statements included therein. The Company expects to resolve these comments when it files an amendment to the registration statement. From June 23, 1998 until the registration statement is declared effective, the Company is required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company made its first payment of approximately
$0.5 million to the Debenture holders on September 25, 1998. As of December 31, 1998 the Company had accrued additional payments totaling $1.0 million. The Company made a payment to Debenture holders in March 1999 of approximately
$2.0 million. This amount included liquidated damages that accrued during the first quarter of 1999.

     In connection with the acquisition of Signature Brands, the Company was required to defease $70.0 million of acquired debt. Cash was placed with a trustee to provide for the defeasance, including the related prepayment penalty. This cash was used to purchase Treasury Notes. Accordingly, $74.4 million of restricted investments held by the trustee for the August 1999 liquidation of this acquired debt are reflected as an asset and $70.0 million is reflected as short-term debt in the Consolidated Balance Sheet at December 31, 1998. The prepayment penalty is reflected as part of the acquisition price of Signature Brands.

     In March 1998, the Company prepaid the $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge of $7.5 million. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company also recognized an extraordinary charge of $114.9 million. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of the New Credit Facility Credit Agreement. These extraordinary charges consisted of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million).

     During 1997, the Company repaid $12.2 million of long-term borrowings related to the divested furniture operations and other assets sold.

     At December 31, 1998, the aggregate annual maturities on short-term and long-term debt in each of the years 1999-2003, and thereafter, were $119 million, $1,355 million, $1 million, $1 million, $1 million, and $5 million, respectively. In addition, the fully accreted Debenture amount of $2,014 million matures in 2018. The total of annual debt maturities for all years presented does not agree to the balance of debt outstanding at December 31, 1998 as a result of the accretion of discount on the Debentures. The outstanding balances relating to the New Credit Facility are included in the maturity schedule in 2000, consistent with the expiration of the covenant waiver. Sunbeam has made no decision with respect to the repayment or refinancing of indebtedness incurred or to be incurred under the New Credit Facility and may repay such indebtedness out of its internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     The fair value of the Company's financial instruments as of December 31, 1998 and December 28, 1997 was estimated based upon the following methods and assumptions:

     Cash and Cash Equivalents--The carrying amount of cash and cash equivalents is assumed to approximate fair value as cash equivalents include all highly liquid, short-term investments with original maturities of three months or less.

     Short and Long Term Debt--The fair value of the Company's fixed rate debt is estimated using either reported transaction values or discounted cash flow analysis. The fair value of the Company's fixed rate debt was $319 million as of December 31, 1998 as compared to the carrying value of $859 million. The carrying value of the Company's variable rate debt is assumed to approximate market based upon periodic adjustments of the interest rate to the current market rate in accordance with the terms of the debt agreements. The carrying value of the Company's various debt outstanding as of December 28, 1997 approximated market.

     Letters of Credit and Surety Bonds--The Company utilizes stand-by letters of credit to back certain financing instruments and insurance policies and commercial letters of credit guaranteeing various international trade activities. In addition, the Company also entered into surety bonds largely as a result of litigation judgements that are currently under appeal. The contract amounts of the letters of credit and surety bonds approximate their fair values. The contract value of letters of credit were $82.3 million and $29.0 million as of December 31, 1998 and December 28, 1997, respectively. Contract values for surety bonds as of December 31, 1998 were approximately $26.5 million and were not significant at December 28, 1997.

     Derivative Financial Instruments--The Company utilizes interest rate swap agreements to reduce the impact on interest expense of fluctuating interest rates on its floating rate debt. The use of derivatives did not have a material impact on the Company's operations in 1998, 1997 and 1996. At December 31, 1998, the Company held three floating to fixed interest rate swap agreements, one with a notional value of $25 million and two with notional amounts of $150 million each. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the lives of the agreements without the exchange of the underlying notional principal amounts. The swaps expire in January 2003, June 2001 and June 2003, respectively. Under these agreements, the Company received an average floating rate of 5.64%, 5.59% and 5.59%, respectively, and paid an average fixed rate of 6.12%, 5.75% and 5.58%, respectively, during 1998. The fair value of the interest rate swaps at December 31, 1998 is estimated to be $7.3 million. This estimate is based upon quotes received from the Company's lending institutions and represents the cash requirement if the existing agreements had been terminated at the end of the year. Interest rate swaps are off-balance-sheet instruments and therefore have no carrying value. The Company had no swap agreements outstanding at December 28, 1997.

     In order to mitigate the transaction exposures that may arise from changes in foreign exchange rates, the Company purchases foreign currency option and forward contracts to hedge specific transactions, principally the purchases of inventories. The option contracts typically expire within one year. The options are accounted for as hedges pursuant to SFAS No. 52, Foreign Currency Translation, accordingly gains and losses thereon are deferred and recorded in operations in the period in which the underlying transaction is recorded. At December 31, 1998, the Company held purchased option contracts with a notional value of $32.3 million and a fair value of $0.3 million and forward contracts with a notional value of $30.9 million and a fair value of $30.5 million. The Company did not hold any such contracts at December 28, 1997.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS--(CONTINUED)

     The table below summarizes by currency, the contractual amounts, carrying amounts and related unrealized gain (loss) of the Company's forward exchange and option contracts at December 31, 1998 (in millions):

                                                                          CARRYING       RECOGNIZED
                                                PURCHASED                  AMOUNT        UNREALIZED    DEFERRED
                                   FORWARD      OPTION        TOTAL        ASSET           GAIN        UNREALIZED
                                   CONTRACTS    CONTRACTS    CONTRACTS    (LIABILITY)     (LOSS)       GAIN (LOSS)
                                   ---------    ---------    ---------    -----------    ----------    -----------
December 31, 1998
Currency:
  Deutschemark..................     $12.0        $18.4        $30.4         $ 0.3         $  0.2          $--
  Yen...........................     $14.9        $12.4        $27.3         $(0.3)        $ (0.7)         $--
  Pound sterling................     $ 4.0        $ 1.5        $ 5.5         $ 0.1         $  0.1          $--
                                     -----        -----        -----         -----         ------          ---
Total...........................     $30.9        $32.3        $63.2         $ 0.1         $ (0.4)         $--
                                     -----        -----        -----         -----         ------          ---
                                     -----        -----        -----         -----         ------          ---

     The fair values of the Company's foreign currency contracts were based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

     Exposure to market risk on interest rate and foreign currency financial instruments results from fluctuations in interest and currency rates, respectively, during the periods in which the contracts are outstanding. The counterparties to the Company's interest rate swap agreements and currency exchange contracts consist of a diversified group of major financial institutions, each of which is rated investment grade A or better. The Company is exposed to credit risk to the extent of potential nonperformance by counterparties on financial instruments. The Company believes the risk of incurred losses due to credit risk is remote.

5. ACCOUNTS RECEIVABLE SECURITIZATION

     In December 1997, the Company entered into a receivable securitization program, that expires March 2000, to sell without recourse, through a wholly owned subsidiary, certain trade accounts receivable, up to a maximum of $70.0 million. During 1998, the Company has received approximately
$200.0 million under this arrangement. At December 31, 1998, the Company had reduced accounts receivable by $20.0 million for receivables sold under this program. At December 28, 1997, the Company had received $58.9 million under this arrangement, of which $39.1 million related to sales recorded in fiscal 1997 and the balance related to sales to be recognized in the first quarter of 1998. During 1997, the Company sold $19.8 million of receivables related to bill and hold and consignment sales that had been initially recognized in its Consolidated Financial Statements and were subsequently reversed in the restatement process. The conditions for recognizing these sales were met in the first quarter of 1998. Accordingly, at December 28, 1997, the accompanying Consolidated Balance Sheet reflects a reduction in accounts receivable of $39.1 million and an increase in other current liabilities of $19.8 million. Proceeds from the sales of receivables were used to reduce borrowings under the Company's revolving credit facility or to provide cash flow for working capital purposes, thereby reducing the need to borrow under the credit facility. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $2.3 million and $0.2 million during 1998 and 1997, respectively, and have been classified as interest expense in the accompanying Consolidated Statements of Operations. The Company, through a wholly-owned subsidiary, retains collection and administrative responsibilities for the purchased receivables. This agreement contains cross-default provisions that provide the purchaser of the receivables an option to cease purchasing receivables from the Company if the Company is in default under the New Credit Facility.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. INCOME TAXES

     (Loss) earnings from continuing operations before income taxes, minority interest and extraordinary charge for each fiscal year is summarized as follows (in thousands):

                                                                        1998        1997        1996
                                                                      ---------    -------    ---------
Domestic...........................................................   $(723,179)   $80,946    $(244,255)
Foreign............................................................     (73,169)    11,724      (17,550)
                                                                      ---------    -------    ---------
                                                                      $(796,348)   $92,670    $(261,805)
                                                                      ---------    -------    ---------
                                                                      ---------    -------    ---------

     Income tax provisions include current and deferred taxes (tax benefits) for each fiscal year as follows (in thousands):

                                                                          1998       1997        1996
                                                                        --------    -------    --------
Current:
  Federal............................................................   $  1,203    $(3,421)   $(22,924)
  State..............................................................        275      3,266        (202)
  Foreign............................................................      7,189      1,683         707
                                                                        --------    -------    --------
                                                                           8,667      1,528     (22,419)
                                                                        --------    -------    --------

Deferred:
  Federal............................................................     (6,343)    30,554     (57,211)
  State..............................................................     (1,316)     3,962     (11,050)
  Foreign............................................................    (11,138)     4,308        (945)
                                                                        --------    -------    --------
                                                                         (18,797)    38,824     (69,206)
                                                                        --------    -------    --------
                                                                        $(10,130)   $40,352    $(91,625)
                                                                        --------    -------    --------
                                                                        --------    -------    --------

     The effective tax rate on earnings (loss) before income taxes, minority interest and extraordinary charges varies from the current statutory federal income tax rate as follows:

                                                                                1998      1997      1996
                                                                               ------    ------    ------
(Benefit) provision at statutory rate.......................................    (35.0)%    35.0 %   (35.0)%
State taxes, net............................................................       --       5.1      (2.8)
Amortization of intangible assets and goodwill..............................      4.3        --        --
Warrants issued in settlement of claim......................................      3.1        --        --
Foreign earnings and dividends taxed at other rates.........................      2.7       2.0       2.3
Valuation allowance.........................................................     23.6      20.4        --
Reversal of tax liabilities no longer required..............................       --     (14.4)       --
Other, net..................................................................       --      (4.6)      0.5
                                                                               ------    ------    ------
Effective tax rate (benefit) provision......................................     (1.3)%    43.5 %   (35.0)%
                                                                               ------    ------    ------
                                                                               ------    ------    ------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. INCOME TAXES--(CONTINUED)

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                   DECEMBER 31,    DECEMBER 28,
                                                                      1998            1997
                                                                   ------------    -------------
Deferred tax assets:
  Receivables...................................................     $ 19,180        $  10,516
  Postretirement benefits other than pensions...................       22,714           11,430
  Reserves for self-insurance and warranty costs................       40,765           33,426
  Pension liabilities...........................................       16,334            2,811
  Inventories...................................................       27,822           14,437
  Net operating loss carryforwards..............................      322,273               --
  Tax credits...................................................       13,510           12,955
  Other, net....................................................       89,577           33,388
                                                                     --------        ---------
     Total deferred tax assets..................................      552,175          118,963
  Valuation allowance...........................................      290,520           23,215
                                                                     --------        ---------
     Net deferred tax assets....................................      261,655           95,748
                                                                     --------        ---------
Deferred tax liabilities:
  Depreciation..................................................       43,377           22,532
  Acquired intangible assets....................................      244,378           68,311
  Other, net....................................................       19,850            9,747
                                                                     --------        ---------
     Total deferred tax liabilities.............................      307,605          100,590
                                                                     --------        ---------
     Net deferred tax liabilities...............................     $(45,950)       $  (4,842)
                                                                     --------        ---------
                                                                     --------        ---------

     The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowances and recognizes tax benefits when it is more likely than not that the benefits will be realized. In the fourth quarter of 1997, the Company increased the valuation allowance by $23.2 million, reflecting management's assessment that it was more likely than not that the deferred tax assets would not be realized through future taxable income. Of this amount, approximately $18.9 million related to deferred tax assets, the majority of which was recognized as a benefit in the first three quarters of 1997. The remainder related to minimum pension liabilities and was therefore recorded as an adjustment in shareholders' equity. This assessment was made as a result of the significant leverage undertaken by the Company as part of the acquisitions (see
Note 2) and the significant decline in net sales and earnings from anticipated levels during the fourth quarter of 1997 and the first quarter of 1998.

     Throughout 1998, the Company increased the valuation allowance to $290.5 million, which increase reflects management's assessment that it is more likely than not that the deferred tax asset will not be realized through future taxable income. As described above, this assessment was made as a result of the significant leverage undertaken by the Company and the continuing decline in Sunbeam's net sales and earnings, as well as the operating losses incurred throughout the 1998 year. At December 31, 1998, the Company had net operating loss carryforwards ("NOL's") of approximately $725 million for domestic income tax purposes and $169 million for foreign income tax purposes. The domestic NOL's begin expiring in 2018. Of the foreign tax NOL's, $3 million, $4 million, $19 million, $18 million and $16 million expire in the years ending
December 31, 1999 through 2003, respectively, and $91 million of such NOL's have an unlimited life.

     The Company has not provided U.S. income taxes on undistributed foreign earnings of approximately $32 million at December 31, 1998, as the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS

  Pension and Other Postretirement Benefit Plans

     The Company sponsors several defined benefit pension plans covering eligible U.S. salaried and hourly employees. Benefit accruals under such plans covering all U.S. salaried employees were frozen, effective December 31, 1990. Accordingly, no credit in the pension formula is given for service or compensation after that date. However, these employees continue to earn service toward vesting in their interest in the frozen plans as of December 31, 1990. The Company also provides health care and life insurance benefits to certain former employees who retired from the Company prior to March 31, 1991. The Company has consistently followed a policy of funding the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis.

     As a result of the Company's acquisitions of Coleman and First Alert (see
Note 2), the liabilities for their respective defined benefit pension plans (the "Plans") were assumed and have been accounted for in accordance with Accounting Principles Board Opinion No.16 ("APB 16"), Accounting for Business Combinations. Effective January 1, 1999, the Coleman and First Alert salaried pension plans were amended to change the pension benefit formula to a cash balance formula from the existing benefit calculation. The benefits accrued under these plans as of December 31, 1998 were frozen and converted to the new cash balance plan using a 7.0% interest rate assumption. The effect of the amendment of the Plans is reflected in the projected benefit obligation as of the date of acquisition as required by APB 16. Under the cash balance plan, the Company will credit certain participants' accounts annually. At the date of acquisition the pension benefit obligation and the fair value of the plan assets attributable to these Plans were $43.4 million and $27.7 million, respectively, and are reflected in the table below.

     In addition, Coleman provided certain unfunded postretirement health and life insurance benefits for certain retired employees. At the date of acquisition the postretirement benefit obligation associated with this plan was $19.5 million as reflected in the table below, and has been accounted for in accordance with APB 16.

     The Company funds all pension plans in amounts consistent with applicable laws and regulations. Pension plan assets include corporate and U.S. government bonds, corporate stocks, mutual funds, fixed income securities, and cash equivalents.

     Employees of non-U.S. subsidiaries generally receive retirement benefits from Company sponsored plans or from statutory plans administered by governmental agencies in their countries. The assets, liabilities and pension costs of the Company's non-U.S. defined benefit retirement plans are not material to the consolidated financial statements.

     On January 1, 1998, the Company adopted SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits ("SFAS No. 132"). This statement revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)

The following table includes disclosures of the funded status and amounts recognized in the Company's Consolidated Balance Sheets at the end of each fiscal year as required by SFAS No. 132 (in thousands):

                                                                                                POSTRETIREMENT
                                                                       PENSION BENEFITS            BENEFITS
                                                                     --------------------    --------------------
                                                                       1998        1997        1998        1997
                                                                     --------    --------    --------    --------
Change in Benefit Obligation:
  Benefit obligation at beginning of year.........................   $127,229    $122,754    $ 14,220    $ 14,555
  Acquisitions....................................................     43,404          --      19,477          --
  Service cost....................................................      1,551         157         689          --
  Interest cost...................................................     10,875       8,970       2,088         996
  Amendments......................................................         --          84          --          --
  Actuarial loss..................................................     20,456      10,630       4,069          --
  Settlement......................................................         --      (1,732)         --          --
  Benefits paid...................................................    (15,018)    (13,634)     (1,677)     (1,331)
                                                                     --------    --------    --------    --------
  Benefit obligation at end of year...............................   $188,497    $127,229    $ 38,866    $ 14,220
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Change in Plan Assets:
  Fair value of plan assets at beginning of year..................   $116,485    $116,522    $     --    $     --
  Acquisitions....................................................     27,657          --          --          --
  Actual return on plan assets....................................      6,424      12,511          --          --
  Employer contributions..........................................      8,889       2,818       1,677       1,331
  Settlement......................................................         --      (1,732)         --          --
  Benefits paid...................................................    (15,018)    (13,634)     (1,677)     (1,331)
                                                                     --------    --------    --------    --------
  Fair value of plan assets at end of year........................   $144,437    $116,485    $     --    $     --
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Reconciliation of Funded Status:
  Funded status...................................................   $(44,060)   $(10,744)   $(38,866)   $(14,220)
  Unrecognized net actuarial loss/(gain)..........................     48,616      25,192       3,829        (240)
  Unrecognized prior service cost.................................         --          --     (12,991)    (15,934)
                                                                     --------    --------    --------    --------
  Net amount recognized...........................................   $  4,556    $ 14,448    $(48,028)   $(30,394)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Amount Recognized in the Consolidated Balance Sheets Consist of:
  Accrued benefit liability.......................................   $(42,431)   $(10,744)   $(48,028)   $(30,394)
  Accumulated other comprehensive income..........................     46,987      25,192          --          --
                                                                     --------    --------    --------    --------
  Net amount recognized...........................................   $  4,556    $ 14,448    $(48,028)   $(30,394)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------

     In determining the actuarial present value of the benefit obligation, the weighted average discount rate was 6.75% and 7.25% as of December 31, 1998 and December 28, 1997, respectively; the expected return on plan assets ranged from 6.75% to 9.00% for 1998 and was 7.25% for 1997. The expected increase in future compensation levels was 4.00% for Coleman for 1998.

     The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 7.0% to 8.0% for the plans for 1999 and were assumed to decrease gradually to 5.0% by 2003 and remain at that level thereafter.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                            1-PERCENTAGE-     1-PERCENTAGE-
                                                                            POINT INCREASE    POINT DECREASE
                                                                            --------------    --------------
Effect on total of service and interest cost components..................       $  508           $   (424)
Effect on the postretirement benefit obligation..........................       $6,035           $ (5,144)

     Net pension expense and periodic postretirement benefit include the following components (in thousands):

                                                          PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                                   -------------------------------    -----------------------------
                                                     1998       1997        1996       1998       1997       1996
                                                   --------    -------    --------    -------    -------    -------
Components of net periodic pension benefit cost:
  Service cost..................................   $  1,551    $   157    $    411    $   689    $    --    $    --
  Interest cost.................................     10,875      8,970       9,071      2,088        996      1,041
  Expected return of market value of assets.....    (10,127)    (8,586)       (816)        --         --         --
  Amortization of unrecognized prior service
     cost.......................................         --         --          --     (2,943)    (2,942)    (2,942)
  Recognized net actuarial loss (gain)..........        735        414      (7,518)        --         --         --
                                                   --------    -------    --------    -------    -------    -------
  Net periodic benefit cost (benefit)...........      3,034        955       1,148       (166)    (1,946)    (1,901)
  Settlement charge.............................         --        615          --         --         --         --
  Curtailment charge............................         --        106          --         --         --         --
                                                   --------    -------    --------    -------    -------    -------
  Total expense (benefit).......................   $  3,034    $ 1,676    $  1,148    $  (166)   $(1,946)   $(1,901)
                                                   --------    -------    --------    -------    -------    -------
                                                   --------    -------    --------    -------    -------    -------

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $186.4 million, $161.6 million and $125.5 million at December 31, 1998 and $127.2 million, $127.2 million and $116.5 million at December 28, 1997, respectively.

  Defined Contribution Plans

     As a result of the Company's acquisitions of Coleman, First Alert and Signature Brands, the Company amended its Savings & Investment and Profit Sharing Plan ("Savings Plan") to assume the assets of the respective savings plans at each of the acquired companies and establish parity with the benefits provided by Sunbeam. Effective January 1, 1999, all eligible employees could participate in the Savings Plan. Company contributions to these plans include employer matching contributions as well as discretionary contributions depending on the performance of the Company, in an amount up to 10% of eligible compensation. The Company provided $1.9 million in 1998, $1.8 million in 1997 and $1.7 million in 1996 for its defined contribution plans.

8. SHAREHOLDERS' EQUITY

  Common Stock

     At December 31, 1998, the Company had 500,000,000 shares of $0.01 par value common stock authorized and there were 14,094,158 shares of common stock reserved for issuance upon the exercise of outstanding stock options.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. SHAREHOLDERS' EQUITY--(CONTINUED)

  Compensatory Stock Grants

     In July 1996, the Company granted 1,100,000 shares of restricted stock in connection with the employment of a then new Chairman and Chief Executive Officer and two other senior officers of the Company. Compensation expense attributable to the restricted stock awards was amortized to expense beginning in 1996 over the periods in which the restrictions lapse (which in the case of 333,333 shares, was immediately upon the date of grant, in the case of 666,667 shares, was to be amortized equally over two years from the date of grant and in the case of the remaining 100,000 shares, was equally over three years from the date of grant). These restricted stock awards resulted in a $7.7 million charge to SG&A expense in 1996.

     On February 20, 1998, the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other then senior officers of the Company. These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999.

     The new employment agreement for the Company's then Chairman and Chief Executive Officer provided for, among other items, the acceleration of vesting of 200,000 shares of restricted stock and the forfeiture of the remaining 133,334 shares of unvested restricted stock granted under the July 1996 agreement, a new equity grant of 300,000 shares of unrestricted stock, a new grant of a ten-year option to purchase 3,750,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in three equal annual installments beginning on the date of grant and the acceleration of vesting of 833,333 outstanding stock options granted under the July 1996 agreement, as further described in Note 9. In addition, the new employment agreement with the then Chairman and Chief Executive Officer provided for income tax gross-ups with respect to any tax assessed on the equity grant and acceleration of vesting of restricted stock.

     The new employment agreements with the two other then senior officers provided for, among other items, the grant of a total of 180,000 shares of restricted stock that were to vest in four equal annual installments beginning on the date of grant, the acceleration of vesting of 44,000 shares of restricted stock and the forfeiture of the remaining 29,332 shares of unvested restricted stock granted under the July 1996 agreements, new grants of ten-year options to purchase a total of 1,875,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in four equal annual installments beginning on the date of grant and the acceleration of vesting of 383,334 outstanding stock options granted under the July 1996 agreements. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock.

     Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups was recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups was amortized to expense beginning in the first quarter of 1998 with amortization to continue over the period in which the restrictions lapse. Total compensation expense recognized in 1998 related to these items was approximately $31 million.

     On June 15, 1998, the Company's board of directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's then Chief Financial Officer. In connection with the removal or resignation of the senior officers and the termination of their restricted stock grants, the unamortized portion of the deferred compensation expense attributable to the restricted stock grants was reversed. The Company and certain of its former officers are in disagreement as to the Company's obligations to these individuals under prior employment agreements and arising from their terminations. (See Note 15.)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. SHAREHOLDERS' EQUITY--(CONTINUED)

  Accumulated Other Comprehensive Loss

     The components of accumulated other comprehensive loss consist of the following (in thousands):

                                                                       CURRENCY      MINIMUM
                                                                      TRANSLATION    PENSION
                                                                      ADJUSTMENTS    LIABILITY    TOTAL
                                                                      -----------    --------    --------
Balance at December 29, 1996.......................................    $ (12,111)    $ (6,163)   $(18,274)
Balance at December 28, 1997.......................................      (12,850)     (20,213)    (33,063)
Balance at December 31, 1998.......................................      (12,022)     (42,008)    (54,030)

     The accumulated other comprehensive loss associated with the minimum pension liability is net of deferred income taxes of approximately $5.0 million in 1998, 1997 and 1996.

9. EMPLOYEE STOCK OPTIONS AND AWARDS

     The Company has one stock-based compensation plan, the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Plan"). Under the Plan, all employees are eligible for grants of options to purchase up to an aggregate of 16,300,000 shares of the Company's common stock at an exercise price equal to or in excess of the fair market value of the stock on the date of grant. The term of each option commences on the date of grant and expires on the tenth anniversary of the date of grant subject to earlier cancellation. Options generally become exercisable over a three to five year period.

     The Plan also provides for the grant of restricted stock awards of up to 200,000 shares, in the aggregate, to employees and non-employee directors. The Plan provides that each non-employee director of the Company is automatically granted 1,500 shares of restricted common stock upon his or her initial election or appointment and upon each subsequent re-election to the Company's board of directors. In the event of an election or appointment to the Company's board of directors at any time other than at the annual meeting of stockholders, the director receives a prorated amount of restricted common shares. These restricted common shares vest immediately upon the non-employee director's acceptance of his or her election or appointment to the Company's board of directors. The Company granted 6,000, 6,000, and 7,818 shares of restricted stock to non-employee directors in 1998, 1997 and 1996, respectively, and recognized compensation expense related to these grants of $0.2 million in each of 1998, 1997 and 1996. See Note 8 for a discussion of restricted stock awards made outside the Plan.

     In July 1996, options to purchase an aggregate of 3,000,000 shares (of which 2,750,000 options were outstanding at December 28, 1997) were granted outside of the Plan at exercise prices equal to the fair market value of the Company's common stock on the dates of grant in connection with the employment of a then new Chairman and Chief Executive Officer and two other senior officers of the Company. These outstanding options have terms of ten years and, with respect to options for 2,500,000 shares, were exercisable in three annual installments beginning July 17, 1996. Options for the remaining 250,000 shares still outstanding were exercisable in three annual installments beginning on the first anniversary of the July 22, 1996 grant date. On February 20, 1998 the vesting provisions of the options granted outside the Plan were accelerated. Additional stock option grants outside the Plan were made in February 1998, with a portion thereof subsequently terminated in connection with the removal of the then Chairman and Chief Executive Officer. The then Chairman and Chief Executive Officer and another senior officer are disputing termination of their stock option grants. (See Notes 8 and 15.)

     In the third and fourth quarters of 1998, options to purchase an aggregate of 4,200,000 shares were granted outside of the Plan in connection with the employment of the new Chief Executive Officer and certain members of the new senior management team. The options were granted to certain senior executives at exercise prices equal to or greater than the fair market value of the Company's common stock on the dates of the grant. The senior officers were granted options to purchase 3,200,000 shares of common stock at a price of $7.00 per share; 500,000 shares of common stock at a price of $10.50 per share and 500,000 shares at a price of $14.00 per share.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

All of these outstanding options have terms of ten years and become fully exercisable at the end of two to three year periods if the executive remains employed by the Company as of such date. These grants are subject the shareholder approval at the 1999 Annual Meeting. A measurement date pursuant to APB Opinion No. 25 will be established for these grants upon shareholder approval. These options have been included in the following tables summarizing the Company's stock option activity for the year ended December 31, 1998.

     In August 1998, the Company approved a plan to exchange outstanding common stock options held by the Company's employees. The exchange program, which has been completed, provided for outstanding options with exercise prices in excess of $10.00 per share to be exchanged for new options on a voluntary basis in an exchange ratio ranging from approximately two to three old options for one new option, (as determined by reference to a Black-Scholes option pricing model) with the exercise price of the new options set at $7.00 per share. These options were repriced at an exercise price approximating the market value of the Company's common stock at the date of the repricing and, consequently, there was no related compensation expense.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company's net (loss) earnings and basic and diluted (loss) earnings per share would have differed as reflected by the pro forma amounts indicated below (in thousands except per share amounts):

                                                                       1998         1997        1996
                                                                    -----------    -------    ---------
Net (loss) earnings:
  As reported....................................................   $  (897,923)   $38,301    $(208,481)
  Pro forma......................................................    (1,023,932)    14,524     (218,405)
Basic (loss) earnings per share:
  As reported....................................................         (9.25)      0.45        (2.51)
  Pro forma......................................................        (10.54)      0.17        (2.63)
Diluted (loss) earnings per share:
  As reported....................................................         (9.25)      0.44        (2.51)
  Pro forma......................................................        (10.54)      0.17        (2.63)

     The Company's pro forma net loss for 1998 includes approximately
$68 million of compensation cost relating to options issued to the former Chairman and Chief Executive Officer (3,750,000) and a former senior officer (1,125,000) in connection with their February 1998 employment agreements. These options are included in the outstanding and exercisable options issued outside the plan in the following table. The Company and these individuals are in dispute regarding the status of these options.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        1998        1997        1996
                                                                      ---------    -------    ---------
Expected volatility................................................      52.80%     34.19%       36.78%
Risk-free interest rate............................................       4.68%      6.36%        6.34%
Dividend yield.....................................................        0.0%       0.1%         0.1%
Expected life......................................................    6 years     6 years     5 years

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

     A summary of the status of the Company's outstanding stock options as of December 31, 1998, December 28, 1997 and December 29, 1996, and changes during the years ended on those dates is presented below:

                                          1998                            1997                            1996
                              ----------------------------    ----------------------------    ----------------------------
                                             WEIGHTED                        WEIGHTED                        WEIGHTED
                                             AVERAGE                         AVERAGE                         AVERAGE
                                SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
                              ----------    --------------    ----------    --------------    ----------    --------------
Plan options
  Outstanding at beginning
     of year...............    6,654,068        $25.61         6,271,837        $19.43         4,610,387        $16.67
  Granted..................    6,663,998         17.13         3,105,263         32.40         4,061,450         20.39
  Exercised................     (879,088)        22.25        (1,549,196)        17.20          (622,994)         7.51
  Canceled.................   (6,826,070)        27.75        (1,173,836)        21.10        (1,777,006)        18.64
                              ----------                      ----------                      ----------
  Outstanding at end of
     year..................    5,612,908        $13.32         6,654,068        $25.61         6,271,837        $19.43
                              ----------                      ----------                      ----------
                              ----------                      ----------                      ----------
  Options exercisable at
     year-end..............    1,717,545        $20.91         1,547,198        $19.13         1,655,450        $16.13
  Weighted-average fair
     value of options
     granted during the
     year..................                     $10.47                          $15.46                          $14.76
Options outside plan
  Outstanding at beginning
     of year...............    2,750,000        $12.43         2,750,000        $12.43           692,500        $16.70
  Granted..................    9,825,000         24.62                --            --         3,000,000         12.65
  Canceled.................     (750,000)        36.85                --            --          (942,500)        16.27
                              ----------                      ----------                      ----------
  Outstanding at end of
     year..................   11,825,000        $21.01         2,750,000        $12.43         2,750,000        $12.43
                              ----------                      ----------                      ----------
                              ----------                      ----------                      ----------
  Options exercisable at
     year-end..............    7,625,000        $28.04         1,750,000        $12.35           833,333        $12.25
  Weighted-average fair
     value of options
     granted during the
     year..................                     $13.71                             N/A                          $ 5.99

     Included in the outstanding and exercisable options issued outside the plan, as presented above, are options issued to the former Chairman and Chief Executive Officer (3,750,000) and a former senior officer (1,125,000) in connection with their February 1998 employment agreements. The Company and these individuals are in a dispute regarding the status of these options.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                      OPTIONS OUTSTANDING
                                                  -----------------------------------------------------------
                                                    NUMBER       WEIGHTED-AVERAGE
RANGE OF                                          OUTSTANDING       REMAINING                WEIGHTED-AVERAGE
EXERCISE PRICES                                   AT 12/31/98    CONTRACTUAL LIFE (YEARS)    EXERCISE PRICE
-----------------------------------------------   -----------    ------------------------    ----------------
$5.00 to 7.00..................................     6,076,805                9.2                  $ 6.91
$7.01 to $14.00................................     4,048,200                8.3                   11.80
$14.01 to $15.00...............................       642,124                7.6                   14.43
$15.01 to $23.15...............................       697,697                7.2                   19.47
$23.16 to $26.71...............................       733,714                8.3                   25.07
$26.72 to $36.85...............................     4,951,590                9.1                   36.55
$36.86 and over................................       287,778                8.9                   40.32
                                                  -----------
$5.00 to $50.77................................    17,437,908                8.7                   18.49
                                                  -----------
                                                  -----------

                                                                                  OPTIONS EXERCISABLE
                                                                            -------------------------------
                                                                              NUMBER
RANGE OF                                                                    EXERCISABLE    WEIGHTED-AVERAGE
EXERCISE PRICES                                                             AT 12/31/98    EXERCISE PRICE
-------------------------------------------------------------------------   -----------    ----------------
$5.00 to $7.00...........................................................       95,895          $ 5.01
$7.01 to $14.00..........................................................    2,500,000           12.25
$14.01 to $15.00.........................................................      571,290           14.41
$15.01 to $23.15.........................................................      627,488           19.30
$23.16 to $26.71.........................................................      540,055           25.10
$26.72 to $36.85.........................................................    4,906,961           36.62
$36.86 and over..........................................................      100,856           40.60
                                                                             ---------
$5.00 to $50.77..........................................................    9,342,545           26.62
                                                                             ---------
                                                                             ---------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. SUPPLEMENTARY FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each fiscal year is as follows (in thousands):

                                                                                   1998         1997
                                                                                ----------    ---------
Receivables:
  Trade......................................................................   $  407,452    $ 250,699
  Sundry.....................................................................        7,347        7,794
                                                                                ----------    ---------
                                                                                   414,799      258,493
Valuation allowance..........................................................      (53,025)     (30,033)
                                                                                ----------    ---------
                                                                                $  361,774    $ 228,460
                                                                                ----------    ---------
                                                                                ----------    ---------
Inventories:
  Finished goods.............................................................   $  370,622    $ 193,864
  Work in process............................................................       39,143       25,679
  Raw materials and supplies.................................................      109,424       85,357
                                                                                ----------    ---------
                                                                                $  519,189    $ 304,900
                                                                                ----------    ---------
                                                                                ----------    ---------
Prepaid expenses and other current assets:
  Deferred income taxes......................................................   $   40,756    $      --
  Prepaid expenses and other.................................................       33,431       16,584
                                                                                ----------    ---------
                                                                                $   74,187    $  16,584
                                                                                ----------    ---------
                                                                                ----------    ---------
Property, plant and equipment:
  Land.......................................................................   $   10,664    $   1,793
  Buildings and improvements.................................................      168,685       98,054
  Machinery and equipment....................................................      395,763      248,138
  Furniture and fixtures.....................................................       18,208        7,327
                                                                                ----------    ---------
                                                                                   593,320      355,312
Accumulated depreciation and amortization....................................     (138,148)    (105,788)
                                                                                ----------    ---------
                                                                                $  455,172    $ 249,524
                                                                                ----------    ---------
                                                                                ----------    ---------
Trademarks, tradenames, goodwill and other:
  Trademarks and tradenames..................................................   $  597,515    $ 237,095
  Goodwill...................................................................    1,254,880       24,687
  Deferred financing costs...................................................       47,325          983
  Other intangible assets....................................................       28,012          424
                                                                                ----------    ---------
                                                                                 1,927,732      263,189
  Accumulated amortization...................................................     (101,783)     (56,880)
                                                                                ----------    ---------
                                                                                 1,825,949      206,309
Other assets.................................................................       33,428          853
                                                                                ----------    ---------
                                                                                $1,859,377    $ 207,162
                                                                                ----------    ---------
                                                                                ----------    ---------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. SUPPLEMENTARY FINANCIAL STATEMENT DATA--(CONTINUED)

                                                                                   1998         1997
                                                                                ----------    ---------
Other current liabilities:
  Payrolls, commissions and employee benefits................................   $   61,294    $  12,227
  Advertising and sales promotion............................................       56,288       34,749
  Product warranty...........................................................       50,287       21,498
  Accounts receivable securitization liability...............................           --       19,750
  Sales returns..............................................................       16,972        7,846
  Interest...................................................................       26,202          941
  Other......................................................................      110,142       27,074
                                                                                ----------    ---------
                                                                                $  321,185    $ 124,085
                                                                                ----------    ---------
                                                                                ----------    ---------
Other long-term liabilities:
  Accrued postretirement benefit obligation..................................   $   48,028    $  30,394
  Accrued pension............................................................       42,431       10,744
  Product liability and workers compensation.................................       71,868       41,901
  Other......................................................................       86,132       71,261
                                                                                ----------    ---------
                                                                                $  248,459    $ 154,300
                                                                                ----------    ---------
                                                                                ----------    ---------

     Supplementary Statements of Operations and Cash Flows data for each fiscal year are summarized as follows (in thousands):

                                                                          1998        1997        1996
                                                                        --------    --------    --------
Other (income) expense, net:
  Interest income....................................................   $ (2,897)   $ (2,561)   $ (1,255)
  Other, net.........................................................     (1,871)      2,573       4,993
                                                                        --------    --------    --------
                                                                        $ (4,768)   $     12    $  3,738
                                                                        --------    --------    --------
                                                                        --------    --------    --------
Cash paid (received) during the period for:
  Interest...........................................................   $ 81,291    $ 13,058    $ 13,397
                                                                        --------    --------    --------
                                                                        --------    --------    --------
  Income taxes (net of refunds)......................................   $(17,358)   $(44,508)   $   (540)
                                                                        --------    --------    --------
                                                                        --------    --------    --------

11. ASSET IMPAIRMENT AND OTHER CHARGES

     In the fourth quarter of 1998, the Company recorded a $62.5 million charge for the write-off of the carrying value of First Alert's goodwill (see Note 2).

     In the second quarter of 1998, as a result of decisions to outsource or discontinue a substantial number of products previously made by the Company (principally breadmakers, toasters and certain other appliances, air and water filtration products and the elimination of certain stock keeping units ("SKU's") within existing product lines, primarily relating to appliances, grills and grill accessories), certain facilities and equipment will either no longer be used or will be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write certain of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at the Company's Mexico City and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. ASSET IMPAIRMENT AND OTHER CHARGES--(CONTINUED)

million and these assets are expected to be disposed of by September 30, 1999. Depreciation expense associated with these assets approximated $2.6 million in 1998, $4.2 million in 1997 and $3.5 million in 1996.

     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998, accordingly, at that time, a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance related to approximately 1,200 positions of which approximately 1,100 were terminated, and $1.4 million paid in severance, as of December 31, 1998. It is anticipated that the remaining 100 employees will be terminated and the balance of the severance obligation ($0.4 million) paid by July 31, 1999. In the third quarter of 1998, the Company recorded as Cost of Goods Sold, an additional provision for impairment of fixed assets of $3.1 million in an acquired entity, relating to assets taken out of service for which there was no remaining value. The asset impairment resulted from management's decision, during the third quarter, to discontinue certain SKU's within product lines (principally generators, compressors and propane cylinders) subsequent to the acquisition. These fixed assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. Depreciation expense associated with these assets approximated $0.8 million in 1998. In the fourth quarter of 1998, the Company recorded a $7.1 million charge as a result of management's decision, during the fourth quarter, to outsource the production of certain appliances (principally irons). This charge to Cost of Goods Sold primarily consists of a provision for certain tooling and equipment
($6.7 million) and severance and related benefits ($0.4 million). This tooling and equipment, which had no remaining value, was written off. These fixed assets were taken out of service at the time of the write-down, and consequently depreciation was discontinued at the time of the write-down. Depreciation expense associated with these assets approximated $2.4 million in 1998, $2.3 million in 1997 and $0.9 million in 1996. The severance costs related to approximately 45 production employees, none of whom were terminated, as of December 31, 1998. It is anticipated that these employees will be terminated and the severance obligation paid by September 30, 1999.

     During 1997 and the first half of 1998, the Company built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, during 1998, when the facts and circumstances were known that such sales volume would not materialize, the Company recorded $58.2 million in charges (of which $46.4 million, $2.2 million and $9.6 million, were recorded during the second, third and fourth quarters, respectively) to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to certain appliances, grills and grill accessories. The Company also recorded a charge of $11.0 million during the second quarter for excess inventories for raw materials and work in process that will not be used due to outsourcing the production of breadmakers, toasters and certain other appliances. In addition, during 1998, the Company made the decision to exit certain product lines, primarily air and water filtration products and eliminate certain SKU's within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second quarter to properly state this inventory at the lower-of-cost-or-market. Total charges for excess inventories recorded at the lower-of-cost-or-market, based on management's best estimate of net realizable value, amounted to approximately $95.8 million at December 31, 1998. (See Note 12 for asset impairment and other charges recorded in conjunction with a 1996 restructuring plan.)

12. RESTRUCTURING

     In November 1996, the Company announced the details of a restructuring plan. The plan included the consolidation of administrative functions within the Company, the reduction of manufacturing and warehouse facilities, the centralization of the Company's procurement function, and reduction of the Company's product offerings and SKU's. The Company also announced plans to divest several lines of business (see Note 13).

     As part of the restructuring plan, the Company consolidated six divisional and regional headquarter's functions into a single worldwide corporate headquarters and outsourced certain back office activities resulting in

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

a reduction in total back-office/administrative headcount. Overall, the restructuring plan called for a reduction in the number of production facilities from 26 to 8 and the elimination of over 6,000 positions from the Company's workforce, including 3,300 from the disposition of certain business operations and the elimination of approximately 2,800 other positions, some of which were outsourced. The Company completed the major phases of the restructuring plan by July 1997.

     In conjunction with the implementation of the restructuring plan, the Company recorded a pre-tax charge of $239.2 million in the fourth quarter of 1996. This amount is recorded as follows in the accompanying Consolidated Statements of Operations: $110.1 million in Restructuring and Asset Impairment Charges, as further described below; $60.8 million in Cost of Goods Sold related principally to inventory write-downs to net realizable value as a result of a reduction in SKU's and costs of inventory liquidation programs; $10.1 million in SG&A expense, for period costs which were charged to operations as incurred, principally relating to employee relocation and recruiting and equipment relocation and installation ($3.2 million), transitional fees relating to outsourcing arrangements ($4.9 million) and package redesign costs ($2.0 million), and $58.2 million ($39.1 million net of taxes) in Loss on Sale of Discontinued Operations related to the divestiture of its furniture business. In 1997, upon completion of the sale of the furniture business, the Company recorded an additional pre-tax loss of $22.5 million from discontinued operations ($14.0 million net of taxes) due primarily to lower than anticipated sales proceeds relating to the post closing adjustment process that was part of the sale agreement.

     Amounts included in Restructuring and Asset Impairment Charges in 1996 in the accompanying Consolidated Statements of Operations included cash items such as severance and other employee costs of $24.7 million, lease obligations of $12.6 million and other exit costs associated with facility closures and related to the implementation of the restructuring plan of $4.1 million, principally representing costs related to clean-up and restoration of facilities owned and leased for either sale or return to the landlord.

     Included in Restructuring and Asset Impairment Charges in 1996 was
$68.7 million of non-cash charges (classified within the $110.1 million restructuring charge) principally consisting of: (a) asset write-downs to net realizable value for disposals of excess facilities and equipment and certain product lines ($22.5 million); (b) write-offs of redundant computer systems from the administrative back-office consolidations and outsourcing initiatives
($12.3 million); (c) write-off of intangibles relating to discontinued product lines ($10.1 million); (d) write-off of capitalized product and package design costs and other expenses related to exited product lines and SKU reductions ($9.0 million) (Prior to 1996, Sunbeam had capitalized certain costs related to international product development and package design, which were amortized over the period of related benefit. The product development costs ($1.9 million) related to international operations and represented the costs necessary to modify products for introduction to the international markets. As the restructuring plan included the closure of International Group office and elimination of a number of products to which these costs pertained, the related capitalized costs were written off. Additionally, in connection with the restructuring plan, as a result of the elimination of many products and SKU's, Sunbeam updated its package designs. Accordingly, the unamortized balance of the capitalized package design costs which had been capitalized prior to 1996, ($5.0 million) was written off. Sunbeam discontinued incurring costs of a significant nature relating to these items and consequently has discontinued capitalizing such costs subsequent to 1995 and (e) asset write-downs related to the divestiture of certain non-core products and businesses ($14.8 million). The asset write-downs of $34.8 million (representing (a) and (b) discussed above) included equipment taken out of service in 1996 (either abandoned in 1996 or sold in 1997) and accordingly, depreciation was not recorded subsequent to the date of the impairment charge. The asset write-downs of $14.8 million related to the divestiture of non-core products and businesses resulted from divesting of the time and temperature business (sold in March 1997) and Counselor(Registered) and Borg(Registered) scale product lines (sold in May 1997) and the sale of the textile mill in Biddeford, Maine in May 1997. These charges primarily represented the estimated non-cash losses resulting from the sale or abandonment of facilities and equipment related to exiting these product lines. The Company continued to record depreciation expense on these fixed assets, based on historical rates, until such time that the assets were disposed of. For these fixed assets, the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

impairment charges represented write-downs to net realizable values (based on the estimated net proceeds from the sale of these assets compared to their recorded net book value), less estimated depreciation expense at historical rates through the period of estimated use. The net carrying value of these assets at December 29, 1996 approximated $42.5 million.

     The $24.7 million for severance and other employee costs, including COBRA and other fringe benefits, related to approximately 3,700 positions that were planned to be eliminated as a result of the restructuring plan, excluding approximately 2,400 employees terminated from the furniture business for which severance was included in Loss on Sale of Discontinued Operations (see
Note 13). The furniture business was sold in 1997. In 1996 and 1997, approximately 1,200 employees and 1,800 employees, respectively, were terminated from continuing operations. Due largely to attrition, the remaining planned terminations were not required. In 1997, the Company determined that its severance and employee benefit costs were less than originally accrued principally due to lower than expected COBRA and workers compensation costs, and accordingly reversed accruals of $7.9 million in the third quarter ($2.1 million) and fourth quarter ($5.8 million). At December 31, 1997, the balance accrued of $1.2 million represented the remaining severance and employee benefit costs for certain employees terminated during 1997. During 1998, all amounts were expended.

     The amounts accrued at December 29, 1996, for Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required principally due to reductions in anticipated severance and employee benefit costs of $7.9 million, as discussed above, and reductions in estimated lease payments of $6.7 million ($3.7 million and $3.0 million recognized in the third and fourth quarters, respectively) resulting from better than anticipated rentals received under sub-leases and favorable negotiation of lease terminations. Accordingly, the fiscal 1997 Consolidated Statement of Operations included $14.6 million of benefit ($5.8 million in the third quarter and $8.8 million in the fourth quarter of 1997) related to the reversal of accruals no longer required, which were recorded as these reduced obligations became known.

     In 1996, in conjunction with the initiation of the restructuring plan, the Company recorded additional charges totaling $129.1 million, reflected in Cost of Goods Sold; SG&A expense and Loss on Sale of Discontinued Operations. The charge included in Cost of Goods Sold ($60.8 million) principally represented inventory write-downs to net realizable value, based upon management's best estimates, and anticipated losses on the disposition of the inventory as a result of the significant reduction in SKU's provided for in the restructuring plan. The write-down included $26.9 million related to raw materials, work-in process and finished goods for discontinued outdoor cooking products, principally grills and grills accessories and the balance related to raw materials, work-in-process and finished goods for other discontinued products including appliances ($27.8 million), clippers ($1.0 million) and blankets ($5.1 million). For inventory which management determined was salable, the estimated write-down was based upon the difference between the expected net sales proceeds of the inventory, depending on distribution channel, and the recorded value of the inventory. In the case of abandoned inventory, the write-down was equal to the recorded value of the inventory. The resulting difference between carrying value and estimated net realizable value represented the $60.8 million write-down necessary to record the inventory at its net realizable value. SG&A expense included period costs, charged to operations as incurred, in 1997 and 1996 of $15.8 million and $10.1 million, respectively, relating to employee relocation and recruiting and equipment relocation and installation
($11.8 million in 1997 and $3.2 million in 1996), transitional fees related to outsourcing arrangements ($4.9 million in 1996) and package redesign costs ($4.0 million in 1997 and $2.0 million in 1996) expended as a result of the implementation of the restructuring plan. The Loss on Sale of Discontinued Operations of $58.2 million is discussed further in Note 13.

     At December 28, 1997, the Company had $5.2 million in liabilities accrued related to the 1996 restructuring plan, including $1.2 million of severance related costs and $4.0 million related to facility closures, which principally represented future lease payments (net of sub-leases) on exited facilities. During 1998, this liability was reduced by $4.0 million as a result of cash expenditures. At December 28, 1997, the Company had

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

$3.0 million of warranty liabilities related to the discontinued furniture operations. During 1998, $2.5 million of this liability was liquidated.

     The following table sets forth the details and the activity from the charges (in millions):

                                                              ADDITIONS
                                           ACCRUAL BALANCE    CHARGED TO      CASH        NON-CASH      ACCRUAL BALANCE
                                           JANUARY 1, 1996     INCOME       REDUCTIONS    REDUCTIONS    DECEMBER 29, 1996
                                           ---------------    ----------    ----------    ----------    -----------------
Write-downs:
  Fixed assets, held for disposal, not
    in use..............................        $  --           $ 34.8        $   --        $ 34.8           $    --
  Fixed assets, held for disposal, used
    until disposed......................         11.3             14.8            --          11.3              14.8
  Inventory on hand.....................           --             60.8            --          60.8                --
  Other assets, principally trademarks
    and intangible assets...............           --             19.1            --          18.0               1.1
                                                -----           ------        ------        ------           -------
                                                 11.3            129.5            --         124.9              15.9
                                                -----           ------        ------        ------           -------
Restructuring accruals:
  Employee severance pay and fringes....           --             24.7           5.6            --              19.1
  Lease payments and termination fees...          2.5             12.6           2.5            --              12.6
  Other exit activity costs, principally
    facility closure expense............           --              4.1            --            --               4.1
                                                -----           ------        ------        ------           -------
                                                  2.5             41.4           8.1            --              35.8
                                                -----           ------        ------        ------           -------
Total restructuring and asset impairment
  accrual...............................         13.8            170.9           8.1         124.9              51.7
                                                -----           ------        ------        ------           -------
Other related period costs charged to
  operations as incurred:
  Employee relocation; equipment
    relocation and installation and
    other...............................           --              3.2           3.2            --                --
  Transitional fees related to
    outsourcing arrangements............           --              4.9           4.9            --                --
  Package redesign......................           --              2.0           2.0            --                --
                                                -----           ------        ------        ------           -------
                                                   --             10.1          10.1            --                --
                                                -----           ------        ------        ------           -------
Total included in continuing
  operations............................         13.8            181.0          18.2         124.9              51.7
Total included in discontinued
  operations............................           --             58.2            --            --              58.2
                                                -----           ------        ------        ------           -------
                                                $13.8           $239.2        $ 18.2        $124.9           $ 109.9
                                                -----           ------        ------        ------           -------
                                                -----           ------        ------        ------           -------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

                                  ACCRUAL BALANCE    ADDITIONS                                              ACCRUAL BALANCE
                                  DECEMBER 30,       CHARGED TO      CASH        NON-CASH                   DECEMBER 28,
                                     1996             INCOME       REDUCTIONS    REDUCTIONS    REVERSALS       1997
                                  ---------------    ----------    ----------    ----------    ---------    ---------------
Write-downs:
  Fixed assets, held for
     disposal, used until
     disposed..................       $  14.8          $   --        $   --        $ 14.8        $  --           $  --
  Other assets, principally
     trademarks and intangible
     assets....................           1.1              --            --           1.1           --              --
                                      -------          ------        ------        ------        -----           -----
                                         15.9              --            --          15.9           --              --
                                      -------          ------        ------        ------        -----           -----
Restructuring accruals:
  Employee severance pay and
     fringes...................          19.1              --          10.0            --          7.9             1.2
  Lease payments and
     termination fees..........          12.6              --           2.6            --          6.7             3.3
  Other exit activity costs,
     principally facility
     closure expenses..........           4.1              --           3.4            --           --             0.7
                                      -------          ------        ------        ------        -----           -----
                                         35.8              --          16.0            --         14.6             5.2
                                      -------          ------        ------        ------        -----           -----
Total restructuring and asset
  impairment accrual...........          51.7              --          16.0          15.9         14.6             5.2
Discontinued operations........          58.2            22.5           6.1          71.6           --             3.0
                                      -------          ------        ------        ------        -----           -----
                                      $ 109.9          $ 22.5        $ 22.1        $ 87.5        $14.6           $ 8.2
                                      -------          ------        ------        ------        -----           -----
                                      -------          ------        ------        ------        -----           -----

                                                                    ACCRUAL BALANCE
                                                                    DECEMBER 29,        CASH         ACCRUAL BALANCE
                                                                       1997            REDUCTIONS    DECEMBER 31, 1998
                                                                    ---------------    ----------    -----------------
Restructuring accruals:
  Employees severance pay and fringes............................        $ 1.2            $1.2             $  --
  Leases payments and termination fees...........................          3.3             2.1               1.2
  Other exit activity costs, principally facility closure
     expenses....................................................          0.7             0.7                --
                                                                         -----            ----             -----
Total restructuring accrual......................................          5.2             4.0               1.2
                                                                         -----            ----             -----
Discontinued operations..........................................          3.0             2.5               0.5
                                                                         -----            ----             -----
                                                                         $ 8.2            $6.5             $ 1.7
                                                                         -----            ----             -----
                                                                         -----            ----             -----

     The restructuring accrual, which existed at January 1, 1996
($13.8 million), was initially established as part of a "rightsizing program" during fiscal 1992. During 1996 approximately $3 million of this accrual was utilized and the remaining $10.8 million became part of the reserve requirements of the 1996 restructuring plan. In effect, in 1996, the Company reversed the $10.8 million prior year accrual determined to be no longer required and provided a corresponding amount in connection with the 1996 restructuring charge.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. DISCONTINUED OPERATIONS

     As part of the 1996 restructuring plan, the Company also announced the divestiture of the furniture business, by a sale of assets. In February 1997, the Company entered into an agreement to sell the business to U.S. Industries, Inc. in a transaction that was completed on March 17, 1997. In connection with the furniture divestiture, the Company recorded a provision for estimated losses to be incurred on the sale of $39.1 million in 1996, net of applicable income tax benefits of $19.9 million. Although the discontinued furniture operations were profitable, net income had declined from $21.7 million in 1994 to $0.8 million in 1996. This decline, along with the Company's announcement that it intended to divest this line of business contributed to the loss on sale. Revenues for the discontinued furniture business were $51.6 million in the first quarter of 1997, $227.5 million in 1996 and $185.6 million in 1995. Results of operations were nominal in 1997 and 1996, down from $12.9 million (net of $7.9 million in taxes) in 1995. In connection with the sale of these assets (primarily inventory, property, plant and equipment), the Company received
$69.0 million in cash. The Company retained accounts receivable related to the furniture business of approximately $50 million as of the closing date and retained certain liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the asset purchase agreement and in the first quarter of 1997, after completion of the sale, the Company recorded an additional loss of $14.0 million, net of applicable income tax benefits of $8.5 million.

     In addition to the furniture business divestiture, the Company also completed the sale of other product lines and assets in 1997 as part of its restructuring plan, including time and temperature products, Counselor(Registered) and Borg(Registered) scales and a textile facility. Losses incurred on the disposal of these assets, which consist primarily of write-downs of assets to net realizable value, are included in Restructuring and Asset Impairment Charges in 1996 in the Consolidated Statements of Operations.

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA

     Throughout 1998 Sunbeam's operations were managed through four reportable segments: Household, Outdoor Leisure, International and Corporate. Reportable segments are identified by the Company based upon the distinct products manufactured (Household and Outdoor Leisure) or based upon the geographic region in which its products are distributed (International). The Company's reportable segments are all separately managed.

     The Household group consists of appliances (including mixers, blenders, food steamers, bread makers, rice cookers, coffee makers, toasters, irons and garment steamers), health products (including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors), scales, personal care products (including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels), blankets (including electric blankets, heated throws and mattress pads) and First Alert(Registered) products (smoke and carbon monoxide detectors, fire extinguishers and home safety equipment).

     The Outdoor Leisure group includes outdoor recreation products (which encompass tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters), outdoor cooking products (including gas and charcoal outdoor grills and grill parts and accessories), Powermate(Registered) products (including portable power generators and air compressors), and Eastpak(Registered) products (including backpacks and bags).

     The International group is managed through five regional subdivisions:
Europe, Latin America, Japan, Canada and East Asia. Europe includes the manufacture, sales and distribution of Campingaz(Registered) products and sales and distribution in Europe, Africa and the Middle East of other Company products. The Latin American region includes the manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products. Japan includes the sales and distribution of primarily outdoor recreation products. Canada includes sales of substantially all the Company's products and East Asia encompasses sales and distribution in all areas of East Asia other than Japan of substantially all the Company's products.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

     The Company's Corporate group provides certain management, accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operation of the Company's retail stores and the conduct of the Company's licensing activities.

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1) except that certain bad debt expense is recorded at a consolidated level and included in the Corporate group. Sunbeam evaluates performance and allocates resources based upon profit or loss from operations before amortization, income taxes, minority interest, interest expense, non-recurring gains and losses and foreign exchange gains and losses. Intersegment sales and transfers are primarily recorded at cost.

     The following tables include selected financial information with respect to Sunbeam's four operating segments. Business segment information for prior years has been reclassified to conform to the current year presentation.

                                                               OUTDOOR
                                                 HOUSEHOLD     LEISURE      INTERNATIONAL    CORPORATE      TOTAL
                                                 ---------    ----------    -------------    ---------    ----------
YEAR ENDED DECEMBER 31, 1998
  Net sales to unaffiliated customers.........   $ 714,568    $  677,526      $ 413,864      $  30,913    $1,836,871
  Intersegment net sales......................      62,971       111,583         98,120             --       272,674
  Segment operating loss......................     (66,376)      (71,612)       (29,941)      (150,975)     (318,904)
  Segment assets..............................     864,745     1,782,994        413,755        344,023     3,405,517
  Segment depreciation expense................      24,086        32,759          2,448          4,742        64,035

YEAR ENDED DECEMBER 28, 1997
  Net sales to unaffiliated customers.........   $ 568,921    $  258,484      $ 229,572      $  16,113    $1,073,090
  Intersegment net sales......................     100,355         3,520         64,549             --       168,424
  Segment operating earnings (loss)...........      73,210         8,205         43,793        (42,915)       82,293
  Segment assets..............................     510,183       141,332        167,591        239,822     1,058,928
  Segment depreciation expense................      15,358         9,494          3,204          3,872        31,928

YEAR ENDED DECEMBER 29, 1996
  Net sales to unaffiliated customers.........   $ 555,215    $  245,600      $ 183,267      $     154    $  984,236
  Intersegment net sales......................      48,961         8,940         30,012             --        87,913
  Segment operating (loss) earnings...........     (37,598)       39,970          5,567        (62,355)      (54,416)
  Segment assets..............................     352,253       215,757         89,360        402,078     1,059,448
  Segment depreciation expense................      25,950         9,180          2,464            741        38,335

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

     Reconciliation of selected segment information to Sunbeam's consolidated totals for the years ended:

                                                           DECEMBER 31, 1998    DECEMBER 28, 1997    DECEMBER 29, 1996
                                                           -----------------    -----------------    -----------------
Net sales:
Net sales for reportable segments.......................      $ 2,109,545          $ 1,241,514          $ 1,072,149
Elimination of intersegment net sales...................         (272,674)            (168,424)             (87,913)
                                                              -----------          -----------          -----------
  Consolidated net sales................................      $ 1,836,871          $ 1,073,090          $   984,236
                                                              -----------          -----------          -----------
                                                              -----------          -----------          -----------
Segment (loss) earnings:
Total (loss) earnings for reportable segments...........      $  (318,904)         $    82,293          $   (54,416)
Unallocated amounts:
  Interest expense......................................         (131,091)             (11,381)             (13,588)
  Other (income) expense, net...........................            4,768                  (12)              (3,738)
  Amortization of intangible assets.....................          (43,830)              (7,829)              (9,094)
  Provision for inventory (Notes 11 and 12).............          (95,830)                  --              (60,800)
  Asset impairment (Notes 2 and 11).....................         (101,894)                  --                   --
  Issuance of warrants (Note 2).........................          (70,000)                  --                   --
  Former employees deferred compensation and severance
     (Note 8)...........................................          (30,688)                  --                   --
  Restructuring benefit (charges) (Note 12).............               --               14,582             (110,122)
  Restructuring related charges (Note 12)...............               --              (15,800)             (10,047)
  Reversals of reserves no longer required (Note 17)....               --               27,963                   --
  Other (charges) benefit...............................           (8,879)               2,854                   --
                                                              -----------          -----------          -----------
                                                                 (477,444)              10,377             (207,389)
                                                              -----------          -----------          -----------
     Consolidated (loss) earnings from continuing
       operations before income taxes, minority interest
       and extraordinary charge.........................      $  (796,348)         $    92,670          $  (261,805)
                                                              -----------          -----------          -----------
                                                              -----------          -----------          -----------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

  Enterprise-Wide Disclosures

     Net sales from the Company's Household products represented 50%, 73% and 74% of consolidated net sales in 1998, 1997 and 1996, respectively. Net sales from the Company's Outdoor Leisure products category represented 50%, 25% and 26% of consolidated net sales in 1998, 1997 and 1996, respectively.

                                                                           FISCAL YEARS ENDED
                                                                 --------------------------------------
                                                                    1998          1997          1996
                                                                 ----------    ----------    ----------
Geographic Area Data
Net sales to unaffiliated customers:
  United States...............................................   $1,423,007    $  843,518    $  800,969
  Europe......................................................      170,910        17,415        18,872
  Latin America...............................................      158,670       164,044       125,072
  Other.......................................................       84,284        48,113        39,323
                                                                 ----------    ----------    ----------
Total net sales...............................................   $1,836,871    $1,073,090    $  984,236
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Identifiable assets:
  United States...............................................   $2,991,762    $  891,337    $  970,088
  Europe......................................................      244,670         9,703        15,476
  Latin America...............................................       80,943       127,036        54,921
  Other.......................................................       88,142        30,852        18,963
                                                                 ----------    ----------    ----------
Total identifiable assets.....................................   $3,405,517    $1,058,928    $1,059,448
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     Revenue from one retail customer in the United States in Sunbeam's Household and Outdoor Leisure segments accounted for approximately 18%, 20% and 19% of consolidated net sales in 1998, 1997 and 1996, respectively. Receivables from this customer approximated $62.6 million and $51.9 million at December 31, 1998 and December 27, 1997, respectively. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding.

15. COMMITMENTS AND CONTINGENCIES

  SEC Investigation

     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena duces tecum was served on the Company requiring the production of certain documents. On November 4, 1998, the Company received another SEC subpoena duces tecum requiring the production of further documents. The Company has provided numerous documents to the SEC staff and continues to cooperate fully with the SEC staff. The Company cannot predict the term of such investigation or its potential outcome.

  Litigation

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Company's common stock in the U.S. District Court for the Southern District of Florida against the Company and some of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

named as defendant Arthur Andersen LLP, the Company's independent accountants for the period covered by the lawsuit.

     On June 16, 1998, the Court entered an Order consolidating all these suits and all similar class actions subsequently filed (collectively, the "Consolidated Federal Actions") and providing time periods for the filing of a consolidated amended complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the Court entered an Order appointing lead plaintiffs and lead counsel. This Order also stated that it "shall apply to all subsequently filed actions which are consolidated herewith." On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 Order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the Court entered an Order overruling plaintiffs' objections and affirming its prior Order appointing lead plaintiffs and lead counsel.

     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against the Company, some of its present and former directors and former officers, and Arthur Andersen LLP. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC Rule 10b-5, defendants made material misrepresentations and omissions regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over the Company, causing the Company to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. On February 5, 1999, plaintiffs moved for an order certifying a class consisting of all persons and entities who purchased Sunbeam common stock or who purchased call options or sold put options with respect to Sunbeam common stock during the period April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates, and employees of Sunbeam. Defendants have filed a response to the motion for class certification. On March 8, 1999, all defendants who had been served with the consolidated amended class action complaint moved to dismiss it. Under the Private Securities Litigation Reform Act of 1995, all discovery in the consolidated action is stayed pending resolution of the motions to dismiss.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options at an exercise price of $36.85 to three of its officers and directors (who were subsequently terminated) on or about February 2, 1998. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a presuit demand on Sunbeam's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of Sunbeam against some of its present and former directors and former officers and Arthur Andersen LLP. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh (the Company's former Chairman and Chief Executive Officer and Chief Financial Officer, respectively) caused Sunbeam to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks an award of damages and other declaratory and equitable relief. The plaintiff has agreed that defendants need not respond to the second amended complaint until May 14, 1999. As described below, the Company and the plaintiffs have moved the Court for injunctive relief against Messrs. Dunlap and Kersh with respect to the arbitration action brought by them.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority shareholders of Coleman against Coleman, the Company and some of the Company's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. The complaints in these class actions allege, in essence, that the

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                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

existing exchange ratio for the proposed Coleman merger is no longer fair to Coleman's public shareholders as a result of the decline in the market value of the common stock. On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, the class actions. Under the terms of the proposed settlement, if approved by the court the Company will issue to the Coleman public shareholders, and plaintiff's counsel in this action, warrants to purchase up to approximately 4.98 million shares of the Company's common stock at a cash exercise price of $7 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the warrants issued to an affiliate of M&F (see Note 2) and will be issued when the Coleman merger is consummated, which is now expected to be during the second half of 1999. As a consequence of entering the Memorandum of Understanding and agreeing to issue additional consideration in the form of warrants to purchase Sunbeam common stock, a new measurement date was established. The total consideration to be paid (cash, Sunbeam common stock, and Sunbeam warrants) to the Coleman shareholders will therefore be measured as of October 21, 1998. There can be no assurance that the Court will approve the settlement as proposed.

     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U.S. District Court for the Southern District of Florida by shareholders of the Company against the Company, M&F and certain of the Company's present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into a settlement agreement whereby M&F and its affiliates released the Company from certain claims they may have had arising out of the Company's acquisition of M&F's interest in Coleman, and M&F agreed to provide management support to the Company. Under the settlement agreement, M&F was granted a warrant expiring August 24, 2003 to purchase up to an additional 23 million shares of Sunbeam's common stock at an exercise price of $7 per share, subject to certain anti-dilution provisions. The plaintiffs have requested an injunction against issuance of stock to M&F pursuant to exercise of the warrants and unspecified money damages. These complaints also allege that the rights of the public shareholders have been compromised, as the settlement would normally require shareholders' approval under the rules and regulations of the New York Stock Exchange ("NYSE"). The Audit Committee of the Company's board of directors determined that obtaining such shareholders' approval would have seriously jeopardized the financial viability of the Company, which is an allowable exception to the NYSE shareholders' approval requirements. By Order of the Court of Chancery dated January 7, 1999, the derivative actions filed in that Court were consolidated and the Company has moved to dismiss such action. The action filed in the U.S. District Court for the Southern District of Florida has been dismissed.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business & Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning
May 1, 1998 and ending June 16, 1998, in which the plaintiffs engaged in transactions in the Company's common stock. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to the U.S. District Court for the Southern District of Texas and subsequently has been transferred to the Southern District of Florida, the forum for the Consolidated Federal Actions.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Debentures in the U.S. District Court of the Southern District of Florida against the Company and some of the Company's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. This action has been transferred to the Southern District of Florida, the forum for the Consolidated Federal Actions, and the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.

     The Company has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998, which was served on the Company through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. The Company specially appeared to assert an objection to the Texas Court's exercise of personal jurisdiction over the Company, and a hearing on this objection was held on April 15, 1999. The Court has issued a letter ruling advising the parties that it would grant the Company's special appearance and sustain the challenge to personal jurisdiction. The plaintiffs have moved for reconsideration of this decision. Plaintiffs had also moved for partial summary judgment on their Texas Securities Act claims, but, in light of the Court's decision on the special appearance, the hearing on the summary judgment motion has been cancelled.

     On April 12, 1999, a class action lawsuit was filed in the U.S. District Court for the Southern District of Florida. The lawsuit was filed on behalf of persons who purchased the Debentures during the period of March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such Debentures. The complaint asserts that Sunbeam made material omissions and misrepresentations that had the effect of inflating the market price of the Debentures. The complaint names as defendants the Company, its former auditor, Arthur
Andersen LLP and two former Sunbeam officers, Messrs. Dunlap and Kersh. The plaintiff is an institution which allegedly acquired in excess of $150,000,000 face amount of the Debentures and now seeks unspecified money damages. The Company was served on April 16, 1999 in connection with this pending lawsuit. The Company will advise the Court of the pending Consolidated Federal Actions and request transfer of the action.

     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam. Messrs. Dunlap and Kersh are requesting a finding by the arbitrator that they were terminated by the Company without cause and should be awarded the corresponding benefits set forth in their respective employment agreements. On March 12, 1999, Sunbeam asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against Sunbeam on the ground that the simultaneous litigation of the April 7, 1998 action and these arbitration proceedings would subject Sunbeam to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for a similar injunction on the ground that the arbitration proceedings threatened irreparable harm to Sunbeam and its shareholders. On March 26, 1999, Messrs., Dunlap and Kersh filed a response in opposition to the motions for injunctive relief. A hearing on the motions for injunctive relief has been held and, as a result of Sunbeam's motion for preliminary injunction, administration of the arbitrations has been suspended until May 10, 1999.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing Sunbeam to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by Sunbeam's by-laws and by a forebearance agreement entered into between Sunbeam and Messrs. Dunlap and Kersh in August 1998. The Company has filed its answer to the complaint and the Court of Chancery has scheduled a trial of this summary proceeding to be held on June 15, 1999.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company intends to vigorously defend each of the foregoing lawsuits other than those as to which a Memorandum of Understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the foregoing actions were determined adversely to the Company, such judgements would likely have a material adverse effect on the Company's financial position, results of operations and cash flows.

     On July 2, 1998, the American Insurance Company ("American") filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the Court that the directors' and officers' liability insurance policy for excess coverage issued by American was invalid and/or had been properly canceled by American. The Company's motion to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending was recently denied. The case is now in discovery. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under the Company's directors' and officers' liability insurance policy. On April 15, 1999, the Company filed an action in the U.S. District Court for the Southern District of Florida against the National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its liability insurance policy to the Company and a declaratory judgment that the Company is entitled to coverage from these insurance companies for various lawsuits described herein under liability insurance policies issued by each of the defendants. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions. The Company's failure to obtain such insurance recoveries following an adverse judgement in any of the foregoing actions could have a material adverse effect on the Company's financial position, results of operations and cash flows.

     The Company and its subsidiaries are also involved in various lawsuits arising from time to time that the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations, or cash flows of the Company.

     In the fourth quarter of 1996, the Company recorded a $12.0 million charge related to a case for which an adverse development arose near year-end. In 1997, this case was favorably resolved and, as a result, $8.1 million of the charge established in 1996 was reversed into income primarily in the fourth quarter of 1997.

     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs, and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. As of December 31, 1998 Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997 (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $31.2 million accrual will be paid as follows: $22.4 million in

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

1999, $7.5 million in 2000, and $1.3 million in 2001. The Company believes, based on information known at December 31, 1998, that anticipated probable costs of litigation matters existing as of December 31, 1998 have been adequately reserved to the extent determinable.

  Environmental Matters

     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials ("Environmental Laws"). The Company believes it is in substantial compliance with all Environmental Laws which are applicable to its operations. Compliance with Environmental Laws involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's results of operations, financial condition or competitive position.

     In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in certain environmental remediation activities many of which relate to divested operations. As of December 31, 1998, the Company has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund Act and five sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which the Company has been designated (or expects to be designated) as a de minimis (less than 1%) participant.

     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, the Company recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever the Company has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize the Company's potential liability with respect to the Environmental Sites, the Company has actively participated in steering committees and other groups of PRPs established with respect to such sites. The Company currently is engaged in active remediation activities at 12 sites, seven of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which the Company is involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment, soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, the Company has entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances has agreed to implement appropriate remedial actions. The Company has also established reserve amounts for certain non-compliance matters including those involving air emissions.

     The Company has established reserves, in accordance with SFAS No. 5, Accounting for Contingencies, to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which the Company has, or may have remediation responsibility. The Company accrues environmental investigation and remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated and the Company's responsibility is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of feasibility study or the Company's commitment to a formal plan of action. As of December 31, 1998 and 1997, the Company's environmental reserves were $25.0 million (representing $22.9 million for the estimated costs of facility investigations, corrective measure studies and known remedial measures and $2.1 million for estimated legal

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

costs) and $24.0 million, (representing $21.8 million for the estimated cost of facility investigations, corrective measure studies and known remedial measures and $2.2 million for estimated legal costs), respectively. It is anticipated that the $25.0 million accrual at December 31, 1998 will be paid as follows:
$5.3 million in 1999, $4.9 million in 2000, $3.2 million in 2001, $1.0 million in 2002, $1.0 million in 2003 and $9.6 million thereafter. The Company has accrued its best estimate of investigation and remediation costs (based upon a range of exposure of $13.0 million to $46.3 million) based upon facts known to the Company and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which the Company could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining the Company's environmental reserves. Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in Environmental Laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 1998.

     In the fourth quarter of 1996, the Company performed a comprehensive review of all environmental exposures in an attempt by the then new senior management team to accelerate the resolution and settlement of environmental claims. As a result, upon conclusion of the review, the Company recorded additional environmental reserves of approximately $9.0 million in the fourth quarter of 1996.

     The Company believes, based on existing information, that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved, and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial condition, results of operations or cash flows.

  Product Liability Matters

     As a consumer goods manufacturer and distributor, the Company faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liabilities and related claims.

     The Company is party to various personal injury and property damage lawsuits relating to its products and incidental to its business. Annually, the Company sets its product liability insurance program based on the Company's current and historical claims experience and the availability and cost of insurance. The Company's program for 1998 was comprised of a self-insurance retention of $2.5 million per occurrence.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates taking into account prior experience, numbers of claims and other relevant factors; thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed periodically and any adjustments resulting therefrom are reflected in current operating results.

     Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on existing information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

  Commitment Fee

     Under the terms of the April 15, 1999 amendment to the New Credit Facility, the Company is obligated to pay a loan commitment fee of between $4.2 million and $17.0 million. The ultimate amount of the fee is determined based on multiplying the sum of the outstanding borrowings and amounts available for borrowings as of April 15, 1999 by a factor that is determined at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. This fee is payable at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. At a minimum, the Company is obligated under these terms to pay
$4.2 million. The ultimate amount due could be as high as $17.0 million if the sum of the outstanding borrowings and amounts available for borrowings at September 30, 2000 (the "aggregate availability") exceeds $1.2 billion. If the aggregate availability is between $1.0 billion and $1.2 billion, a fee of $8.4 million will be due. If the aggregate availability is $1.0 billion or less, the $4.2 million minimum will be due. Under any circumstances, the $4.2 million will be due; therefore, the Company will accrue the minimum liability and record an offsetting asset in the second quarter of 1999, which will be amortized and included in interest expense through April 10, 2000, the term of the current amendment extension period.

     The Company will not accrue for amounts in excess of the $4.2 million as there are numerous uncertainties which may individually or in the aggregate impact the level of aggregate availability at September 30, 2000. These uncertainties include, but are not limited to: the ability to obtain an amendment or further waiver of existing covenants from the lenders under the New Credit Facility for the period beyond April 10, 2000; proceeds from the sales of assets or businesses, if any; changes in debt structure, including the effects of refinancing, if any; and cash flows generated or used by future operations. Given these uncertainties, the Company is currently not able to predict the probable level of aggregate availability at September 30, 2000. As events develop, the Company will periodically review the expected aggregate availability at September 30, 2000. If it becomes likely than an amount in excess of $4.2 million will be paid, the Company will recognize that change in estimate over the remaining period of the New Credit Facility Amendment.

  Leases

     The Company rents certain facilities, equipment and retail stores under operating leases. Rental expense for operating leases amounted to $28.1 million in 1998, $7.4 million for 1997 and $8.0 million for 1996. The minimum future rentals due under noncancelable operating leases as of December 31, 1998 aggregated to $167.6 million. The amounts payable in each of the years 1999-2003 and thereafter are $34.6 million, $33.7 million, $17.1 million, $13.5 million, $9.7 million and $59.0 million, respectively.

     In connection with a warehouse expansion related to the electric blanket business, the Company entered into a $5 million capital lease obligation in 1996.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Certain Debt Obligations

     Responsibility for servicing certain debt obligations of the Company's predecessor were assumed by third parties in connection with the acquisition of former businesses, although the Company's predecessor remained the primary obligor in accordance with the respective loan documents. Such obligations, which amounted to approximately $17.3 million at December 31, 1998, and the corresponding receivables from the third parties, are not included in the Consolidated Balance Sheets since these transactions occurred prior to the issuance of SFAS No. 76, Extinguishment of Debt. Management believes that the third parties will continue to meet their obligations pursuant to the assumption agreements.

  Purchase and other Commitments

     In conjunction with the sale of the Biddeford, Maine textile mill in 1997, the Company entered into a five-year agreement to purchase blanket shells from the mill. The agreement provides for a minimum purchase commitment each year of the contract. As of December 31, 1998, the Company had remaining minimum commitments under the contract of approximately $104 million.

     In connection with Coleman's 1995 purchase of substantially all of the assets of Active Technologies, Inc. ("ATI"), the Company may be required to make payments to the predecessor owner of ATI of up to $18.8 million based on the Company's sales of ATI related products and royalties received by the Company for licensing arrangements related to ATI patents. As of December 31, 1998, the amounts paid under the terms of this agreement have been immaterial.

16. RELATED PARTY TRANSACTIONS

  Services Provided by M&F

     Pursuant to the settlement agreement with M&F, M&F agreed to make certain executive management personnel available to the Company and to provide certain management assistance to Sunbeam. The Company does not reimburse M&F for such services, other than reimbursement of out-of-pocket expenses paid to third parties. (See Note 2.)

  Liquidation of Options

     The Company expects to acquire the remaining approximately 20% equity interest in Coleman in the second half of 1999. Upon the consummation of the merger transaction, the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 per share and the exercise price of such options. Ronald O. Perelman, the sole stockholder of M&F, holds 500,000 options for which he will receive a net payment of $6,750,000. Mr. Shapiro and Ms. Clark, executive officers of the Company, hold 77,500 and 25,000 options, respectively, for which they will receive net payments of $823,000 and $275,005, respectively.

  Arrangements Between Coleman and M&F

     Coleman and an affiliate of M&F are parties to a cross-indemnification agreement pursuant to which Coleman has agreed to indemnify such affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, pursuant to this cross-indemnification agreement, the M&F affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of such M&F affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the Coleman merger.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Coleman previously was included in the consolidated tax group for the M&F companies and was a party to a tax sharing agreement with a M&F affiliate, pursuant to which Coleman paid to such affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate federal, state or local income tax returns. The tax sharing agreement was terminated upon the acquisition of Coleman; however, the acquisition agreement provides for certain tax indemnities and tax sharing payments among the Company and the M&F affiliates relating to periods prior to the acquisition.

  Lease of Office Space

     During 1998, the Company sublet office space in New York City from an affiliate of M&F. The expense for such rent during 1998 was approximately $130,000. The lease was terminated in 1999.

17. UNAUDITED QUARTERLY FINANCIAL DATA

                                                                                      FISCAL 1998(A)
                                                                         ----------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                         -------    -------    -------    -------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                         DATA)
Net sales.............................................................   $ 247.6    $ 578.5    $ 496.0    $ 514.8
Gross profit (loss)...................................................      33.8      (52.5)      67.4       (0.6)
Operating loss........................................................     (37.4)    (193.3)    (161.0)    (278.3)
Loss from continuing operations before extraordinary charge...........     (45.6)    (241.0)    (188.9)    (300.0)
Basic and diluted loss per share from continuing operations before
  extraordinary charge................................................     (0.53)     (2.39)     (1.88)     (2.98)
Extraordinary charge..................................................      (8.6)    (103.1)        --      (10.7)
Net loss..............................................................     (54.1)    (344.1)    (188.9)    (310.8)
Basic and diluted loss per share......................................     (0.63)     (3.41)     (1.88)     (3.09)

                                                                                    FISCAL 1997(A)(B)
                                                                         ----------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                         -------    -------    -------    -------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                         DATA)
Net sales.............................................................   $ 252.5    $ 271.4    $ 286.8    $ 262.4
Gross profit..........................................................      58.3       55.3       76.5       52.1
Operating earnings....................................................      17.1       16.8       45.1       25.1
Earnings from continuing operations...................................       9.0        8.7       27.5        7.1
Basic earnings per share from continuing operations...................      0.11       0.10       0.32       0.08
Diluted earnings per share from continuing operations.................      0.11       0.10       0.31       0.08
(Loss) on sale of discontinued operations, net of taxes...............     (13.7)        --       (2.7)       2.4
Net (loss) earnings...................................................      (4.7)       8.7       24.8        9.5
Basic (loss) earnings per share.......................................     (0.06)      0.10       0.29       0.11
Diluted (loss) earnings per share.....................................     (0.06)      0.10       0.28       0.11

------------------

(a) Due to the net loss incurred, earnings per share calculations exclude common stock equivalents for all four quarters and for the year in 1998 and for the first and third quarters in 1997. Earnings (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings (loss) per share in 1998 and 1997 does not equal the total computed for the year.

(b) Each quarter consists of a 13-week period.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. UNAUDITED QUARTERLY FINANCIAL DATA--(CONTINUED)

     During 1998, significant unusual charges affected the respective quarters as follows:

                                                                              FIRST      SECOND     THIRD      FOURTH
                                                                              QUARTER    QUARTER    QUARTER    QUARTER
                                                                              -------    -------    -------    -------
Compensation agreements with former senior officers (Note 8)...............    $31.2     $   --      $  --      $  --
Excess and obsolete inventory reserves (Note 11)...........................       --       84.0        2.2        9.6
Facilities impairment charges (Note 11)....................................       --       29.6        3.1        6.7
Warrants issued to M&F (Note 2)............................................       --         --       70.0         --
Costs associated with financial statement restatement......................       --         --       10.8        9.6
Goodwill impairment (Note 2)...............................................       --         --         --       62.5
                                                                               -----     -------     -----      -----
Total......................................................................    $31.2     $113.6      $86.1      $88.4
                                                                               -----     -------     -----      -----
                                                                               -----     -------     -----      -----

     During the first, second, third and fourth quarters of fiscal 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities no longer required were reversed and taken into income. Included in these reserves is the $8.1 million litigation reserve reversal discussed in Note 15. Also, during the third and fourth quarters of fiscal 1997, approximately $5.8 million and $8.8 million, respectively, of restructuring reserves no longer required were reversed and taken into income, as discussed in Note 12. Additionally, during the fourth quarter of fiscal 1997, approximately $13.3 million of tax liabilities related to the 1993 and 1994 tax years were determined to be no longer required and were reversed and taken into income.These accruals were no longer required because during the fourth quarter of 1997 the Company reached a resolution with the Internal Revenue Service on its audits of the 1993 and 1994 tax years.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                        FISCAL YEARS 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                 ADDITIONS
                                                   BALANCE AT    CHARGED TO     RESERVES                     BALANCE AT
                                                   BEGINNING     COSTS AND        FROM                        END OF
DESCRIPTION                                        OF PERIOD     EXPENSES      ACQUISITIONS    DEDUCTIONS     PERIOD
------------------------------------------------   ----------    ----------    ------------    ----------    ----------
Allowance for doubtful accounts and cash
  discounts:
                                                                                                $ 25,050 (b)
  Fiscal year ended December 31, 1998...........    $ 30,033      $ 32,919       $ 15,216             93 (c)  $ 53,025
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------
                                                                                                $ (2,000)(a)
                                                                                                   8,948 (b)
  Fiscal year ended December 28, 1997...........    $ 19,701      $ 17,297       $     --             17 (c)  $ 30,033
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------
                                                                                                $   (233)(a)
                                                                                                  19,911 (b)
  Fiscal year ended December 29, 1996...........    $ 12,326      $ 27,053       $     --             -- (c)  $ 19,701
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------

Notes:(a) Reclassified to/from accrued liabilities for customer deductions.
      (b) Accounts written off as uncollectible.
      (c) Foreign currency translation adjustment.
      (d) Reserve balances of acquired companies at acquisition date.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                                                          -----------------------
                                                                                           JUNE 30,     JUNE 30,
                                                                                             1999         1998
                                                                                          ----------    ---------
Net sales..............................................................................   $1,184,873    $ 826,089
Cost of goods sold.....................................................................      891,412      844,794
Selling, general and administrative expense............................................      294,783      211,940
                                                                                          ----------    ---------
Operating loss.........................................................................       (1,322)    (230,645)
Interest expense.......................................................................       86,950       47,480
Other expense, net.....................................................................        1,948        5,251
                                                                                          ----------    ---------
Loss before income taxes, minority interest and extraordinary charge...................      (90,220)    (283,376)
Income tax provision:
  Current..............................................................................        6,645        3,598
  Deferred.............................................................................        2,363        1,534
                                                                                          ----------    ---------
                                                                                               9,008        5,132
Minority interest......................................................................        8,457       (2,063)
                                                                                          ----------    ---------
Loss before extraordinary charge.......................................................     (107,685)    (286,445)
Extraordinary charge from early
  extinguishments of debt..............................................................           --     (111,715)
                                                                                          ----------    ---------
Net loss...............................................................................   $ (107,685)   $(398,160)
                                                                                          ----------    ---------
                                                                                          ----------    ---------
Basic and diluted loss per share:
  Loss from continuing operations before
     extraordinary charge..............................................................   $    (1.07)   $   (3.06)
  Extraordinary charge.................................................................           --        (1.20)
                                                                                          ----------    ---------
Net loss...............................................................................   $    (1.07)   $   (4.26)
                                                                                          ----------    ---------
                                                                                          ----------    ---------
Basic and diluted weighted average
  common shares outstanding............................................................      100,741       93,518

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                        JUNE 30,      DECEMBER 31,
                                                                                          1999           1998
                                                                                       ----------     ------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $   51,057      $   61,432
  Restricted investments............................................................       71,764          74,386
  Receivables, net..................................................................      443,792         361,774
  Inventories.......................................................................      503,545         519,189
  Prepaid expenses, deferred income taxes and other
     current assets.................................................................       71,224          74,187
                                                                                       ----------      ----------
       Total current assets.........................................................    1,141,382       1,090,968
Property, plant and equipment, net..................................................      452,100         455,172
Trademarks, tradenames, goodwill and other, net.....................................    1,810,732       1,859,377
                                                                                       ----------      ----------
                                                                                       $3,404,214      $3,405,517
                                                                                       ----------      ----------
                                                                                       ----------      ----------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt.............................   $1,528,841      $  119,103
  Accounts payable..................................................................      197,916         162,173
  Other current liabilities.........................................................      336,799         321,185
                                                                                       ----------      ----------
       Total current liabilities....................................................    2,063,556         602,461
Long-term debt, less current portion................................................      807,288       2,142,362
Other long-term liabilities.........................................................      236,788         248,459
Deferred income taxes...............................................................       97,186         100,473
Minority interest...................................................................       57,322          51,325
Commitments and contingencies (Note 10)
Shareholders' equity:
  Preferred stock (2,000,000 shares authorized, none outstanding)...................           --              --
  Common stock (100,746,400 and 100,739,053 shares issued)..........................        1,007           1,007
  Additional paid-in capital........................................................    1,123,455       1,123,457
  Accumulated deficit...............................................................     (917,680)       (809,997)
  Accumulated other comprehensive loss..............................................      (64,708)        (54,030)
                                                                                       ----------      ----------
       Total shareholders' equity...................................................      142,074         260,437
                                                                                       ----------      ----------
                                                                                       $3,404,214      $3,405,517
                                                                                       ----------      ----------
                                                                                       ----------      ----------

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                                                        ----------------------------
                                                                                         JUNE 30,         JUNE 30,
                                                                                           1999             1998
                                                                                        ------------    ------------
OPERATING ACTIVITIES:
  Net loss...........................................................................    $ (107,685)    $   (398,160)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................................        64,008           41,455
    Non-cash interest charges........................................................        22,752            9,987
    Deferred income taxes............................................................         2,363            1,534
    Minority interest................................................................         8,457           (2,063)
    (Gain) loss on sale of property, plant and equipment.............................          (836)           2,501
    Provision for fixed assets.......................................................            --           29,587
    Provision for excess and obsolete inventory......................................            --           83,986
    Non-cash compensation charge.....................................................            --           23,514
    Extraordinary charge from early extinguishments of debt..........................            --          111,715
    Changes in working capital and other, net of acquisitions........................       (23,536)        (121,627)
                                                                                         ----------     ------------
       Net cash used in operating activities.........................................       (34,477)        (217,571)
                                                                                         ----------     ------------
INVESTING ACTIVITIES:
  Capital expenditures...............................................................       (33,555)         (21,245)
  Purchases of businesses, net of cash acquired......................................            --         (379,159)
  Other..............................................................................          (350)             206
                                                                                         ----------     ------------
       Net cash used in investing activities.........................................       (33,905)        (400,198)
                                                                                         ----------     ------------
FINANCING ACTIVITIES:
  Issuance of convertible subordinated debentures, net of financing fees.............            --          729,622
  Net borrowings under revolving credit facilities...................................        62,090        1,325,151
  Payments of debt obligations, including prepayment penalties.......................        (2,940)      (1,463,829)
  Proceeds from exercise of stock options............................................            35           19,553
  Other..............................................................................        (1,178)          (1,875)
                                                                                         ----------     ------------
       Net cash provided by financing activities.....................................        58,007          608,622
                                                                                         ----------     ------------
  Net decrease in cash and cash equivalents..........................................       (10,375)          (9,147)
  Cash and cash equivalents at beginning of period...................................        61,432           52,298
                                                                                         ----------     ------------
  Cash and cash equivalents at end of period.........................................    $   51,057     $     43,151
                                                                                         ----------     ------------
                                                                                         ----------     ------------

           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     In 1998 the Company acquired an indirect controlling interest in The Coleman Company, Inc. ("Coleman") and all the outstanding common stock of Signature Brands USA, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert").

  Basis of Presentation

     The Condensed Consolidated Balance Sheet of the Company as of June 30, 1999 and the Condensed Consolidated Statements of Operations and Cash Flows for the six months ended June 30, 1999 and 1998 are unaudited. The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Form 10-Q and Rule 10-01 of Regulation S-X. The December 31, 1998 Condensed Consolidated Balance Sheet was derived from the consolidated financial statements contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1998 Annual Report on Form 10-K/A. In the opinion of management, the unaudited condensed consolidated financial statements contained herein include all adjustments (consisting of only recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year or future periods.

  Basic and Diluted Loss per Share of Common Stock

     Loss per common share calculations are determined by dividing loss attributable to common shareholders by the weighted average number of shares of common stock outstanding. Loss per share for the six months ended June 30, 1999 and 1998, is based only on the weighted average number of common shares outstanding, as potential common shares have been excluded as a result of the loss during the periods presented. Loss per share for the six months ended
June 30, 1999 excluded 66,813 shares related to stock options, as their effect would have been anti-dilutive. Stock options to purchase 19,143,458 common shares for the six months ended June 30, 1999, were excluded from potential common shares as the option exercise prices were greater than the average market price of the Company's common stock during the period. The six months ended
June 30, 1998 loss per share excluded 3,436,684 shares related to stock options, as the effect would have been anti-dilutive. The six month 1998 period also excluded 88,166 shares related to restricted stock. Stock options to purchase 7,869,520 common shares for the six months ended June 30, 1998 were excluded from potential common shares as the option exercise prices were greater than the average market price of the Company's common stock during each of the respective periods presented. Diluted average common shares outstanding for all periods presented excluded 13,242,050 shares issuable upon the conversion of the Zero Coupon Convertible Senior Subordinated Debentures

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION--(CONTINUED)

due 2018 (the "Debentures"). In addition, diluted average common shares outstanding for the periods ended June 30, 1999 excluded 23,000,000 shares issuable on the exercise of warrants.

  New Accounting Standards

     Effective January 1, 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. Adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. The Company has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations, or cash flows.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

2. ACQUISITIONS

     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from a subsidiary of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash. In addition, the Company assumed approximately
$1,016 million in debt. The value of the common stock issued at the date of acquisition was derived by using the average closing stock price as reported on the New York Stock Exchange Composite Tape for the day before and day of the public announcement of the acquisition. Immediately thereafter, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock. (See Note 11.)

     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with a subsidiary of M&F pursuant to which the Company was released from certain threatened claims of M&F and its subsidiaries arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F subsidiary of a warrant expiring August 24, 2003 to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to anti-dilution adjustments. The Company concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant in the third quarter of 1998 as a cost of settling a potential claim.

     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive 0.5677 of a share of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. Although

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. ACQUISITIONS--(CONTINUED)

there can be no assurance, it is anticipated the Coleman merger will occur in the second half of 1999. The acquisition of the remaining outstanding shares of Coleman common stock will be accounted for under the purchase method of accounting from the date of consummation of the Coleman merger.

     On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to Court approval, class action claims made by minority shareholders of Coleman relating to the Coleman merger. Under the terms of the proposed settlement, if approved by the Court, the Company will issue to the Coleman public shareholders, and plaintiff's counsel in this action, warrants to purchase up to 4.98 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to certain anti-dilution provisions. These warrants would generally have the same terms as the warrants issued to a subsidiary of M&F and will be issued when the Coleman merger is consummated. Issuance of these warrants will be accounted for as additional purchase consideration. As a consequence of entering into the Memorandum of Understanding and agreeing to issue additional consideration in the form of warrants to purchase Sunbeam common stock, a new measurement date was established for the remaining equity interest in Coleman. The total consideration to be paid (cash, Sunbeam common stock and Sunbeam warrants) to the Coleman shareholders will therefore be measured as of October 21, 1998. There can be no assurance that the Court will approve the settlement as proposed.

     On April 6, 1998, the Company completed the acquisitions of First Alert, valued at approximately $182 million (including $133 million of cash and $49 million of assumed debt) and Signature Brands valued at approximately $255 million (reflecting cash paid, including the required retirement of defeasance of debt).

     As of the date of the acquisition of Coleman, management of the Company determined approximately 117 employees of Coleman would need to be involuntarily terminated in order to eliminate duplicate activities and functions and fully integrate Coleman into Sunbeam's operations. The Company recognized a liability of approximately $8 million representing severance and benefit costs related to 117 employees pursuant to the termination plan. This liability was included in the allocation of purchase price. As of June 30, 1999, 112 employees were terminated and paid benefits of approximately $7 million. Remaining termination costs are expected to be paid by December 31, 2000 and no additional charges are anticipated in future periods related to this issue.

     All of these acquisitions were accounted for by the purchase method of accounting. Accordingly, the results of operations of the acquired entities are included in the accompanying Condensed Consolidated Statements of Operations from their respective dates of acquisition.

     The following pro forma financial information for the Company gives effect to the Coleman and Signature Brands acquisitions as if they had occurred at the beginning of the period presented. No pro forma adjustments have been made for the First Alert acquisition as its effects are not significant. These pro forma results have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisitions been consummated on the date indicated, or which may result in the future. The pro forma results follow (in millions, except per share data):

                                                                              SIX MONTHS ENDED
                                                                              JUNE 30, 1998
                                                                              ----------------
Net sales..................................................................       $1,087.9
Loss before extraordinary charge...........................................         (307.6)
Basic and diluted loss per share from continuing operations before
  extraordinary charge.....................................................          (3.17)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT

     In order to finance the acquisitions described in Note 2 and to refinance substantially all of the indebtedness of the Company and the acquired companies, the Company consummated an offering of the Debentures at a yield to maturity of 5.0% (approximately $2,014 million principal amount at maturity) in March 1998, which resulted in approximately $730 million of net proceeds and entered into a revolving and term credit facility ("New Credit Facility").

     The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of specified events. The Debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Debentures are not redeemable by the Company prior to March 25, 2003. On or after such date, the Debentures are redeemable for cash with at least 30 days notice, at the option of the Company. The Company is required to purchase Debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. The Company may, at its option, elect to pay any such purchase price in cash or common stock, or any combination thereof. However, the New Credit Facility prohibits the Company from redeeming or repurchasing Debentures for cash. The Company was required to file a registration statement with the SEC to register the Debentures by June 23, 1998. This registration statement was filed on February 4, 1999 and the SEC has not declared the registration statement effective. The Company's failure to file the registration statement by June 23, 1998 did not constitute default under the terms of the Debentures. As part of the normal review process by the SEC, a number of comments have been made by the staff of the Division of Corporation Finance relating to the registration statement and the restated 1996 and 1997 financial statements included therein. The Company has filed amendments to this registration statement. From June 23, 1998 until the registration statement is declared effective, the Company is required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company made its first payment of approximately $500,000 to the Debenture holders on September 25, 1998 and an additional $2 million was paid on March 25, 1999. An additional cash payment of approximately $2 million, representing the Company's liability to debenture holders through June 30, 1999, was paid on September 25, 1999.

     Concurrent with the acquisitions, the Company replaced its $250 million syndicated unsecured five-year revolving credit facility with the New Credit Facility. The New Credit Facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required the Company to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the New Credit Facility.

     As a result of, among other things, its operating losses incurred during the first half of 1998, the Company did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that the Company would achieve the specified financial ratios for September 30, 1998. Consequently, the Company and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of the Company to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with the Company dated as of October 19, 1998, the Company's lenders extended all of the waivers under the June 30, 1998 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by the Company to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, the Company agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant (as defined in the New Credit Facility) which covenant the Company has been able to satisfy.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)

     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, the Company and its lenders entered into a comprehensive amendment to the New Credit Facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure by the Company to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. The Company intends to negotiate with its lenders an amendment to the New Credit Facility, or to negotiate further waiver of such covenants and other terms beyond April 10, 2000, or to refinance the New Credit Facility. There can be no assurance that an amendment, further waiver of existing covenants and other terms, or refinancing will be entered into by April 10, 2000. The failure to obtain such an amendment, further waiver or debt refinancing would likely result in violation of the existing covenants and compliance with other terms, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility and could otherwise have a material adverse effect on the Company. Accordingly, debt related to the New Credit Facility and all debt containing cross-default provisions was classified as current in the Condensed Consolidated Balance Sheet in the second quarter of 1999. The following description of the New Credit Facility reflects its significant terms as amended April 15, 1999.

     As part of the April 15, 1999 New Credit Facility amendment, the Company agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the Coleman merger) that may be outstanding under the New Credit Facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches $121.0 million for the period from January 1, 1999 through March 31, 2000.

     The New Credit Facility provides for aggregate borrowings of up to $1.7 billion through: (i) a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005, ($52.5 million of which may only be used to complete the Coleman merger if the Coleman merger is not completed prior to August 31, 1999); (ii) up to $800.0 million in term loans maturing on March 30, 2005, (of which $35.0 million may only be used to complete the Coleman merger); and (iii) a $500.0 million term loan maturing September 30, 2006, (of which $5.0 million has already been repaid through June 30, 1999). As of June 30, 1999, approximately $1.4 billion was outstanding and approximately $0.2 billion was available for borrowing under the New Credit Facility. The remaining $0.1 billion of the $1.7 billion New Credit Facility was committed for outstanding letters of credit.

     Under the New Credit Facility, interest accrues, at the Company's option:
(i) at the London Interbank Offered Rate ("LIBOR"); or (ii) at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%; in each case plus an interest margin which is currently 4.00% for LIBOR borrowings and 2.50% for base rate borrowings. The applicable interest margin is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon the consummation of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the New Credit Facility. Borrowings under the New Credit Facility are secured by a pledge of the stock of the Company's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of the Company and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the New Credit Facility. Additionally, as security for Coleman's note payable to the Company, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of the stock of its other direct domestic subsidiaries (but not the assets of Coleman's

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)

subsidiaries). The pledge runs in favor of the Company's lending banks, to which the Coleman note has been pledged as security for the Company's obligations to them. Upon completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the New Credit Facility. In addition, borrowings under the New Credit Facility are guaranteed by a number of the Company's wholly-owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the New Credit Facility. To the extent extensions of credit are made to any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company.

     In addition to the above described ratios and tests, the New Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of the Company and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the New Credit Facility, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) make capital and year 2000 compliance expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates, (ix) settle certain litigation, (x) alter its cash management system and (xi) alter the businesses they conduct. The Company is also required to comply with specified financial covenants and ratios. The New Credit Facility provides for events of default customary for transactions of this type, including nonpayment,misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the New Credit Facility if the Company's registration statement in connection with the Coleman merger is not declared effective by the SEC on or before October 30, 1999 (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30, 1999), or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration (including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses) to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, the Company anticipates that it will satisfy these conditions. Furthermore, the New Credit Facility requires the Company to prepay term loans on each of September 30, 1999 and December 31, 1999 to the extent that cash on hand in the Company's concentration accounts plus the aggregate amount of unused revolving loan commitments on these dates (excluding, for the September measurement date, $52.5 million reserved for the Coleman merger), exceeds
$115 million and $125 million, respectively, but the Company is not required to prepay more than $69.3 million in the aggregate as a result of the provision. Unless waived by the bank lenders, the failure to satisfy any of the financial ratios and tests contained in the New Credit Facility or the occurrence of any other event of default under the New Credit Facility would entitle the bank lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and
(b) accelerate the maturity of the outstanding borrowings under the New Credit Facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise rights and remedies would likely have a material adverse effect on the Company. The New Credit Facility also includes provisions for the deferral of the 1999 scheduled term loan payments of $69.3 million until April 10, 2000 as a result of the satisfaction by the Company on May 14, 1999 of the agreed upon conditions to the deferral.

     In March 1998, the Company prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge in the first quarter of 1998. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company also recognized an extraordinary charge in the second quarter of 1998. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of the New Credit Facility. These extraordinary charges consisted of

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)

redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million) and were net of an income tax benefit ($10.7 million).

     In connection with the acquisition of Signature Brands, the Company was required to defease $70.0 million of acquired debt. Cash was placed with a trustee to provide for the defeasance, including the related prepayment penalty. This cash was used to purchase Treasury Notes. Accordingly, $71.8 million and $74.4 million of restricted investments held by the trustee for the August 1999 liquidation of this acquired debt are reflected as an asset at June 30, 1999 and December 31, 1998, respectively, and $70.0 million is reflected as short-term debt in the Condensed Consolidated Balance Sheets at June 30, 1999 and December 31, 1998. The prepayment penalty is reflected as part of the acquisition price of Signature Brands. On July 13, 1999, this debt was called for redemption. The effective date of redemption was August 15, 1999.

4. ACCOUNTS RECEIVABLE SECURITIZATION

     The Company has entered into a receivables securitization program that expires in March 2000. The Company has received $146.3 million and $84.0 million in the first half of each 1999 and 1998, respectively, for the sale of trade accounts receivable. Trade accounts receivable at June 30, 1999 and 1998 reflect a reduction of $38.9 million and $40.2 million, respectively, for receivables sold under this program. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $1.0 million and $1.5 million in the first halves of 1999 and 1998, respectively, and have been classified as interest expense in the accompanying Condensed Consolidated Statements of Operations. The Company, through a wholly-owned subsidiary, retains collection and administrative responsibilities for the purchased receivables. This agreement contains cross-default provisions that provide the purchaser of the receivables an option to cease purchasing receivables from the Company if the Company is in default under the New Credit Facility.

5. COMPREHENSIVE LOSS

     The components of the Company's comprehensive loss are as follows (in thousands):

                                                                          SIX MONTHS ENDED
                                                                       ----------------------
                                                                       JUNE 30,     JUNE 30,
                                                                         1999         1998
                                                                       ---------    ---------
Net loss............................................................   $(107,685)   $(398,160)
Foreign currency translation adjustment, net of taxes...............     (10,678)      (1,241)
Change in minimum pension liability.................................          --         (132)
                                                                       ---------    ---------
Comprehensive loss..................................................   $(118,363)   $(399,533)
                                                                       ---------    ---------
                                                                       ---------    ---------

     As of June 30, 1999 and December 31, 1998, "Accumulated other comprehensive loss," as reflected in the Condensed Consolidated Balance Sheets is comprised of the following:

                                                                       CURRENCY       MINIMUM
                                                                      TRANSLATION     PENSION
                                                                      ADJUSTMENTS    LIABILITY     TOTAL
                                                                      -----------    ---------    --------
Balance at June 30, 1999...........................................    $ (22,700)    $ (42,008)   $(64,708)
Balance at December 31, 1998.......................................      (12,022)      (42,008)    (54,030)

     The accumulated other comprehensive loss associated with the minimum pension liability is net of deferred taxes of approximately $5 million as of June 30, 1999 and December 31, 1998.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

6. SUPPLEMENTARY FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each period is as follows (in thousands):

                                                                      JUNE 30,    DECEMBER 31,
                                                                        1999         1998
                                                                      --------    ------------
Receivables:
  Trade............................................................   $479,147      $407,452
  Sundry...........................................................      8,510         7,347
                                                                      --------      --------
                                                                       487,657       414,799
  Valuation allowance..............................................    (43,865)      (53,025)
                                                                      --------      --------
                                                                      $443,792      $361,774
                                                                      --------      --------
                                                                      --------      --------
Inventories:
  Finished goods...................................................   $328,591      $370,622
  Work in process..................................................     77,004        39,143
  Raw materials and supplies.......................................     97,950       109,424
                                                                      --------      --------
                                                                      $503,545      $519,189
                                                                      --------      --------
                                                                      --------      --------

     Supplementary Statements of Cash Flows data is as follows (in thousands):

                                                                            SIX MONTHS ENDED
                                                                          --------------------
                                                                          JUNE 30,    JUNE 30,
                                                                            1999        1998
                                                                          --------    --------
Cash paid (received) during the period for:
  Interest.............................................................   $ 67,446    $ 26,219
                                                                          --------    --------
                                                                          --------    --------
  Income taxes, net of refunds.........................................   $ (6,358)   $ (6,934)
                                                                          --------    --------
                                                                          --------    --------

7. ASSET IMPAIRMENT AND OTHER CHARGES

     In the second quarter of 1998, decisions were made to outsource or discontinue a substantial number of products previously made by the Company (principally breadmakers, toasters and certain other appliances, air and water filtration products and the elimination of certain stock keeping units ("SKU's") within existing product lines, primarily relating to appliances, grills and grill accessories). As a result, certain facilities and equipment would either no longer be used or would be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write certain of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at the Company's Mexico City, Mexico and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2 million and these assets are expected to be disposed of by September 30, 1999. Depreciation expense associated with these assets approximated $2.6 million in the first half of 1998.

     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998, accordingly, at that time, a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance related to approximately 1,200 positions of which 100 employees, representing a $0.4 million severance obligation remained to be terminated at December 31, 1998. Substantially all of these remaining positions have been eliminated and the severance payments have been made as of June 30, 1999.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

7. ASSET IMPAIRMENT AND OTHER CHARGES--(CONTINUED)

     During 1997 and the first half of 1998, the Company built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, in the second quarter of 1998, when the facts and circumstances were known that such sales volume would not materialize, the Company recorded $46.4 million in charges to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to certain appliances, grills and grill accessories.

     The Company also recorded a charge during the second quarter of 1998 of $11.0 million for excess inventories for raw material and work in process that will not be used due to outsourcing the production of breadmakers, toasters, and certain other appliances. In addition, during the second quarter of 1998, the Company made the decision to exit certain product lines, primarily air and water filtration products and eliminate certain SKU's within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second quarter to properly state this inventory at the lower-of-cost-or market. Total charges for excess inventory recorded at the lower-of-cost-or-market, based upon management's best estimate of net realizable value, amounted to $84.0 million during the second quarter of 1998.

     In the fourth quarter of 1998, in connection with management's decision to outsource the production of certain appliances (principally irons) the Company recorded $0.4 million of severance costs related to the elimination of approximately 45 production positions. During the six months ended June 30, 1999, 8 positions were eliminated and $0.1 million severance paid. The remaining positions are expected to be eliminated by September 30, 1999.

     At December 31, 1998, the Company had $1.7 million of restructuring accruals relating to its 1996 restructuring plan. This $1.7 million was comprised of $1.2 million relating to lease payments and termination fees and $0.5 million relating to discontinued operations. During the six months ended June 30, 1999, the Company expended $0.1 million for lease payments and termination fees and $0.4 million relating to discontinued operations, respectively. It is anticipated that the remaining restructuring accrual of $1.2 million ($1.1 million relating to lease payments and termination fees and $0.1 million to discontinued operations) will be paid through 2006.

8. COMPENSATORY STOCK GRANTS

     On February 20, 1998, the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other senior officers of the Company (the "February 1998 Employment Agreements"). These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999. The new employment agreements provided for, among other items, the acceleration of vesting of restricted stock and the forfeiture of unvested restricted stock that had been granted under the July 1996 agreement, new restricted stock grants and options to purchase the Company's common stock. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock. Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups was recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups was amortized to expense beginning in the first quarter of 1998 with amortization to continue over the period in which the restrictions lapse. Total compensation expense recognized in the first quarter of 1998 related to these items was approximately $31 million.

     On June 15, 1998, the Company's Board of Directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's then Chief Financial Officer. The Company and certain of its former officers are in

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

8. COMPENSATORY STOCK GRANTS--(CONTINUED)

disagreement as to the Company's obligations to these individuals under prior agreements and arising from their termination. (See Note 10).

9. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA

     The following tables include selected financial information with respect to Sunbeam's four operating segments. Corporate expenses include, among other items, expenses for services which are provided in varying levels to the three operating groups and for Year 2000 efforts. The increase from 1998 to 1999 is largely due to an expansion of centralized services related to the acquisitions, Year 2000 expenses and increased costs associated with outside services and insurance.

                                                                OUTDOOR
                                                  HOUSEHOLD     LEISURE      INTERNATIONAL    CORPORATE      TOTAL
                                                  ---------    ----------    -------------    ---------    ----------
SIX MONTHS ENDED JUNE 30, 1999
  Net sales to unaffiliated customers..........   $ 315,338    $  556,824      $ 305,289      $   7,422    $1,184,873
  Intersegment net sales.......................      34,923        84,853          5,867             --       125,643
  Segment earnings (loss)......................       8,159        47,435         29,015        (58,812)       25,797
  Segment depreciation expense.................      13,164        17,933          2,742          3,050        36,889
SIX MONTHS ENDED JUNE 30, 1998
  Net sales to unaffiliated customers..........   $ 232,503    $  370,466      $ 214,896      $   8,224    $  826,089
  Intersegment net sales.......................      35,996        51,329         35,247             --       122,572
  Segment (loss) earnings......................     (40,049)      (15,908)         7,950        (23,475)      (71,482)
  Segment depreciation expense.................      12,822        10,646          2,223          2,020        27,711
SEGMENT ASSETS
  June 30, 1999................................   $ 797,155    $1,808,084      $ 455,787      $ 343,188    $3,404,214
  December 31, 1998............................     864,745     1,782,994        413,755        344,023     3,405,517

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

9. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

     Reconciliation of selected segment information to Sunbeam's consolidated totals:

                                                                        SIX MONTHS ENDED
                                                                --------------------------------
                                                                  JUNE 30,          JUNE 30,
                                                                    1999              1998
                                                                --------------    --------------
Net sales:
Net sales for reportable segments............................     $1,310,516        $  948,661
Elimination of intersegment net sales........................       (125,643)         (122,572)
                                                                  ----------        ----------
  Consolidated net sales.....................................     $1,184,873        $  826,089
                                                                  ----------        ----------
                                                                  ----------        ----------
Segment earnings (loss):
Total earnings (loss) for reportable segments................     $   25,797        $  (71,482)
Unallocated amounts:
  Interest expense...........................................        (86,950)          (47,480)
  Other expense, net.........................................         (1,948)           (5,251)
  Amortization of intangible assets..........................        (27,119)          (13,744)
  Former employees deferred compensation
     and severance (Note 8)..................................             --           (30,688)
  Provision for inventory (Note 7)...........................             --           (83,986)
  Asset impairment (Note 7)..................................             --           (29,587)
  Other charges..............................................             --            (1,158)
                                                                  ----------        ----------
                                                                    (116,017)         (211,894)
                                                                  ----------        ----------
  Consolidated loss before income taxes, minority interest
     and extraordinary charge................................     $  (90,220)       $ (283,376)
                                                                  ----------        ----------
                                                                  ----------        ----------

10. COMMITMENTS AND CONTINGENCIES

  Litigation

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options on or about February 2, 1998 at an exercise price of $36.85 to three of its officers and directors who were subsequently terminated by the Company. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a pre-suit demand on the Company's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of the Company against some of its present and former directors and former officers and Arthur Andersen. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh, Sunbeam's former Chairman and Chief Executive Officer and former Chief Financial Officer, respectively, caused the Company to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks a declaration that the individual defendants have violated fiduciary duties, an injunction against payment of compensation to Messrs. Dunlap and Kersh or the imposition of a constructive trust on such payments, and unspecified money damages.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority stockholders of Coleman against Coleman, the Company and certain of the Company's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. The complaints in these class actions allege, in essence, that the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

existing exchange ratio for the proposed Coleman merger is no longer fair to Coleman public stockholders as a result of the decline in the market value of the Company's common stock. On October 21, 1998, the Company announced that it had entered into a memorandum of understanding to settle, subject to court approval, the class actions. The court hearing on the settlement was held on September 29, 1999, but the court has not ruled on the settlement. Under the terms of the proposed settlement, if approved by the court, the Company will issue to Coleman minority stockholders and plaintiffs' counsel in this action warrants to purchase up to approximately 4.98 million shares of the Company common stock at $7 per share, subject to anti-dilution adjustments. Coleman public stockholders who elect appraisal under Delaware law will not receive warrants. These warrants will generally have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary and will be issued when the Coleman merger is consummated, which is now expected to occur during the second half of 1999. Issuance of these warrants will be accounted for as additional purchase consideration. There can be no assurance that the court will approve the settlement as proposed.

     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the U.S. National Bank of Galveston, Kempner Capital Management Inc. and Legacy Trust Company engaged in transactions in the Company's common stock on their own behalf and on behalf of their respective clients. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to the U.S. District Court for the Southern District of Texas and subsequently transferred to the Southern District of Florida and consolidated with the Consolidated Federal Actions. Plaintiffs in this action have objected to the consolidation and have sought reconsideration by the Southern District of Florida of the order of the Southern District of Texas denying plaintiffs' motion to remand the case to state court and transferring it to Florida.

     A similar suit was brought by the same group of plaintiffs in the above action against Arthur Andersen. In that action, the plaintiffs allege that Arthur Andersen violated the Texas Securities Act, committed statutory and common law fraud and was negligent in its audits of the Company's 1996 and 1997 financial statements. In September, 1999, Arthur Andersen had filed a motion for leave to join the Company and certain of its former officers as responsible third parties and contribution defendants, which motion was denied.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the debentures in the U.S. District Court for the Southern District of Florida against the Company and some of the Company's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. The plaintiffs seek a declaration that defendants violated federal securities laws and either unspecified monetary damages or rescission of their purchase of the debentures. This action has been transferred to the Southern District of Florida where the Consolidated Federal Actions are pending, and the parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.

     The Company has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. The Company was served in this action through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. The Company specially appeared to assert an objection to the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

Texas court's exercise of personal jurisdiction over the Company, and a hearing on this objection took place on April 15, 1999. On April 23, 1999, the court entered an order granting the Company's special appearance and dismissing the case without prejudice. The plaintiffs moved for reconsideration of the court order, which motion the court denied on May 24, 1999. The plaintiffs have appealed the order dismissing the case to the Texas Court of Appeals, and the appeal is pending.

     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam. Messrs. Dunlap and Kersh are requesting a finding by the arbitrators that the Company terminated their employment without cause and that they should be awarded the corresponding benefits provided by their respective employment agreements. On March 12, 1999, the Company asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against the Company on the grounds, among others, that the simultaneous litigation of the action filed in that court on April 7, 1998, described above, and the arbitration proceedings would subject the Company to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh and would cause irreparable harm to the Company and its stockholders. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for an injunction on similar grounds. On May 11, 1999, the court denied the motions for a preliminary injunction filed by the Company and the plaintiff. The Company has answered the arbitration demands of Messrs. Dunlap and Kersh and has filed counterclaims seeking, among other things, the return of all consideration paid, or to be paid, under the February 1998 Employment Agreements between the Company and Messrs. Dunlap and Kersh. An answer was filed by Messrs. Dunlap and Kersh generally denying the Company's counterclaim. Discovery is pending.

     On May 24, 1999, an action naming the Company as defendant was filed in the Circuit Court for Ozaukee County, Wisconsin. Prior to service of the complaint, the plaintiff dismissed its claims, voluntarily, without prejudice. The plaintiff in this action was a purchaser of the Debentures. The plaintiff alleged that the Company violated the Wisconsin Uniform Securities Act and committed acts of false advertising and misrepresentation in connection with the offering and sale of the Debentures. The plaintiff sought rescission, as well as compensatory and exemplary damages in an unspecified amount.

     On September 13, 1999, an action naming the Company and Arthur Andersen as defendants was filed in the Circuit Court for Montgomery County, Alabama. The plaintiffs in this action are purchasers of Sunbeam common stock during the period March 19, 1998 through May 6, 1998. The plaintiffs allege, among other things, that the defendants violated the Alabama Security Laws and SEC
Rule 10b-5. The plaintiffs seek compensatory and punitive damages in an unspecified amount. Sunbeam has removed this case to the U.S. District Court for the District of Alabama. In addition, Arthur Andersen has filed a cross claim against the Company for contribution and indemnity.

     The Company intends to vigorously defend each of the foregoing lawsuits other than those as to which a memorandum of understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the Company were to lose these lawsuits, judgments would likely have a material adverse effect on the Company's consolidated financial position, results of operations and cash flow.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing the Company to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by the Company's by-laws and by a forbearance agreement entered into between the Company and Messrs. Dunlap and Kersh in August, 1998. A trial of this summary proceeding was held on June 15 and 16, 1999. On June 23, 1999, the court issued a memorandum

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

opinion directing the Company to pay about $1.4 million on account of expenses incurred to date and to advance reasonable future expenses in those actions and investigations. Messrs. Dunlap and Kersh have agreed to repay all amounts advanced to them if it is ultimately determined that they are not entitled to indemnification under Delaware law.

     On July 2, 1998, the American Alliance Insurance Company filed suit against Sunbeam in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American Alliance was invalid and/or had been properly canceled by American Alliance. The Company's motion to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending was denied. The Company has filed a motion with the Judicial Panel on Multidistrict Litigation to transfer this action for coordination or consolidation of pretrial proceedings with the various actions pending in the Southern District of Florida. That motion was granted. American Alliance has filed a motion for summary judgment on the ground that coverage was never bound. The Company has opposed that motion. On
October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. The Company is seeking a stay of discovery to coordinate discovery in this action with any discovery that may occur in the Consolidated Federal Actions. Plaintiff has moved to compel production of various documents. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under the Company's directors' and officers' liability insurance policy. On April 15, 1999 the Company filed an action in the U.S. District Court for the Southern District of Florida against National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its directors' and officers' liability insurance policies to the Company and a declaratory judgment that the Company is entitled to coverage from these insurance companies for the various lawsuits described herein under directors' and officers' liability insurance policies issued by each of the defendants. In response to the Company's complaint, defendants St. Paul and Gulf have answered and asserted counterclaims seeking rescission and declaratory relief that no coverage is available to the Company. Sunbeam has denied the allegations of Gulf's and St. Paul's counterclaims. Defendant National Union has filed a motion to dismiss or stay the claims filed by the Company against National Union on the basis, among others, that the Company must submit the dispute to arbitration or mediation. The Company has filed a response opposing that motion. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. The Company's failure to obtain such insurance recoveries following an adverse judgment in any of the actions described above could have a material adverse effect on the Company's financial position, results of operations and cash flows.

     The Company and its subsidiaries are also involved in various other lawsuits arising from time to time, which the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of the Company.

     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company 's assessment, after consultation with counsel, of probable

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiff, and other significant factors which vary by case. When it is not possible to estimate a specific expected amount of cost to be incurred, the Company evaluates the range of probable losses and records the minimum end of the range. As of June 30, 1999, the Company had established accruals for litigation matters of $28.7 million (representing
$12.5 million and $16.2 million for estimated damages or settlement amounts and legal fees, respectively) and $31.2 million as of December 31, 1998, (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $28.7 million accrual will be paid as follows: $16.3 million in 1999, $10.3 million in 2000 and $2.1 million in 2001. The Company believes, based on information known to the Company at June 30, 1999, that anticipated probable costs of litigation matters existing as of June 30, 1999 have been adequately reserved to the extent determinable.

  Products Liability

     As a consumer goods manufacturer and distributor, the Company faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows. Some of the product lines the Company acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.

     BRK Brands, Inc., a wholly owned subsidiary of the Company, is a defendant in the case Gordon v. BRK Brands, Inc., et al. ("Gordon") in the Circuit Court for the City of St Louis. In Gordon, the plaintiff alleged, among other things, that the plaintiff's smoke detector (which had been manufactured by a predecessor of BRK Brands, Inc.) did not alarm quickly enough. In July 1999, the jury in the Gordon case awarded $20 million in compensatory damages and $30 million in punitive damages. This case has been settled and BRK Brands, Inc.'s obligation under the settlement is limited to the payment of the balance of its self-insured retention.

  Environmental Matters

     With respect to one of seven sites at which the Company has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party, the Company received notice from the EPA that the Company has completed all required removal activities and that such removal activities were completed to EPA's satisfaction. EPA's approval of the Company's removal activities at this site effectively concludes its obligations to EPA at this site. The EPA's approval of the Company's removal activities did not have any impact on the Company's environmental accruals since these activities were completed for the amount accrued.

  Commitment Fee

     Under the terms of the April 15, 1999 amendment to the New Credit Facility, the Company is obligated to pay a loan commitment fee of between $4.2 million and $17.0 million. The ultimate amount of the fee is determined based on multiplying the sum of the outstanding borrowings and amounts available for borrowings as of April 15, 1999 by a factor that is determined at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. This fee is payable at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. At a minimum, the Company is obligated under these terms to pay $4.2 million. The ultimate amount due could be as high as $17.0 million if the sum of the outstanding borrowings and amounts available for borrowings at September 30, 2000 (the "aggregate availability") exceeds $1.2 billion. If the aggregate availability is between $1.0 billion and $1.2 billion, a fee of $8.4 million will be due. If the aggregate availability is $1.0 billion or less, the $4.2 million minimum will be due. Under any circumstances, the $4.2 million will be

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

due; therefore, the Company has accrued the minimum liability and an offsetting asset which is being amortized and included in interest expense through April 10, 2000, the term of the current amendment extension period.

     The Company has not accrued for amounts in excess of the $4.2 million as there are numerous uncertainties which may individually or in the aggregate impact the level of aggregate availability at September 30, 2000. These uncertainties include, but are not limited to: the ability to obtain an amendment or further waiver of existing covenants from the lenders under the New Credit Facility for the period beyond April 10, 2000; proceeds from the sales of assets or businesses, if any; changes in debt structure, including the effects of refinancing, if any; and cash flows generated or used by future operations. Given these uncertainties, the Company is currently not able to predict the probable level of aggregate availability at September 30, 2000. As events develop, the Company will periodically review the expected aggregate availability at September 30, 2000. If it becomes likely than an amount in excess of $4.2 million will be paid, the Company will recognize that change in estimate over the remaining period of the New Credit Facility Amendment.

11. SUBSEQUENT EVENT

  Purchase of Coleman Preferred Stock

     On July 12, 1999, the Company acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock the Company owns, enable Sunbeam to exercise 80.01% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. This class of preferred stock was created by Coleman and acquired by the Company in order to enable Coleman and the Company to file consolidated federal income tax returns, and in certain jurisdictions, consolidated state income tax returns, prior to the consummation of the Coleman merger. The issue price per share of the voting preferred stock was equal to 110% of the average closing price per share of common stock of Coleman over the five trading days prior to the date of issuance of the voting preferred stock. Except for as required by law, the holders of the voting preferred stock vote as a single class with the holders of the Coleman common stock on all matters submitted to a vote of the holders of Coleman common stock, with each share of voting preferred stock and each share of Coleman common stock having one vote. The voting preferred stock has an annual dividend equal to 7% of $10.35, the issue price of the voting preferred stock, which accrues but will not be paid in cash unless a liquidation of Coleman occurs or certain transactions are consummated as described below. In addition, the voting preferred stock will participate ratably with the Coleman common stock in all other dividends and distributions (other than liquidating distributions) made by Coleman to the holders of its common stock. The voting preferred stock will participate with the Coleman common stock in any merger, consolidation, or any other transaction (other than a merger of a wholly owned subsidiary of the Company with Coleman, including the Coleman merger) and will receive on a per share basis the same type and amount of consideration as the Coleman common stock. On liquidations: (1) the holders of the voting preferred stock would receive a preferential distribution equal to $10.35, plus accrued and unpaid dividends, (2) next, the holders of the Coleman common stock would receive an amount equal to $10.35 per share of common stock and (3) any assets remaining after such distributions would be shared by the holders of voting preferred stock and the Coleman common stock on a share for share basis. In connection with the issuance of the shares of preferred stock, Coleman entered into a tax sharing agreement with the Company pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of the Company. The terms of the voting preferred stock, their issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's then sole independent director. The net proceeds from the issuance of the shares by Coleman of its voting preferred stock to Coleman Worldwide were used by Coleman to make a partial repayment of loans outstanding from Sunbeam under the Intercompany Note.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
The Coleman Company, Inc.

     We have audited the accompanying consolidated balance sheets of The Coleman Company, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Sunbeam's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coleman Company, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Wichita, Kansas
April 15, 1999

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1998         1997
                                                                                           --------    ----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.............................................................   $ 23,413    $   13,031
  Accounts receivable, less allowance of $8,894 in 1998 and $8,930 in 1997..............    143,670       154,279
  Notes receivable......................................................................     17,419        25,477
  Inventories...........................................................................    230,126       236,327
  Income tax refunds receivable--affiliate..............................................      1,019        14,860
  Deferred tax assets...................................................................     26,926        26,378
  Prepaid expenses and other current assets.............................................     19,627        21,344
                                                                                           --------    ----------
          Total current assets..........................................................    462,200       491,696
  Property, plant and equipment, net....................................................    145,823       175,494
  Goodwill, net.........................................................................    282,015       332,468
  Deferred tax assets and other.........................................................     43,219        42,106
                                                                                           --------    ----------
                                                                                           $933,257    $1,041,764
                                                                                           --------    ----------
                                                                                           --------    ----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....................................................   $    110    $      523
  Short-term borrowings.................................................................     45,803        64,207
  Accounts payable......................................................................     77,558        91,846
  Accounts payable--affiliates..........................................................     22,703         2,825
  Accrued expenses......................................................................    101,114        93,796
                                                                                           --------    ----------
          Total current liabilities.....................................................    247,288       253,197
Long-term debt..........................................................................        362       477,276
Debt payable to affiliate...............................................................    365,063            --
Other liabilities.......................................................................     75,231        69,586
Minority interest.......................................................................      6,698         1,236
Contingencies...........................................................................
Stockholders' equity:
  Preferred stock, par value $.01 per share; 20,000,000 shares authorized, no
     shares issued or outstanding.......................................................         --            --
  Common stock, par value $.01 per share; 80,000,000 shares authorized; 55,827,490 shares issued and outstanding in 1998; 53,433,414 shares
     issued and outstanding in 1997.....................................................        558           534
  Additional paid-in capital............................................................    221,730       172,072
  Retained earnings.....................................................................     21,977        80,296
  Accumulated other comprehensive loss..................................................     (5,650)      (12,433)
                                                                                           --------    ----------
          Total stockholders' equity....................................................    238,615       240,469
                                                                                           --------    ----------
                                                                                           $933,257    $1,041,764
                                                                                           --------    ----------
                                                                                           --------    ----------

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1998          1997          1996
                                                                           ----------    ----------    ----------
Net revenues............................................................   $1,015,373    $1,154,294    $1,220,216
Cost of sales...........................................................      748,295       828,107       917,947
                                                                           ----------    ----------    ----------
Gross profit............................................................      267,078       326,187       302,269
Selling, general and administrative expenses............................      255,071       255,785       271,541
Restructuring expense...................................................       17,892        22,722        30,678
Interest expense, net...................................................       33,213        40,852        38,727
Amortization of goodwill and deferred charges...........................       19,584        11,338        10,473
Gain on sales of businesses.............................................      (32,411)           --            --
Other expense, net......................................................          170         1,867         1,151
                                                                           ----------    ----------    ----------
Loss before income taxes, minority interest and
  extraordinary item....................................................      (26,441)       (6,377)      (50,301)
Income tax expense (benefit)............................................       13,846        (5,227)      (10,927)
Minority interest.......................................................          276         1,386         1,872
                                                                           ----------    ----------    ----------
Loss before extraordinary item..........................................      (40,563)       (2,536)      (41,246)
Extraordinary loss on early extinguishment of debt, net of income tax
  benefit of $11,474 in 1998, and $431 in 1996..........................      (17,538)           --          (647)
                                                                           ----------    ----------    ----------
Net loss................................................................   $  (58,101)   $   (2,536)   $  (41,893)
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Basic and diluted loss per share:
  Loss before extraordinary item........................................   $    (0.73)   $     (.05)   $    (0.78)
  Extraordinary item....................................................        (0.32)           --         (0.01)
                                                                           ----------    ----------    ----------
  Net loss..............................................................   $    (1.05)   $     (.05)   $    (0.79)
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Weighted average common shares outstanding:
  Basic and diluted.....................................................       55,309        53,344        53,197
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            COMMON STOCK                                  ACCUMULATED
                                        --------------------    ADDITIONAL                   OTHER
                                          NUMBER                 PAID-IN      RETAINED    COMPREHENSIVE
                                        OF SHARES     AMOUNT     CAPITAL      EARNINGS    INCOME (LOSS)     TOTAL
                                        ----------    ------    ----------    --------    -------------    --------
Balance at December 31, 1995.........   53,177,280     $532      $165,466     $126,179      $     165      $292,342
  Comprehensive loss:
     Net loss........................           --       --            --      (41,893)            --       (41,893)
     Currency translation
       adjustment....................           --       --            --           --          3,011         3,011
     Minimum pension liability
       adjustment....................           --       --            --           --           (285)         (285)
                                                                                                           --------
          Comprehensive loss.........                                                                       (39,167)
     Purchases of common stock.......     (100,000)      (1)         (874)      (1,454)            --        (2,329)
     Stock split issuance costs......           --       --           (93)          --             --           (93)
     Stock issued under stock option
       plans.........................      145,140        1         1,737           --             --         1,738
     Stock option tax benefits.......           --       --           454           --             --           454
                                        ----------     ----      --------     --------      ---------      --------

Balance at December 31, 1996.........   53,222,420      532       166,690       82,832          2,891       252,945
  Comprehensive loss:
     Net loss........................           --       --            --       (2,536)            --        (2,536)
     Currency translation
       adjustment....................           --       --            --           --        (14,686)      (14,686)
     Minimum pension liability
       adjustment....................           --       --            --           --           (638)         (638)
                                                                                                           --------
          Comprehensive loss.........                                                                       (17,860)
     Stock issued under stock option
       plans.........................      210,994        2         2,358           --             --         2,360
     Stock option tax benefits.......           --       --           225           --             --           225
     Contribution to capital by
       parent........................           --       --         2,799           --             --         2,799
                                        ----------     ----      --------     --------      ---------      --------

Balance at December 31, 1997.........   53,433,414      534       172,072       80,296        (12,433)      240,469
     Net loss........................           --       --            --      (58,101)            --       (58,101)
     Currency translation
       adjustment....................           --       --            --           --          7,126         7,126
     Minimum pension liability
       adjustment....................           --       --            --           --           (343)         (343)
                                                                                                           --------
          Comprehensive loss.........                                                                       (51,318)
     Stock issued under stock option
       plans.........................    2,394,076       24        36,207           --             --        36,231
     Stock option tax benefits.......           --       --        13,451           --             --        13,451
     Other...........................           --       --            --         (218)            --          (218)
                                        ----------     ----      --------     --------      ---------      --------

Balance at December 31, 1998.........   55,827,490     $558      $221,730     $ 21,977      $  (5,650)     $238,615
                                        ----------     ----      --------     --------      ---------      --------
                                        ----------     ----      --------     --------      ---------      --------

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1998        1997        1996
                                                                                --------    --------    --------
Cash flows from operating activities:
  Net loss...................................................................   $(58,101)   $ (2,536)   $(41,893)
  Adjustments to reconcile net loss to net cash flows from
     operating activities:
     Depreciation and amortization...........................................     44,697      37,977      36,358
     Non-cash restructuring and other charges................................      6,652      17,325      48,269
     Gain on sales of businesses.............................................    (32,411)         --          --
     Extraordinary loss on early extinguishment of debt......................     29,012          --       1,078
     Minority interest.......................................................        276       1,386       1,872
     Change in assets and liabilities, net of effects from business acquisitions and dispositions:
       Decrease in receivables...............................................     28,821      23,296         976
       Decrease (increase) in inventories....................................        851      35,250     (42,402)
       (Decrease) increase in accounts payable...............................     (2,426)      1,226     (12,308)
       Other, net............................................................     10,216     (22,683)     (1,279)
                                                                                --------    --------    --------
          Net cash provided (used) by operating activities...................     27,587      91,241      (9,329)
                                                                                --------    --------    --------
Cash flows from investing activities:
  Capital expenditures.......................................................    (23,663)    (26,973)    (41,334)
  Purchases of businesses, net of cash acquired..............................         --     (14,300)   (161,875)
  Net proceeds from sales of businesses and fixed assets.....................    117,841       5,728       2,924
                                                                                --------    --------    --------
          Net cash provided (used) by investing activities...................     94,178     (35,545)   (200,285)
                                                                                --------    --------    --------
Cash flows from financing activities:
  Net change in short-term borrowings........................................    (23,125)     37,071     (11,043)
  Net payments of revolving credit agreement borrowings......................    (52,578)    (91,498)     (2,779)
  Proceeds from issuance of long-term debt...................................        174          --     235,000
  Net increase in borrowings from affiliate..................................    365,063          --          --
  Repayment of long-term debt, including redemption costs....................   (447,229)     (2,867)     (6,648)
  Debt issuance and refinancing costs........................................         --        (766)     (3,902)
  Purchases of Company common stock..........................................         --          --      (2,329)
  Proceeds from stock options exercised including tax benefits...............     49,682       2,585       2,192
                                                                                --------    --------    --------
          Net cash (used) provided by financing activities...................   (108,013)    (55,475)    210,491
                                                                                --------    --------    --------
Effect of exchange rate changes on cash......................................     (3,370)     (4,489)      4,357
                                                                                --------    --------    --------
Net increase (decrease) in cash and cash equivalents.........................     10,382      (4,268)      5,234
Cash and cash equivalents at beginning of the year...........................     13,031      17,299      12,065
                                                                                --------    --------    --------
Cash and cash equivalents at end of the year.................................   $ 23,413    $ 13,031    $ 17,299
                                                                                --------    --------    --------
                                                                                --------    --------    --------

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Coleman Company, Inc. ("Coleman" or the "Company") is a global manufacturer and marketer of consumer products for outdoor recreation and home hardware use.

     Coleman is a subsidiary of Coleman Worldwide Corporation ("Coleman Worldwide"). Coleman Worldwide is an indirect wholly-owned subsidiary of Laser Acquisition Corp. ("Laser"), an indirect wholly-owned subsidiary of Sunbeam Corporation ("Sunbeam"). Coleman Worldwide owns 44,067,520 shares of the common stock of Coleman which represented approximately 79% of the outstanding Coleman common stock as of December 31, 1998.

     On February 27, 1998, CLN Holdings Inc. ("CLN Holdings"), the then parent of Coleman Worldwide, and Coleman (Parent) Holdings Inc. ("Parent Holdings"), the then parent company of CLN Holdings, entered into an Agreement and Plan of Merger (as amended, the "Holdings Merger Agreement") with Sunbeam and Laser. On March 30, 1998, pursuant to the Holdings Merger Agreement, CLN Holdings was merged with and into Laser, with Laser continuing as the surviving corporation and as a wholly-owned subsidiary of Sunbeam (the "Holdings Merger"). In the Holdings Merger, Parent Holdings received 14,099,749 shares of Sunbeam common stock and $159,957 in cash in exchange for all of the outstanding shares of CLN Holdings. As a result of the Holdings Merger, Sunbeam became the indirect owner of 44,067,520 shares of Coleman common stock held by Coleman Worldwide (the "Sunbeam Acquisition"). On August 12, 1998, Sunbeam announced that it had entered into a settlement agreement with Parent Holdings, a subsidiary of MacAndrews & Forbes Holdings Inc. ("M&F"), in connection with the Holdings Merger (the "Parent Holdings Settlement Agreement"). The Parent Holdings Settlement Agreement subject to the terms of such settlement: (i) released Sunbeam from certain claims Parent Holdings and its affiliates, including M&F, may have against Sunbeam arising out of the Sunbeam Acquisition; and (ii) enabled Sunbeam to retain the services of executive personnel affiliated with Parent Holdings who had previously been involved with management of Coleman and who had been managing Sunbeam since mid-June of 1998. Pursuant to the Parent Holdings Settlement Agreement, Parent Holdings received from Sunbeam a warrant expiring August 24, 2003 (the "Parent Holdings Warrant") to purchase up to an additional 23 million shares of Sunbeam common stock at an exercise price of $7.00 per share, subject to anti-dilution provisions.

     Coincident with the execution of the Holdings Merger Agreement, the Company, Sunbeam and Camper Acquisition Corp. ("CAC"), a wholly-owned subsidiary of Sunbeam, entered into an Agreement and Plan of Merger (the "Coleman Merger Agreement" and with the Holdings Merger Agreement, collectively, the "Merger Agreements"), providing that among other things, CAC will be merged with and into Coleman, with Coleman continuing as the surviving corporation (the "Coleman Merger"). Pursuant to the Coleman Merger Agreement, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Coleman Merger (other than shares held indirectly by Sunbeam and dissenting shares, if any) will be converted into the right to receive (a) 0.5677 of a share of Sunbeam common stock, with cash paid in lieu of fractional shares, and
(b) $6.44 in cash, without interest. In addition, outstanding stock options of Coleman immediately vested upon consummation of the Holdings Merger Agreement and unexercised stock options at the time of the Coleman Merger will be cashed out by Sunbeam at a price per share equal to the difference between $27.50 per share and the exercise price of such options. In October 1998, Coleman and Sunbeam entered into a memorandum of understanding to settle, subject to court approval, certain class actions brought by minority shareholders of Coleman against Coleman, Sunbeam and certain of their current and former officers and directors challenging the proposed Coleman Merger. Under the terms of the proposed settlement, if approved by the court, Sunbeam will issue to the Coleman public shareholders warrants to purchase up to 4.98 million shares of Sunbeam common stock at $7.00 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the warrants previously issued to Parent Holdings and will be issued when the Coleman Merger is consummated, which is now expected to be during the second half of 1999. There can be no assurance that the court will approve the settlement as proposed, although such approval is not a condition to the consummation of the Coleman Merger.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The consummation of the Coleman Merger is contingent upon several conditions including, among other things, the filing of a registration statement under the Securities Act of 1933 (the "Securities Act") for the purpose of registering the shares of Sunbeam common stock to be issued in the Coleman Merger (the "Registration Statement") and that the Registration Statement shall have become effective in accordance with the provisions of the Securities Act. Sunbeam has filed a preliminary Registration Statement, but is uncertain when the Registration Statement will become effective. However, it is anticipated the Coleman Merger will be completed during the second half of 1999. Upon consummation of the Coleman Merger, Coleman will become an indirect wholly-owned subsidiary of Sunbeam and Coleman will cease to be a separate reporting company. However, in the event Coleman's separate consolidated financial statements are included in a Securities and Exchange Commission filing for periods subsequent to the consummation of the Coleman Merger, those separate consolidated financial statements would reflect the allocation of the purchase price paid by Sunbeam, for all of Coleman's common stock, to the fair value (determined by independent appraisals) of Coleman's tangible and intangible assets acquired and liabilities assumed under the purchase method of accounting.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions.

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. The Company's cash equivalents consist primarily of investments in money market funds and commercial paper. The Company's cash equivalents are generally held until maturity and are carried at cost, which approximates fair value.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 5 to 25 years; buildings and building improvements, 7 to 45 years; and machinery and equipment, 3 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and significant expenditures for additions and improvements are capitalized.

  Goodwill

     Goodwill represents the excess of purchase price over the fair value of identifiable assets related to various acquisitions, which is being amortized on a straight-line basis over periods not in excess of 40 years. Accumulated amortization aggregated $52,992 and $47,250 at December 31, 1998 and 1997, respectively. The carrying amount of goodwill is reviewed if facts and circumstances suggest it may be impaired. If this review indicates goodwill will not be recoverable over the remaining amortization period, as determined based on the estimated undiscounted cash flows of the entity acquired or other qualitative factors, the carrying amount of the goodwill is reduced to estimated fair value based on market value or discounted cash flows, as appropriate. In the fourth quarter of 1998, the Company wrote off the remaining goodwill in the amount of $8,759 that was associated with the 1993 acquisition of the Taymar Group ("Taymar") as a result of the Company's fourth quarter 1998 review of its operations in Europe and changes in certain operating strategies. Specifically, at the end of 1997, all manufacturing of Taymar products was moved to another Coleman production facility. Beginning in late March 1998, all existing Taymar research and development activities were terminated and the related research and development facility was shut down. All research and development personnel left Taymar by

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

the end of the second quarter of 1998. These employees were not redeployed elsewhere within Coleman. Throughout 1998, the Coleman production facility encountered significant difficulty in effectively producing the existing Taymar products and the research and development group in place at the new facility was not effective in advancing the technologies for the Taymar line. Despite these difficulties, operating management continued to pursue strategies to make the product line viable. During the 1998 fourth quarter business reviews and in conjunction with the preparation in the fourth quarter of 1998 of the 1999 business plan, Coleman's senior management reviewed the 1998 results of the Taymar product line and considered its future prospects. From this review and analysis, management decided to exit the existing Taymar product lines and replace them with other Coleman products which would be available for sale beginning in 1999. As a result, by the end of 1998, there were no Taymar research and development activities, no plan for future Taymar product development, no remaining production of existing Taymar products and no projected sales of existing Taymar products. These factors resulted in the remaining goodwill having no continuing value and accordingly, the related goodwill was written off in the fourth quarter of 1998.

  Revenue Recognition

     The Company recognizes revenues at the time title passes to the customer. Estimated customer returns and allowances are recognized at the time of sale primarily based on historical experience.

  Research and Development

     Research and development expenditures are expensed as incurred. The amounts charged against operations for the years ended December 31, 1998, 1997 and 1996 were $10,370, $11,871, and $11,082, respectively.

  Advertising and Promotion Expense

     Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed when incurred. The amounts charged against operations for the years ended
December 31, 1998, 1997 and 1996 were $52,062, $53,408, and $58,823, respectively.

  Insurance Programs

     The Company obtains insurance coverage for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain losses related primarily to workers' compensation, employee health benefits, physical loss and property, and product and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred.

  Foreign Currency Translation

     Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-highly inflationary economies are recorded as a component of stockholders' equity and other comprehensive income. Foreign subsidiaries and branches operating in highly inflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

  Derivative Financial Instruments

     Interest rate swap and cap agreements. The Company uses interest-rate swap and cap agreements to manage the interest rate characteristics of its outstanding debt to a more desirable fixed or variable rate basis or to limit the Company's exposure to rising interest rates. Interest rate differentials to be paid or received as a result of interest rate swap or cap agreements are accrued and recognized as an adjustment of interest expense related to

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

the designated debt. The fair value of the swap and cap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements. Related premiums paid are amortized to interest expense ratably during the life of the swap or cap agreement.

     Gains and losses on termination of interest rate swap and cap contracts are deferred and amortized as an adjustment to interest expense over the original period of interest exposure, provided the designated liability continues to exist. Realized and unrealized changes in fair value of interest rate swap and caps designated with liabilities that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated liability.

     Foreign currency options and forward contracts. The Company uses foreign currency option and forward contracts (collectively, "Foreign Currency Contracts") to reduce its exposure to foreign currency risk related primarily to transactions with its foreign subsidiaries, including amounts payable or receivable, firm commitments and anticipated transactions. Foreign Currency Contracts designated and effective as hedges are marked to market with realized and unrealized gains and losses deferred and recognized in earnings when the designated transaction occurs. Foreign Currency Contracts not designated as hedges, those which fail to be or do not continue as effective hedges, or those which relate to transactions which are no longer probable of occurring, and those specifically associated with anticipated transactions are included in income as foreign exchange gains or losses. Discounts or premiums on forward contracts designated and effective as hedges are accreted or amortized to expense using the straight-line method over the term of the related contract. Discounts or premiums on forward contracts not designated or effective as hedges are included in the mark to market adjustment and recognized in income as foreign exchange gains or losses. Initial premiums paid for purchased option contracts are amortized over the related option period.

  Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade receivables and derivative financial instruments. The Company places its funds into high credit quality financial institutions and, at times, may be in excess of the federal depository insurance limit. Credit risk on trade receivables is minimized as a result of the large and diversified nature of the Company's worldwide customer base. Although the Company has one significant customer (See Note 19), there have been no credit losses related to this customer. With respect to its derivative contracts, the Company is also subject to credit risk of non-performance by counterparties and its maximum potential loss may exceed the amount recognized in the financial statements. The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures. Collateral is generally not required for the Company's financial instruments.

  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Long- and short-term debt: The carrying amounts of the Company's borrowings under its foreign bank lines of credit, revolving credit agreement and other variable rate debt, including debt payable to affiliate, approximate their fair value. The fair value of the Company's senior notes issues (see Note 10) was estimated using discounted cash flow analysis based on the Company's estimated current borrowing rate for similar types of borrowing arrangements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Foreign currency exchange contracts: The fair values of the Company's foreign currency contracts were estimated based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

     Interest rate swap: The fair values of interest rate swap agreements were the amounts at which they could be terminated, based on estimates obtained from dealers.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                              DECEMBER 31, 1998             DECEMBER 31, 1997
                                                          --------------------------    --------------------------
                                                           CARRYING         FAIR         CARRYING         FAIR
                                                            AMOUNT         VALUE          AMOUNT         VALUE
                                                          OF ASSET/      OF ASSET/      OF ASSET/      OF ASSET/
                                                          (LIABILITY)    (LIABILITY)    (LIABILITY)    (LIABILITY)
                                                          -----------    -----------    -----------    -----------
Cash and cash equivalents..............................    $  23,413      $  23,413      $  13,031      $  13,031
Short-term debt........................................      (45,803)       (45,803)       (64,207)       (64,207)
Long-term debt excluding capital leases................           --             --       (477,499)      (445,792)
Foreign currency exchange contracts....................           83            (22)           128            128
Debt payable to affiliate..............................     (365,063)      (365,063)            --             --
Interest rate swap agreement...........................           --           (930)            --           (171)

  Stock-Based Compensation

     The Company accounts for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Coleman's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Earnings per Share

     Basic loss per share is computed using the weighted average number of shares of outstanding common stock. Diluted loss per share for the years ended December 31, 1998, 1997 and 1996 is based only on the weighted average number of common shares outstanding during each of those years, as the inclusion of 192,400, 153,218, and 352,926 common share equivalents, respectively, would have been antidilutive.

     Stock options to purchase 923,670, 1,931,000, and 2,457,520 shares of common stock were outstanding at December 31, 1998, 1997, and 1996, respectively, but were not included in the computation of common share equivalents because the option exercise price was greater than the average market price of Coleman's common stock during each of the respective years.

  Reclassifications

     Certain prior year amounts in the financial statements have been reclassified to conform to the current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

  Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value with any unrealized gain or loss recognized as a component of net income or other comprehensive income. SFAS No. 133 will be effective for the Company's fiscal year beginning January 1, 2000. Earlier application of the provisions of SFAS No. 133 are encouraged; however, the Company has not determined if it will apply the provisions of SFAS No. 133 prior to January 1, 2000, nor has the Company estimated the impact of applying the provisions of SFAS No. 133 on the Company's statement of financial position or statement of operations.

2. ACQUISITIONS AND DIVESTITURES

     On January 2, 1996, the Company purchased substantially all the assets and assumed certain liabilities of Seatt Corporation ("Seatt"), a leading designer, manufacturer and distributor of safety and security related electronic products for residential and commercial applications. The Seatt acquisition, which was accounted for under the purchase method, was completed for approximately $65,300 including fees and expenses. The results of operations of Seatt have been included in the consolidated financial statements from the date of acquisition. In connection with the purchase price allocation of the Seatt acquisition, the Company recorded goodwill of approximately $38,800. On March 24, 1998, the Company sold Coleman Safety & Security Products, Inc. ("CSS"), the successor to the assets acquired from Seatt, to Ranco Incorporated of Delaware ("Ranco"), a wholly-owned subsidiary of Siebe plc, for approximately $95,798, net of fees and expenses. In connection with the sale of CSS, the Company recorded a pre-tax gain of $25,098 during 1998.

     On February 28, 1996, the Company purchased approximately 70% of the outstanding shares of Application des Gaz, S.A. ("ADG" or "Camping Gaz"), a leading manufacturer and distributor of camping appliances in Europe. The Company completed the necessary steps to acquire the remaining 30% of the outstanding shares during the second quarter of 1996. The cost of acquiring all the shares of ADG was approximately $100,000 including fees and expenses. The acquisition of Camping Gaz was accounted for under the purchase method. In connection with the final allocation of purchase price to the fair values of assets acquired and liabilities assumed, the Company recorded goodwill of approximately $78,900, which is being amortized over 40 years on the straight-line method. As of the consummation date of the acquisition of Camping Gaz, executive management of Coleman were assessing and beginning to formulate plans to eliminate duplicate activities and functions, fully integrate Camping Gaz into Coleman's operations and to realize anticipated savings of the combined organization. These plans were expected to include the involuntary termination of employees at nine Camping Gaz locations, many of which have statutory requirements governing employee terminations. As a result, the Company was required to submit its termination plans to various foreign governments, labor unions and workers' councils their review and acceptance. The review and acceptance of the termination plans occurred within one year from the consummation date of the acquisition. Under the provisions of the various accepted termination plans and legal statutory restrictions, the Company was restricted as to the number of employees which could be terminated in each year. The Company recognized a liability in the amount of $21,898 representing severance and fringe benefits costs for 324 employees pursuant to the termination plan approved by executive management of Coleman. During 1998, 1997 and 1996, 22, 155 and 78 employees, respectively, left the Company. As of December 31, 1998, there were 24 employees remaining to be terminated. During 1998, 1997, and 1996, approximately $2,161, $10,459, and $5,409, respectively, of severance and other fringe benefits were paid and charged against the liability. The Company has recorded net reductions to the liability of $1,696 to reflect revised estimates based on statutorily accepted termination plans representing a reduced number of terminations due to voluntary terminations and early retirements, offset in part by revised estimates of the costs of certain terminations. The reduction in the liability has been reflected as a reduction of the cost to acquire Camping Gaz and has reduced the related goodwill. As of December 31, 1998, $2,173 of this reserve remains. Benefits under the plans are expected to be paid through the first quarter of 2000.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ACQUISITIONS AND DIVESTITURES--(CONTINUED)

     The Company has included the results of operations of Camping Gaz in the consolidated financial statements from March 1, 1996, the date on which the Company obtained control of Camping Gaz, and has recognized minority interest related to the remaining shares for the period March 1, 1996 through June 30, 1996.

     The following summarized, unaudited pro forma results of operations for the year ended December 31, 1996 assume the acquisition of all the outstanding shares of Camping Gaz occurred as of the beginning of 1996. The pro forma results include certain adjustments, primarily reflecting increased amortization and interest expense and a lower income tax provision, and are not necessarily indicative of what the results of operations would have been had the Camping Gaz acquisition occurred at the beginning of 1996. Moreover, the pro forma information is not intended to be indicative of future results of operations.

                                                                                YEAR ENDED
                                                                              DECEMBER 31, 1996
                                                                              -----------------
Net revenues...............................................................      $ 1,246,370
Loss before extraordinary item.............................................           41,407
Net loss...................................................................           42,054
Basic loss per common share:
  Loss before extraordinary item...........................................      $      0.78
  Net loss.................................................................             0.79

     On October 13, 1998, the Company sold Coleman Spas, Inc. ("Spas"), a wholly-owned subsidiary of the Company, which manufactures and markets portable spas and related products for the consumer market, to MAAX Holdings Inc., a wholly-owned subsidiary of MAAX Inc., for approximately $17,040, net of fees and expenses. In connection with the sale of Spas, the Company recorded a pre-tax gain of $7,313 in 1998. The net proceeds from the sale of Spas are subject to certain post-closing adjustments which could change the pre-tax gain.

3. RESTRUCTURING CHARGES

     During 1996, 1997 and 1998, the Company recorded restructuring charges totaling $58,941, $30,815 and $17,902, respectively. These restructuring charges generally relate to integration of operations following business acquisitions (including costs associated with consolidation of operations and severance), elimination of product lines, consolidation and/or rationalization of facilities, severance and employee termination costs and additional costs related to these activities. The write-downs for fixed assets and other assets were determined based upon the carrying value for abandoned assets, less applicable estimated salvage value, and by third-party appraisal for significant vacated facilities. The fixed assets generally were taken out of service at the time of the write-down and related depreciation was discontinued upon recognition of the write-down. For related inventory which management determined was salable, the estimated write-down was based upon the differences between the expected net sales proceeds of the inventory and the recorded value of the inventory. In the case of abandoned inventory, the write-down was equal to the recorded value of the inventory. These assets were component units of their respective operations and, therefore, there were no significant separately-identifiable operations generated from facilities or assets included in a restructuring charge before or since the date of the charge. Reserve balances for write-downs are presented as reductions from the related asset balances and the other accrual balances are presented as accrued expenses in the accompanying consolidated balance sheets. The cash reductions to the reserve balances represent cash payments for accrued expenses and other liabilities such as for employee severance pay and fringes, facility closure costs, other exit activity costs and litigation costs and settlements. Non-cash reductions to the reserve balances represent relief of the reserve balances as the related assets were sold or discarded and the impact of foreign exchange and were recorded as the events took place. The Company reviews the adequacy of its restructuring reserves and adjusts the reserves as the various activities are completed or additional information becomes available which allows the Company to appropriately refine its estimates. The major components of the restructuring activities are described below.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

     Integration of Camping Gaz and Coleman--Restructuring charges totaling $21,806 were recorded during 1996 regarding the integration of the Camping Gaz operations. Actions related to the integration included consolidating facilities, eliminating duplicate product lines (including related inventory and equipment), and employee terminations. In addition, in connection with the worldwide integration of the Camping Gaz operations, the Company also closed its South American manufacturing facility. The write-down of inventory in the amount of $6,013 represents management's best estimate of net realizable value upon sale. Prior to the write-down, the inventory had a carrying value of $7,426. The principal fixed asset held for disposal is a warehouse vacated in 1997 (which was depreciated through that date) with a carrying value of approximately $5,169 after recording the 1996 write-down. The other remaining fixed assets held for disposal had a carrying value of approximately $1,043 after recording the 1996 writedown. Prior to the write-down, approximately $310 and $628 of depreciation expense was incurred in 1996 for the warehouse and for the other fixed assets held for disposal, respectively. The charge for other assets was comprised principally of receivables ($750) and prepaid expenses ($691) related to abandoned operations. The charge for increased receivables reserves related to the loss of leverage in collection efforts due to abandoning the related operations. The charge for facility closure costs was composed of lease termination costs ($626), forfeited tax incentives ($740), relocation costs ($187), and costs associated with the shutdown of a factory in South America ($157). Relocation costs are expensed as incurred. The charge for other exit activity costs includes sales agent termination costs ($554), claims brought by terminated employees ($1,000) and real estate agent commission related to selling the warehouse held for disposal ($268). The table below shows charges by type of cost, cash and non-cash reductions and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                   BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH       DECEMBER 31,
                                                   1995           INCOME        REDUCTIONS     REDUCTIONS        1996
                                                 ------------    -----------    -----------    -----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $ 6,013        $    --        $ 2,314        $  3,699
                                                    ------         -------        -------        -------        --------
     Total included in cost of sales..........          --           6,013             --          2,314           3,699
                                                    ------         -------        -------        -------        --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................          --           8,604             --            282           8,322
     Other assets.............................          --           1,807             --          1,199             608
                                                    ------         -------        -------        -------        --------
                                                        --          10,411             --          1,481           8,930
                                                    ------         -------        -------        -------        --------
  Restructuring accruals:
     Employee severance pay and fringes.......          --           1,850          1,446             --             404
     Facility closure costs, primarily lease
       termination costs and forfeited tax
       incentives.............................          --           1,710            366             --           1,344
     Other exit activity costs, principally
       sales agent termination costs and
       claims brought by terminated
       employees..............................          --           1,822            119             --           1,703
                                                    ------         -------        -------        -------        --------
                                                        --           5,382          1,931             --           3,451
                                                    ------         -------        -------        -------        --------
       Totals included in restructuring.......          --          15,793          1,931          1,481          12,381
                                                    ------         -------        -------        -------        --------
Totals........................................      $   --         $21,806        $ 1,931        $ 3,795        $ 16,080
                                                    ------         -------        -------        -------        --------
                                                    ------         -------        -------        -------        --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                    1996           INCOME         REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................     $  3,699         $  (604)        $    --       $  1,859       $  1,236
                                                   --------         -------         -------       --------       --------
     Total included in cost of sales..........        3,699            (604)             --          1,859          1,236
                                                   --------         -------         -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................        8,322            (146)             --          2,345          5,831
     Other assets.............................          608             (58)             --            339            211
                                                   --------         -------         -------       --------       --------
                                                      8,930            (204)             --          2,684          6,042
                                                   --------         -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and
       fringes................................          404             172             511             --             65
     Facility closure costs, primarily lease
       termination costs and forfeited tax
       incentives.............................        1,344            (546)            215             --            583
     Other exit activity costs, principally
       sales agent termination costs and
       claims brought by terminated
       employees..............................        1,703            (325)            552             --            826
                                                   --------         -------         -------       --------       --------
                                                      3,451            (699)          1,278             --          1,474
                                                   --------         -------         -------       --------       --------
  Totals included in restructuring............       12,381            (903)          1,278          2,684          7,516
                                                   --------         -------         -------       --------       --------
Totals........................................     $ 16,080         $(1,507)        $ 1,278       $  4,543       $  8,752
                                                   --------         -------         -------       --------       --------
                                                   --------         -------         -------       --------       --------

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $1,236          $   (91)        $    --       $    699       $    446
                                                    ------          -------         -------       --------       --------
     Total included in cost of sales..........       1,236              (91)             --            699            446
                                                    ------          -------         -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................       5,831            1,618              --            (30)         7,479
     Other assets.............................         211               --              --            (11)           222
                                                    ------          -------         -------       --------       --------
                                                     6,042            1,618              --            (41)         7,701
                                                    ------          -------         -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                    ------          -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          65              108              62             --            111
     Facility closure costs, primarily lease
       termination costs......................         583             (252)            331             --             --
     Other exit activity costs, principally
       sales agent termination costs and
       claims brought by terminated
       employees..............................         826               14             119             --            721
                                                    ------          -------         -------       --------       --------
                                                     1,474             (130)            512             --            832
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......       7,516            1,488             512            (41)         8,533
                                                    ------          -------         -------       --------       --------
Totals........................................      $8,752          $ 1,397         $   512       $    658       $  8,979
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

     During the first and second quarters of 1997, the Company reduced the restructuring reserve recorded in 1996 for write down of inventory by $604 because actual inventory liquidation results were better than originally estimated, principally due to better-than-anticipated results in liquidating inventory related to the elimination of duplicate product lines. The decreases to the reserves for writedowns of fixed assets held for disposal of $146 and the reserves for writedowns of other assets of $58 during the fourth quarter of 1997 related to the sale of fixed assets in Italy for an amount in excess of the original estimated selling price and recovery of a receivable originally believed to be uncollectible, respectively.

     Employee severance and fringe benefit costs relate to 179 management, sales, administrative and production employees of which 150 and 29 left the Company during 1996 and 1997, respectively. The Company reduced the reserve for facility closure costs by $546 during the fourth quarter of 1997 principally because a tax incentive provided by a foreign government related to an abandoned facility was not required to be forfeited as originally anticipated. The decrease to the reserve for other exit activity costs of $325 during the first quarter of 1997 resulted from the successful avoidance of termination claims.

     During the third quarter of 1998, the Company recorded an adjustment to further decrease the carrying value of the fixed assets held for disposal, principally the vacated warehouse, by $1,618 to reflect their current fair market value less costs to sell. Operations at the warehouse were ceased as a result of the integration of the Camping Gaz and Coleman Germany operations and the warehouse was vacated during 1997. The warehouse has been held for sale since 1997, and accordingly, the Company monitors the valuation of the warehouse and records appropriate adjustments to its carrying value based upon independent third party appraisals.

     In addition, during the third and fourth quarters of 1998, the Company reduced the reserve for facility closure costs by $252 in recognition of successful negotiations to reduce lease termination costs related to the Company's facilities in the United Kingdom and Holland, and increased the reserves for employee severance pay and fringe benefits by $108 to recognize an additional severance benefit in Holland.

     The reserves remaining at December 31, 1998, principally relate to the write down of the vacated warehouse and an accrual for claims brought by foreign employees terminated as part of the restructuring plan. The timing of the resolution of the claims brought by foreign employees will vary depending upon local practices. The Company continues to assess the propriety of the carrying value of the related balances and make adjustments to the recorded amounts as appropriate given current facts and circumstances. The remaining reserves for inventory and other assets relate to residual activity to be completed by the end of 1999.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

     Exit Low End Electric Pressure Washer Business--During 1996, the Company recorded restructuring charges totaling $19,000 to exit substantially all of the Company's low end electric pressure washer business. As part of the exit of the low end electric pressure washer business, the Company reached agreement to buyback related inventory held by, or returned to, significant customers. The product buyback was considered necessary as the Company was no longer supporting the product line. Substantially all of the inventory and related fixed assets were abandoned. Therefore, for inventory and fixed assets held for disposal, the carrying value was fully reserved. Prior to the write down of the fixed assets held for disposal, approximately $136 of depreciation expense was incurred in 1996. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1995           INCOME        REDUCTIONS     REDUCTIONS       1996
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $ 8,115        $    --       $  5,786       $  2,329
                                                    ------         -------        -------       --------       --------
  Total included in cost of sales.............          --           8,115             --          5,786          2,329
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................          --             627             --            627             --
                                                    ------         -------        -------       --------       --------
                                                        --             627             --            627             --
                                                    ------         -------        -------       --------       --------
  Restructuring accruals:
     Product buyback costs....................          --          10,258          4,492             --          5,766
                                                    ------         -------        -------       --------       --------
                                                        --          10,258          4,492             --          5,766
                                                    ------         -------        -------       --------       --------
       Totals included in restructuring.......          --          10,885          4,492            627          5,766
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $19,000        $ 4,492       $  6,413       $  8,095
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1996           INCOME        REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $2,329         $ 1,217        $    --       $  3,546       $     --
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........       2,329           1,217             --          3,546             --
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Restructuring accruals:
     Product buyback costs....................       5,766              52          4,647             --          1,171
                                                    ------         -------        -------       --------       --------
                                                     5,766              52          4,647             --          1,171
                                                    ------         -------        -------       --------       --------
     Totals included in restructuring.........       5,766              52          4,647             --          1,171
                                                    ------         -------        -------       --------       --------
Totals........................................      $8,095         $ 1,269        $ 4,647       $  3,546       $  1,171
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT                                                    BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in restructuring:
  Restructuring accruals:
     Product buyback costs....................      $1,171          $  (548)        $   623       $     --       $     --
                                                    ------          -------         -------       --------       --------
                                                     1,171             (548)            623             --             --
                                                    ------          -------         -------       --------       --------
     Totals included in restructuring.........       1,171             (548)            623             --             --
                                                    ------          -------         -------       --------       --------
Totals........................................      $1,171          $  (548)        $   623       $     --       $     --
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

     During the first and third quarters of 1997, the inventory reserve was increased by $1,217 to recognize the impact of exiting the remainder of the low end electric pressure washer business. During 1997 and 1998, the Company adjusted the reserve for product buyback costs by $52 and ($548), respectively, for variances between actual and projected product buyback costs.

     Exit a Portion of Battery Powered Light Business--During 1996, restructuring charges totaling $18,135 were recorded to exit a portion of the Company's battery powered light business in connection with a settlement with another battery powered light manufacturer. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1995           INCOME        REDUCTIONS     REDUCTIONS       1996
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $14,135        $    --       $ 13,062       $  1,073
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........          --          14,135             --         13,062          1,073
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Restructuring accruals:
     Litigation costs and settlement..........          --           4,000          3,806             --            194
                                                    ------         -------        -------       --------       --------
       Totals included in restructuring.......          --           4,000          3,806             --            194
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $18,135        $ 3,806       $ 13,062       $  1,267
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                                                 BALANCE AT                                                    BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1996            INCOME         REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $1,073          $  (893)        $    --       $    165       $     15
                                                    ------          -------         -------       --------       --------
     Total included in cost of sales..........       1,073             (893)             --            165             15
                                                    ------          -------         -------       --------       --------
Charges included in restructuring:
  Restructuring accruals:
     Litigation costs and settlement..........         194             (133)             61             --             --
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......         194             (133)             61             --             --
                                                    ------          -------         -------       --------       --------
Totals........................................      $1,267          $(1,026)        $    61       $    165       $     15
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997           INCOME        REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   15         $    45        $    --       $     60       $     --
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........      $   15         $    45        $    --       $     60       $     --
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

     The inventory was destroyed in 1996, but subsequent adjustments were necessary since actual customer settlements with respect to this product were less than originally anticipated. The settlement with the other battery powered light manufacturer was paid during 1996.

     Exit Low-Margin Product Lines--During 1997, the Company recorded restructuring charges of $15,953 to eliminate several low-margin product lines including the remaining pressure washer business and numerous stock keeping units in the outdoor products business. The related inventory had a carrying value of $26,758 prior to the write down to management's best estimate of net realizable value upon sale. The related fixed assets had a carrying value of $2,523 and were sold for salvage value. Prior to the write down of the fixed assets held for disposal, depreciation expense of $374 and $683 was incurred during 1997 and 1996, respectively. As part of exiting the remaining pressure washer business, the Company reached agreement to buyback related inventory held by, or returned to, significant customers. The product buyback was considered necessary as the Company was no longer supporting the product line. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1996           INCOME        REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $ 7,652        $    --       $  4,563       $  3,089
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........          --           7,652             --          4,563          3,089
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................          --           2,264             --            399          1,865
                                                    ------         -------        -------       --------       --------
                                                        --           2,264             --            399          1,865
                                                    ------         -------        -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          --           1,503          1,294             --            209
     Other exit activity costs, primarily
       product buyback costs..................          --           4,534          2,441             --          2,093
                                                    ------         -------        -------       --------       --------
                                                        --           6,037          3,735             --          2,302
                                                    ------         -------        -------       --------       --------
       Totals included in restructuring.......          --           8,301          3,735            399          4,167
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $15,953        $ 3,735       $  4,962       $  7,256
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $3,089          $   (45)        $    --       $  2,674       $    370
                                                    ------          -------         -------       --------       --------
     Total included in cost of sales..........       3,089              (45)             --          2,674            370
                                                    ------          -------         -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                    ------          -------         -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................       1,865               --              --          1,719            146
                                                    ------          -------         -------       --------       --------
                                                     1,865               --              --          1,719            146
                                                    ------          -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......         209               --             209             --             --
     Other exit activity costs, primarily
       product buyback costs..................       2,093            1,034           2,565             --            562
                                                    ------          -------         -------       --------       --------
                                                     2,302            1,034           2,774             --            562
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......       4,167            1,034           2,774          1,719            708
                                                    ------          -------         -------       --------       --------
Totals........................................      $7,256          $   989         $ 2,774       $  4,393       $  1,078
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

     Severance costs related to approximately 25 management and administrative employees, all of whom had been terminated by December 31, 1997. During the fourth quarter of 1998, the Company received higher than expected pressure washer product buyback returns. As a result of this higher volume of returns occurring in a period when the Company expected returns to be winding down, a re-evaluation of future expected returns was undertaken. This reassessment in the fourth quarter of 1998 indicated that additional reserves would be necessary to provide for this obligation and, accordingly, the Company increased the reserve for the remaining pressure washer buyback by $1,034. The remaining reserves at December 31, 1998, relate to anticipated losses on final disposal of the remaining inventory and fixed assets and the projected remaining pressure washer buyback costs. The Company estimates the remaining activity will be completed by the end of 1999.

     Close and Relocate Certain Administrative and Sales Offices--During 1997, the Company recorded restructuring charges totaling $10,357 to close and relocate certain administrative and sales offices. The locations included corporate, domestic and international facilities. The related fixed assets were abandoned. Depreciation recorded prior to the writedown of the fixed assets was not material. Relocation costs totaling approximately $2,292 were incurred principally to move employees between locations and are included with other exit activity costs. Relocation costs are expensed as incurred. Other exit activity costs also include lease commitments and other contractual obligations of $844. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                    BALANCE AT
                                                 DECEMBER 31,    CHARGES TO         CASH         NON-CASH      DECEMBER 31,
                                                   1996            INCOME         REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in restructuring:
  Write-downs:................................
     Fixed assets held for disposal, not in
       use....................................      $   --          $ 1,478         $    --       $  1,225       $    253
     Other assets.............................          --               94              --             64             30
                                                    ------          -------         -------       --------       --------
                                                        --            1,572              --          1,289            283
                                                    ------          -------         -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1996            INCOME         REDUCTIONS     REDUCTIONS       1997
                                                    ------          -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          --            5,649           4,252             --          1,397
     Other exit activity costs consisting of
       relocation expenses and lease
       commitments and other contractual
       obligations............................          --            3,136           2,650             --            486
                                                    ------          -------         -------       --------       --------
                                                        --            8,785           6,902             --          1,883
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......          --           10,357           6,902          1,289          2,166
                                                    ------          -------         -------       --------       --------
Totals........................................      $   --          $10,357         $ 6,902       $  1,289       $  2,166
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................      $  253          $  (174)        $    --       $     79       $     --
     Other assets.............................          30               --              --             30             --
                                                    ------          -------         -------       --------       --------
                                                       283             (174)             --            109             --
                                                    ------          -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......       1,397            5,060           3,051             --          3,406
     Other exit activity costs, primarily
       lease commitments and other contractual
       obligations............................         486              162             394            254             --
                                                    ------          -------         -------       --------       --------
                                                     1,883            5,222           3,445            254          3,406
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......       2,166            5,048           3,445            363          3,406
                                                    ------          -------         -------       --------       --------
Totals........................................      $2,166          $ 5,048         $ 3,445       $    363       $  3,406
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

     Severance costs related to approximately 85 executive, sales, and administrative employees, all of whom left the Company by December 31, 1997. The Company increased the employee severance pay and fringes reserve by $5,060 in 1998 primarily related to subsequently agreed-upon contingent severance benefits to be paid to former executives of the Company under the terms of their related severance agreements, and additional severance to be paid to a former Company executive as a result of an unfavorable outcome of arbitration. The contingent severance benefits were recorded in the periods when it became probable the Company would be required to pay these additional benefits. The unpaid severance costs at December 31, 1998 are expected to be paid by December 31, 2000. The increase to the reserve for other exit activity costs of $162 during the fourth quarter of 1998 related to numerous individually insignificant adjustments to increase estimated exit costs to the actual costs incurred.

     Close Several Manufacturing Facilities--During 1997, restructuring charges totaling $5,769 were recorded to close two domestic and one international manufacturing facilities to further consolidate operations and reduce costs. The related inventory had a carrying value of $721 and was fully written off and destroyed. The related fixed assets had a carrying value of $3,777 prior to the write down and were sold. Prior to the write down of the fixed assets held for disposal, depreciation expense of $265 and $120 was incurred during 1997 and 1996,

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

respectively. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1996           INCOME        REDUCTIONS     REDUCTIONS       1997
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $   721        $    --       $    721       $     --
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........          --             721             --            721             --
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................          --           2,714             --          2,334            380
                                                    ------         -------        -------       --------       --------
                                                        --           2,714             --          2,334            380
                                                    ------         -------        -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          --           1,184          1,122             --             62
     Other exit activity costs, primarily
       facility closure expenses for cleanup
       and restoration and lease termination
       costs..................................          --           1,150            817             --            333
                                                    ------         -------        -------       --------       --------
                                                        --           2,334          1,939             --            395
                                                    ------         -------        -------       --------       --------
       Totals included in restructuring.......          --           5,048          1,939          2,334            775
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $ 5,769        $ 1,939       $  3,055       $    775
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                                                 BALANCE AT       CHARGES                                      BALANCE AT
                                                 DECEMBER 31,    (CREDITS) TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997            INCOME         REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -------------    -----------    ----------    ------------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................      $  380          $  (367)        $    --       $     13       $     --
                                                    ------          -------         -------       --------       --------
                                                       380             (367)             --             13             --
                                                    ------          -------         -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          62              262             324             --             --
                                                    ------          -------         -------       --------       --------
     Other exit activity costs, primarily
       facility closure expenses for lease
       termination costs......................         333             (113)            220             --             --
                                                    ------          -------         -------       --------       --------
                                                       395              149             544             --             --
                                                    ------          -------         -------       --------       --------
       Totals included in restructuring.......         775             (218)            544             13             --
                                                    ------          -------         -------       --------       --------
Totals........................................      $  775          $  (218)        $   544       $     13       $     --
                                                    ------          -------         -------       --------       --------
                                                    ------          -------         -------       --------       --------

     The severance costs of $1,184 in 1997 related to approximately 415 management, production, and administrative employees at various locations, all of whom left the Company by December 31, 1997. The reserve for employee severance pay and fringes was increased by $262 during the third quarter of 1998 to include thirteen additional employees who were terminated and paid severance. During the fourth quarter of 1998, the reserves for fixed assets held for disposal and other exit activity costs were reduced by $367 and $113,

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

respectively, when a facility held for sale was sold at a higher price and in less time than was originally anticipated by management.

     Close Facilities--During 1998, the Company recorded restructuring charges of $3,285 to further consolidate operations and improve efficiency. The related actions included closing several operations in Europe and one domestic manufacturing facility during the year. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997           INCOME        REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in cost of sales:
  Write-down of inventory.....................      $   --         $   101        $    --       $     68       $     33
                                                    ------         -------        -------       --------       --------
     Total included in cost of sales..........          --             101             --             68             33
                                                    ------         -------        -------       --------       --------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in
       use....................................          --             213             --             (3)           216
                                                    ------         -------        -------       --------       --------
                                                        --             213             --             (3)           216
                                                    ------         -------        -------       --------       --------
  Restructuring accruals:
     Employee severance pay and fringes.......          --           2,335          1,081             --          1,254
     Other exit activity costs, primarily
       facility closure expenses for lease
       termination costs......................          --             636             28             --            608
                                                    ------         -------        -------       --------       --------
                                                        --           2,971          1,109             --          1,862
                                                    ------         -------        -------       --------       --------
       Totals included in restructuring.......          --           3,184          1,109             (3)         2,078
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $ 3,285        $ 1,109       $     65       $  2,111
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

     Severance costs related to approximately 150 management, production, and administrative employees at various locations, of which approximately 132 had left the Company by December 31, 1998. Severance with respect to the domestic employees had been fully paid by December 31, 1998, and severance will be paid to the remaining 18 European employees by December 31, 2000. The fixed assets held for disposal at December 31, 1998 will be disposed of during 1999. The remaining reserve balance for other exit activity costs at December 31, 1998, principally relates to leases with fixed terms running through 2001. No additional charges are anticipated in future periods from the foregoing actions.

     Employee Termination and Severance--During 1998, the Company recorded restructuring charges totaling $7,904 following the Sunbeam acquisition for the termination of 117 employees of which 8 employees remain to be terminated at December 31, 1998. The 8 remaining employees are expected to be terminated during 1999. The table below shows charges by type of cost, cash and non-cash reductions, and adjustments made to the reserve as initially established.

                                                 BALANCE AT                                                  BALANCE AT
                                                 DECEMBER 31,    CHARGES TO       CASH         NON-CASH      DECEMBER 31,
                                                   1997           INCOME        REDUCTIONS     REDUCTIONS       1998
                                                 ------------    -----------    -----------    ----------    ------------
Charges included in restructuring:
  Restructuring accruals:
     Employee severance pay and fringes.......      $   --         $ 7,904        $ 4,479       $     --       $  3,425
                                                    ------         -------        -------       --------       --------
Totals........................................      $   --         $ 7,904        $ 4,479       $     --       $  3,425
                                                    ------         -------        -------       --------       --------
                                                    ------         -------        -------       --------       --------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING CHARGES--(CONTINUED)

     Remaining termination costs are expected to be paid by December 31, 2000, and no additional charges are anticipated in future periods related to this issue.

4. OTHER CHARGES

     During 1996, the Company recorded other charges totaling $7,248 which consist principally of costs to exit portions of certain products and recognition of quality issues related to these and other products. The Company exited various models of coolers and jugs and abandoned the related inventory ($2,150) and fixed assets ($977). In addition, the Company experienced quality issues with certain models of thermal electric coolers and various other outdoor recreation products and accrued for anticipated product returns based on negotiations with customers and costs of related product repairs ($3,280). The remaining amounts relate to allowances for accounts receivable based on a disputed amount involving pending litigation and disputes with customers in a foreign location ($841). $3,127 of these costs were recorded in cost of sales and $4,121 of these costs were recorded in SG&A expenses.

     During 1997, the Company recorded other costs of $3,586 related to severance costs associated with executive changes in the first quarter of 1997. These costs were recorded in SG&A expenses.

     During 1998, the Company recorded other charges totaling $13,672 which consisted of (a) $7,242 of costs associated with the acquisition of the Company by Sunbeam including advisory fees, (b) $4,205 of charges associated with abandoning a company-wide enterprise resource computer software system, and
(c) $2,225 of costs associated with terminating a licensing services agreement with an affiliate of Parent Holdings. These costs were recorded in SG&A expenses.

5. INVENTORIES

     Inventories consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1998        1997
                                                                                   --------    --------
  Raw material and supplies.....................................................   $ 45,395    $ 59,406
  Work-in-process...............................................................      6,539       7,813
  Finished goods................................................................    178,192     169,108
                                                                                   --------    --------
                                                                                   $230,126    $236,327
                                                                                   --------    --------
                                                                                   --------    --------

6. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consisted of the following:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1998         1997
                                                                                 ---------    ---------
  Land and land improvements..................................................   $   6,429    $   7,700
  Buildings and building improvements.........................................      73,964       79,101
  Machinery and equipment.....................................................     180,315      192,650
  Construction-in-progress....................................................       7,983       10,076
                                                                                 ---------    ---------
                                                                                   268,691      289,527
  Accumulated depreciation....................................................    (122,868)    (114,033)
                                                                                 ---------    ---------
                                                                                 $ 145,823    $ 175,494
                                                                                 ---------    ---------
                                                                                 ---------    ---------

     Depreciation expense was $25,672, $26,956, and $25,770 for the years ended December 31, 1998, 1997 and 1996, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                      1998       1997
                                                                                    --------    -------
  Compensation and related benefits..............................................   $ 26,305    $20,385
  Other..........................................................................     74,809     73,411
                                                                                    --------    -------
                                                                                    $101,114    $93,796
                                                                                    --------    -------
                                                                                    --------    -------

8. OTHER LIABILITIES

     Other liabilities consisted of the following:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1998       1997
                                                                                     -------    -------
  Pensions and other postretirement benefits......................................   $52,770    $49,121
  Other...........................................................................    22,461     20,465
                                                                                     -------    -------
                                                                                     $75,231    $69,586
                                                                                     -------    -------
                                                                                     -------    -------

9. SHORT-TERM BORROWINGS

     The Company maintained short-term bank lines of credit at December 31, 1998 and 1997 aggregating approximately $76,390, and $115,249, respectively, of which approximately $45,803 and $64,207 were outstanding at December 31, 1998 and 1997, respectively. The weighted average interest rate on amounts borrowed under these short-term lines was approximately 2.8% and 2.7% at December 31, 1998 and 1997, respectively.

     Outstanding letters of credit aggregated approximately $40,606 and $37,208 at December 31, 1998 and 1997, respectively.

10. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                         DECEMBER 31,
                                                                                       ----------------
                                                                                       1998      1997
                                                                                       ----    --------
  7.26% Senior Notes due 2007(b)....................................................   $ --    $200,000
  7.10% Senior Notes due 2006(b)....................................................     --      85,000
  7.25% Senior Notes due 2008(b)....................................................     --      75,000
  Revolving credit facility(a)......................................................     --      52,127
  Term loan(a)......................................................................     --      64,894
  Other.............................................................................    472         778
                                                                                       ----    --------
                                                                                        472     477,799
  Less current portion..............................................................    110         523
                                                                                       ----    --------
                                                                                       $362    $477,276
                                                                                       ----    --------
                                                                                       ----    --------

-------------------------

a) In April 1996, the Company amended its credit agreement to: a) provide a French Franc term loan, b) provide a $275,000 unsecured revolving credit facility, c) allow for the Camping Gaz acquisition and d) extend the maturity of the credit agreement. Based upon the amended terms of the credit agreement, the Company deemed the amended terms were substantially different from the original terms of the credit agreement and therefore, accounted for the transaction as an extinguishment of the old credit agreement and creation of a new credit agreement. The extraordinary loss recorded by the Company of $1,078 in 1996 represents a write-off of the unamortized financing costs associated with the old credit agreement. In March 1998, in connection with

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. LONG-TERM DEBT--(CONTINUED)

   the Sunbeam Acquisition, the Company repaid all outstanding indebtedness under the Company's credit agreement and the credit agreement was terminated. In connection with the termination of this agreement, the Company recorded an extraordinary loss of $2,038 in 1998 which represents a write-off of the related unamortized financing costs associated with the credit agreement.

b) The Company's various senior notes aggregating $360,000 were redeemed on April 21, 1998 at a cost of $383,395. The $23,395 of redemption costs in excess of carrying value along with the write-off of the related unamortized financing costs of $2,694 and unamortized deferred interest rate swap losses of $885 are reflected as an extraordinary loss on early extinguishment of debt.

     The aggregate scheduled amounts of long-term debt maturities in the years 1999 through 2003 are $110, $175, $97, $24, and $24, respectively.

11. ACCUMULATED OTHER COMPREHENSIVE INCOME

     Accumulated other comprehensive income (loss) consisted of the following:

                                                                                             ACCUMULATED
                                                              CURRENCY       MINIMUM            OTHER
                                                             TRANSLATION     PENSION         COMPREHENSIVE
                                                             ADJUSTMENT     LIABILITY        INCOME/(LOSS)
                                                             -----------    -------------    -------------
Balance at December 31, 1995..............................    $     165        $    --         $     165
Current year pre-tax change...............................        3,011           (470)            2,541
Tax benefit...............................................           --            185               185
                                                              ---------        -------         ---------
Balance at December 31, 1996..............................        3,176           (285)            2,891
Current year pre-tax change...............................       (9,946)        (1,056)          (11,002)
Tax (expense) benefit.....................................       (3,566)           418            (3,148)
Minority interest.........................................       (1,174)            --            (1,174)
                                                              ---------        -------         ---------
Balance at December 31, 1997..............................      (11,510)          (923)          (12,433)
Current year pre-tax change...............................        8,142           (568)            7,574
Tax (expense) benefit.....................................         (602)           225              (377)
Minority interest.........................................         (414)            --              (414)
                                                              ---------        -------         ---------
Balance at December 31, 1998..............................    $  (4,384)       $(1,266)        $  (5,650)
                                                              ---------        -------         ---------
                                                              ---------        -------         ---------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into foreign currency forward exchange contracts and purchased foreign currency options to mitigate a portion of the risk related primarily to transactions with its foreign subsidiaries including amounts payable or receivable, firm commitments and anticipated transactions. The purpose of the Company's foreign currency risk management activities is to protect the Company from the risk that future cash flows resulting from transactions with its foreign subsidiaries will be adversely affected by changes in exchange rates.

     At December 31, 1998 and 1997, the Company had forward exchange contracts and purchased options, all having maturities of less than one year, to exchange various foreign currencies for U.S. dollars in the amount of $63,286 and $1,580, respectively. The table below summarizes by currency, the contractual amounts and related unrealized gain (loss) of the Company's forward exchange and option contracts at December 31, 1998 and 1997:

                                                                                      RECOGNIZED
                                                            PURCHASED                 UNREALIZED    DEFERRED
                                               FORWARD       OPTION       TOTAL         GAIN        UNREALIZED
                                               CONTRACTS    CONTRACTS    CONTRACTS     (LOSS)       GAIN (LOSS)
                                               ---------    ---------    ---------    ----------    -----------
December 31, 1998
Currency:
  Deutschemark..............................    $12,000      $18,369      $30,369       $  207         $  --
  Yen.......................................     14,941       12,451       27,392         (655)           --
  Pound sterling............................      4,000        1,525        5,525           57            --
                                                -------      -------      -------       ------         -----
Total.......................................    $30,941      $32,345      $63,286       $ (391)        $  --
                                                -------      -------      -------       ------         -----
                                                -------      -------      -------       ------         -----

December 31, 1997
Currency:
  Yen.......................................    $ 1,580      $    --      $ 1,580       $   --         $ 128
                                                -------      -------      -------       ------         -----
                                                -------      -------      -------       ------         -----

     The Company also manages its interest rate risks through the use of interest rate swaps under which the Company agrees to exchange, at specified intervals, the difference between fixed- and variable-interest amounts calculated on an agreed notional principal amount. As the Company's interest bearing liabilities primarily represent variable-rate short- and long-term debt, interest rate swaps are used to reduce the impact of changes in interest rates on interest expense. At December 31, 1998 and 1997, $25,000 of the Company's debt payable to affiliate and outstanding long-term debt, respectively, was subject to an interest rate swap agreement. Under the interest rate swap agreement, the Company pays the counterparty interest at a fixed rate of 6.115%, and the counterparty pays the Company interest at a variable rate equal to the three month LIBOR for a seven-year period commencing January 2, 1996.

     At December 31, 1997, $25,000 of the Company's outstanding long-term debt was subject to an interest rate cap. The interest rate cap agreement entitled the Company to receive the amount, if any, by which the Company's interest payments on $25,000 of its variable rate debt exceeded 7.35%. The $509 premium paid for the interest rate cap was amortized to interest expense over its three-year term commencing January 3, 1995.

     The Company accounts for its interest rate swaps and caps using hedge accounting with the net payable or receivable accrued as an adjustment to current period interest expense. Unrealized gains or losses related to interest rate swaps and caps are not reflected in the accompanying financial statements. As of December 31, 1998 and 1997, the Company's interest rate swaps and caps had a cumulative unrealized loss of approximately $930 and $171, respectively.

13. INCOME TAXES

     For all taxable periods ended on or prior to March 30, 1998, the Company was included in the consolidated federal income tax return of M&F and certain consolidated state tax returns of M&F or its affiliates (collectively, the "M&F Consolidated Returns") pursuant to a tax sharing agreement (the "Tax Sharing Agreement")

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. INCOME TAXES--(CONTINUED)

between M&F, Coleman Worldwide and Coleman. Pursuant to the Holdings Merger Agreement, the Tax Sharing Agreement terminated with respect to M&F and its affiliates, but not with respect to Coleman Worldwide. The Sunbeam Acquisition caused the Company to become deconsolidated from the M&F Consolidated Return and resulted in the loss of certain deferred tax assets which have been charged to income tax expense. For periods ended subsequent to March 30, 1998, the Company will file its own separate federal and certain state income tax returns until such time as Sunbeam owns more than 80% of the outstanding Coleman common stock and also will be included in certain other consolidated state income tax returns of Sunbeam. For all periods presented, federal and state income taxes are provided as if the Company filed its own income tax returns. The accompanying consolidated balance sheet includes approximately $1,019 and $14,860 of federal and state income taxes receivable from affiliates at December 31, 1998 and 1997, respectively.

     For financial reporting purposes, (loss) earnings before income taxes, minority interest and extraordinary item include the following components:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------------
                                                                                  1998                       1997
                                                                            -----------------------    -----------------------
(Loss) earnings before income taxes, minority interest and extraordinary item:
  Domestic...............................................................          $ (24,833)                 $ (14,129)
  Foreign................................................................             (1,608)                     7,752
                                                                                   ---------                  ---------
                                                                                   $ (26,441)                 $  (6,377)
                                                                                   ---------                  ---------
                                                                                   ---------                  ---------


                                                                                 1996
                                                                           -----------------------
(Loss) earnings before income taxes, minority interest and extraordinary item:
  Domestic...............................................................         $ (29,532)
  Foreign................................................................           (20,769)
                                                                                  ---------
                                                                                  $ (50,301)
                                                                                  ---------
                                                                                  ---------

     Significant components of the provision for income tax expense (benefit) were as follow:

                                                                                1998                         1997
                                                                           -----------------------     -----------------------
Current:
  Federal...............................................................           $ 2,093                    $ (11,045)
  State.................................................................                72                           --
  Foreign...............................................................             2,868                        1,485
                                                                                   -------                    ---------
     Total current......................................................             5,033                       (9,560)
                                                                                   -------                    ---------
Deferred:
  Federal...............................................................             2,735                        7,851
  State.................................................................            (1,323)                      (1,493)
  Foreign...............................................................             7,401                       (2,025)
                                                                                   -------                    ---------
     Total deferred.....................................................             8,813                        4,333
                                                                                   -------                    ---------
                                                                                   $13,846                    $  (5,227)
                                                                                   -------                    ---------
                                                                                   -------                    ---------

                                                                                1996
                                                                          -----------------------
Current:
  Federal...............................................................         $    (709)
  State.................................................................              (334)
  Foreign...............................................................             3,454
                                                                                 ---------
     Total current......................................................             2,411
                                                                                 ---------
Deferred:
  Federal...............................................................           (10,686)
  State.................................................................            (2,178)
  Foreign...............................................................              (474)
                                                                                 ---------
     Total deferred.....................................................           (13,338)
                                                                                 ---------
                                                                                 $ (10,927)
                                                                                 ---------
                                                                                 ---------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. INCOME TAXES--(CONTINUED)

     The effective tax rate on (loss) earnings before income taxes, minority interest and extraordinary item varies from the current statutory federal income tax rate as follows:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------------------
                                                                                    1998                       1997
                                                                               -----------------------    -----------------------
(Benefit) provision at statutory rate.......................................            (35.0)%                    (35.0)%
State taxes, net............................................................             (3.1)                     (15.2)
Nondeductible amortization..................................................             29.0                       37.1
Nondeductible merger costs..................................................              9.4                         --
Deconsolidation tax charges.................................................             17.5                         --
Foreign operations..........................................................              5.9                      (66.4)
Change in tax rates.........................................................              6.2                      (20.8)
Valuation allowance.........................................................             29.0                       37.0
Puerto Rico operations......................................................             (2.2)                     (12.9)
Other, net..................................................................             (4.3)                      (5.8)
                                                                                        -----                      -----
Effective tax rate (benefit) provision......................................             52.4%                     (82.0)%
                                                                                        -----                      -----
                                                                                        -----                      -----


                                                                                   1996
                                                                              -----------------------
(Benefit) provision at statutory rate.......................................           (35.0)%
State taxes, net............................................................            (4.6)
Nondeductible amortization..................................................             5.0
Nondeductible merger costs..................................................              --
Deconsolidation tax charges.................................................              --
Foreign operations..........................................................             4.3
Change in tax rates.........................................................              --
Valuation allowance.........................................................             7.0
Puerto Rico operations......................................................             0.4
Other, net..................................................................             1.2
                                                                                       -----
Effective tax rate (benefit) provision......................................           (21.7)%
                                                                                       -----
                                                                                       -----

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------------
                                                                                       1998                       1997
                                                                                  -----------------------    -----------------------
Deferred tax assets:
  Postretirement benefits other than pensions..................................           $12,991                    $12,964
  Reserves for self-insurance and warranty costs...............................             5,979                      4,898
  Pension liabilities..........................................................             8,137                      7,377
  Inventory....................................................................             8,322                      6,626
  Net operating loss carryforwards.............................................            74,095                     56,739
  Other, net...................................................................            12,632                     12,728
                                                                                          -------                    -------
     Total deferred tax assets.................................................           122,156                    101,332
  Valuation allowance..........................................................           (45,058)                   (39,990)
                                                                                          -------                    -------
       Net deferred tax assets.................................................            77,098                     61,342
                                                                                          -------                    -------
Deferred tax liabilities:
  Depreciation.................................................................            16,507                     19,872
  Other, net...................................................................            13,811                     10,676
                                                                                          -------                    -------
     Total deferred tax liabilities............................................            30,318                     30,548
                                                                                          -------                    -------
       Net deferred tax assets.................................................           $46,780                    $30,794
                                                                                          -------                    -------
                                                                                          -------                    -------

     The deferred tax account balance at December 31, 1998 differs from the account balance at December 31, 1997 due primarily to the 1998 deferred tax provision, the tax effects of foreign translation adjustments, the exercise of employee stock options recorded as a component of stockholders' equity and the tax effect of the benefit related to debt extinguishment treated as an extraordinary item.

     During 1998, the Company increased the valuation allowance related to certain foreign deferred tax assets due to uncertainties over realization. At December 31, 1998, the Company had net operating loss carryforwards ("NOLs") of approximately $160,227 for certain domestic and foreign income tax purposes. These NOLs expire beginning in 1999.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. INCOME TAXES--(CONTINUED)

     The Company has not provided for taxes on undistributed foreign earnings of approximately $19,153 at December 31, 1998, as the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

14. RELATED PARTY TRANSACTIONS

  Borrowings from Sunbeam

     The Company's ability to meet its current cash operating requirements, including projected capital expenditures and other obligations, is dependent upon a combination of cash flows from operations and advances or loans to the Company from Sunbeam or its affiliates. Sunbeam has informed the Company that it has the positive intent and ability to fund the Company's cash requirements through April 10, 2000. Amounts loaned by Sunbeam are represented by a promissory note (the "Intercompany Note") which totaled $365,063 at December 31, 1998 and until the amendment and restatement of the Intercompany Note described below, were due on demand. For 1998, the Intercompany Note bore interest at a floating rate equal to the weighted average interest rate incurred by Sunbeam on its outstanding convertible debt and borrowings under its bank credit facility. The weighted average interest rate charged by Sunbeam on the Intercompany Note during the year ended December 31, 1998 was 7.1% and the total interest charged by Sunbeam to Coleman was $20,991. Sunbeam also charged to Coleman a pro-rata share of amortized debt issuance costs and unused bank credit facility commitment fees totaling $743. Net amounts advanced from Sunbeam along with the related unpaid interest and other costs are reflected as debt payable to affiliate in the Company's consolidated balance sheet. Coleman is also a borrower under Sunbeam's credit facility (the "Sunbeam Credit Facility") for purposes of letters of credit borrowings.

     On April 15, 1999, Coleman, Sunbeam and, as to certain agreements, the lenders under the Sunbeam Credit Facility entered into an amended and restated Intercompany Note (the "Amended Intercompany Note"), intercompany security and pledge agreements, an amendment to the Sunbeam Credit Facility and certain other agreements (collectively, the "Agreements"). The Amended Intercompany Note is due April 15, 2000. The Amended Intercompany Note bears interest at an annual rate equal to (x) 4% if the three month London Interbank Offered Rate ("LIBOR") quoted on the Telerate system is less than 6%, or (y) 5% if the three month LIBOR quoted on the Telerate system is 6% or higher, subject to increases during an event of default, and interest will be payable by adding the amount of such interest to the principal balance of the Amended Intercompany Note. In addition, the Amended Intercompany Note provides that an event of default under the Sunbeam Credit Facility will constitute an event of default under the Amended Intercompany Note and that in certain circumstances the payment on the Amended Intercompany Note will be subordinate to Coleman's obligations under the Sunbeam Credit Facility. Pursuant to the Agreements, Coleman has pledged to Sunbeam substantially all of its domestic assets, other than its real property, including 66% of the stock of its domestic holding companies for its foreign subsidiaries and all of the stock of its other domestic subsidiaries (but Coleman's subsidiaries have not pledged their assets or stock of their subsidiaries), as security for the Amended Intercompany Note. Sunbeam has pledged the Amended Intercompany Note as security for the Sunbeam Credit Facility and assigned to such lenders the security pledged by Coleman for the Amended Intercompany Note.

     The Sunbeam Credit Facility provides for a revolving credit facility in an aggregate principal amount of up to $400,000 (subject to certain reductions) maturing March 31, 2005. In addition, pursuant to the Sunbeam Credit Facility, Sunbeam has borrowed approximately $1,262,500 in two tranches of term loans with scheduled repayments through maturity on March 31, 2005 and September 30, 2006. As a result of Sunbeam's operating losses during 1998, among other things, Sunbeam was not in compliance with the financial covenants and other terms contained in the Sunbeam Credit Facility. In April 1999, Sunbeam and its lenders entered into an amendment to the Sunbeam Credit Facility which amended and added certain financial covenants and other terms

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

14. RELATED PARTY TRANSACTIONS--(CONTINUED)

and waived compliance with certain other financial covenants and other terms through April 10, 2000. Interest accrues at a rate selected at Sunbeam's option of: (i) LIBOR plus an agreed upon interest margin which varies depending upon the occurrence of certain specified events or, (ii) the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus one-half of 1%), plus an agreed upon interest margin which varies depending upon the occurrence of certain specified events.

     Borrowings under the Sunbeam Credit Facility are secured by a pledge of the stock of certain of Sunbeam's subsidiaries and by a security interest in substantially all of the assets of Sunbeam and its material subsidiaries (other than as described below, Coleman and its subsidiaries), including the Amended Intercompany Note. Sunbeam has pledged its shares of Coleman common stock and its shares of Sunbeam Corporation Canada Limited ("Sunbeam Canada") common stock owned by it as security under the Sunbeam Credit Facility. In addition, borrowings under the Sunbeam Credit Facility are guaranteed by certain of Sunbeam's wholly owned material United States subsidiaries (but not Coleman) and such subsidiary guarantees are secured as described above. Coleman has pledged its inventory (but not that of its subsidiaries) and the proceeds from the sale of such inventory as collateral for its letter of credit borrowings under the Sunbeam Credit Facility.

     The Sunbeam Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the Sunbeam Credit Facility, (v) amend or otherwise alter material agreements,
(vi) make capital expenditures and Year 2000 compliance expenditures,
(vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates, (ix) settle certain litigation, (x) alter its cash management system and (xi) alter the businesses they conduct. The Sunbeam Credit Facility requires that the registration statement for the shares of Sunbeam common stock to be issued in the Coleman Merger be declared effective by October 30, 1999, and that the Coleman Merger be consummated no more than 25 business days after such registration statement is declared effective. Sunbeam is also required to maximize its subsidiaries' utilization of available foreign credit facilities and Sunbeam's accounts receivable facility and to comply with specified financial covenants and ratios. The Sunbeam Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, ERISA, judgments and change of ownership and control.

  Business Acquisitions

     As of March 31, 1997, the Company purchased an inactive subsidiary from an affiliate of M&F for net cash consideration of $1,031, including transaction costs. The Company expects to realize certain foreign tax benefits from this transaction in future years. Under certain circumstances, a portion of these tax benefits will be payable to the affiliate to the extent such tax benefits are realized by the Company. During the fourth quarter of 1997, the Company purchased an inactive subsidiary from an affiliate of M&F in a transaction in which the Company expects to realize certain foreign tax benefits in future years and for which the Company agreed to pay 50% of those realized benefits to the affiliate. The Company has recorded a liability to the affiliate in the amount of $219 which represents 50% of the estimated amount of future tax benefits. The $2,799 excess value of estimated realizable tax benefits acquired over the total acquisition costs have been accounted for as a capital contribution due to M&F's common control over each of the parties involved at the time of each transaction.

     On December 31, 1998, the Canadian Coleman Company LTD ("Canadian Coleman"), a subsidiary of Coleman, acquired a subsidiary from Sunbeam ("Canadian Sunbeam") in exchange for newly issued common stock of Canadian Coleman. The issuance of additional common stock to Sunbeam reduced Coleman's ownership in Canadian Coleman from 100% to approximately 57%. The Company has accounted for this

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

14. RELATED PARTY TRANSACTIONS--(CONTINUED)

transaction in a manner similar to a pooling-of-interests due to Sunbeam's common control over each of the parties involved in the transaction. The $218 of excess book value of Coleman's 43% interest given up in the net assets of Canadian Coleman prior to the transaction over Coleman's 57% interest received in the net assets of Canadian Sunbeam have been charged to retained earnings. Subsequent to December 31, 1998, Canadian Coleman and Canadian Sunbeam amalgamated to form Sunbeam Corporation (Canada) Limited.

  Insurance Programs

     Since the consummation of the Sunbeam Acquisition, Coleman has been insured under policies maintained by Sunbeam or its affiliates, including workers compensation and liability insurance. Until the consummation of the Sunbeam Acquisition, Coleman was insured under policies maintained by M&F or its affiliates, including workers compensation and liability insurance. The Company's insurance expense including its allocable share of premium costs from Sunbeam and M&F for such insurance was $6,269, $5,728 and $4,967 for the years ended December 31, 1998, 1997 and 1996, respectively. Insurance expense is allocated to the Company based on its actual number of employees, property locations, nature of property, nature of products sold and Company experience, as applicable, based on the nature of the insurance coverage.

  Services Arrangements

     Until the Sunbeam Acquisition, from time to time, Coleman purchased, at negotiated rates, specialized accounting and other services from M&F and its affiliates. Coleman also provided, at negotiated rates, specialized accounting services and other services to M&F and its affiliates. The net expense for such services was $493 and $394 during 1998 and 1997, respectively, and was immaterial in prior years.

     Since the consummation of the Sunbeam Acquisition, the Company has provided certain management services to Sunbeam and its affiliates and also received certain management services from Sunbeam and its affiliates. These services included, among other things, (i) executive, general administrative, legal and financial services, (ii) factory management and inventory control services, and
(iii) sales and marketing services. For the year ended December 31, 1998, the cost of the services provided by the Company and charged to Sunbeam and its affiliates in the amount of $2,268 has been reflected as a reduction in selling, general and administration ("SG&A") expenses, and the $3,009 of charges to Coleman for services received by Coleman from Sunbeam and its affiliates for such period has been included in SG&A expenses. The cost of the services is assessed based on actual usage or other allocations of actual costs based on relative usage of related services or time of specified personnel.

  Licensing Services

     During 1997, the Company engaged an affiliate of M&F to provide licensing services. The Company recorded expenses of $650 based on negotiated rates related to these services in 1997. In connection with the Sunbeam Acquisition, during 1998 the Company terminated the licensing services agreement and recorded $2,000 of expense related to payments to be made under the terms of the termination agreement and $225 of expense related to certain receivables from an affiliate of Parent Holdings which were forgiven as part of the same termination agreement.

  Other

     During 1998, Coleman purchased products for resale from Sunbeam for approximately $17,537.

     The Company subleased six thousand square feet of office space in New York City from an affiliate of M&F pursuant to a month-to-month occupancy memorandum (the "Lease") entered into during 1997. The Lease was terminated during 1998. The rent paid by the Company pursuant to the Lease was $81 and $158 during the years ended December 31, 1998 and 1997, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

14. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Prior to the Sunbeam Acquisition, Coleman purchased air transportation services from a corporation, one of whose shareholders was a director of Coleman until the consummation of the Sunbeam Acquisition. The Company paid $168 and $158 for these services during the years ended December 31, 1998 and 1997, respectively.

     In 1996, the Company entered into an agreement with an affiliate of M&F in which the Company realized approximately $1,800 of net tax benefits associated with certain foreign tax net operating loss carryforwards that had not previously been recognized.

     For all taxable periods ended on or prior to March 30, 1998, the Company was included in the M&F Consolidated Returns and was party to the Tax Sharing Agreement. Pursuant to the Holdings Merger Agreement, the Tax Sharing Agreement terminated with respect to M&F and its affiliates, but not with respect to Coleman Worldwide. See Note 13.

15. EMPLOYEE BENEFIT PLANS

  Pension and Other Postretirement Benefit Plans

     The Company sponsors defined benefit plans covering certain employees of the Company who meet eligibility requirements. The plans' benefits are based on an employee's years of service. Effective January 1, 1999, the Company's retirement plan for salaried employees was amended to convert the plan to a cash balance plan. The plans' assets primarily consist of corporate stocks, mutual funds and fixed income securities. Funding of the plans is based on actuarial computations that are designed to satisfy minimum funding requirements of applicable regulations and to achieve adequate funding of projected benefit obligations. The Company also provides certain unfunded postretirement health and life insurance benefits for certain retired employees.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

15. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The following table presents the funded status and amounts recognized in the Company's consolidated balance sheet for the Company's defined pension benefit and other postretirement plans:

                                                                                   PENSION BENEFITS
                                                                     ---------------------------------------------
                                                                                     DECEMBER 31,
                                                                     ---------------------------------------------
                                                                             1998                   1997
                                                                     -----------------    ------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year.........................       $  43,246                $ 37,092
  Service cost....................................................           3,076                   3,081
  Interest cost...................................................           3,157                   2,813
  Plan amendment..................................................          (3,641)                    222
  Plan participants' contributions................................              --                      --
  Curtailment (gain) loss.........................................            (300)                    840
  Benefits paid...................................................          (1,112)                   (628)
  Actuarial loss (gain)...........................................              57                    (174)
                                                                         ---------                --------
  Benefit obligation at end of year...............................          44,483                  43,246
                                                                         ---------                --------
Change in plan assets:
  Fair value of plan assets at beginning of year..................          23,102                  16,197
  Actual return on plan assets....................................           2,577                   2,946
  Employer contributions..........................................           1,737                   4,587
  Plan participants' contributions................................              --                      --
  Benefits paid...................................................          (1,112)                   (628)
                                                                         ---------                --------
  Fair value of plan assets at end of year........................          26,304                  23,102
                                                                         ---------                --------
Under funded plans................................................         (18,179)                (20,144)
Unrecognized transition asset.....................................              --                      --
Unrecognized net actuarial loss (gain)............................           1,774                   6,259
Unrecognized prior service cost (benefit).........................              43                     130
                                                                         ---------                --------
Net amounts recognized............................................       $ (16,362)               $(13,755)
                                                                         ---------                --------
                                                                         ---------                --------

Amounts recognized in the consolidated balance sheet consist of:
  Accrued benefit liability.......................................       $ (18,510)               $(15,424)
  Intangible asset................................................              54                     143
  Accumulated other comprehensive income..........................           2,094                   1,526
                                                                         ---------                --------
Net amount recognized.............................................       $ (16,362)               $(13,755)
                                                                         ---------                --------
                                                                         ---------                --------

Weighted average assumptions as of December 31,
  Discount rate...................................................            6.75%                   7.50%
  Expected return on plan assets..................................            9.00%                   9.00%
  Rate of compensation increase...................................            4.00%                   5.00%

                                                                               POSTRETIREMENT BENEFITS
                                                                    ---------------------------------------------

                                                                                    DECEMBER 31,
                                                                    ---------------------------------------------
                                                                           1998                   1997
                                                                    -----------------    ------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year.........................      $  19,080                $ 18,787
  Service cost....................................................            919                     927
  Interest cost...................................................          1,473                   1,453
  Plan amendment..................................................           (487)                     --
  Plan participants' contributions................................             58                      74
  Curtailment (gain) loss.........................................             --                      --
  Benefits paid...................................................         (1,206)                   (890)
  Actuarial loss (gain)...........................................          3,118                  (1,271)
                                                                        ---------                --------
  Benefit obligation at end of year...............................         22,955                  19,080
                                                                        ---------                --------
Change in plan assets:
  Fair value of plan assets at beginning of year..................             --                      --
  Actual return on plan assets....................................             --                      --
  Employer contributions..........................................          1,148                     816
  Plan participants' contributions................................             58                      74
  Benefits paid...................................................         (1,206)                   (890)
                                                                        ---------                --------
  Fair value of plan assets at end of year........................             --                      --
                                                                        ---------                --------
Under funded plans................................................        (22,955)                (19,080)
Unrecognized transition asset.....................................         (3,441)                 (3,707)
Unrecognized net actuarial loss (gain)............................           (573)                 (3,817)
Unrecognized prior service cost (benefit).........................           (803)                   (404)
                                                                        ---------                --------
Net amounts recognized............................................      $ (27,772)               $(27,008)
                                                                        ---------                --------
                                                                        ---------                --------
Amounts recognized in the consolidated balance sheet consist of:
  Accrued benefit liability.......................................      $ (27,772)               $(27,008)
  Intangible asset................................................             --                      --
  Accumulated other comprehensive income..........................             --                      --
                                                                        ---------                --------
Net amount recognized.............................................      $ (27,772)               $(27,008)
                                                                        ---------                --------
                                                                        ---------                --------
Weighted average assumptions as of December 31,
  Discount rate...................................................           6.75%                   7.50%
  Expected return on plan assets..................................           9.00%                   9.00%
  Rate of compensation increase...................................           4.00%                   5.00%

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

15. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Net pension expense and periodic postretirement benefit expense include the following components:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------------
                                                                             1998                       1997
                                                                    -----------------------    -----------------------
Pension expense:
  Service cost...................................................           $ 3,076                    $ 3,081
  Interest cost..................................................             3,157                      2,813
  Curtailment loss...............................................                79                        972
  Expected return on plan assets.................................            (2,144)                    (1,623)
  Amortization of unrecognized prior service cost................                 5                         10
  Amortization of net loss.......................................               171                        242
                                                                            -------                    -------
     Net pension expense.........................................           $ 4,344                    $ 5,495
                                                                            -------                    -------
                                                                            -------                    -------
Postretirement expense:
  Service cost...................................................           $   919                    $   927
  Interest cost..................................................             1,473                      1,453
  Amortization of transition asset...............................              (266)                      (266)
  Amortization of unrecognized prior service benefit.............               (88)                       (88)
  Amortization of net gain.......................................              (126)                        (4)
                                                                            -------                    -------
     Net periodic postretirement benefit expense.................           $ 1,912                    $ 2,022
                                                                            -------                    -------
                                                                            -------                    -------


                                                                        1966
                                                                   -----------------------
Pension expense:
  Service cost...................................................          $ 3,098
  Interest cost..................................................            2,442
  Curtailment loss...............................................               --
  Expected return on plan assets.................................           (1,078)
  Amortization of unrecognized prior service cost................                7
  Amortization of net loss.......................................              425
                                                                           -------
     Net pension expense.........................................          $ 4,894
                                                                           -------
                                                                           -------
Postretirement expense:
  Service cost...................................................          $ 1,044
  Interest cost..................................................            1,454
  Amortization of transition asset...............................             (266)
  Amortization of unrecognized prior service benefit.............              (88)
  Amortization of net gain.......................................               --
                                                                           -------
     Net periodic postretirement benefit expense.................          $ 2,144
                                                                           -------
                                                                           -------

     The weighted-average assumed health care cost trend rates used for postretirement benefits measurement purposes were 7% for 1999 then gradually trending down to 5.0% by the year 2003 and remaining at that level thereafter. A 1% increase in the assumed health care cost trend rate would increase the combined postretirement service and interest cost by approximately 22% and the postretirement benefit obligation by approximately 19%. A 1% decrease in the assumed health care cost trend rate would decrease the combined postretirement service and interest cost by approximately 18% and the postretirement benefit obligation by approximately 16%.

  Savings Plan

     Coleman sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company's full-time U.S. employees and effective January 1, 1999, this plan allows employees to contribute up to 15% of their salary to the plan and the Company matches, at 100%, employee contributions of up to 2% of their salary; and at 50%, employee contributions from 2% to 4% of their salary. Amounts charged to expense for matching contributions were $1,245, $1,401, and $1,314 for the years ended December 31, 1998, 1997 and 1996, respectively.

  Stock Option Plans

     The Company adopted The Coleman Company, Inc. 1992 Stock Option Plan (the "1992 Stock Option Plan") in 1992. During 1993, the shareholders approved the 1993 Stock Option Plan (the "1993 Stock Option Plan") and during 1996, the shareholders approved The Coleman Company, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"). Under the terms of the 1992 Stock Option Plan, the 1993 Stock Option Plan and the 1996 Stock Option Plan (collectively the "Stock Option Plans"), incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights may be granted to key employees of the Company and any of its affiliates from time to time. Stock options have been granted under the Stock Option Plans with vesting terms and maximum exercise terms of approximately five years and ten years, respectively. The aggregate number of shares of common stock as to which options and rights may be granted under the Stock Option Plans may not exceed 4,700,000.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

15. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The following table summarizes the stock option transactions under the Stock Option Plans:

                                                  1998                       1997                       1996
                                         -----------------------    -----------------------    ----------------------
                                                       WEIGHTED-                  WEIGHTED-                 WEIGHTED-
                                                       AVERAGE                    AVERAGE                   AVERAGE
                                                       EXERCISE                   EXERCISE                  EXERCISE
                                          OPTIONS       PRICE        OPTIONS       PRICE        OPTIONS      PRICE
                                         ----------    ---------    ----------    ---------    ---------    ---------
Outstanding--January 1,...............    3,347,550     $ 15.14      3,017,630     $ 15.84     2,572,930     $ 15.25
  Granted:
     at market price..................        6,000       12.94      2,081,000       14.77       294,000       19.73
     above market price...............           --          --         75,000       15.00       381,000       15.00
  Exercised...........................   (2,405,950)      15.14       (220,750)      11.42      (154,890)      12.17
  Forfeited...........................      (23,930)      13.63     (1,605,330)      16.49       (75,410)      14.19
                                         ----------                 ----------                 ---------
Outstanding--December 31,.............      923,670       15.14      3,347,550       15.14     3,017,630       15.84
                                         ----------                 ----------                 ---------
                                         ----------                 ----------                 ---------
Exercisable--December 31,.............      923,670       15.14        927,000       14.02       513,440       13.25
                                         ----------                 ----------                 ---------
                                         ----------                 ----------                 ---------
Weighted-average fair value of options
  granted during the year:
     at market price..................   $     6.30                 $     7.43                 $    6.62
                                         ----------                 ----------                 ---------
                                         ----------                 ----------                 ---------
     above market price...............   $       --                 $     5.28                 $    3.21
                                         ----------                 ----------                 ---------
                                         ----------                 ----------                 ---------

     The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1998:

            OPTIONS OUTSTANDING
--------------------------------------------               OPTIONS EXERCISABLE
                                  WEIGHTED-      ---------------------------------------
                                   AVERAGE       WEIGHTED-                     WEIGHTED-
   RANGE OF                       REMAINING      AVERAGE                       AVERAGE
   EXERCISE        NUMBER         CONTRACTUAL    EXERCISE       NUMBER         EXERCISE
    PRICES        OUTSTANDING        LIFE         PRICE        EXERCISABLE      PRICE
--------------    -----------     ----------     ---------     -----------     ---------
$12.25-$14.00       535,795       8.0 years       $ 13.98        535,795        $ 13.98
$14.01-$20.38       387,875              8.2        16.75        387,875          16.75
                    -------                                      -------
$12.25-$20.38       923,670              8.1        15.14        923,670          15.14
                    -------                                      -------
                    -------                                      -------

     As described in Note 1, the Company follows APB Opinion No. 25 in accounting for stock compensation arrangements. Pro forma financial information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of ISOs and NQSOs granted during 1998, 1997 and 1996 were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.51%, 6.53% and 6.11 % for 1998, 1997 and 1996, respectively, dividend yield of 0.0%, volatility of the expected market price of the Company's common stock of 35.8%, 31.3% and 20.2% for 1998, 1997 and 1996, respectively, and a weighted-average expected life of the option of 7.1, 7.7 and 5.5 years for 1998, 1997 and 1996, respectively.

     SFAS No. 123 requires the use of option valuation models, one of which is the Black-Scholes model, that were not developed for use in valuing ISOs or NQSOs. Further, these option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. In management's opinion, based on the above, the existing models do not necessarily provide a reliable single measure of the fair value of its ISOs or NQSOs.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

15. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The following summarized, unaudited pro forma results of operations assume the estimated fair value of the ISOs and NQSOs granted during the years ended December 31, 1998, 1997 and 1996 is amortized to expense over the ISOs' and NQSOs' vesting period. SFAS No. 123 does not require disclosure of the effect of any grants of stock based compensation prior to 1995 and, therefore, the pro forma effect of SFAS No. 123 on net earnings is not representative of the pro forma effect on net earnings in future years.

                                                                          1998        1997       1996
                                                                        --------    --------    -------
Pro forma net loss...................................................   $ 64,535    $  6,069    $42,760
Pro forma basic and diluted loss per common share....................       1.17        0.11       0.80

16. COMMITMENTS AND CONTINGENCIES

  Shareholder Lawsuits

     Beginning on June 25, 1998, several class action lawsuits were filed in the Court of Chancery of the State of Delaware by minority stockholders of Coleman against Coleman, Sunbeam and certain of their current and former officers and directors. These actions were consolidated into a single class action lawsuit. The actions allege, among other things, that the consideration payable to the public stockholders of Coleman in the proposed Coleman Merger is no longer fair to such stockholders as a result of the decline in the market price of Sunbeam common stock. In October 1998, Coleman and Sunbeam entered into a memorandum of understanding to settle, subject to court approval, the consolidated class action lawsuit. Under the terms of the proposed settlement, if approved by the court, Sunbeam will issue to the minority stockholders of Coleman warrants to purchase 4.98 million shares of Sunbeam common stock at an exercise price of $7.00 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the Parent Holdings Warrant and will be issued when the Coleman Merger is consummated, which is now expected to occur during the second half of 1999. There can be no assurance that the court will approve the settlement as proposed, although such approval is not a condition to the consummation of the Coleman Merger.

  Leases

     The Company leases manufacturing, administrative and sales facilities and various types of equipment under operating lease agreements expiring through 2007. Rental expense was $12,812, $15,620, and $14,164 for the years ended December 31, 1998, 1997 and 1996, respectively. Minimum rental commitments under all noncancellable operating leases with remaining lease terms in excess of one year from December 31, 1998, aggregated $31,677; such commitments for each of the five years subsequent to December 31, 1998 are $7,400, $6,178, $4,694, $3,815, and $2,008, respectively, and $7,582 thereafter.

  Environmental Matters

     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sale of products containing certain environmentally sensitive materials ("Environmental Laws"). The Company believes it is in substantial compliance with all Environmental Laws which are applicable to its operations. Compliance with Environmental Laws involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's results of operations, financial condition or competitive position.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

16. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company has established reserves, in accordance with SFAS No. 5, "Accounting for Contingencies", to cover the anticipated probable costs of remediation, based upon periodic reviews of all sites for which the Company has, or may have, remediation responsibility. The Company accrues environmental remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated and the Company's responsibility is established. Generally, the timing of these accruals coincides with the earlier of the completion of a feasibility study or the Company's commitment to a formal plan of action. As of December 31, 1998 and 1997, the Company's environmental reserves were $10,887 (representing $10,369 for the estimated costs of facility investigations, corrective measure studies and known remedial measures and $518 for estimated legal costs) and $4,123 (representing $3,744 for the estimated costs of facility investigations, corrective measure studies and known remedial measures and $379 for estimated legal costs), respectively. It is anticipated that the $10,887 accrual at December 31, 1998 will be paid as follows: $1,043 in 1999, $2,828 in 2000, $1,139 in 2001, $533 in 2002, $528 in 2003 and $4,816,
thereafter. The Company has accrued its best estimate of remediation costs (based upon a range of exposure of $5,600 to $23,300) based upon facts known to the Company and because of the inherent difficulties in estimating the ultimate amount of environmental remediation costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation, and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technologies, the identification of new sites for which the Company could be a potentially responsible party ("PRP"), information relating to the exact nature and extent of the contamination at each site and the extent of required clean up efforts and the varying costs of alternative remediation strategies. Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 1998.

     The Company has recorded reserves for environmental matters which it believes are adequate based upon facts known to the Company, applicable laws and regulations, status of remediation efforts, ongoing investigations, technical evaluations, and individual circumstances related to each site. Amounts charged against operations for environmental remediation activities for the years ended December 31, 1998, 1997, and 1996 were $7,629, $1,766, and $1,584 respectively.
The Company reviews the adequacy of its environmental reserves and adjusts the reserves as additional information becomes available, as previously described, which allows the Company to refine its estimates. During the fourth quarter of 1998, the Kansas Department of Health and Environment ("KDHE") approved a remedial investigation report prepared by Coleman and requested Coleman to prepare and submit a remedial system design to address off-site contamination originating from one of its existing sites. Coleman is in the process of developing the feasibility study which will propose several alternatives for remediating the on-site soil and groundwater contamination and the off-site groundwater contamination resulting from the on-site sources. Based upon the remedial system design, completed in the fourth quarter of 1998 by the Company's outside environmental consultants, Coleman recorded a charge of $5,728 with respect to this issue during the fourth quarter of 1998. The remaining charges recognized during 1998 are related to an additional contamination source discovered at one site which increased the estimated remediation period and increases in the estimated costs for remedial system operation and maintenance at another site. During 1997 and 1996, amounts charged to operations for environmental remediation activities related to refinement of

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

16. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

remediation estimates based upon ongoing investigations, feasibility studies, technical evaluations, and monitoring procedures.

     Gilbert and Mosley Site. As a result of investigations undertaken in 1986, the KDHE discovered that ground water in the Wichita area (the "Gilbert and Mosley Site") was contaminated with volatile organic compounds ("VOCs"). Coleman occupied a facility within the boundaries of the Gilbert and Mosley Site. Subsequent investigations in the area, including investigations in November 1998 by Coleman, indicated the groundwater beneath the Coleman property is contaminated with VOCs. Coleman is in the process of remediating the contamination on its property.

     The City of Wichita (the "City") has entered into a voluntary agreement with KDHE in which the City agreed to investigate and then remediate contamination at the Gilbert and Mosley Site. Coleman has entered into an agreement with KDHE in which Coleman agreed to perform a similar study for the Coleman property and to implement remedial activities at its property. In addition, Coleman entered into an agreement with the City in which Coleman agreed to fund its proportionate share of the City's study and remediation of the Gilbert and Mosley Site.

     In December 1996, the City completed a preliminary study of the proportionate share of remediation costs which the City alleges should be the responsibility of Coleman. The preliminary study proposed an allocation to Coleman of $7,964 of site response costs. Coleman disagrees with both the City's methodology and assumptions as well as with the conclusion of the City's preliminary study. Since completion of the preliminary study, additional site investigation work has been performed by the City in an attempt to design appropriate remedies. The City has submitted its final remediation proposals to the KDHE in March 1999.

     Maize Site. Coleman has undertaken a soil and groundwater investigation at its facility in Maize, Kansas (the "Maize Site"). Results indicate limited VOCs contamination is present in the groundwater under and to the southeast of the facility. The data has been reported to the KDHE, and Coleman has entered into an agreement with KDHE to implement appropriate remedial actions. The remediation system has been installed, and Coleman is in the process of remediating the contaminated groundwater.

     Northeast Site. In 1990, Coleman undertook a soil and groundwater investigation of its facility in northeast Wichita (the "Northeast Site"). Results indicated the presence of VOCs in the groundwater and soils. Although some of the contamination may be a result of Coleman's operations at the facility, the data also indicated contamination was migrating onto the Coleman property from upgradient sources. Coleman reported the initial results of its study to KDHE. Coleman has also provided copies of all data to the United States Environmental Protection Agency (the "EPA"), at its request. The EPA has not initiated any actions against the Company with respect to the Northeast Site. An agreement has been entered into with KDHE to undertake additional investigatory activities, and an interim remediation system has been installed.

     The Northeast Site is located in an area of Wichita which the KDHE has designated as the North Industrial Corridor Site ("NIC Site"). The City has entered into a voluntary agreement with KDHE in which the City agreed to investigate and then remediate contamination at the NIC Site. In June 1996, Coleman entered into an agreement with the City in which Coleman agreed to fund its proportionate share, if any, of the cost to remediate the NIC Site. The City has not completed its remedial investigation on the NIC Site. In April 1999, Coleman, along with several other parties, received a demand from the EPA to pay the EPA's past investigative and oversight cost for a former EPA site which is now part of the NIC Site. Coleman believes that it has both equitable and legal defenses to the EPA's demand for payment of these costs and Coleman intends to defend itself vigorously with respect to the EPA's demand.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

16. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Lake City Site. In 1992, Coleman undertook a soil and groundwater investigation of its facility in Lake City, South Carolina (the "Lake City Site"). Results indicated limited VOC and fuel oil contamination in the soil and groundwater. In both instances, the contamination appeared to relate to activities of a previous occupant of the Lake City Site. The results of the investigation were reported to the appropriate South Carolina environmental agency and the prior owner agreed to take over further site investigations and remediation actions and reimbursed Coleman for a significant part of Coleman's past costs related to site investigation.

     The Company has not been named as a PRP by the EPA nor does it have joint and several liability with any other PRP for remediation at any of the above sites.

     J.C. Pennco Site. Coleman has been identified as a PRP for the presence of hazardous substances at the J.C. Pennco Site in San Antonio, Texas. In January 1999, Coleman agreed to settle its alleged liability with the EPA, and in March 1999, Coleman agreed to settle its alleged liability with the Texas Natural Resource Conservation Commission.

  Other

     The Company is involved in various claims and legal actions arising in the ordinary course of business. The Company believes the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.

     Coleman and an affiliate of M&F ("Holdings") are parties to a cross-indemnification pursuant to which Coleman has agreed to indemnify Holdings, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, pursuant to this cross-indemnification agreement, Holdings agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of Holdings or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement survived the Sunbeam Acquisition and will survive the Coleman Merger.

     In connection with the 1995 purchase of substantially all of the assets of Active Technologies, Inc. ("ATI"), the Company may also be required to make payments to the predecessor owner of ATI of up to $18,750 based on the Company's sales of ATI related products and royalties received by the Company for licensing arrangements related to ATI patents. As of December 31, 1998, the amounts paid under the terms of this agreement have been immaterial.

     The Company is party to a license agreement which requires payments of minimum guaranteed royalties aggregating to $10,738 at December 31, 1998; such commitments for each of the four years remaining under the agreement subsequent to December 31, 1998 are $1,745, $2,434, $3,010, and $3,549, respectively.

     As more fully described in Note 14, the Company relies upon borrowings from Sunbeam for the Company's liquidity needs.

17. CASH FLOW REPORTING

     The Company uses the indirect method to report cash flows from operating activities. Interest paid was $41,165, $42,217, and $37,608 and net income taxes (refunded) paid were $(11,427), $(16,138) and $7,041 for the years ended December 31, 1998, 1997 and 1996, respectively. Certain non-cash transactions relating to acquisitions and the issuance of long-term debt have been reported in Notes 2 and 10.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

18. PREFERRED STOCK

     The Company has authorized 20,000,000 shares of preferred stock, par value $0.01 per share. The Company's Certificate of Incorporation authorizes the board of directors to provide for the issuance of a series of preferred stock, to establish the number of shares of each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

19. SEGMENT INFORMATION

  Descriptive information about Reportable Segments

     Coleman has four reportable segments: Outdoor Recreation, Powermate, Eastpak and International. The Outdoor Recreation segment produces and sells lanterns, stoves, coolers, sleeping bags, camping accessories and other products primarily used in outdoor recreation activities. The Powermate segment produces and sells portable power generators, air compressors and related accessories primarily used in homes and small businesses. The Eastpak segment produces and sells book bags, backpacks, travel adventure gear and other accessories for recreational use. The International segments produces and sells recreational appliances and thermal products and sells products produced domestically or purchased directly from outside vendors. The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture or distribute distinct products in distinct markets and areas of the world.

     The "All Other" segment includes information related to (i) the Company's safety and security business and its spas business, both of which were sold during 1998, (ii) royalty revenues from license agreements and (iii) the Company's retail operations.

     Coleman evaluates performance and allocates resources based on profit or loss from operations before income taxes, minority interest, interest expense, amortization of goodwill and deferred charges, gain on sale of businesses, and foreign exchange gains or losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except as to elimination of intersegment sales. Generally, intersegment sales are made at cost plus a share of operating profit.

  Information about Segment Revenues, Profits and Assets

                                        OUTDOOR                                                  ALL
                                       RECREATION    POWERMATE    EASTPAK     INTERNATIONAL     OTHER        TOTAL
                                       ----------    ---------    --------    -------------    --------    ----------
Year Ended December 31, 1998:
  Revenues from external
     customers......................    $384,643     $ 202,405    $ 43,954      $ 335,158      $ 49,213    $1,015,373
  Intersegment revenues.............      59,033         6,807      31,991             --            --        97,831
  Segment profit (loss).............       9,340        12,351      (7,894)         7,777         3,765        25,339
  Segment assets....................     218,189       133,514      86,504        342,377         6,193       786,777
  Depreciation expense..............      14,923         3,136         626          5,726         1,091        25,502
  Restructuring charges (credit)....       3,945         5,867        (110)         4,971           500        15,173
  Expenditures for long-lived
     assets.........................       8,400         2,436       1,142          6,769         2,495        21,242

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

19. SEGMENT INFORMATION--(CONTINUED)

                                        OUTDOOR                                                  ALL
                                       RECREATION    POWERMATE    EASTPAK     INTERNATIONAL     OTHER        TOTAL
                                        --------     ---------    --------      ---------      --------    ----------
Year Ended December 31, 1997:
  Revenues from external
     customers......................     423,265       201,865      55,239        345,698       128,227     1,154,294
  Intersegment revenues.............      47,850         6,443      39,821          1,152           114        95,380
  Segment profit (loss).............      27,589        (1,553)      1,355         24,731        22,168        74,290
  Segment assets....................     270,920       129,235      93,106        308,794        96,154       898,209
  Depreciation expense..............      15,707         3,156         396          5,320         2,200        26,779
  Restructuring charges.............       7,557        12,211       1,351          5,255            --        26,374
  Expenditures for long-lived
     assets.........................       8,688         3,281       1,840          9,076         2,671        25,556

Year Ended December 31, 1996:
  Revenues from external
     customers......................     412,143       270,525      44,229        375,105       118,214     1,220,216
  Intersegment revenues.............      72,367         5,235      18,143            530             2        96,277
  Segment profit (loss).............       8,143        (6,189)     (3,034)         7,024        14,350        20,294
  Segment assets....................     303,618       181,782      78,870        342,353       102,871     1,009,494
  Depreciation expense..............      15,196         2,460         283          6,264         1,702        25,905
  Restructuring charges.............      18,135        19,000          --         18,472            --        55,607
  Expenditures for long-lived
     assets.........................      16,415         7,947       1,086          9,240         5,645        40,330

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

19. SEGMENT INFORMATION--(CONTINUED)

  Reconciliation of Selected Segment Information to the Company's Consolidated Totals

                                                                             YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------
                                                                         1998          1997          1996
                                                                      ----------    ----------    ----------
Revenues:
  Total revenues for reportable segments...........................   $1,063,991    $1,121,333    $1,198,277
  Other revenues...................................................       49,213       128,341       118,216
  Elimination of intersegment revenues.............................      (97,831)      (95,380)      (96,277)
                                                                      ----------    ----------    ----------
     Total consolidated revenues...................................   $1,015,373    $1,154,294    $1,220,216
                                                                      ----------    ----------    ----------
                                                                      ----------    ----------    ----------
Profit or Loss:
  Total segment profit.............................................   $   25,339    $   74,290    $   20,294
  Unallocated items:
     Corporate expenses............................................      (28,495)      (22,169)      (16,910)
     Corporate restructuring charges...............................       (2,729)       (4,441)       (3,334)
     Interest expense, net.........................................      (33,213)      (40,852)      (38,727)
     Amortization of goodwill and deferred charges.................      (19,584)      (11,338)      (10,473)
     Gain on sales of businesses...................................       32,411            --            --
     Other expense, net............................................         (170)       (1,867)       (1,151)
                                                                      ----------    ----------    ----------
       Loss before income taxes, minority interest and
          extraordinary item.......................................   $  (26,441)   $   (6,377)   $  (50,301)
                                                                      ----------    ----------    ----------
                                                                      ----------    ----------    ----------

                                                                                    DECEMBER 31,
                                                                        ------------------------------------
                                                                          1998         1997          1996
                                                                        --------    ----------    ----------
Assets:
  Total assets for reportable segments...............................   $786,777    $  898,209    $1,009,494
  Unallocated amounts:
     Corporate assets, including goodwill............................    146,480       143,555       150,592
                                                                        --------    ----------    ----------
       Total consolidated assets.....................................   $933,257    $1,041,764    $1,160,086
                                                                        --------    ----------    ----------
                                                                        --------    ----------    ----------

  Enterprise-Wide Disclosures

Product revenues:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1998          1997          1996
                                                                           ----------    ----------    ----------
  Outdoor recreation products...........................................   $  778,981    $  859,647    $  859,555
  Hardware products.....................................................      236,392       294,647       360,661
                                                                           ----------    ----------    ----------
     Total consolidated revenues........................................   $1,015,373    $1,154,294    $1,220,216
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

19. SEGMENT INFORMATION--(CONTINUED)

Geographic area revenues:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1998          1997          1996
                                                                           ----------    ----------    ----------
  United States.........................................................   $  628,644    $  759,097    $  803,325
  Europe................................................................      213,193       201,820       188,838
  Other foreign countries...............................................      173,536       193,377       228,053
                                                                           ----------    ----------    ----------
     Total consolidated revenues........................................   $1,015,373    $1,154,294    $1,220,216
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

Geographic area long-lived assets:

                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                  1998        1997        1996
                                                                                --------    --------    --------
  United States..............................................................   $110,411    $136,021    $146,698
  Europe.....................................................................     30,106      30,845      32,320
  Other foreign countries....................................................      5,306       8,628      20,164
                                                                                --------    --------    --------
     Total consolidated assets...............................................   $145,823    $175,494    $199,182
                                                                                --------    --------    --------
                                                                                --------    --------    --------

Major customer:

     Revenues from one customer of the Company's Outdoor Recreation segment accounted for approximately 16%, 13% and 15% of the Company's consolidated net revenues in the years ended December 31, 1998, 1997 and 1996, respectively.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)

     Summarized quarterly financial data for 1998 and 1997 are as follow:

                                                                        QUARTER ENDED
                                                    ------------------------------------------------------
                                                    MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                    ---------    --------    -------------    ------------
1998
Net revenues.....................................   $ 244,499    $326,407      $ 245,324        $199,143
Gross profit (a).................................      68,722      94,770         65,506          38,080
Earnings (loss) before extraordinary item (b)....      (1,414)      5,097         (7,008)        (37,238)
Net earnings (loss) (b)..........................      (2,646)    (11,209)        (7,008)        (37,238)
Basic earnings (loss) per share:
  Earnings (loss) before extraordinary item......   $   (0.03)   $   0.09      $   (0.13)       $  (0.67)
  Net earnings (loss)............................       (0.05)      (0.20)         (0.13)          (0.67)

1997
Net revenues.....................................   $ 295,464    $383,514      $ 252,434        $222,882
Gross profit (a).................................      80,617     109,269         75,324          60,977
Net earnings (loss) (b)..........................         699      10,119         (8,077)         (5,277)
Basic earnings (loss) per share..................   $    0.01    $   0.19      $   (0.15)       $  (0.10)

(a) Includes pre-tax restructuring charges
  (credit) as follows:
  1998...........................................   $      --    $     --      $     156        $   (146)
  1997...........................................          --       4,356          3,909            (172)

(b) Includes after-tax restructuring charges
  (credit) as follows:
  1998...........................................   $     432    $  5,864      $   4,257        $    468
  1997...........................................          --      11,180          8,938          (1,223)

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                   THREE MONTHS               SIX MONTHS
                                                                  ENDED JUNE 30,            ENDED JUNE 30,
                                                               ---------------------     ---------------------
                                                                 1999         1998         1999         1998
                                                               --------     --------     --------     --------
Net revenues...............................................    $400,925     $326,407     $681,615     $570,906
Cost of sales..............................................     270,228      231,637      468,599      407,414
                                                               --------     --------     --------     --------
Gross profit...............................................     130,697       94,770      213,016      163,492
Selling, general and administrative expenses...............      68,341       58,510      129,703      132,650
Restructuring (credits) charges............................         (16)       9,570          (18)      10,285
Interest expense, net......................................       4,870        8,879       12,445       17,923
Amortization of goodwill and deferred charges..............       2,375        2,733        4,939        5,667
Loss (gain) on sale of business............................          --        1,447           --      (24,690)
Other expense (income), net................................         603         (317)          72        1,544
                                                               --------     --------     --------     --------
Earnings before income taxes, minority interest and
  extraordinary item.......................................      54,524       13,948       65,875       20,113
Income tax expense.........................................      20,822        8,672       25,362       16,190
Minority interest..........................................         507          179          577          240
                                                               --------     --------     --------     --------
Earnings before extraordinary item.........................      33,195        5,097       39,936        3,683
Extraordinary loss on early extinguishment of debt, net of
  income tax benefit.......................................          --      (16,306)          --      (17,538)
                                                               --------     --------     --------     --------
Net earnings (loss)........................................    $ 33,195     $(11,209)    $ 39,936     $(13,855)
                                                               --------     --------     --------     --------
                                                               --------     --------     --------     --------
Basic and diluted earnings (loss) per share:
  Earnings before extraordinary item.......................    $   0.59     $   0.09     $   0.72     $   0.07
  Extraordinary item.......................................          --        (0.29)          --        (0.32)
                                                               --------     --------     --------     --------
  Net earnings (loss)......................................    $   0.59     $  (0.20)    $   0.72     $  (0.25)
                                                               --------     --------     --------     --------
                                                               --------     --------     --------     --------
Weighted average common shares outstanding:
  Basic....................................................      55,827       55,822       55,827       54,783
                                                               --------     --------     --------     --------
                                                               --------     --------     --------     --------
  Diluted..................................................      55,827       55,958       55,827       55,168
                                                               --------     --------     --------     --------
                                                               --------     --------     --------     --------

                See Notes to Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                       JUNE 30,      DECEMBER 31,
                                                                                         1999           1998
                                                                                      ----------     ------------
                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................    $   23,266       $ 23,413
  Accounts and notes receivable, less allowance
     of $8,933 in 1999 and $8,894 in 1998.........................................       281,389        162,108
  Inventories.....................................................................       240,828        230,126
  Deferred tax assets.............................................................        28,583         26,926
  Prepaid expenses and other current assets.......................................        16,807         19,627
                                                                                      ----------       --------
       Total current assets.......................................................       590,873        462,200
  Property, plant and equipment, less accumulated
     depreciation of $130,335 in 1999 and $122,868 in 1998........................       142,365        145,823
  Goodwill, net...................................................................       270,016        282,015
  Deferred tax assets and other assets............................................        23,234         43,219
                                                                                      ----------       --------
                                                                                      $1,026,488       $933,257
                                                                                      ----------       --------
                                                                                      ----------       --------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts and notes payable......................................................    $  168,448       $146,064
  Debt payable to affiliate.......................................................       390,557             --
  Other current liabilities.......................................................       118,501        101,224
                                                                                      ----------       --------
       Total current liabilities..................................................       677,506        247,288
Debt payable to affiliate.........................................................            --        365,063
Long-term debt....................................................................           423            362
Other liabilities.................................................................        74,245         75,231
Minority interest.................................................................         8,735          6,698
Contingencies.....................................................................
Stockholders' equity:
  Common stock....................................................................           558            558
  Additional paid-in capital......................................................       223,245        221,730
  Retained earnings...............................................................        61,913         21,977
  Accumulated other comprehensive loss............................................       (20,137)        (5,650)
                                                                                      ----------       --------
       Total stockholders' equity.................................................       265,579        238,615
                                                                                      ----------       --------
                                                                                      $1,026,488       $933,257
                                                                                      ----------       --------
                                                                                      ----------       --------

           See Notes to Condensed Consolidated Financial Statements.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                 SIX MONTHS
                                                                                               ENDED JUNE 30,
                                                                                           ----------------------
                                                                                             1999          1998
                                                                                           --------      --------
Cash Flows from Operating Activities:
Net earnings (loss).....................................................................   $ 39,936      $(13,855)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
  Depreciation and amortization.........................................................     16,055        18,306
  Deferred income taxes.................................................................     17,489       (14,638)
  Non-cash restructuring and other charges..............................................         --         3,890
  Minority interest.....................................................................        577           240
  Gain on sale of business..............................................................         --       (24,690)
  Extraordinary loss on early extinguishment of debt....................................         --        29,012
  Changes in assets and liabilities, net of effects from sale of business:
     Receivables........................................................................   (125,464)      (85,166)
     Inventories........................................................................    (17,816)       (9,708)
     Accounts payable...................................................................     25,078         5,414
     Prepaid expenses and other current assets and liabilities..........................     21,694        11,584
     Other, net.........................................................................      1,163           262
                                                                                           --------      --------
Net cash used by operating activities...................................................    (21,288)      (79,349)
                                                                                           --------      --------
Cash Flows from Investing Activities:
Capital expenditures....................................................................    (12,101)      (13,567)
Net proceeds from sale of business and fixed assets.....................................        911        98,210
                                                                                           --------      --------
Net cash (used) provided by investing activities........................................    (11,190)       84,643
                                                                                           --------      --------
Cash Flows from Financing Activities:
Net payments of revolving credit agreement borrowings...................................         --       (52,578)
Net change in short-term borrowings.....................................................      6,090          (236)
Repayment of long-term debt, including redemption costs.................................        (57)     (446,839)
Net increase in borrowings from affiliate...............................................     25,494       453,932
Proceeds from stock options exercised including tax benefits............................         --        45,546
                                                                                           --------      --------
Net cash provided (used) by financing activities........................................     31,527          (175)
                                                                                           --------      --------
Effect of exchange rate changes on cash.................................................        804         1,845
                                                                                           --------      --------
Net (decrease) increase in cash and cash equivalents....................................       (147)        6,964
Cash and cash equivalents at beginning of the period....................................     23,413        13,031
                                                                                           --------      --------
Cash and cash equivalents at end of the period..........................................   $ 23,266      $ 19,995
                                                                                           --------      --------
                                                                                           --------      --------

            See Notes to Condensed Consolidated Financial Statements

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

1. BACKGROUND

     The Coleman Company, Inc. ("Coleman" or the "Company") is a global manufacturer and marketer of consumer products for outdoor recreation and home hardware use.

     Coleman is a subsidiary of Coleman Worldwide Corporation ("Coleman Worldwide"). Coleman Worldwide is an indirect wholly-owned subsidiary of Laser Acquisition Corp. ("Laser"), an indirect wholly-owned subsidiary of Sunbeam Corporation ("Sunbeam"). Coleman Worldwide owns 44,067,520 shares of the common stock of Coleman which represented approximately 79% of the outstanding Coleman common stock as of June 30, 1999.

     Coleman, Sunbeam and Camper Acquisition Corp. ("CAC"), a wholly-owned subsidiary of Sunbeam, have entered into an Agreement and Plan of Merger (the "Coleman Merger Agreement"), providing that among other things, CAC will be merged with and into Coleman, with Coleman continuing as the surviving corporation (the "Coleman Merger"). Pursuant to the Coleman Merger Agreement, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Coleman Merger (other than shares held indirectly by Sunbeam and shares, if any, for which appraisal rights have been exercised) will be converted into the right to receive (i) 0.5677 of a share of Sunbeam common stock, with cash paid in lieu of fractional shares, and
(ii) $6.44 in cash, without interest. In addition, unexercised stock options at the time of the Coleman Merger will be cashed out by Sunbeam at a price per share equal to the difference between $27.50 per share and the exercise price of such options. In October 1998, Coleman and Sunbeam entered into a memorandum of understanding to settle, subject to court approval, certain class actions brought by minority shareholders of Coleman against Coleman, Sunbeam and certain of their current and former officers and directors challenging the proposed Coleman Merger. Under the terms of the proposed settlement, if approved by the court, Sunbeam will issue to the Coleman public shareholders and plaintiffs' counsel warrants to purchase up to approximately 4.98 million shares of Sunbeam common stock at $7.00 per share, subject to certain anti-dilution adjustments. Any shareholder who does not exercise appraisal rights under Delaware law will receive the warrants. These warrants will be issued when the Coleman Merger is consummated, which is now expected to be during the second half of 1999. There can be no assurance, however, that the court will approve the settlement as proposed, although such approval is not a condition to the consummation of the Coleman Merger.

     The consummation of the Coleman Merger is conditional upon a registration statement under the Securities Act of 1933 (the "Securities Act") to register the shares of Sunbeam common stock to be issued in the Coleman Merger (the "Registration Statement") becoming effective in accordance with the provisions of the Securities Act. Sunbeam has filed the Registration Statement, but is uncertain when the Registration Statement will become effective. However, it is anticipated the Coleman Merger will be completed during the second half of 1999. Upon consummation of the Coleman Merger, Coleman will become an indirect wholly-owned subsidiary of Sunbeam and Coleman will cease to be a separate reporting company. However, in the event Coleman's separate consolidated financial statements are included in a Securities and Exchange Commission filing for periods subsequent to the consummation of the Coleman Merger, those separate consolidated financial statements would reflect the allocation of the purchase price paid by Sunbeam, for all of Coleman's common stock, to the fair value (determined by independent appraisals) of Coleman's tangible and intangible assets acquired and liabilities assumed under the purchase method of accounting.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Coleman include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions, and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

2. BASIS OF FINANCIAL STATEMENT PRESENTATION--(CONTINUED)

statements. In the opinion of management, these statements include all adjustments necessary for a fair presentation of results of operations, financial position and cash flows. The balance sheet at December 31, 1998 has been derived from the audited financial statements for that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for future periods including the year ended December 31, 1999.

3. INVENTORIES

     The components of inventories consist of the following:

                                                                                JUNE 30,    DECEMBER 31,
                                                                                  1999         1998
                                                                                --------    ------------
Raw material and supplies....................................................   $ 45,157      $ 45,395
Work-in-process..............................................................      8,399         6,539
Finished goods...............................................................    187,272       178,192
                                                                                --------      --------
                                                                                $240,828      $230,126
                                                                                --------      --------
                                                                                --------      --------

4. DEBT PAYABLE TO AFFILIATE

     Sunbeam's credit facility (the "Sunbeam Credit Facility") provides that Sunbeam will not contribute capital to Coleman or, with some exceptions, permit Coleman to borrow money from any source other than Sunbeam. Therefore, the Company's ability to meet its cash operating requirements, including capital expenditures and other obligations, is dependent upon a combination of cash flows from operations and loans to the Company from Sunbeam. Sunbeam has informed the Company it has the positive intent and ability to fund the Company's requirements for borrowed funds through April 10, 2000. Prior to April 15, 1999, amounts loaned by Sunbeam to Coleman were represented by a promissory note (the "Old Intercompany Note"), were due on demand and bore interest at a floating rate equivalent to the weighted average interest rate incurred by Sunbeam on its outstanding convertible debt and borrowings under its bank credit facility.

     On April 15, 1999, Coleman, Sunbeam and, as to certain agreements, the lenders under the Sunbeam Credit Facility, amended and restated the Old Intercompany Note (the "Intercompany Note"), entered into intercompany security and pledge agreements, and entered into an amendment to the Sunbeam Credit Facility and certain other agreements (collectively, the "Agreements"). The Intercompany Note is due April 15, 2000. The Intercompany Note bears interest at an annual rate equal to (i) 4% if the three month London Interbank Offering Rate ("LIBOR") quoted on the Telerate system is less than 6%, or (ii) 5% if the three month LIBOR quoted on the Telerate system is 6% or higher, subject to increases during an event of default, and interest will be payable by adding the amount of such interest to the principal balance of the Intercompany Note. In addition, the Intercompany Note provides that an event of default under the Sunbeam Credit Facility will constitute an event of default under the Intercompany Note and that in certain circumstances the payment on the Intercompany Note will be subordinate to Coleman's obligations under the Sunbeam Credit Facility. Pursuant to the Agreements, Coleman has pledged to Sunbeam substantially all of its domestic assets, other than its real property, including 66% of its ownership interest in its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries and all of its ownership interest in its other direct domestic subsidiaries (but Coleman's subsidiaries have not pledged their assets or stock of their subsidiaries), as security for the Intercompany Note. Sunbeam has pledged the Intercompany Note as security for the Sunbeam Credit Facility and assigned to such lenders the

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

4. DEBT PAYABLE TO AFFILIATE--(CONTINUED)

security pledged by Coleman for the Intercompany Note. Coleman also gave the lending banks a direct pledge of the assets securing the Intercompany Note to secure the obligations under the Sunbeam Credit Facility, subject to a cap equal to the balance due from time to time on the Intercompany Note.

     As of June 30, 1999 the amount borrowed by the Company under the Intercompany Note amounted to $390,557 and the applicable interest rate was 4%. The weighted average interest rate charged by Sunbeam for amounts borrowed under the Old Intercompany Note and the Intercompany Note during the six months ended June 30, 1999 was 5.9% and the total interest charged by Sunbeam to Coleman was $11,489. Sunbeam also charged to Coleman a pro-rata share of amortized debt issuance costs and unused bank credit facility commitment fees totaling $319. Net amounts advanced from Sunbeam along with the related unpaid interest and other costs are reflected as debt payable to affiliate in the Company's consolidated balance sheet. Coleman is also a borrower under the Sunbeam Credit Facility for purposes of letters of credit issued for its account.

     The Sunbeam Credit Facility provides for aggregate borrowings of up to $1,700,000 pursuant to (i) a revolving credit facility in an aggregate principal amount of up to $400,000 (subject to certain reductions) maturing on March 30, 2005, of which $52,500 may only be used to complete the Coleman Merger if the Coleman Merger does not occur prior to August 31, 1999, (ii) up to $800,000 in term loans maturing on March 30, 2005, of which $35,000 may only be used to complete the Coleman Merger, and (iii) a $500,000 term loan maturing on September 30, 2006, of which $5,000 has already been repaid through June 30, 1999. At June 30, 1999, Sunbeam had $1,410,000 of outstanding debt under the Sunbeam Credit Facility and approximately $218,300 available for borrowing. As a result of Sunbeam's operating losses during 1998, among other things, Sunbeam was not in compliance with the financial covenants and other terms contained in the Sunbeam Credit Facility. In April 1999, Sunbeam and its lenders entered into an amendment to the Sunbeam Credit Facility which amended and added certain financial covenants and other terms and waived compliance with certain other financial covenants and other terms through April 10, 2000. Interest accrues at a rate selected at Sunbeam's option of: (i) LIBOR plus an interest rate margin which varies depending upon the occurrence of certain specified events or,
(ii) the base rate of the administrative agent (generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus one-half of 1%), plus an interest rate margin which varies depending upon the occurrence of certain specified events.

     Borrowings under the Sunbeam Credit Facility are secured by a pledge of the stock of Sunbeam's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of Sunbeam and its material subsidiaries, other than Coleman and its subsidiaries except as otherwise described herein. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the Sunbeam Credit Facility.

     The Sunbeam Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the Sunbeam Credit Facility, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) make capital and Year 2000 compliance expenditures, (vii) engage in mergers, acquisitions and asset sales,
(viii) engage in certain transactions with affiliates, (ix) alter its fiscal year or accounting policies, (x) enter into hedging agreements, (xi) settle certain litigation, (xii) alter its cash management system and (xiii) alter the businesses they conduct. Sunbeam is also required to comply with specified financial covenants and ratios. The Sunbeam Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees, and change of ownership and control. The Sunbeam Credit Facility, as amended, also provides it is an event default if the registration

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

4. DEBT PAYABLE TO AFFILIATE--(CONTINUED)

statement for the shares of Sunbeam common stock to be issued in the Coleman Merger is not declared effective by October 30, 1999 (effective as of October 25, 1999, the bank lenders agreed to extend this date to November 30,
1999), if Sunbeam fails to complete the Coleman Merger within 25 business days after the related registration statement is declared effective by the SEC, or if Sunbeam has to pay more than $87,500 (excluding expenses) in cash to complete the Coleman Merger (including any payments made with respect to appraisal rights). If an event of default occurs under the Sunbeam Credit Facility or Sunbeam is unable to obtain a waiver or amendment of certain financial covenants after April 10, 2000, the Company may be required to reduce, delay or cancel capital or other expenditures and/or seek loans or capital contributions from, or sell assets or capital stock to, lending institutions and/or other third parties or affiliates. The Sunbeam Credit Facility also requires Sunbeam to prepay term loans under the Sunbeam Credit Facility on each of September 30, 1999 and December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on these dates, (excluding for the September measurement date, $52,500 reserved for the Coleman Merger) exceeds $115,000 and $125,000, respectively, but Sunbeam is not required to prepay more than $69,300 in the aggregate as a result of the provision.

5. RESTRUCTURING CHARGES (DOLLARS IN MILLIONS)

     The Company reviews the adequacy of its restructuring reserves and adjusts the reserves as the various activities are completed or additional information becomes available which allows the Company to refine its estimates. During the six months ended June 30, 1999 and 1998, the Company increased its existing reserves by $0.1 million and $1.1 million respectively, as a result of these reviews. In addition, during the six months ended June 30, 1998, the Company recorded additional restructuring charges totaling $9.1 million which included,
(i) $8.1 million of severance benefits related to approximately 76 employees whose employment with the Company was terminated following the acquisition of the Company by Sunbeam, (ii) $1.1 million of severance benefits for approximately 110 employees at the Company's manufacturing facility in Cedar City, Utah which was closed during June 1998, and (iii) recognition of a net gain of $0.1 million related to the disposition of the Company's manufacturing facility in Cedar City, Utah.

     The following tables provide an analysis of the changes in the Company's restructuring reserves since December 31, 1998. For a detailed description of the Company's restructuring activities, see Note 3 to the consolidated financial statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

5. RESTRUCTURING CHARGES (DOLLARS IN MILLIONS)--(CONTINUED)

  Integration of Camping Gaz and Coleman

                                                                BALANCE AT                                  BALANCE AT
                                                                DECEMBER 31,      CASH        NON-CASH      JUNE 30,
                                                                  1998          REDUCTIONS    REDUCTIONS      1999
                                                                ------------    ----------    ----------    -----------
Charges included in cost of sales:
  Write-down of inventory....................................      $   .4          $ --          $ --         $    .4
                                                                   ------          ----          ----         -------
     Total included in cost of sales.........................          .4            --            --              .4
                                                                   ------          ----          ----         -------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in use..............         7.5            --            .9             6.6
     Other assets............................................          .2            --            --              .2
                                                                   ------          ----          ----         -------
                                                                      7.7            --            .9             6.8
                                                                   ------          ----          ----         -------
  Restructuring accruals:
     Employee severance pay and fringes......................          .1            --            --              .1
     Other exit activity costs, including sales agent
       termination costs and claims brought by terminated
       employees.............................................          .7            .3            .1              .3
                                                                   ------          ----          ----         -------
                                                                       .8            .3            .1              .4
                                                                   ------          ----          ----         -------
          Totals included in restructuring...................         8.5            .3           1.0             7.2
                                                                   ------          ----          ----         -------
Totals.......................................................      $  8.9          $ .3          $1.0         $   7.6
                                                                   ------          ----          ----         -------
                                                                   ------          ----          ----         -------

     The reserves remaining at June 30, 1999 principally relate to the write down of a vacated warehouse and an accrual for claims brought by foreign employees terminated as part of the restructuring plan. The timing of the resolution of the claims brought by foreign employees will vary depending upon local practices. The Company continues to assess the propriety of the carrying value of the related balances and make adjustments to the recorded amounts as appropriate given current facts and circumstances. The remaining reserves for inventory and other assets relate to residual activity to be completed by the end of 1999.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

5. RESTRUCTURING CHARGES (DOLLARS IN MILLIONS)--(CONTINUED)

  Exit Low-margin Product Lines

                                                                  BALANCE AT                                 BALANCE AT
                                                                  DECEMBER 31,     CHARGES      CASH         JUNE 30,
                                                                    1998          TO INCOME    REDUCTIONS      1999
                                                                  ------------    ---------    ----------    -----------
Charges included in cost of sales:
  Write-down of inventory......................................      $   .4         $  .1         $ .4          $  .1
                                                                     ------         -----         ----          -----
     Total included in cost of sales...........................          .4            .1           .4             .1
                                                                     ------         -----         ----          -----
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in use................          .1            --           --             .1
                                                                     ------         -----         ----          -----
                                                                         .1            --           --             .1
                                                                     ------         -----         ----          -----
  Restructuring accruals:
     Other exit activity costs, primarily product buyback
       costs...................................................          .6            --           .1             .5
                                                                     ------         -----         ----          -----
                                                                         .6            --           .1             .5
                                                                     ------         -----         ----          -----
          Totals included in restructuring.....................          .7            --           .1             .6
                                                                     ------         -----         ----          -----
Totals.........................................................      $  1.1         $  .1         $ .5          $  .7
                                                                     ------         -----         ----          -----
                                                                     ------         -----         ----          -----

     The remaining reserves at June 30, 1999 relate to anticipated losses on final disposal of the remaining inventory and fixed assets and the projected remaining pressure washer buyback costs. The Company estimates the remaining activity will be completed by the end of 1999.

  Close and Relocate Certain Administrative and Sales Offices

                                                                  BALANCE AT                                 BALANCE AT
                                                                  DECEMBER 31,     CHARGES      CASH         JUNE 30,
                                                                    1998          TO INCOME    REDUCTIONS      1999
                                                                  ------------    ---------    ----------    -----------
Restructuring accruals:
  Employee severance pay and fringes...........................      $  3.4          $.1          $ .4         $   3.1
                                                                     ------          ---          ----         -------
Totals.........................................................      $  3.4          $.1          $ .4         $   3.1
                                                                     ------          ---          ----         -------
                                                                     ------          ---          ----         -------

     The unpaid severance costs at June 30, 1999 are expected to be paid by December 31, 2000.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

5. RESTRUCTURING CHARGES (DOLLARS IN MILLIONS)--(CONTINUED)

  Close Facilities

                                                                BALANCE AT                                  BALANCE AT
                                                                DECEMBER 31,     (CREDITS)     CASH         JUNE 30,
                                                                  1998          TO INCOME     REDUCTIONS      1999
                                                                ------------    ----------    ----------    -----------
Charges included in restructuring:
  Write-downs:
     Fixed assets held for disposal, not in use..............      $   .2          $ --          $ --         $    .2
                                                                   ------          ----          ----         -------
                                                                       .2            --            --              .2
                                                                   ------          ----          ----         -------
  Restructuring accruals:
     Employee severance pay and fringes......................         1.3           (.1)           .5              .7
     Other exit activity costs, primarily lease termination
       costs.................................................          .6            --            .3              .3
                                                                   ------          ----          ----         -------
                                                                      1.9           (.1)           .8             1.0
                                                                   ------          ----          ----         -------
          Totals included in restructuring...................         2.1           (.1)           .8             1.2
                                                                   ------          ----          ----         -------
Totals.......................................................      $  2.1          $(.1)         $ .8         $   1.2
                                                                   ------          ----          ----         -------
                                                                   ------          ----          ----         -------

     During the six months ended June 30, 1999, of those employees expected to be terminated, 4 employees left the Company and 14 employees remain to be terminated. Remaining termination costs are expected to be paid by December 31, 2000 in accordance with the long-term severance arrangements. The fixed assets held for disposal at June 30, 1999, will be disposed of during 1999. The remaining reserve balance for other exit activity costs at June 30, 1999, principally relates to leases with fixed terms running through 2001.

  Employee Termination and Severance

                                                                             BALANCE AT                    BALANCE AT
                                                                             DECEMBER 31,      CASH        JUNE 30,
                                                                               1998          REDUCTIONS      1999
                                                                             ------------    ----------    -----------
Charges included in restructuring:
  Restructuring accruals:
     Employee severance pay and fringes...................................      $  3.4         $  2.0        $   1.4
                                                                                ------         ------        -------
Totals....................................................................      $  3.4         $  2.0        $   1.4
                                                                                ------         ------        -------
                                                                                ------         ------        -------

     During the six months ended June 30, 1999, of those employees expected to be terminated, 3 employees left the Company and 5 employees remain to be terminated. The 5 remaining employees are expected to be terminated during 1999. Remaining termination costs are expected to be paid by December 31, 2000, and no additional charges are anticipated in future periods.

6. OTHER CHARGES

     During the first six months of 1998, the Company recorded other charges totaling $13,357 ($12,931 in the first quarter of 1998 and $426 in the second quarter of 1998) which consisted of (i) $7,242 of costs associated with the acquisition of the Company by Sunbeam including advisory fees, (ii) $3,890 of charges associated with abandoning a company-wide enterprise resource computer software system, and (iii) $2,225 of costs associated with terminating a licensing services agreement with an affiliate of Coleman (Parent) Holdings, Inc., the then indirect parent company of Coleman Worldwide. These costs were recorded in selling, general and administrative expenses.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

7. COMPREHENSIVE INCOME

     The components of the Company's comprehensive income are as follows:

                                                                       THREE MONTHS                           SIX MONTHS
                                                                      ENDED JUNE 30,                        ENDED JUNE 30,
                                                            ----------------------------------    ----------------------------------
                                                                1999               1998               1999               1998
                                                            ---------------    ---------------    ---------------    ---------------
Net earnings (loss)......................................      $  33,195          $ (11,209)         $  39,936          $ (13,855)
Foreign currency translation adjustment, net of tax......         (2,338)            (1,385)           (14,487)            (3,803)
Minimum pension liability adjustment, net of tax.........             --               (169)                --               (337)
                                                               ---------          ---------          ---------          ---------
Comprehensive income (loss)..............................      $  30,857          $ (12,763)         $  25,449          $ (17,995)
                                                               ---------          ---------          ---------          ---------
                                                               ---------          ---------          ---------          ---------

8. BASIC AND DILUTED EARNINGS PER COMMON SHARE

     Basic earnings per share is computed using the weighted average number of shares of outstanding common stock. Diluted earnings per share for the three month and six month periods ended June 30, 1999 are based only on the weighted average number of common shares outstanding during the three month and six month periods ended June 30, 1999 because there were no dilutive common share equivalents. Stock options to purchase 923,670 shares of common stock were outstanding at June 30, 1999 but were not included in the computation of common share equivalents because the option exercise price was greater than the average market price of Coleman's common stock during each of the respective periods. The number of shares used in the calculation of diluted earnings per share for the three month and six month periods ended June 30, 1998 includes 136,030 and 384,801 of common share equivalents, respectively, to recognize the effect of dilutive stock options.

9. RELATED PARTY TRANSACTIONS

     During 1999, the Company provided certain management services to Sunbeam and its affiliates and also received certain management services from Sunbeam and its affiliates. These services included, among other things, (i) executive, general administrative, legal and financial services, (ii) factory management and inventory control services, and (iii) sales and marketing services. For the three month and six month periods ended June 30, 1999, the cost of the services provided by the Company and charged to Sunbeam and its affiliates in the amounts of $65 and $118, respectively, have been reflected as a reduction in selling, general and administration ("SG&A") expenses and the $2,805 and $5,241, respectively, of charges to Coleman for services received by Coleman or its subsidiaries from Sunbeam and its affiliates has been included in SG&A expenses. The cost of the services is assessed based on actual usage or allocations of actual costs based on relative usage of related services or time of specified personnel.

10. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133". The provisions of SFAS No. 133 will now be effective for the Company's fiscal year beginning January 1, 2001. Earlier application of the provisions of SFAS
No. 133 is encouraged; however, the Company has not determined if it will apply the provisions of SFAS No. 133 prior to January 1, 2001, nor has the

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

10. RECENTLY ISSUED ACCOUNTING STANDARDS--(CONTINUED)

Company estimated the impact of applying the provisions of SFAS No. 133 on the Company's statement of financial position or on the statement of operations.

11. SEGMENT INFORMATION

     For detailed information regarding the Company's reportable segments, see
Note 19 to the consolidated financial statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

  Information About Segment Revenues, Profits And Assets

                                           OUTDOOR                                                  ALL
                                          RECREATION    POWERMATE    EASTPAK     INTERNATIONAL     OTHER      TOTAL
                                          ----------    ---------    --------    -------------    -------    --------
Three Months Ended June 30, 1999:
  Revenues from external customers.....    $162,402     $ 73,476     $ 15,802      $ 146,803      $ 2,442    $400,925
  Intersegment revenues................      17,828        8,300       12,654             --           --      38,782
  Segment profit.......................      34,600       14,109           66         15,416          200      64,391
Three Months Ended June 30, 1998:
  Revenues from external customers.....     131,073       45,898       22,908        115,323       11,205     326,407
  Intersegment revenues................      31,866        1,270        9,184             32           --      42,352
  Segment profit.......................      11,712        2,777        1,990         13,684        1,597      31,760
Six Months Ended June 30, 1999:
  Revenues from external customers.....     257,548      137,994       18,885        263,300        3,888     681,615
  Intersegment revenues................      42,610       13,964       23,691             62           --      80,327
  Segment profit (loss)................      42,833       23,433       (3,029)        24,733       (1,405)     86,565
Six Months Ended June 30, 1998:
  Revenues from external customers.....     206,135       97,052       26,365        205,610       35,744     570,906
  Intersegment revenues................      52,501        1,565       19,184            112           --      73,362
  Segment profit (loss)................      13,675        6,046       (1,320)        20,178        3,827      42,406
Segment Assets:
  June 30, 1999........................     254,989      138,610      106,240        398,305        4,238     902,392
  June 30, 1998........................     268,059      132,367      118,465        361,276       18,179     898,346

  Reconciliation of Selected Segment Information to the Company's Consolidated Totals

                                                                     THREE MONTHS                           SIX MONTHS
                                                                    ENDED JUNE 30,                        ENDED JUNE 30,
                                                          ----------------------------------    ----------------------------------
                                                              1999               1998               1999               1998
                                                          ---------------    ---------------    ---------------    ---------------
Revenues:
  Total revenues for reportable segments...............      $ 437,265          $ 357,554          $ 758,054          $ 608,524
  Other revenues.......................................          2,442             11,205              3,888             35,744
  Elimination of intersegment revenues.................        (38,782)           (42,352)           (80,327)           (73,362)
                                                             ---------          ---------          ---------          ---------
  Total consolidated revenues..........................      $ 400,925          $ 326,407          $ 681,615          $ 570,906
                                                             ---------          ---------          ---------          ---------
                                                             ---------          ---------          ---------          ---------

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

11. SEGMENT INFORMATION--(CONTINUED)

                                                                     THREE MONTHS                           SIX MONTHS
                                                                    ENDED JUNE 30,                        ENDED JUNE 30,
                                                          ----------------------------------    ----------------------------------
                                                              1999               1998               1999               1998
Profit or Loss:                                           ---------------    ---------------    ---------------    ---------------
  Total segment profit.................................      $  64,391          $  31,760          $  86,565          $  42,406
  Unallocated items:
     Corporate expenses................................      $  (2,019)         $  (2,145)         $  (3,234)         $ (18,209)
     Corporate restructuring charges...................             --             (2,925)                --             (3,640)
     Interest expense, net.............................         (4,870)            (8,879)           (12,445)           (17,923)
     Amortization of goodwill and deferred charges.....         (2,375)            (2,733)            (4,939)            (5,667)
     (Loss) gain on sale of business...................             --             (1,447)                --             24,690
     Other (expense) income, net.......................           (603)               317                (72)            (1,544)
                                                             ---------          ---------          ---------          ---------
          Earnings before income taxes, minority
            interest and extraordinary item............      $  54,524          $  13,948          $  65,875          $  20,113
                                                             ---------          ---------          ---------          ---------
                                                             ---------          ---------          ---------          ---------

12. SUBSEQUENT EVENT

     On July 12, 1999, Coleman Worldwide acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31,061. These shares, together with the shares of Coleman common stock owned by Coleman Worldwide, enable Coleman Worldwide to exercise 80.01% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. Coleman created these shares of preferred stock and Coleman Worldwide acquired them in order to enable Coleman and Sunbeam to file consolidated federal income tax returns and, in certain jurisdictions, consolidated state income tax returns prior to the consummation of the Coleman Merger. The issue price per share of the voting preferred stock was equal to 110% of the average closing price per share of common stock of Coleman over the five trading days prior to the date of issuance of the voting preferred stock. Except for as required by law, the holders of the voting preferred stock vote as a single class with the holders of the Coleman common stock on all matters submitted to a vote of the holders of Coleman common stock, with each share of voting preferred stock and each share of Coleman common stock having one vote. The voting preferred stock has an annual dividend equal to 7% of $10.35, the issue price of the voting preferred stock, which accrues but will not be paid in cash unless a liquidation occurs or certain transactions are consummated as described below. In addition, the voting preferred stock will participate ratably with the Coleman common stock in all other dividends and distributions (other than liquidating distributions) made by Coleman to the holders of its common stock. The voting preferred stock will participate with the Coleman common stock in any merger, consolidation, or any other transaction (other than a merger of a wholly owned subsidiary of Sunbeam with Coleman, including the Coleman Merger) and will receive on a per share basis the same type and amount of consideration as the Coleman common stock. On liquidations: (1) the holders of the voting preferred stock would receive a preferential distribution equal to $10.35, plus accrued and unpaid dividends, (2) next, the holders of the Coleman common stock would receive an amount equal to $10.35 per share of common stock and (3) any assets remaining after such distributions would be shared by the holders of the voting preferred stock and the Coleman common stock on a share for share basis. In connection with the issuance of the shares of preferred stock, Coleman entered into a tax sharing agreement with Sunbeam pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of Sunbeam. The terms of the voting preferred stock, their issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's sole independent director. The net proceeds from the issuance of the shares by Coleman of its voting preferred stock to Coleman Worldwide were used by Coleman to make a partial repayment of loans outstanding from Sunbeam under the Intercompany Note.